This filing is made pursuant to rule 424(b)(3) under the Securities Act of 1933, as amended, in connection with Registration No. 333-112851

California Amplifier, Inc. 1401 North Rice Avenue Oxnard, California 93030	Vytek Corporation 12670 High Bluff Drive San Diego, California 92130

March 11, 2004

Dear Stockholders of California Amplifier and Vytek Corporation:

      After careful consideration, the board of directors of each of California Amplifier and Vytek have unanimously approved a merger between California Amplifier and Vytek. Pursuant to the terms of a merger agreement, a wholly-owned subsidiary of California Amplifier will merge with and into Vytek, and Vytek will become a wholly-owned subsidiary of California Amplifier.

      As a result of the merger, California Amplifier will issue, or be required to issue in the future, up to approximately 8,317,579 shares of California Amplifier common stock in the aggregate to the holders of Vytek common stock, preferred stock, warrants and options, which includes 8,200,000 shares of California Amplifier common stock in the aggregate to be issued under the merger agreement to holders of Vytek capital stock and in-the-money options and warrants and 117,579 shares of California Amplifier common stock reserved for issuance to holders of out-of-the-money options and warrants that will be assumed by California Amplifier in connection with the merger.

      Assuming that the number of outstanding shares of each class and series of Vytek capital stock is the same at the effective time of the merger as it was on the date hereof, Vytek stockholders will be entitled to receive the following consideration pursuant to the merger, subject to certain possible working capital and indemnification adjustments: (i) each holder of Vytek common stock will be entitled to receive 0.083416 shares of California Amplifier common stock in exchange for each share of Vytek common stock held by such holder immediately prior to the merger; (ii) each holder of Vytek Series B Convertible Participating Preferred Stock, or Series B Preferred, will be entitled to receive 0.266372 shares of California Amplifier common stock in exchange for each share of Vytek Series B Preferred held by such holder immediately prior to the merger; (iii) each holder of Vytek Series A Convertible Participating Preferred Stock, or Series A Preferred, will be entitled to receive 0.252732 shares of California Amplifier common stock in exchange for each share of Series A Preferred held by such holder immediately prior to the merger; and (iv) each holder of Vytek Series Junior Preferred Stock, or Series Junior Preferred, would receive 0.208161 shares of California Amplifier common stock in exchange for each share of Vytek Series Junior Preferred held by such holder immediately prior to the merger. In addition, pursuant to the merger, all of the options and warrants to purchase shares of Vytek common stock and warrants to purchase shares of Series A Preferred that are not exercised prior to the merger will be assumed by California Amplifier and will be converted into the right to receive, as applicable: (i) 0.083416 shares of California Amplifier common stock for each share of Vytek common stock subject to an outstanding option or warrant or (ii) 0.252732 shares of California Amplifier common stock for each share of Series A Preferred subject to an outstanding warrant. To the extent that in-the-money options and warrants are not exercised prior to the merger and are instead assumed by California Amplifier, the aggregate number of California Amplifier shares into which such in-the-money options and warrants are exercisable, will be reserved for future issuance upon the exercise of such options and warrants. The aggregate number of shares to be issued at the effective time of the merger will be equal to 8,200,000 minus the total shares so reserved. At the closing of the merger, 854,700 shares of the California Amplifier common stock to be issued to Vytek stockholders at the closing of the merger will be placed in an escrow account for up to two years after the closing to indemnify California Amplifier for certain working capital adjustments and certain breaches of Vytek’s representations and warranties contained in the merger agreement.

      The merger cannot be completed unless the California Amplifier stockholders approve the issuance of shares of California Amplifier common stock pursuant to the merger, and unless the Vytek stockholders adopt the merger agreement and approve a proposal to amend Vytek’s certificate of incorporation. The attached joint proxy statement/prospectus provides detailed information concerning California Amplifier, Vytek, the merger and the proposals relating to the merger. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 18 of the joint proxy statement/prospectus.

      The board of directors of each of California Amplifier and Vytek has unanimously approved this transaction and concluded that it is advisable and fair to, and is in the best interests of, California Amplifier and its stockholders, and Vytek and its stockholders, respectively.

      The board of directors of California Amplifier unanimously recommends that you vote FOR the issuance of shares of California Amplifier common stock pursuant to the merger agreement. The board of directors of Vytek unanimously recommends that you vote FOR the proposal to adopt the merger agreement and FOR the approval of a proposal to amend Vytek’s certificate of incorporation.

      Stockholders of California Amplifier and Vytek are cordially invited to attend their respective stockholder meetings to vote on the merger-related issues at the following dates, times and places:

For California Amplifier stockholders: Thursday, April 8, 2004 at 10:00 a.m., P.T. Radisson/Marriott Hotel 600 East Esplanade Drive Oxnard, California 93030	For Vytek stockholders: Thursday, April 8, 2004 at 10:00 a.m., P.T. Vytek Headquarters 12670 High Bluff Drive San Diego, California 92130

      Whether or not you plan to attend your respective stockholder meeting, please complete, sign and date the enclosed proxy and return it to your company in the enclosed envelope. We encourage you to attend your respective stockholder meeting. Your vote is very important regardless of the number of shares you own.

Sincerely,

Fred Sturm	James E. Ousley
President, Chief Executive Officer and Director California Amplifier, Inc.	President, Chief Executive Officer and Director Vytek Corporation

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the California Amplifier common stock to be issued pursuant to the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This joint proxy statement/prospectus is dated March 11, 2004 and is first being mailed to California Amplifier stockholders on or about March 11, 2004.

VYTEK CORPORATION

12670 High Bluff Drive
San Diego, California 92130

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 8, 2004

To Our Stockholders:

      Notice is hereby given that a special meeting of stockholders of Vytek Corporation, a Delaware corporation, will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at Vytek’s headquarters located at 12670 High Bluff Drive, San Diego, California 92130 for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among California Amplifier, Inc., a Delaware corporation, Mobile Acquisition Sub, Inc., or Acquisition Sub, a Delaware corporation and wholly-owned subsidiary of California Amplifier, James E. Ousley, as the representative of the stockholders of Vytek and Vytek, and approve the merger of Vytek with Acquisition Sub pursuant to which, among other things, Vytek will become a wholly-owned subsidiary of California Amplifier;

2. To consider and vote upon a proposal to amend, solely in connection with the merger, Vytek’s Amended and Restated Certificate of Incorporation, in order to exempt the merger and related transactions from triggering the liquidation preferences in the Amended and Restated Certificate of Incorporation and to clarify that the merger agreement will govern the distribution of consideration to Vytek stockholders in connection with the merger; and

3. To consider and vote upon such other matters which may properly come before the special meeting or any adjournments or postponements thereof, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      Effective March 3, 2004, Jason A. Mendelson replaced James E. Ousley as the representative of the stockholders of Vytek. The proposal to adopt the merger agreement is referred to as the “merger proposal,” and the proposal to amend Vytek’s Amended and Restated Certificate of Incorporation is referred to as the “certificate amendment.” Each of these proposals is more fully described in the joint proxy statement/prospectus that accompanies this notice. We encourage you to read the joint proxy statement/ prospectus carefully. Approval of the merger proposal is contingent upon stockholder approval of the certificate amendment.

      Only holders of record of Vytek capital stock on February 27, 2004 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.

      Your vote is important. The affirmative vote of (i) the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis, and (ii) the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, is required to approve the merger proposal. The affirmative vote of (i) the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis, and (ii) the holders of a majority of the outstanding shares of the Series A Preferred, the Series B Preferred, the Series Junior Preferred, and the Vytek common stock, each voting separately as a single class, is required to approve the certificate amendment.

      Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval of the merger proposal and approval of the certificate amendment. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting but will effectively be counted as a vote against approval of the merger proposal and approval of the certificate amendment. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

James E. Ousley
President, Chief Executive Officer and Director
Vytek Corporation

      Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

CALIFORNIA AMPLIFIER, INC.

1401 North Rice Avenue
Oxnard, California 93030

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 8, 2004

To Our Stockholders:

      You are cordially invited to attend the special meeting of stockholders of California Amplifier, Inc. which will be held at 10:00 a.m., Pacific Time, on Thursday, April 8, 2004 at the Radisson/Marriott Hotel, 600 East Esplanade Drive, Oxnard, California 93030. At this special meeting, you will be asked to consider and vote on the following proposals:

1. To approve the issuance of up to 8,317,579 shares of California Amplifier common stock to the preferred and common stockholders of Vytek Corporation and the holders of all of the outstanding options and warrants to purchase shares of Vytek common and preferred stock, which will be assumed by California Amplifier in connection with the merger of a wholly-owned subsidiary of California Amplifier with and into Vytek pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among California Amplifier, Inc., Mobile Acquisition Sub, Inc., James E. Ousley, as the representative of the stockholders of Vytek and Vytek; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      Effective March 3, 2004, Jason A. Mendelson replaced James E. Ousley as the representative of the stockholders of Vytek. These proposals are more fully described in the joint proxy statement/ prospectus that accompanies this notice. We encourage you to read the joint proxy statement/ prospectus carefully.

      Only California Amplifier stockholders of record at the close of business on March 8, 2004 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

      Your vote is important. The affirmative vote of the holders of a majority of the shares of California Amplifier common stock voted at the special meeting is required to approve the share issuance.

      To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided. We encourage you to do this whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the special meeting. It may be possible for you to vote in person at the special meeting even if you have returned a proxy. Please review the joint proxy statement/prospectus for more information.

By Order of the Board of Directors,

Fred Sturm
President, Chief Executive Officer and Director
California Amplifier, Inc.

      The information in this joint proxy statement/ prospectus is not complete and may be changed. We may not distribute California Amplifier common stock to Vytek stockholders pursuant to the merger agreement until this registration statement on Form S-4 filed with the Securities and Exchange Commission containing the joint proxy statement/ prospectus is effective.

REFERENCE TO ADDITIONAL INFORMATION

      As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this joint proxy statement/ prospectus incorporates important business and financial information about California Amplifier that is contained in documents filed with the SEC, but that is not included in or delivered with this joint proxy statement/ prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More California Amplifier Information” on page 158. You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, Georgeson Shareholder Communications Inc., at (800) 214-4817. You can also obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from California Amplifier at the following address and telephone number:

California Amplifier, Inc.

1401 North Rice Avenue
Oxnard, California 93030
(805) 987-9000

      If you would like to request documents, please do so by March 29, 2004 in order to receive them before the special meeting.

      Except as otherwise specifically noted, “we,” “our,” “us” and similar words in this joint proxy statement/prospectus refer to California Amplifier. “Acquisition Sub” refers to Mobile Acquisition Sub, Inc., a wholly-owned subsidiary of California Amplifier. We refer to Vytek Corporation as “Vytek.” All references to shares of our common stock include any associated preferred stock purchase rights.

      In “Questions and Answers About the Merger” below and in the “Summary” beginning on page 1, we highlight selected information from this joint proxy statement/ prospectus, but we have not included all of the information that may be important to you. To better understand the merger, and for a more complete description of its legal terms, you should carefully read this entire prospectus, including the section entitled “Risk Factors” on page 18 and the annexes hereto, as well as the documents we have incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More California Amplifier Information” on page 158.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this joint proxy statement/ prospectus. The information contained in this joint proxy statement/ prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this joint proxy statement/ prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Page

ANNEX A	Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among California Amplifier, Mobile Acquisition Sub, Inc. and Vytek Corporation	A-1
ANNEX B	Opinion of Ferris, Baker Watts, Incorporated	B-1
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     How is the transaction structured?

A:	California Amplifier has formed a wholly-owned subsidiary that will be merged with and into Vytek. If the merger is completed, Vytek will become a wholly-owned subsidiary of California Amplifier and its assets and liabilities will remain intact.

Q:     What will Vytek stockholders receive pursuant to the merger?

A:	Following the merger, holders of Vytek’s common stock, preferred stock and in-the-money options and warrants will have the right to receive a total of 8,200,000 shares of California Amplifier’s common stock. When we refer to an in-the-money option or warrant, we mean: (1) in the case of options, an option to purchase shares of Vytek common stock at an exercise price of less than $1.00 per share and (2) in the case of warrants, a warrant issued to Carr America Realty Corporation to acquire 10,210 shares of Vytek common stock and a warrant issued to Carr America Realty Corporation to acquire 122,949 shares of Series A Preferred.

Assuming that the number of each class and series of outstanding shares of Vytek capital stock is the same as it was on the date hereof, Vytek stockholders will be entitled to receive the following consideration pursuant to the merger, subject to certain possible working capital and indemnification adjustments: (i) each holder of Vytek common stock will be entitled to receive 0.083416 shares of California Amplifier common stock in exchange for each share of Vytek common stock held by such holder immediately prior to the merger; (ii) each holder of Series B Preferred will be entitled to receive 0.266372 shares of California Amplifier common stock in exchange for each share of Series B Preferred held by such holder immediately prior to the merger; (iii) each holder of Series A Preferred will be entitled to receive 0.252732 shares of California Amplifier common stock in exchange for each share of Series A Preferred held by such holder immediately prior to the merger; and (iv) each holder of Series Junior Preferred will be entitled to receive 0.208161 shares of California Amplifier common stock in exchange for each share of Series Junior Preferred held by such holder immediately prior to the merger. In addition, in the merger, the options and warrants to purchase Vytek common stock and warrants to purchase Series A Preferred that are not exercised prior to the merger will be assumed by California Amplifier and converted into the right to receive, as applicable: (i) 0.083416 shares of California Amplifier common stock for each share of Vytek common stock subject to an outstanding option or warrant or (ii) 0.252732 shares of California Amplifier common stock for each share of Series A Preferred subject to an outstanding warrant.

The exact exchange ratios at which Vytek capital stock will be converted into the right to receive California Amplifier common stock will depend on the precise capital structure of Vytek immediately prior to the effective time of the merger. For a detailed description of the applicable exchange ratios and the underlying material assumptions, please see the section entitled “The Merger Agreement — Merger Consideration; Determination of the Exchange Ratio” beginning on page 54.

Upon the closing of the merger, each Vytek stockholder will be entitled to receive approximately 89.6% of the merger consideration otherwise due to it pursuant to the merger. Exactly 854,700 shares of California Amplifier common stock, or approximately 10.4% of the shares to be issued at the effective time of the merger, will be placed in escrow, pursuant to the escrow agreement that can be found at Exhibit E to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A, and is described under “Other Agreements — Escrow Agreement” below, to cover potential indemnity claims under the merger agreement. Additionally, if the final working capital of Vytek (as defined in the merger agreement) is less than $4,000,000, California Amplifier may instruct the escrow agent to return that number of shares of California Amplifier common stock equal in value to the dollar amount of such deficiency (calculated in the manner described in the merger agreement).

v

Q:	Will the number of shares of California Amplifier common stock issuable to Vytek stockholders pursuant to the merger vary as the stock price of California Amplifier fluctuates?

A:	No. The number of shares of California Amplifier common stock to be issued, or reserved for issuance, pursuant to the merger to holders of Vytek capital stock and in-the-money options and warrants is fixed at 8,200,000. The value of the shares of California Amplifier common stock you receive at the closing could vary materially from the value of those shares on the date of this joint proxy statement/ prospectus or the date of the Vytek special meeting.

Q:	What happens to Vytek out-of-the-money options and warrants?

A:	California Amplifier will assume all Vytek out-of-the-money options and warrants and will reserve for issuance an additional 117,579 shares of California Amplifier common stock.

Q:	Will Vytek stockholders be able to trade California Amplifier common stock that they receive pursuant to the merger?

A:	Yes. The California Amplifier common stock issued pursuant to the merger will be registered under the Securities Act and will be listed on The Nasdaq National Market under the symbol “CAMP.” All shares of California Amplifier common stock that you receive pursuant to the merger or upon exercise of Vytek options or warrants assumed by California Amplifier in the merger will be freely transferable unless you are deemed to be an affiliate of Vytek at the time of the Vytek special meeting or your shares are subject to contractual transfer restrictions. Affiliates of Vytek may, however, be able to freely sell the shares they receive pursuant to the merger, subject to the terms of lock-up agreements with California Amplifier and the existence of an effective registration statement. For more information see “Other Agreements — Lock-Up Agreements” on page 70 and “Selling Stockholders” on page 142.

Q:	Will there be any change to the existing shares of California Amplifier common stock?

A:	No. The merger does not result in any changes to the existing shares of California Amplifier common stock. The current stockholders of California Amplifier will continue to be stockholders of California Amplifier after the merger.

Q:	Are there risks I should consider in deciding whether to vote for the merger proposal or in favor of the issuance of shares of California Amplifier common stock?

A:	Yes. The merger involves a variety of significant risks. You should carefully consider the factors discussed in the section entitled “Risk Factors” on page 18.

Q:	What do Vytek stockholders need to do now?

A:	Vytek is asking its stockholders to approve the merger proposal and approve the certificate amendment. After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented and voted at the Vytek special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, Vytek will count your proxy card as a vote FOR the merger proposal and the certificate amendment.

Q:	What do California Amplifier stockholders need to do now?

A:	California Amplifier is asking its stockholders to approve the issuance of up to approximately 8,317,579 shares of California Amplifier common stock to holders of Vytek’s common and preferred stock and options and warrants to acquire Vytek’s common and preferred stock in connection with the merger. After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented and voted at the California Amplifier special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, California Amplifier will count your proxy card as a vote FOR the proposal to approve the issuance of shares of California Amplifier common stock in connection with the merger.

Q:	Do Vytek stockholders have appraisal rights in the merger?

A:	Yes. You may seek appraisal of the fair value of your shares of Vytek capital stock by complying with all of the Delaware law procedures explained in the section entitled “The Merger Agreement — Appraisal Rights” on page 58 and in Annex C. Generally, in order to exercise appraisal rights, each holder of Vytek capital stock seeking to exercise such holder’s appraisal rights must ‘perfect’ the holder’s appraisal rights by:

•	sending a written demand to Vytek for appraisal in compliance with Delaware law before the vote on the merger;

•	not voting in favor of the merger proposal; and

•	continuously holding the Vytek capital stock from the date of the holder’s written demand for appraisal through the closing of the merger.

Merely voting against the merger will not perfect the appraisal rights of Vytek stockholders. Since the procedures for perfecting appraisal rights are complicated, you are urged to read Annex C in its entirety.

Q:	Do California Amplifier stockholders have appraisal rights in the merger?

A:	No. California Amplifier stockholders do not have appraisal rights in connection with the share issuance or the merger.

Q:	What if the merger is not completed?

A:	It is possible that the merger will not be completed. This might happen if, for example, Vytek’s stockholders do not approve the merger proposal or the certificate amendment, or if California Amplifier’s stockholders do not approve the issuance of shares of California Amplifier common stock in connection with the merger. Should that occur, neither California Amplifier nor Vytek is under any obligation to make or consider any alternative proposal regarding the combination of Vytek and California Amplifier. In certain circumstances, however, either California Amplifier or Vytek may be obligated to pay the other party a termination fee and reimburse the other party for certain expenses, as further described in the section entitled “The Merger Agreement — Termination Liquidated Damages and Expenses” on page 67.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting of California Amplifier or Vytek, as applicable. You can do this in one of three ways:

•	first, you can send a written notice to the appropriate address below stating that you would like to revoke your proxy;

•	second, you can complete and submit a later-dated proxy card to the appropriate address below; or

•	third, you can attend the special meeting of California Amplifier or Vytek, as applicable, and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

Q:	If my shares are held in ‘street name’ by my broker, will my broker vote my shares for me?

A:	Shares held in ‘street name’ are shares held in brokerage accounts or held by other nominees on a stockholder’s behalf. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares. If you do not instruct your broker or nominee, your shares will not be voted.

Q:	When and where will the special meetings of California Amplifier and Vytek be held?

A:	The California Amplifier special meeting will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at:

Radisson/Marriott Hotel

600 East Esplanade Drive
Oxnard, CA 93030

                 The Vytek special meeting will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at:

Vytek Corporation

12670 High Bluff Drive
San Diego, CA 92130

Q:	When do you expect the merger to be completed?

A:	The transaction is anticipated to close in the second calendar quarter of 2004, and no integration can begin until after the closing.

Q:	Should Vytek stockholders send in their stock certificates now?

A:	No. After the merger is completed, Vytek stockholders will receive written instructions for exchanging Vytek stock certificates. Please do not send in your stock certificates with your signed proxy card for the special meeting.

Q:	What do I do if I have questions?

A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/ prospectus and you are a California Amplifier stockholder, you should contact:

Georgeson Shareholder Communications Inc.

(800) 214-4817

                 If you have any questions about the merger or if you need additional copies of this joint proxy statement/ prospectus and you are a Vytek stockholder, you should contact:

Vytek Corporation

12670 High Bluff Drive
San Diego, California 92130
Attention: Alexia Brown, Esq.
Telephone: (858) 554-1400
Fax: (858) 554-1404

SUMMARY

      This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that is important to Vytek or California Amplifier stockholders. Stockholders are urged to read carefully the entire document and the other documents referred to and incorporated by reference in this document to fully understand the merger. In particular, stockholders of Vytek should read the documents attached to this joint proxy statement/prospectus, including the Merger Agreement, which is attached as Annex A, as it is the legal document that governs the merger. For a guide as to where you can obtain more information on California Amplifier, see “Where You Can Find More California Amplifier Information” on page 158.

      California Amplifier provided the information in this joint proxy statement/prospectus about California Amplifier and Vytek provided the information in this joint proxy statement/prospectus about Vytek.

The Companies (pages 73 and 123)

CALIFORNIA AMPLIFIER, INC.

1401 North Rice Avenue
Oxnard, California 93030
(805) 987-9000

      California Amplifier, Inc. designs, manufactures and markets microwave equipment used in the reception of television programming transmitted from satellites and wireless terrestrial transmission sites, and two-way transceivers used for wireless high-speed Internet (broadband) service. California Amplifier’s Satellite business unit designs and markets reception products principally for the Direct Broadcast Satellite, or DBS, subscription television market in the United States, as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission equipment for broadband data and video applications. California Amplifier is an ISO 9001 certified company.

VYTEK CORPORATION

12670 High Bluff Drive
San Diego, California 92130
(858) 554-1400

      Vytek is a provider of technology integration solutions, catering to the needs of enterprises and original equipment manufacturers, or OEMs, in the emerging wireless and mobile computing sector. The company provides integrated solutions leveraging a mix of professional services and proprietary software and hardware platforms. Vytek has a broad array of expertise in wireless technologies, ranging from emerging standards in WiFi (802.11 a/b/g), Bluetooth, Zigbee/802.15.4, and GPRS to specialized technologies such as Project 25/ Land Mobile Radio, Radio Frequency Identification, or RFID, and Paging (Flex/ ReFlex) for next generation devices and products. In addition to its specialty in emerging wireless technologies, Vytek is one of the leading firms in delivering both the embedded computing platform and the complex software (content delivery) systems essential to powering mobile computing.

MOBILE ACQUISITION SUB, INC.

1401 North Rice Avenue
Oxnard, California 93030
(805) 987-9000

      Incorporated in Delaware on December 18, 2003, Mobile Acquisition Sub, Inc. is a wholly-owned subsidiary of California Amplifier organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

The Reasons for the Merger (pages 39, 40 and 45)

      The merger will advance the mutual strategic objectives of the two companies of enhancing their respective leadership positions in the marketplace and strengthen the outlook for both companies. California Amplifier and Vytek share a common vision in the creation of a large scale, industry leading wireless access and mobile solutions provider. California Amplifier’s and Vytek’s reasons for the merger also include, among other reasons, the following:

•	The merger would combine two companies with complementary strengths – California Amplifier’s radio frequency engineering expertise, high volume manufacturing capability, leadership position as a supplier of microwave reception and transmission equipment and strong balance sheet, with Vytek’s hardware and software design expertise for wireless access and mobile solutions, diversified customer base arrayed across a number of vertical markets, and a larger, more geographically dispersed sales and marketing force;

•	the merger may enhance the potential of the combined company to expand its market share and increase the combined company’s ability to compete effectively in the wireless access products and mobile solutions market;

•	the merger may provide the combined company with the opportunity to expand its product offerings, which could expand its customer base to obtain advantages and efficiencies in the marketing, selling and pricing of its products;

•	the merger may accelerate California Amplifier’s and Vytek’s expansion into product markets that are anticipated to have higher growth opportunities;

•	the merger may provide the opportunity for certain operational cost efficiencies for the combined company;

•	the merger may broaden and expand the support that the combined company may offer to its existing clients;

•	the merger may increase the efficiency of the sales team of the combined company and allow for stronger relations with the combined company’s alliance partners;

•	the combined company will have an enhanced management team that has the breadth and depth to effectively lead and manage the combined company’s growth; and

•	the combined company’s larger business and stockholder base may allow the combined company to attract greater attention in the investment community than either of California Amplifier or Vytek operating alone.

      Overall, both California Amplifier and Vytek believe that the merger will provide added value to their respective stockholders. Achieving these anticipated benefits, however, is subject to risk and uncertainty, including the risks discussed in “Risk Factors” beginning on page 18.

The Merger and the Merger Agreement (pages 36 and 54)

      California Amplifier and Vytek have entered into a merger agreement that provides for the merger of Vytek and Acquisition Sub, a wholly-owned subsidiary of California Amplifier. As a result of the merger, Vytek will become a wholly-owned subsidiary of California Amplifier. Holders of Vytek’s capital stock will be entitled to receive California Amplifier common stock in exchange for their capital stock in Vytek.

California Amplifier Share Issuance Vote Required (page 30)

      The merger agreement and the merger need not be approved by the stockholders of California Amplifier. However, due to the number of shares of California Amplifier common stock to be issued pursuant to the merger, the rules of The Nasdaq National Market require that the issuance of shares of common stock by California Amplifier in connection with the merger be approved by the stockholders of California Amplifier holding a majority of the shares of California Amplifier common stock voted at the California Amplifier special meeting.

Share Ownership of California Amplifier Directors and Officers

      As of the close of business on the record date for the special meeting of California Amplifier stockholders, directors and officers of California Amplifier (and their respective affiliates) collectively owned approximately 7.8% of the outstanding shares of California Amplifier entitled to vote at the California Amplifier special meeting.

Recommendation to California Amplifier Stockholders (page 30)

      The board of directors of California Amplifier believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, California Amplifier and its stockholders and unanimously recommends that you vote FOR the issuance of shares of California Amplifier common stock to the stockholders of Vytek and the holders of all outstanding Vytek options and warrants, which will be assumed by California Amplifier in accordance with the merger agreement.

Vytek Merger Vote Required (page 33)

      The approval of the merger proposal requires the affirmative vote of:

•	the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis; and

•	the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class.

Vytek Certificate Amendment (pages 33 and 72)

      As a closing condition to the merger, Vytek must approve an amendment to its Amended and Restated Certificate of Incorporation in order to exempt the merger and related transactions from triggering the liquidation preferences in the Amended and Restated Certificate of Incorporation and to clarify that the terms of the merger agreement will govern the distribution of consideration to Vytek stockholders in connection with the merger.

      Approval of the merger proposal is contingent upon stockholder approval of the certificate amendment. The approval of the certificate amendment requires the affirmative vote of:

•	the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis;

•	the holders of a majority of the outstanding shares of Series A Preferred voting separately as a single class;

•	the holders of a majority of the outstanding shares of Series B Preferred voting separately as a single class;

•	the holders of a majority of the outstanding shares of Series Junior Preferred voting separately as a single class; and

•	the holders of a majority of the outstanding shares of Vytek common stock voting separately as a single class.

Voting Agreements (page 69)

      As of the close of business on the record date for the special meeting of Vytek stockholders, the directors and executive officers of Vytek, and certain stockholders affiliated with them, collectively owned approximately 70% of the outstanding shares of Vytek entitled to vote at the special meeting, including 70% of the outstanding shares of Vytek common stock and preferred stock calculated on an as-if-converted to common stock basis, 91% of the outstanding shares of Series A Preferred and Series B Preferred taken together, 28% of the outstanding shares of Vytek common stock, 91% of the outstanding shares of Series A Preferred, 89% of the outstanding shares of the Series B Preferred, and none of the outstanding shares of Series Junior Preferred.

      These directors and officers, along with certain stockholders affiliated with them, have entered into voting agreements with California Amplifier in which they agreed to vote a portion of their shares for the approval of the merger proposal and the approval of the certificate amendment and against any proposals adverse to the merger. As of the record date, approximately 32.6% of the outstanding shares of Vytek common stock and preferred stock, calculated on an as-if-converted to common stock basis, 42.1% of the outstanding shares of Series A Preferred and Series B Preferred taken together, 42.2% of the outstanding shares of Series A Preferred, 41.8% of the outstanding shares of Series B Preferred, 13.7% of the outstanding shares of Vytek common stock and none of the outstanding shares of Series Junior Preferred were subject to such voting agreements.

Recommendation to the Vytek Stockholders (page 32)

      The Vytek board of directors believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, Vytek and its stockholders and unanimously recommends that you vote FOR the approval of the merger proposal and the approval of the Vytek certificate amendment.

Assumption of Options and Warrants (pages 56 and 57)

      Immediately prior to the merger, each option to purchase shares of Vytek common stock will vest in full. Under the terms of the merger agreement, Vytek has agreed to use its commercially reasonable efforts to facilitate the exercise of all in-the-money options prior to the effective time of the merger. In connection with the merger, California Amplifier will assume all options to purchase shares of Vytek common stock, including the existing Vytek option plan, and all warrants to purchase shares of Vytek capital stock that are outstanding immediately prior to the effective time of the merger.

      Each option and warrant that is not exercised and is still outstanding at the effective time, regardless of whether such option or warrant is in-the-money or out-of-the-money, will be converted into the right to receive shares of California Amplifier common stock at the same exchange ratio applicable to the type of Vytek capital stock for which the option or warrant was exercisable prior to the merger. As of February 27, 2004, 1,623,698 options to purchase shares of Vytek common stock remained available for grant under Vytek’s existing option plan. As a result of assuming the existing Vytek option plan, California Amplifier will be able to grant options exercisable for up to 135,442 shares of California Amplifier common stock to current Vytek employees.

Risks Related to the Merger (page 18)

      The merger of California Amplifier and Vytek involves a variety of significant risks. These risks include, among others, the risk that the revenues of the combined company may be adversely affected should any decline in the demand for its satellite products occur, as currently, the revenues of California Amplifier are heavily derived from sales of outdoor reception equipment used in the U.S. DBS industry, which is dominated by two service providers that control the equipment procurement process. Other risks include:

•	California Amplifier and Vytek may be unable to successfully integrate their respective existing business operations;

•	the merger could be perceived negatively by key customers;

•	the issuance of additional shares of California Amplifier common stock pursuant to the merger may adversely affect California Amplifier’s stock price; and

•	the combined company may be unable to compete successfully against current and potential competitors.

      Please see the section entitled “Risk Factors” beginning on page 18 for a more complete discussion of the risks related to the merger.

Management and Directors of the Combined Company after the Merger (page 123)

      Following the merger, the management team for the combined company will not be significantly different from the current management team of California Amplifier. Tracy Trent, Executive Vice President and Chief Operating Officer of Vytek, will become President of the Vytek Solutions Division of California Amplifier following the merger. Additionally, James E. Ousley, President and Chief Executive Officer of Vytek, will be nominated as a director of California Amplifier in connection with the merger, subject to the corporate governance board nominating procedures of California Amplifier. If none of the current members of California Amplifier’s board of directors is removed or resigns, Mr. Ousley’s nomination would require California Amplifier to increase the size of its board.

      As a condition to the completion of the merger, all of the current directors of Vytek and any executive officers designated by California Amplifier must tender their resignation from Vytek.

Conditions to Completion of the Merger (page 65)

      The completion of the merger depends upon a number of conditions being met, including:

•	the approval of the merger proposal and approval of the certificate amendment by the requisite vote of Vytek’s stockholders;

•	the approval of the share issuance by the requisite vote of California Amplifier’s stockholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the entry into lock-up agreements by certain stockholders of Vytek, including certain officers and directors of Vytek; and

•	other customary contractual conditions specified in the merger agreement.

No Solicitation of Third Party Acquisitions by Vytek (page 62)

      With certain exceptions, Vytek has agreed that neither it nor its representatives will (i) directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with any person or group (other than California Amplifier or Acquisition Sub) concerning any third party acquisition, (ii) provide any non-public information to any person or group related to a third party acquisition or (iii) agree to recommend a third party acquisition to Vytek’s stockholders.

Termination of the Merger Agreement (page 66)

      California Amplifier and Vytek can mutually agree to terminate the merger agreement without completing the merger. In addition, either California Amplifier or Vytek may terminate the merger agreement upon the occurrence of a number of events, including if:

•	the other party fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement and fails to cure such noncompliance within 15 business days of receiving notice of the failure to comply;

•	the other party breaches any representation or warranty that results in such party’s failure to fulfill a condition to the other party’s obligation to effect the merger and fails to cure such breach within 15 business days of receiving notice of the breach;

•	the merger is not completed by June 30, 2004; or

•	either party’s stockholders fail to approve the matters to be voted on in connection with the merger.

      California Amplifier may unilaterally terminate the merger agreement upon the occurrence of a number of events, including if:

•	Vytek’s board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger in a manner adverse to California Amplifier;

•	Vytek’s board of directors submits or recommends a superior proposal to the Vytek stockholders; or

•	Vytek willfully and deliberately breaches its obligations to California Amplifier with respect to a third party acquisition.

      Vytek may unilaterally terminate the merger agreement upon the occurrence of a number of events, including if:

•	Vytek receives a superior proposal, resolves to accept such proposal, and pays any applicable termination fee; or

•	California Amplifier’s board of directors withdraws or modifies its approval or recommendation of the share issuance in a manner adverse to Vytek.

Termination Liquidated Damages and Expenses (page 67)

      If the merger agreement is terminated, under certain circumstances either Vytek or California Amplifier may be required to pay the other party a termination fee. Vytek must pay California Amplifier a termination fee of $2,000,000 if:

•	Vytek terminates the merger agreement as a result of its receipt and resolution to accept a superior proposal;

•	California Amplifier terminates the merger agreement because Vytek’s board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger in a manner adverse to California Amplifier;

•	California Amplifier terminates the merger agreement as a result of Vytek’s willful and deliberate breach of its obligations with respect to a third party acquisition;

•	Either California Amplifier or Vytek terminates the merger agreement because Vytek’s stockholders fail to approve the merger proposal and at the time of the Vytek stockholder vote a third party acquisition proposal was publicly disclosed and not withdrawn; or

•	California Amplifier terminates the merger agreement because Vytek’s board of directors submits or recommends a superior proposal to the Vytek stockholders.

      Vytek must pay California Amplifier an additional termination fee of $1,000,000 if:

•	The merger agreement is terminated in one of the ways described above and, within 15 months thereafter, Vytek consummates a third party acquisition.

      Vytek must pay California Amplifier a termination fee of $3,000,000 if:

•	California Amplifier terminates the merger agreement because of Vytek’s willful and deliberate breach of its obligations to California Amplifier with respect to a third party acquisition, and (i) California Amplifier is not in material breach of its obligations, (ii) Vytek has received a third party acquisition proposal, and (iii) within 15 months thereafter, Vytek has consummated a third party acquisition.

      Vytek must pay California Amplifier a termination fee of $1,500,000 if:

•	Either California Amplifier or Vytek terminates the merger agreement because Vytek’s stockholders failed to approve the merger proposal other than in the circumstances when a third party acquisition proposal was publicly announced and not withdrawn at the time of the Vytek stockholder meeting.

      California Amplifier must pay Vytek a termination fee of $1,500,000 if:

•	Either California Amplifier or Vytek terminates the merger agreement because California Amplifier’s stockholders failed to approve the issuance of California Amplifier shares pursuant to the merger; or

•	Vytek terminates the merger agreement because California Amplifier’s board of directors withdraws or modifies its approval or recommendation of the share issuance in a manner adverse to Vytek.

      Under certain of the circumstances described above, the terminating party must reimburse the non-terminating party for up to $400,000 of costs, fees and expenses reasonably incurred by the non-terminating party in connection with the merger agreement, the merger and the consummation of the transactions contemplated by the merger agreement. Each of Vytek and California Amplifier will otherwise pay its own legal, accounting and investment banking fees and other expenses related to the merger.

      For a more complete discussion of each circumstance in which a termination fee must be paid, see the section entitled “The Merger Agreement — Termination Liquidated Damages and Expenses” on page 67.

Interests of Executive Officers and Directors of California Amplifier and Vytek in the Merger (page 45)

      When considering the recommendation of the Vytek board of directors, you should be aware that some directors and officers of Vytek have interests in the merger that may be different from, or in addition to, other Vytek stockholders. These include, among other interests:

•	certain Vytek directors and officers are affiliates of entities that beneficially own approximately 61% of Vytek’s common stock and preferred stock calculated on an as-if-converted to common stock basis, as of February 27, 2004;

•	Vytek officers and directors have rights to indemnification against specified liabilities;

•	James E. Ousley, the current President and Chief Executive Officer of Vytek, (i) will be nominated as a director of California Amplifier in connection with the merger, subject to California Amplifier’s corporate governance board nominating procedures and (ii) will be entitled to receive severance of $350,000 upon termination of his employment with Vytek, not including any position on the California Amplifier board of directors, if such termination occurs within one year of the effective time of the merger;

•	Leonard Fassler, Chairman of the Board of Vytek, will receive a severance payment of $100,000 and an incentive bonus of $200,000 upon completion of the merger;

•	Tracy Trent, Executive Vice President and Chief Operating Officer of Vytek, has entered into an employment agreement with California Amplifier to become President, Vytek Solutions Division, of California Amplifier, which is contingent on consummation of the merger;

•	Walter Cook, Senior Vice President and Chief Financial Officer of Vytek will (i) receive an incentive bonus of $100,000 upon completion of the merger and (ii) will be entitled to receive severance of $180,000 upon termination of his employment with Vytek if such termination occurs within one year of the effective time of the merger; and

•	Alexia Brown, Chief Legal Officer of Vytek, will receive an incentive bonus of $50,000 upon completion of the merger.

      The board of directors of Vytek was aware of these interests and took them into consideration when they recommended that Vytek stockholders approve the merger proposal and the certificate amendment.

      No directors or officers of California Amplifier have any interests in Vytek different from, or in addition to, other California Amplifier stockholders.

Opinion of California Amplifier’s Financial Advisor (page 41)

      In deciding to approve the merger and the actions related to the merger, California Amplifier’s board of directors considered an opinion from its financial advisor, Ferris, Baker Watts, Incorporated, that, from a financial point of view, the consideration offered pursuant to the merger agreement is fair to the holders of California Amplifier common stock. The full text of this opinion is attached to this joint proxy statement/prospectus as Annex B and should be read carefully. Ferris, Baker Watts’ opinion is directed to California Amplifier’s board of directors and does not constitute a recommendation as to how any holder of California Amplifier common stock should vote on any matter relating to the merger, including the issuance of California Amplifier common stock pursuant to the merger agreement.

Interests of California Amplifier’s Financial Advisor (page 44)

      Pursuant to the terms of Ferris, Baker Watts’ engagement letter with California Amplifier, California Amplifier has paid Ferris, Baker Watts $200,000 for services rendered and $15,000 for expenses incurred in connection with the delivery of its fairness opinion and has agreed to pay Ferris, Baker Watts an additional fee of approximately $1,260,000, payable in cash upon the closing of the merger, for its financial advisory services in connection with the merger.

Lock-Up Agreements (page 70)

      Certain directors, officers and stockholders of Vytek are expected to enter into lock-up agreements with California Amplifier in connection with the merger. The lock-up agreements provide that each person entering into the lock-up agreement will not sell, transfer or otherwise dispose of any of the shares of California Amplifier common stock issued to that person at the closing of the merger for 180 days after the closing of the merger. Under the terms of the lock-up agreements, each stockholder entering into a lock-up agreement may transfer or sell (a) up to 50% of the shares of California Amplifier issued to that stockholder pursuant to the merger during the period beginning 180 days after the closing of the merger, and ending on the date that is 270 days after the closing of the merger and (b) up to an additional 25% of the shares issued to such person at the closing of the merger during the period beginning 270 days after the closing of the merger and ending on the one-year anniversary of the closing of the merger. All restrictions on the sale or transfer of California Amplifier common stock under the terms of the lock-up agreements expire on the one-year anniversary of the closing of the merger. It is within the sole discretion of California Amplifier to release any of the parties to the lock-up agreements from those agreements prior to the expiration of the restrictive periods; provided, however, that in the event California Amplifier sells shares in connection with an underwritten offering registered under the Securities Act, each of the stockholders who has entered into a lock-up agreement will be permitted to participate in that offering pursuant to the terms of a registration rights agreement.

Restrictions on the Ability of Vytek Affiliates to Sell California Amplifier Stock (page 53)

      Subject to the provisions of the lock-up agreements, all shares of California Amplifier common stock that Vytek stockholders receive in connection with the merger will be freely transferable unless the holder is considered an “affiliate” of Vytek prior to the merger or of California Amplifier following the merger for purposes of the federal securities laws. Shares of California Amplifier common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. The registration statement, of which this joint proxy statement/ prospectus forms a part, is a registration statement for the resale of the California Amplifier common stock that will be owned after the merger by individuals and entities that are affiliates of Vytek and will not be affiliates of California Amplifier. Those former Vytek affiliates will therefore be able to freely sell the shares they receive pursuant to the merger, subject to the lock-up agreement restrictions and existence of an effective registration statement for the shares. California Amplifier will make copies of this joint proxy statement/ prospectus available to the affiliates who intend to resell the shares of California Amplifier common stock received by them pursuant to the merger and has informed the selling stockholders of the need for delivery of a copy of this joint proxy statement/prospectus to each purchaser of the resale shares prior to or at the time of any sale of the resale shares offered hereby. After the merger (if required by applicable law, rules or regulations), California Amplifier has agreed with Vytek to file a post-effective amendment on Form S-3 to the registration statement of which this joint proxy statement/ prospectus is a part, which post-effective amendment will include a resale prospectus for the benefit of the selling stockholders of the number of shares of California Amplifier common stock received by those selling stockholders pursuant to the merger, and to keep this amendment effective until the earliest of (i) two years after the effective time of the merger, (ii) the date of final sale by the selling stockholders of all shares of California Amplifier common stock registered on the amendment and (iii) the date all shares of California Amplifier registered on the amendment become saleable pursuant to Rule 144 of the Securities Act without registration or limitation.

Escrow Agreement (page 70)

      Upon the closing of the merger, California Amplifier will enter into an escrow agreement with Jason A. Mendelson, as the designated representative of the Vytek stockholders, and a commercial bank, or its designee, as escrow agent. Under the terms of the merger agreement and the escrow agreement, 854,700, or approximately 10.4%, of the shares of California Amplifier common stock otherwise issuable to the Vytek stockholders at the closing of the merger will be placed in escrow as security for potential indemnity claims by California Amplifier under the merger agreement and for the payment, if necessary, of any obligation arising out of the working capital adjustment as defined in the merger agreement. The number of escrow shares will be deducted, on a pro rata basis, from the shares of California Amplifier common stock to be received by the Vytek stockholders at the closing of the merger.

      The stockholder representative may direct the sale of some or all of the escrow shares, for a price of at least $11.00 per share, and deposit the proceeds received from such sale of the escrow shares into the escrow fund. Subject to any claims by California Amplifier for indemnification or the working capital adjustment, except for an amount equal in value to $2,000,000, all shares of California Amplifier common stock and any cash in the escrow fund will be released to the Vytek stockholders, in accordance with their pro rata portion, 15 months after the closing. All remaining shares of California Amplifier common stock and any remaining cash in the escrow fund will be released to the Vytek stockholders, in accordance with their pro rata portion, two years after the closing, subject to any then pending and unresolved claims for indemnification or the working capital adjustment.

Indemnification by Vytek (page 64)

      If the merger agreement is approved and the merger occurs, all holders of Vytek capital stock who have not perfected appraisal rights under Delaware law will be deemed to have agreed to indemnify California Amplifier in certain specified circumstances. Under the merger agreement, after the merger is completed, California Amplifier, Acquisition Sub, Vytek and their respective affiliates, officers, directors, employees, stockholders, representatives and agents, collectively, the purchaser indemnitees, will be indemnified against losses or damages arising out of, or in connection with, any inaccuracy in or breach of any of Vytek’s representations, warranties, covenants or agreements contained in the merger agreement. If California Amplifier or any other purchaser indemnitee suffers any losses which are subject to the indemnity, it can recover these losses solely by taking back shares of California Amplifier common stock deposited with the escrow agent or cash in the escrow fund equal in value to the damages suffered by California Amplifier or such other purchaser indemnitee, as applicable.

      California Amplifier will not be entitled to indemnification with respect to any matters until the total of all losses to California Amplifier exceeds $100,000. If the total amount of losses exceeds $100,000, then California Amplifier will only be indemnified for those losses in excess of $100,000. Any indemnification claims will be paid from the escrow fund on a pro rata basis with respect to each Vytek stockholder. The maximum amount of losses recoverable by California Amplifier and the other indemnitees is $8,000,000.

      California Amplifier will not have any indemnification rights against the stockholders of Vytek beyond the escrow fund, and the escrow fund will be the sole and exclusive remedy of California Amplifier for any breach by Vytek of the merger agreement.

Indemnification by California Amplifier (page 64)

      Vytek stockholders and their respective affiliates, officers, directors, stockholders, representatives and agents, collectively, the stockholder indemnitees, are entitled to indemnification in certain specified circumstances. Under the merger agreement, after the merger is completed, Vytek stockholders and the other stockholder indemnitees will be indemnified against losses or damages arising out of, or in connection with, any inaccuracy in or breach of any of California Amplifier’s representations, warranties, covenants or agreements contained in the merger agreement.

      Vytek stockholders and the other stockholder indemnitees will not be entitled to indemnification with respect to any matters until the total of all losses to such stockholder indemnitees exceeds $100,000. If the total amount of losses exceeds $100,000, then the stockholder indemnitees will only be indemnified for those losses in excess of $100,000. The maximum amount of losses recoverable by Vytek stockholders and the other stockholder indemnitees is $8,000,000.

Material United States Federal Income Tax Considerations (page 48)

      The merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, also referred to as the Code. Assuming that the merger so qualifies, the stockholders of Vytek will not recognize any gain or loss on the receipt of California Amplifier common stock in exchange for their shares of Vytek capital stock. The stockholders, however, will recognize any gain or loss attributable to the receipt of cash in lieu of a fractional share of California Amplifier common stock.

      The parties have obtained opinions of their respective tax counsel, dated as of February 13, 2004, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions have been based on certain assumptions and representations that are forward looking in nature. Any inaccuracy or change in such assumptions or representations could adversely affect the conclusions reached in such opinions. Vytek stockholders should be aware that opinions of counsel as to the status of the merger as a reorganization under Section 368(a) of the Code is not a condition to the closing of the merger and that the parties intend to consummate the merger even if, as of the closing date, such representations and assumptions are not in fact true and accurate, and as a result, the merger does not qualify as a reorganization under Section 368(a) of the Code. In the event that the merger does not so qualify, the merger would be a taxable transaction to Vytek stockholders.

      Tax consequences of the merger are complicated and the tax consequences of the merger to you will depend on your particular facts and circumstances. We urge you to consult with your own tax advisor regarding the tax consequences of the merger in light of your particular facts and circumstances.

Forward-Looking Statements May Prove Inaccurate (page 17)

      California Amplifier and Vytek have made forward-looking statements in this joint proxy statement/prospectus (and in documents that are incorporated by reference in this joint proxy statement/prospectus) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of California Amplifier, Vytek or the combined company. Also, words such as “believes,” “expects,” “anticipates” or similar expressions indicate that a forward-looking statement is being made. Stockholders should note that many factors could affect the future financial results of the combined company, and could cause these results to differ materially from those expressed in forward-looking statements. For a description of these factors that could affect the future financial results of the combined company, see “Risk Factors” on page 18.

California Amplifier Market Price Information (page 15)

      Shares of California Amplifier common stock are quoted on The Nasdaq National Market. On December 23, 2003, the last full trading day prior to the public announcement of the merger, California Amplifier common stock closed at $10.05 per share. On February 27, 2004, California Amplifier common stock closed at $14.70 per share.

Vytek Market Price Information (page 16)

      Market prices of Vytek stock are not available, as it is a privately held company.

How the Rights of Vytek Stockholders Differ from California Amplifier Stockholders (page 146)

      When Vytek stockholders become California Amplifier stockholders after the merger, their rights will be governed by California Amplifier’s certificate of incorporation and bylaws. Those rights differ from the current rights of Vytek stockholders under Vytek’s certificate of incorporation and bylaws. In general, preferential rights of the Vytek preferred stock will no longer exist, and all stockholders will have identical rights as holders of California Amplifier common stock. For a description of the differences between the rights of holders of Vytek capital stock and California Amplifier common stock, see “Comparison of Rights of Holders of California Amplifier Capital Stock and Holders of Vytek Capital Stock” on page 146.

The Special Meeting of California Amplifier Stockholders (page 30)

      Time, Date and Place. The California Amplifier Special Meeting will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at the Radisson/Mariott Hotel, 600 East Esplanade Drive, Oxnard, California 93030.

      Purpose of Meeting. At the California Amplifier special meeting, stockholders of California Amplifier will be asked to consider and vote on (i) a proposal for the issuance of California Amplifier common stock in connection with the merger and (ii) a proposal to consider and vote upon such other matters as may properly come before the California Amplifier special meeting, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      Record Date and Voting Power. You are entitled to vote at the California Amplifier special meeting if you owned shares of California Amplifier common stock at the close of business on March 8, 2004, the record date for the California Amplifier special meeting. As of the close of business on February 27, 2004, there were outstanding and entitled to vote 14,909,512 shares of California Amplifier common stock. Each holder of California Amplifier common stock on the record date will be entitled to one vote for each share held.

The Special Meeting of Vytek Stockholders (page 32)

      Time, Date and Place. The Vytek special meeting will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at Vytek’s headquarters located at 12670 High Bluff Drive, San Diego, California 92130.

      Purpose of Meeting. At the Vytek special meeting, stockholders of Vytek will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve an amendment to Vytek’s Amended and Restated Certificate of Incorporation, the certificate amendment, in order to exempt the merger and related transactions from triggering the liquidation preferences in the Amended and Restated Certificate of Incorporation and to clarify that the terms of the merger agreement will govern the distribution of consideration to Vytek stockholders in connection with the merger and (iii) a proposal to consider and vote upon such other matters as may properly come before the Vytek special meeting, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      The certificate amendment can be found at Exhibit C to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

      Record Date and Voting Power. You are entitled to vote at the Vytek special meeting if you owned shares of Vytek capital stock at the close of business on February 27, 2004, the record date for the Vytek special meeting. As of the close of business on February 27, 2004, there were outstanding and entitled to vote 13,576,150 shares of Vytek common stock, 22,950,784 shares of Series A Preferred, 4,256,406 shares of Series B Preferred and 22,790 shares of Series Junior Preferred. Each holder of Vytek common stock on the record date will be entitled to one vote for each share held. Each holder of Vytek preferred stock on the record date will be entitled to a number of votes equal to the number of shares of Vytek common stock into which such shares of preferred stock could then be converted. For purposes of voting, each share of the Series A Preferred is convertible into shares of Vytek common stock on a 1:1 basis, each share of the Series B Preferred is convertible into shares of Vytek common stock on a 1:1 basis, and each share of Junior Preferred is convertible into shares of Vytek common stock on a 1:1 basis.

Questions about the Merger

      If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus, you should contact our information agent, Georgeson Shareholder Communications Inc., at (800) 214-4817.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

OF CALIFORNIA AMPLIFIER
(in thousands, except per share data)

      You should read the following table in conjunction with California Amplifier’s historical consolidated financial statements and related notes and California Amplifier’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in California Amplifier’s annual reports, quarterly reports and other information on file with the SEC. See “Where You Can Find More California Amplifier Information” on page 158.

      The consolidated statement of operations data for the fiscal years ended February 28, 2003, 2002, and 2001 and the consolidated balance sheet data as of February 28, 2003 and 2002 have been derived from the audited consolidated financial statements of California Amplifier incorporated by reference to California Amplifier’s Annual Report on Form 10-K for the year ended February 28, 2003. The consolidated statement of operations data for the fiscal years ended February 28, 2000 and 1999 and the consolidated balance sheet data as of February 28, 2001, 2000 and 1999 are derived from California Amplifier’s financial statements not incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the nine months ended November 30, 2003 and 2002 and the consolidated balance sheet data as of November 30, 2003 have been derived from the unaudited financial statements of California Amplifier incorporated by reference to California Amplifier’s Report on Form 10-Q for the period ended November 30, 2003.

	Nine Months Ended
	November 30,		Fiscal Year Ended February 28,

	2003	2002	2003	2002	2001	2000	1999

Consolidated Statement of Operations Data:
Net revenues	$87,011	$73,973	$100,044	$100,715	$117,129	$79,429	$33,248
Gross profit	11,240	16,577	20,533	22,373	23,001	15,003	9,062
Operating income (loss)	2,996	6,815	8,210	5,259	8,109	1,344	(2,022)
Income (loss) from continuing operations	2,740	4,189	5,160	2,874	4,940	(5,266)	(1,313)
Income (loss) from continuing operations per share:
Basic	$0.19	$0.29	$0.35	$0.21	$0.37	$(0.44)	$(0.11)
Diluted	$0.18	$0.28	$0.35	$0.21	$0.35	$(0.44)	$(0.11)
Shares used in basic per share calculations	14,760	14,605	14,639	13,727	13,507	12,072	11,782
Shares used in diluted per share calculations	15,128	14,840	14,870	13,979	14,217	12,072	11,782

		February 28,
	November 30,
	2003	2003	2002	2001	2000	1999

Consolidated Balance Sheet Data:
Working capital	$38,226	$34,687	$30,259	$20,491	$4,472	$15,478
Total assets	93,662	89,597	56,688	49,812	51,497	25,549
Total debt	13,249	15,574	4,545	5,144	5,117	1,113
Stockholders’ equity	61,943	58,623	37,580	29,624	18,281	20,065

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

      The following table presents certain unaudited historical per share and combined pro forma per share information of California Amplifier, Vytek and Stellcom, Inc., a wholly-owned subsidiary of Vytek acquired April 3, 2003, or Stellcom, after giving effect to the merger using the purchase method of accounting. Because of Stellcom’s materiality in relation to Vytek, the pro forma condensed combined statements of operations included elsewhere in this joint proxy statement/prospectus include Stellcom for the period prior to its acquisition by Vytek. Accordingly, the amounts shown below for Unaudited Pro Forma Combined Per Common Share Information: “Net income (loss) — basic” and “Net income (loss) — diluted” include Stellcom’s results of operations.

      The pro forma information does not purport to be indicative of the results of future operations or the results that would have occurred had the merger of California Amplifier and Vytek been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of California Amplifier incorporated by reference in this joint proxy statement/prospectus, the respective financial statements and notes thereto of Vytek and Stellcom included in this joint proxy statement/prospectus, and the unaudited pro forma condensed combined consolidated financial information included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share information: (i) combine the results of operations of California Amplifier for the year ended February 28, 2003 with the respective results of operations of Vytek and Stellcom for the year ended December 31, 2002; (ii) combine the results of operations of California Amplifier for the nine months ended November 30, 2003, Vytek for the nine months ended September 30, 2003 and Stellcom (which is included in Vytek’s results beginning April 3, 2003) for the period from January 1, 2003 to April 2, 2003; and (iii) combine California Amplifier’s financial position at November 30, 2003 with Vytek’s financial position at September 30, 2003. No cash dividends have ever been declared or paid on the common stock of California Amplifier, Vytek or Stellcom.

      The following calculations were used in deriving the per share information:

•	Book value per share is computed by dividing total stockholders’ equity by the equivalent number of common shares outstanding as of November 30, 2003 for California Amplifier and as of September 30, 2003 for Vytek.

•	California Amplifier’s unaudited pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock that would have been outstanding had the merger been consummated as of November 30, 2003.

•	Vytek’s equivalent unaudited pro forma combined amounts are calculated by multiplying the California Amplifier pro forma combined per share income (loss) amounts and book value by the estimated exchange ratio of approximately 0.083416.

	At and for the Nine	For the
	Months Ended	Year Ended
California Amplifier	November 30, 2003	February 28, 2003

Historical Per Common Share Information:
Net income — basic	$0.19	$0.35
Net income — diluted	$0.18	$0.35
Book value	$4.17

Unaudited Pro Forma Combined Per Common Share Information:
Net income (loss) — basic	$0.08	$(0.25)
Net income (loss) — diluted	$0.07	$(0.25)
Book value	$6.28

	At and for the	For the
	Nine Months Ended	Year Ended
Vytek	September 30, 2003	December 31, 2002

Historical Per Common Share Information:
Net loss–basic and diluted	$(0.39)	$(3.82)
Book value	$(1.33)

Equivalent Unaudited Pro Forma Combined Per Common Share Information:
Net loss–basic and diluted	$0.01	$(0.02)
Book value	$0.52

MARKET PRICE AND DIVIDEND INFORMATION

California Amplifier Common Stock

      California Amplifier’s common stock is traded on The Nasdaq National Market under the symbol “CAMP.” California Amplifier’s common stock began trading in December 1983. The following table sets forth the range of high and low sales prices reported on The Nasdaq National Market for California Amplifier common stock for the periods indicated.

	Common Stock
	Price

	High	Low

Year ended February 28, 2002:
First Quarter	$7.25	$5.03
Second Quarter	8.50	3.50
Third Quarter	5.72	3.55
Fourth Quarter	7.49	4.30
Year ended February 28, 2003:
First Quarter	$7.24	$4.96
Second Quarter	6.40	3.46
Third Quarter	5.90	3.11
Fourth Quarter	6.49	3.76
Year ended February 28, 2004:
First Quarter	$4.23	$3.07
Second Quarter	4.42	3.07
Third Quarter	11.60	4.05
Fourth Quarter	16.87	7.40

      On December 23, 2003, the last full trading day prior to the public announcement of the merger agreement, the last reported sale price of California Amplifier common stock on The Nasdaq National Market was $10.05 per share. Based on this price for California Amplifier’s common stock and the common stock exchange ratio of 0.083416, the equivalent per share price for Vytek’s common stock on December 23, 2003 was $0.84 per share. On February 27, 2004, the last reported sale price of California Amplifier common stock on The Nasdaq National Market was $14.70 per share.

      Because the market prices of California Amplifier common stock may fluctuate, the market prices per share of the shares of California Amplifier common stock that holders of Vytek capital stock will be entitled to receive pursuant to the merger, as reported on The Nasdaq National Market, may increase or decrease prior to the merger.

      Vytek stockholders are urged to obtain current market quotations for California Amplifier common stock.

      No assurances can be made as to what the market price of California Amplifier common stock will be at the effective time of the merger. The number of shares to be issued by California Amplifier pursuant to the merger will not fluctuate based on changes in the market price of California Amplifier’s common stock. Accordingly, the market value of the shares of California Amplifier common stock that holders of Vytek capital stock will be entitled to receive may vary significantly from the prices shown above.

      California Amplifier has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. Accordingly, California Amplifier does not anticipate that any cash dividends will be declared or paid on its common stock in the foreseeable future. As of February 27, 2004, the most recent practicable date prior to the printing of this joint proxy statement/ prospectus, there were 1,527 record owners of California Amplifier common stock.

Vytek Capital Stock

      There is no established public trading market for Vytek capital stock. In the opinion of Vytek management, due to a lack of an established public trading market for shares of Vytek capital stock, transactions in Vytek capital stock of which Vytek is aware have not occurred frequently enough to provide representative prices.

      Vytek has never declared or paid any cash dividends on its capital stock. Vytek currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon Vytek’s financial condition, results of operations, capital requirements, general business conditions and other factors that the board of directors may deem relevant.

      For restrictions that currently and materially limit Vytek’s ability to pay dividends or that are reasonably likely to materially limit future dividends, other than the sufficiency of current or future earnings, see “Comparison of Rights of Holders of California Amplifier Capital Stock and Holders of Vytek Capital Stock — Dividends and Stock Repurchases” on page 146.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      California Amplifier and Vytek believe this document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of the management of California Amplifier and Vytek, based on information currently available to each company’s management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions indicates that a forward-looking statement is being made. Forward-looking statements include, among other things, the information concerning possible or assumed future results of operations of California Amplifier or the combined company set forth under:

•	“Summary”;

•	“Risk Factors”;

•	“The Merger”; and

•	“Unaudited Pro Forma Condensed Combined Financial Information.”

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of California Amplifier, Vytek or the combined company may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond California Amplifier’s or Vytek’s ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. Those statements are made in reliance on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” on page 18 and note also the following items:

•	the satisfaction or waiver of the conditions to closing of the merger, including receipt of stockholder approvals;

•	the ability of the combined company to raise sufficient capital to fund its programs following the merger;

•	the expected closing date of the merger;

•	the risk that the merger will not close;

•	the risk that the merger will not qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code for United States federal income tax purposes;

•	the risk that California Amplifier will not integrate the acquired business efficiently or successfully;

•	the risk that California Amplifier will incur unanticipated costs to integrate and restructure the acquired business;

•	fluctuations in the trading price and volume of California Amplifier common stock;

•	competitive factors, such as price competition from other products and competition from other companies; and

•	the cost of complying with current and future governmental regulations.

      This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. California Amplifier and Vytek expressly disclaim any obligation to update or alter forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

      You should carefully consider the following risk factors related to the merger and the combined company before you decide whether to vote to approve the merger proposal and the certificate amendment, or to approve the proposed issuance of shares of California Amplifier common stock in connection with the merger. You should also consider the other information incorporated by reference, information included in this joint proxy statement/ prospectus and the additional information in California Amplifier’s other reports on file with the SEC. See “Where You Can Find More California Amplifier Information” on page 158 for where you can find the additional risk factors incorporated by reference.

Risk Factors Relating to the Merger

California Amplifier may not successfully implement its plan for Vytek’s business operations after the merger.

      The integration of Vytek’s operations into California Amplifier’s business after the merger may be difficult, time consuming and costly. After completion of the merger, the combined company must successfully, among other things, integrate Vytek’s sourcing capabilities into California Amplifier’s sourcing and manufacturing capabilities. In addition, the combined company will need to retain Vytek’s operating management, key employees, customers, distributors, vendors and other business partners. It is possible that these integration efforts will not be completed as planned, or will be more costly than anticipated, either of which could have an adverse impact on the operations of the combined company.

California Amplifier expects to incur potentially significant merger-related costs in connection with the transaction and the integration of Vytek’s operations.

      California Amplifier expects to incur charges of approximately $2.4 million in outside costs, including legal, accounting and financial advisory fees, which are expected to be accounted for as purchase related adjustments when the merger is completed. The actual transaction costs may be higher than this estimate. In addition, the combined company expects to incur integration costs associated with the merger. These integration costs could be charged to operations in the fiscal quarter in which they are incurred, which could adversely affect the combined company’s financial condition, results of operations and cash flows.

California Amplifier will issue a fixed number of shares pursuant to the merger. The value of the shares of California Amplifier common stock at the time you receive them could be less than at the time you vote in favor of the merger.

      In connection with the merger, California Amplifier will issue, or reserve for issuance, up to an aggregate of 8,317,579 shares of common stock, consisting of (i) 8,200,000 shares to be issued at the effective time of the merger and issuable upon the exercise of in-the-money options and in-the-money warrants to purchase Vytek common stock and preferred stock outstanding immediately prior to the effective time of the merger and (ii) up to an additional 117,579 shares issuable upon the exercise of out-of-the-money options and out-of-the-money warrants to purchase Vytek common stock and preferred stock that are outstanding immediately prior to the effective time of the merger. The number of shares of California Amplifier common stock to be issued pursuant to the merger will not be adjusted as a result of any change in the market price of California Amplifier common stock between the date of this joint proxy statement/ prospectus and the date you receive California Amplifier common stock. The market price of the California Amplifier common stock will likely be different on the date you receive such shares than it is today, because of changes in the business, financial condition, results of operations or prospects of California Amplifier, market reactions to our merger, general market and economic conditions and other factors. You are urged to obtain a current market quotation for California Amplifier common stock. See “Market Price and Dividend Information” on page 15.

Vytek stockholders may receive a lower return on their investment after the merger.

      Although California Amplifier and Vytek believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of California Amplifier’s and Vytek’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of California Amplifier common stock pursuant to the merger may result in a decrease in the market price of California Amplifier common stock.

Vytek’s directors and officers may have interests in the merger that differ from, or are in addition to, their interests as Vytek stockholders in recommending the merger to Vytek stockholders.

      In considering the recommendation of the Vytek board of directors that Vytek stockholders vote in favor of the merger proposal and the certificate amendment, Vytek stockholders should recognize that some of Vytek’s directors and officers have interests in the merger that may differ from, or are in addition to, their interests as Vytek stockholders. These interests include:

•	current and future employment arrangements;

•	severance benefits;

•	conversion and acceleration of stock options; and

•	indemnification of directors and officers of Vytek against certain liabilities.

      These and additional interests are described under the heading “Interests of Executive Officers and Directors of California Amplifier and Vytek in the Merger” on page 45.

Vytek stockholders will have a reduced ownership and voting interest after the merger.

      After completion of the merger, Vytek stockholders will own a smaller percentage of the combined company and its voting stock than they currently own of Vytek. Consequently, Vytek stockholders will be able to exercise a lesser influence over the management and policies of the combined company.

California Amplifier could lose key Vytek personnel necessary to achieve the benefits California Amplifier and Vytek expect as a result of the merger.

      Vytek’s contribution to the combined company’s success will depend in part on the continued service of key Vytek personnel. If a substantial portion of Vytek’s operating management or other key employees leave after California Amplifier and Vytek complete the merger, the combined company’s business could be adversely affected.

If California Amplifier is required to replace its current credit facility, it could require substantial amounts of cash, which could materially reduce the liquidity and financing available to California Amplifier.

      As a condition to closing the merger, California Amplifier has agreed to replace or pay off its current credit facility in the event that it is unable to obtain any necessary consent to the transaction from its commercial bank lenders. If California Amplifier is unable to obtain the necessary consent from its commercial bank lenders and is unable to replace its current credit facility, it could require substantial amounts of cash to pay off its current credit facility that could materially reduce the liquidity and financing available to California Amplifier and could adversely affect its business and financial condition.

There can be no assurance that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

      California Amplifier and Vytek do not plan to obtain a ruling from the Internal Revenue Service with regard to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code. Nor is the issuance of an opinion of counsel in that regard a condition to the closing of the merger. Although the parties have obtained opinions of their respective tax counsel, dated as of February 13, 2004, as to the status of the merger as a reorganization under Section 368(a) of the Code, these opinions of counsel were given in reliance on customary representations of the parties and are subject to customary assumptions. Certain of those representations and assumptions are forward-looking in nature and there is no way of determining with any level of certainty that such representations and assumptions will be true and accurate as of the closing date of the merger. For example, although the opinions are based on certain assumptions relating to the number of dissenting shares, there is no way of determining whether or not such assumptions will be accurate. Any inaccuracy or change in the assumptions or representations could adversely affect the conclusions reached in the opinions. Vytek stockholders should be aware that the parties intend to consummate the merger even if, as of the closing date, such representations and assumptions are not in fact true and accurate, and as a result, the merger does not qualify as a reorganization under Section 368(a) of the Code. In the event that the merger does not so qualify, the merger would be a taxable transaction to Vytek stockholders.

Risk Factors and Trends Relating to the Combined Company

The combined company’s business will be subject to many factors that could cause its quarterly or annual operating results to fluctuate and its stock price to be volatile.

      Each of California Amplifier’s and Vytek’s quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of their control. If the combined company’s quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of its common stock could significantly decline. Some of the factors that could affect the combined company’s quarterly or annual operating results include:

•	the timing and amount of, or cancellation or rescheduling of, orders for the combined company’s products;

•	the combined company’s ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

•	announcements, new product introductions and reductions in price of products offered by our competitors;

•	the combined company’s ability to achieve cost reductions;

•	the combined company’s ability to obtain sufficient supplies of sole or limited source components for its products;

•	the combined company’s ability to achieve and maintain production volumes and quality levels for its products;

•	the combined company’s ability to maintain the volume of products sold and the mix of distribution channels through which they are sold;

•	the loss of any one of the combined company’s major customers or a significant reduction in orders from those customers;

•	increased competition, particularly from larger, better capitalized competitors;

•	fluctuations in demand for its products and services; and

•	telecommunications and wireless market conditions specifically and economic conditions generally.

      Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur at the end of a fiscal quarter. Failure to ship products by the end of a quarter may adversely affect operating results. In the future, the combined company’s customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, the combined company’s quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

Because some of the combined company’s key components are from sole source suppliers or require long lead times, the business of the combined company is subject to unexpected interruptions, which could cause its operating results to suffer.

      Some of the combined company’s key components are complex to manufacture and have long lead times. Also, some of the combined company’s components will be purchased from sole source vendors for which alternative sources are not readily available. In the event of a reduction or interruption of supply, or a degradation in quality, as many as six months could be required before the combined company would begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and revenues and results of operations would suffer. If the combined company receives a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and the combined company could lose market share.

The combined company’s lack of product diversification means that any decline in price or demand for the combined company’s products would adversely affect its business.

      The combined company’s satellite and wireless access products will account for a substantial portion of the combined company’s revenue and are expected to do so for the foreseeable future. Consequently, a decline in the price of, or demand for, the combined company’s satellite or wireless access products, or their failure to achieve or maintain broad market acceptance, could adversely affect the combined company’s business.

If the combined company does not meet product introduction deadlines, its business could be adversely affected.

      The combined company’s inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect its business. In the past, both California Amplifier and Vytek have experienced design and manufacturing difficulties that have delayed the development, introduction or marketing of new products and enhancements, which caused them to incur unexpected expenses. In addition, some of California Amplifier’s existing customers have conditioned their future purchases of the combined company’s products on the addition of product features. In the past California Amplifier has experienced delays in introducing new features. Furthermore, in order to compete in some markets, the combined company will have to develop different versions of California Amplifier’s and Vytek’s existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market.

If demand for the combined company’s products fluctuates rapidly and unpredictably, it may be difficult to manage the business efficiently, which may result in reduced gross margins and profitability.

      The combined company’s cost structure will be based in part on its expectations for future demand. Many costs, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Rapid and unpredictable shifts in demand for the combined company’s products may make it difficult to plan production capacity and business operations efficiently. If demand is significantly below expectations, the combined company may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave the combined company with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. The combined company’s ability to reduce costs and expenses may be further constrained because it must continue to invest in research and development to maintain its competitive position and to maintain service and support for its existing global customer base. Conversely, in the event of a sudden upturn, the combined company may incur significant costs to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These costs could reduce the combined company’s gross margins and overall profitability. Any of these results could adversely affect the combined company’s business.

Because the combined company intends to sell some of its products in countries other than the United States, subjecting it to different regulatory schemes, and the combined company will have a significant foreign supply base, the combined company may not be able to develop products that work with the different standards resulting in its inability to sell its products, and, further, it may be subject to political, economic, and other conditions affecting such countries that could result in reduced sales of the combined company’s products, which could adversely affect its business.

      If the combined company’s sales are to grow in the longer term, it must continue to sell its products in many different countries. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If the combined company cannot develop products that work with different standards, it will be unable to sell its products. If compliance proves to be more expensive or time consuming than the combined company anticipates, its business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore the combined company does not know the standards with which it would be forced to comply. Furthermore, standards and regulatory requirements are subject to change. If the combined company fails to anticipate or comply with these new standards, its business and results of operations will be adversely affected.

      Sales to customers outside the U.S. accounted for 9.5%, 17.6% and 24.6% of California Amplifier’s total sales for the fiscal years ended February 28, 2003, 2002 and 2001, respectively. Assuming that the combined company continues to sell its products to such customers, it will be subject to the political, economic and other conditions affecting countries or jurisdictions other than the U.S., including Africa, the Middle East, Europe and Asia. Any interruption or curtailment of trade between the countries in which the combined company operates and their present trading partners, change in exchange rates, significant shift in U.S. trade policy toward these countries, or significant downturn in the political, economic or financial condition of these countries, could cause demand for and sales of the combined company’s products to decrease, or subject the combined company to increased regulation including future import and export restrictions, any of which could adversely affect its business.

      Additionally, a substantial portion of California Amplifier’s components and subassemblies are currently procured from foreign suppliers located primarily in Hong Kong, mainland China, Taiwan, and other Pacific Rim countries. Any significant shift in U.S. trade policy toward these countries or a significant downturn in the political, economic or financial condition of these countries could cause disruption of the combined company’s supply chain or otherwise disrupt operations, which could adversely affect the business of the combined company.

Because California Amplifier relies on a relatively limited number of customers for a large portion of sales and business, the loss of a major customer could significantly harm the revenue of the combined company.

      California Amplifier currently generates a significant portion of sales from a relatively small number of customers. Sales to California Amplifier’s four largest customers accounted for approximately 71%, 82% and 65% of total sales in the fiscal years ended February 28, 2003, 2002 and 2001, respectively. The loss of, or a decrease in orders by, one or more of California Amplifier’s major customers could adversely affect the combined company’s sales, business and reputation.

California Amplifier does not currently have long-term contracts with customers and its customers may cease purchasing products at any time, which could significantly harm the revenues of the combined company.

      California Amplifier generally does not have long-term contracts with its customers. As a result, California Amplifier’s agreements with its customers do not currently provide the combined company with any assurance of future sales. These customers can cease purchasing products from the combined company at any time without penalty, they are free to purchase products from the combined company’s competitors, they may expose the combined company to competitive price pressure on each order and they are not required to make minimum purchases.

Economic conditions could adversely affect the business of the combined company and its ability to raise capital.

      The United States was recently in the midst of a general economic downturn, which had a severe negative impact on the worldwide telecommunications, consumer electronics and wireless industries. The rate at which the economy, in general and these industries in particular, recover from the downturn are crucial to the combined company’s ability to improve its overall financial performance. If the recovery falters, or the economy slides back into a downturn, the business of the combined company could suffer and the combined company could experience reductions in sales, as well as financial losses, as customers of the combined company attempt to limit their spending. In addition, the adverse impact of any downturn on the capital markets could impair the ability of the combined company to raise capital as needed and impede the ability of the combined company to expand its business.

The combined company’s wireless access business is subject to rapid technology changes, evolving standards and government regulation.

      The market for broadband wireless Internet access that will be served by the combined company’s wireless access business is subject to rapid technological change, frequent new service introductions and evolving industry standards. The future success of the combined company in this market will depend largely on its ability to anticipate or adapt to technological changes and to offer, on a timely basis, products that meet evolving standards. Neither California Amplifier nor Vytek can predict the extent to which competitors using existing or future methods of delivery of Internet access services will compete with the combined company’s services. Neither California Amplifier nor Vytek can assure you that:

•	existing, proposed or undeveloped technologies will not render the combined company’s broadband wireless systems less profitable or less viable;

•	the combined company will have the resources to acquire new technologies or to introduce new services that could compete with future technologies; or

•	the combined company will be successful in responding to technological changes in a timely and cost effective manner.

      Additionally, regulatory changes by the U.S. Federal Communications Commission or by regulatory agencies outside the United States, including changes in the allocation of available frequency spectrum, could significantly affect the combined company’s operations by restricting its development efforts, rendering current products obsolete, or increasing the opportunity for additional competition. There can be no assurance that new regulations will not be promulgated that could materially and adversely affect its business and operating results.

Because the markets in which the combined company will compete are highly competitive and many of its competitors will have greater resources than the combined company will have, the combined company cannot be certain that its products will continue to be accepted in the marketplace or capture increased market share.

      The market for integrated microwave fixed point reception and transmission products is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles, and price erosion. The combined company expects competition to intensify as its competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which the combined company will operate, it cannot be sure that any competitive advantages currently enjoyed by California Amplifier’s or Vytek’s products will be sufficient to establish and sustain its products in the market. Any increase in price or other competition could result in erosion of the combined company’s market share, to the extent it has obtained market share, and would have a negative impact on its financial condition and results of operations. The combined company cannot provide assurance that it will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

      The combined company faces competition from a variety of companies, which generally vary in size and in the scope and breadth of products and services offered. The combined company also faces competition from customers’ or prospective customers’ own internal development efforts. Many of the companies that currently compete with California Amplifier, or may compete in the future with the combined company, have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with the combined company’s customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than the combined company can. The combined company’s competitors may successfully integrate the functionality of California Amplifier’s current reception and transmission products into their products and thereby render the combined company’s products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when the combined company is unable to do so.

      The combined company believes that California Amplifier’s existing principal competitors for its satellite products business include, and the principal competitors for the combined company’s satellite products business will include, Sharp, Wistron NeWeb Corporation, Alps, Winegard and MTI, and that the principal competitors for its wireless access business will include IP Wireless, Motorola, WaveCom Electronics Inc., NextNet and Proxim Corporation. In addition, there have been a number of announcements by other companies, including smaller emerging companies, that they intend to enter market segments adjacent to or addressed by the combined company’s products. For information regarding competition in Vytek’s business, see “Information Concerning Vytek — Competition” on page 80.

The combined company may not be able to adequately protect its intellectual property, and its competitors may be able to offer similar products and services that would harm its competitive position.

      The combined company’s ability to succeed in the wireless access business may depend, in large part, upon its intellectual property. California Amplifier and Vytek currently rely primarily on patents, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect their intellectual property. These mechanisms provide California Amplifier with only limited protection. California Amplifier currently holds 20 patents and has 11 patent applications pending, and Vytek currently holds one patent. Both California Amplifier and Vytek, as part of their confidentiality procedures, enter into non-disclosure agreements with all of their executive officers, managers and supervisory employees. Despite these precautions, third parties could copy or otherwise obtain and use the combined company’s technology without authorization, or develop similar technology independently. Furthermore, effective protection of intellectual property rights is unavailable or limited in some foreign countries. The combined company’s protection of its intellectual property rights may not provide the combined company with any legal remedy should its competitors independently develop similar technology, duplicate its products and services, or design around any intellectual property rights the combined company holds.

The combined company may be subject to infringement claims, which may disrupt the conduct of its business or affect its profitability.

      The combined company may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, even though it takes steps to assure that neither its employees nor its contractors knowingly incorporate unlicensed copyrights or trade secrets into its products. It is possible that third parties may claim that the combined company’s products and services may infringe upon their trademark, patent, copyright, or trade secret rights. Any such claims, regardless of their merit, could be time consuming, expensive, cause delays in introducing new or improved products or services, require the combined company to enter into royalty or licensing agreements or require the combined company to stop using the challenged intellectual property. Successful infringement claims against the combined company may materi-

ally disrupt the conduct of its business or affect profitability. There are currently no legal proceedings or claims for infringement of intellectual property rights pending against California Amplifier or Vytek.

If the combined company’s satellite dish manufacturing subcontractor encounters financial or operating difficulties, it could disrupt the supply of dishes and adversely disrupt the combined company’s business.

      In early March 2004, California Amplifier closed its satellite antenna dish manufacturing operations in Wisconsin and now outsources the dish manufacturing to a steel fabrication subcontractor. If this subcontractor encounters financial or operating difficulties, it could disrupt the combined company’s supply of dishes and adversely affect its business.

The combined company may engage in future acquisitions that have adverse consequences for its business.

      In April 2002, California Amplifier completed the acquisition of the assets and business of Kaul-Tronics, Inc., and in April 2003, Vytek completed the acquisition of Stellcom, Inc. As part of the combined company’s business strategy, from time to time, it expects to review opportunities to acquire and may acquire other businesses or products that will complement its existing product offerings, augment its market coverage or enhance its technological capabilities. Although neither California Amplifier nor Vytek has any current agreements or negotiations underway with respect to any material acquisitions other than the merger agreement with Vytek, the combined company may make acquisitions of businesses, products or technologies in the future. However, the combined company cannot be sure that it will be able to locate suitable acquisition opportunities. The acquisitions that California Amplifier or Vytek have completed and that the combined company may complete in the future could result in the following, any of which could seriously harm the combined company’s results of operations or the price of its stock: (i) issuances of equity securities of California Amplifier that would dilute the percentage ownership of the current stockholders; (ii) large one-time write-offs; (iii) the incurrence of debt and contingent liabilities; (iv) difficulties in the assimilation and integration of the acquired companies; (v) diversion of management’s attention from other business concerns; (vi) contractual disputes; (vii) risks of entering geographic and business markets in which the combined company has no or only limited prior experience; and (viii) potential loss of key employees or customers of acquired organizations.

The combined company’s primary operations will be located near known earthquake faults.

      The occurrence of an earthquake or other natural disaster in the vicinity of the combined company’s primary operations located in Oxnard, California could cause significant damage to its facility that may require the combined company to cease or suspend operations. Although the combined company will continue to carry insurance for earthquake risks, it can provide no assurance that such insurance coverage will be adequate in the event of a catastrophic loss, that earthquake insurance will continue to be available, or that, if available, earthquake coverage will continue to be carried by the combined company in the future.

The combined company depends on senior management and other key personnel. If the combined company lost any of members of its senior management team, its ability to carry out its long-term business strategy could be adversely affected.

      The combined company believes its future success largely depends on the expertise of its senior management team. The loss of one or more members of senior management could disrupt the combined company’s operations or the execution of its business strategy.

The combined company faces risks associated with a pending SEC investigation.

      In May 2001, the SEC opened an investigation into the circumstances surrounding the misstatements in California Amplifier’s consolidated financial statements for its 2000 and 2001 fiscal years caused by its former controller, as discussed in Note 12 to California Amplifier’s consolidated financial statements for the fiscal year ended February 28, 2003, incorporated by reference in this joint proxy statement/prospectus. California

Amplifier has been, and expects the combined company to continue, cooperating with the SEC in connection with its investigation. As of the date of this joint proxy statement/prospectus, California Amplifier expects that the investigation will be resolved by its entering into a cease and desist order with the SEC with respect to future violations of various provisions of federal securities laws. California Amplifier and the staff of the SEC have exchanged drafts of such an order but no formal approval of this resolution to the investigation has been given by the SEC. The combined company can provide no assurance that the SEC will approve the cease and desist order or that it will be able to avoid the imposition of penalties or other sanctions by the SEC as a result of its investigation. Regardless of the ultimate outcome of the investigation, California Amplifier’s business and reputation could be adversely affected.

Cost of licenses to use radio frequencies may restrict the growth of the wireless communications industry and demand for the combined company’s products.

      Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless services. The growth of the wireless communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

      Industry growth has been and may continue to be affected by the cost of new licenses required to use frequencies and the related frequency relocation costs. Typically, governments sell these licenses at auctions. Over the last several years, the costs of these licenses and the related frequency relocation costs have increased significantly. The significant cost for licenses and related frequency relocation costs have slowed and may continue to slow the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses, pay the relocation costs or technology to upgrade systems and the financial results for a number of businesses have been affected by the industry’s rate of growth. Slowed growth among operators may restrict the demand for the combined company’s products.

A failure to rapidly transition or to transition at all to newer digital technologies could adversely affect the combined company’s business.

      The combined company’s success, in part, will be affected by the ability of the combined company’s wireless business to continue its transition to newer digital technologies, and successfully compete in that business and gain market share. The combined company faces intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

The combined company will depend upon wireless networks owned and controlled by others, unproven business models and emerging wireless carrier models to deliver existing services and to grow.

      If the combined company does not have continued access to sufficient capacity on reliable networks, the combined company may be unable to deliver services and the combined company’s sales could decrease. The combined company’s ability to grow and achieve profitability partly depends on the ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. All of the combined company’s services will be delivered using airtime purchased from third parties. The combined company will depend on these companies to provide uninterrupted service free from errors or defects and would not be able to satisfy the combined company’s customers’ needs if they failed to provide the required capacity or needed level of service. In addition, the combined company’s expenses would increase and profitability could be materially adversely affected if wireless carriers were to increase the prices of their services. California Amplifier’s and Vytek’s existing agreements with the wireless carriers generally have one-year terms. Some of these wireless carriers are, or could become, the combined company’s competitors, and if they compete with the combined company, they may refuse to provide the combined company with their services.

The combined company’s software may contain defects or errors, and its sales could decrease if this injures its reputation or delays shipments of its software.

      Vytek’s and California Amplifier’s current software products and platforms are complex and must meet the stringent technical requirements of customers. Therefore, the combined company must develop services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as that which will be offered by the combined company is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Some existing contracts related to software contain provisions that require Vytek or California Amplifier to repair or replace products that fail to work. To the extent that such products are repaired or replaced in the future, the combined company’s expenses may increase, resulting in a decline in its gross margins. In addition, the combined company’s software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of its software or services, damage to its reputation, lost revenue, diverted development resources and increased service and warranty costs.

New laws and regulations that impact the industry could increase costs or reduce opportunities for the combined company to earn revenue.

      Neither California Amplifier nor Vytek is currently subject to direct regulation by the Federal Communications Commission, or FCC, or any other governmental agency, other than regulations applicable to Delaware corporations of similar size that are headquartered in California. However, in the future, the combined company may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers that supply airtime and certain hardware suppliers are subject to regulation by the FCC and regulations that affect them could increase the combined company’s costs or reduce its ability to continue selling and supporting its services.

An increase in regulation of the Internet may have an adverse effect on the business of the combined company.

      There are currently few laws or regulations that apply directly to access to, or commerce on, the Internet. The combined company could be adversely affected by any such regulation in any country where the combined company operates. The adoption of such measures could decrease demand for the combined company’s products and at the same time increase the cost of selling such products.

Acts of war or terrorism may have an adverse effect on the combined company’s business.

      Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically, on the combined company’s business. Among various other risks, such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, adversely impact the combined company’s ability to consummate future debt or equity financings and negatively affect the combined company’s ability to manufacture, source and deliver low-cost goods in a timely manner.

Anti-takeover defenses in the combined company’s charter and under Delaware law could prevent an acquisition of the combined company or limit the price that investors might be willing to pay for common stock of the combined company.

      Section 203 of the Delaware General Corporation Law, or DGCL, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the time the person became an interested stockholder, unless specific conditions are met. In addition, the combined company will have in place various protections which would make it difficult for a company or investor to buy the combined company without the approval of the combined company’s board of directors, including a stockholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions. See “Comparison of Rights of Holders of California Amplifier Capital Stock and Holders of Vytek Capital Stock” on page 146. All of the foregoing could hinder, delay or prevent a change in control of the combined company and could limit the price that investors might be willing to pay in the future for shares of common stock of the combined company.

Risks Related to the Securities Market

The trading price of shares of California Amplifier common stock may be affected by factors in addition to those factors affecting the price of Vytek common stock. The price of shares of California Amplifier common stock could decline.

      As a publicly traded company, the trading price of California Amplifier common stock has fluctuated significantly in the past. The future trading price of California Amplifier common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•	actual or anticipated fluctuations in revenues or operating results;

•	failure to meet securities analysts’ or investors’ expectations of performance;

•	changes in key management personnel;

•	announcements of technological innovations or new products by California Amplifier or its competitors;

•	developments in or disputes regarding patents and proprietary rights;

•	proposed and completed acquisitions by California Amplifier or its competitors;

•	the mix of products and services sold;

•	the timing, placement and fulfillment of significant orders;

•	product and service pricing and discounts;

•	acts of war or terrorism; and

•	general economic conditions.

California Amplifier’s stock price is highly volatile and it expects the stock price of the combined company to remain highly volatile.

      The market price of California Amplifier stock has been highly volatile and it expects the stock price of the combined company to remain highly volatile due to the risks and uncertainties described in this section of the joint proxy statement/prospectus, as well as other factors, including:

•	substantial volatility in quarterly revenues and earnings due to California Amplifier’s current dependence on a small number of major customers; and

•	comments by securities analysts, or the combined company’s failure to meet market expectations.

      Over the two-year period ended February 28, 2004, the price of California Amplifier common stock as reported on The Nasdaq National Market ranged from a high of $16.87 to a low of $3.07. The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

Multiple factors beyond the combined company’s control may cause fluctuations in its operating results and may cause its business to suffer.

      The revenues and results of operations of the combined company may fluctuate significantly, depending on a variety of factors, including the following:

•	California Amplifier’s dependence on a few major customers in its satellite products business that currently account for a substantial majority of its overall sales;

•	the introduction of new products and services by competitors; and

•	seasonality in the equipment market for the U.S. DBS subscription television industry.

      The combined company will not be able to control many of these factors. In addition, if the revenues of the combined company in a particular period do not meet expectations, it may not be able to adjust its expenditures in that period, which could cause its business to suffer. Period-to-period comparisons of the financial results of the combined company will not necessarily be meaningful. You should not rely on these comparisons as an indication of the combined company’s future performance. If the operating results of the combined company in any future period fall below the expectations of securities analysts and investors, its stock price may fall, possibly by a significant amount.

THE CALIFORNIA AMPLIFIER SPECIAL MEETING

      This joint proxy statement/ prospectus is being furnished to the stockholders of California Amplifier as part of the solicitation of proxies by the California Amplifier board of directors for use at the special meeting of stockholders of California Amplifier to be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at the Radisson/ Marriott Hotel, 600 East Esplanade Drive, Oxnard, California 93030, or at any adjournment or postponement of such meeting. This joint proxy statement/ prospectus and the enclosed form of proxy card are first being mailed to stockholders of California Amplifier on or about March 11, 2004.

Purpose of Special Meeting

      The purpose of the California Amplifier special meeting is to:

•	approve the issuance of shares of California Amplifier common stock to the stockholders of Vytek and the holders of all the outstanding options and warrants of Vytek which will be assumed by California Amplifier in accordance with the merger agreement; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

California Amplifier Board of Directors’ Recommendation

      The California Amplifier board of directors, after careful consideration, has unanimously approved the merger, and the merger agreement and the related transactions. The California Amplifier board believes that the terms of the merger are fair to, and in the best interests of, California Amplifier and its stockholders and unanimously recommends that the California Amplifier stockholders vote FOR the approval of the share issuance in connection with the merger.

Record Date and Voting

      In General. Holders of record of shares of California Amplifier common stock at the close of business on March 8, 2004, referred to in this joint proxy statement/ prospectus as the California Amplifier record date, are entitled to notice of and to vote at the California Amplifier special meeting. On the record date, there were 14,903,012 shares of California Amplifier common stock outstanding, each of which will be entitled to one vote. Shares of California Amplifier common stock present in person or represented by proxy at the California Amplifier special meeting and entitled to vote, including broker non-votes and abstentions, will be counted for the purposes of determining whether a quorum is present. A quorum is present when the holders of record of a majority in voting interest of the shares of stock of California Amplifier entitled to be voted thereat, are present in person, or by proxy.

      The Share Issuance. Pursuant to applicable rules of The Nasdaq National Market, the holders of a majority of the total number of shares of California Amplifier common stock voted in person or by proxy at the special meeting must approve the issuance of up to 8,317,579 shares of California Amplifier common stock in connection with the merger, including the issuance of up to 101,138 shares pursuant to out-of-the-money options and 16,441 shares pursuant to out-of-the-money warrants to purchase Vytek common and preferred stock, to be assumed by California Amplifier in the merger. Abstentions and broker non-votes will not be considered voted at the special meeting for or against the approval of the share issuance.

      Abstentions and broker “non-votes” will not be counted as having been voted on the proposal and have the effect of reducing the number of affirmative votes required to achieve a majority for such approval by reducing the total number of shares from which the majority is calculated. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner with respect to the proposal.

Voting and Revocation of Proxies

      All shares of California Amplifier common stock that are entitled to vote and are represented at the California Amplifier special meeting by properly executed proxies received by California Amplifier prior to or at the meeting, and not revoked, will be voted at the meeting or any adjournment or postponement thereof in accordance with the instructions indicated on the proxies. If no instructions are indicated (other than broker non-votes), the proxies will be voted FOR approval of the share issuance.

      The persons appointed as proxies of the California Amplifier stockholders (Ira Coron and Fred Sturm) may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies in favor of the share issuance, if California Amplifier stockholders have granted such authority to the proxies by checking the appropriate box on the California Amplifier proxy. No proxy voted against the approval of the share issuance will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

      The California Amplifier board of directors does not know of any matters other than those described in the notice of the California Amplifier special meeting that are to be presented for action at such meeting. If any other matters are properly presented at the California Amplifier special meeting for consideration, the persons appointed as proxies generally will have discretion to vote on such matters in accordance with their judgment.

      The person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. Proxies may be revoked by:

•	filing with the Corporate Secretary of California Amplifier, at or before the taking of the vote at the California Amplifier special meeting, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later dated proxy relating to the same shares and delivering it to the Corporate Secretary of California Amplifier before the taking of the vote at the California Amplifier special meeting; or

•	attending the California Amplifier special meeting and voting in person, although attendance at the California Amplifier special meeting will not in and of itself constitute a revocation of a proxy.

      Any written notice of revocation or subsequent proxy should be sent to California Amplifier, Inc., 1401 North Rice Avenue, Oxnard, California 93030, Attention: Corporate Secretary, or hand-delivered to the Secretary of California Amplifier at or before the taking of the vote at the California Amplifier special meeting.

      California Amplifier has retained Georgeson Shareholder Communications to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses. All expenses of California Amplifier’s solicitation of proxies for the California Amplifier special meeting will be borne by California Amplifier. In addition to solicitation by use of the mails, proxies may be solicited from California Amplifier stockholders by the directors, officers and employees of California Amplifier in person or by telephone, facsimile, electronic mail or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and California Amplifier will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Appraisal Rights

      California Amplifier’s stockholders are not entitled to appraisal rights in connection with the merger.

THE VYTEK SPECIAL MEETING

      Vytek is furnishing this joint proxy statement/ prospectus to Vytek stockholders in connection with the solicitation of proxies from Vytek stockholders for use at the Vytek special meeting to be held on Thursday, April 8, 2004, and any adjournments or postponements thereof. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to Vytek stockholders is March 11, 2004.

Date, Time and Place

      The Vytek special meeting will be held on Thursday, April 8, 2004, at 10:00 a.m., Pacific Time, at Vytek’s headquarters located at 12670 High Bluff Drive, San Diego, California, 92130.

Purpose of the Special Meeting

      At the Vytek special meeting, and any adjournment or postponement thereof, Vytek stockholders will be asked:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among California Amplifier, Mobile Acquisition Sub, Inc., or Acquisition Sub, a Delaware corporation and wholly-owned subsidiary of California Amplifier, James E. Ousley, as representative of the stockholders of Vytek and Vytek, and approve the merger of Vytek with Acquisition Sub pursuant to which Vytek will become a wholly-owned subsidiary of California Amplifier;

2. To consider and vote upon a proposal to amend, solely in connection with the merger, Vytek’s Amended and Restated Certificate of Incorporation, in order exempt the merger and related transactions from triggering the liquidation preferences in Vytek’s certificate and to clarify that the terms of the merger agreement will govern the distribution to Vytek stockholders in connection with the merger; and

3. To consider and vote upon such other matters which may properly come before the special meeting or any adjournments or postponements thereof, including any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies.

      Effective March 3, 2004, Jason A. Mendelson replaced James E. Ousley as the representative of the stockholders of Vytek. Adoption of the merger agreement is contingent upon stockholder approval of the certificate amendment.

Recommendation of the Board of Directors of Vytek

      The Vytek board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Vytek and its stockholders, approved the merger agreement and the certificate amendment, and declared that it is in the best interests of Vytek’s stockholders to adopt the merger agreement and approve the certificate amendment. The Vytek board of directors unanimously recommends that Vytek’s stockholders vote FOR approval of the merger proposal and FOR approval of the certificate amendment.

Record Date; Stock Entitled to Vote

      Only holders of record of Vytek common stock and Vytek preferred stock at the close of business on February 27, 2004, the record date, are entitled to receive notice of and vote at the Vytek special meeting. On the record date, there were outstanding and entitled to vote 13,576,150 shares of Vytek common stock held by 354 holders of record, 22,950,784 shares of Series A Preferred held by 30 holders of record, 4,256,406 shares of Series B Preferred held by 44 holders of record, and 22,790 shares of Series Junior Preferred held by 3 holders of record. Each holder of Vytek common stock on the record date will be entitled to one vote for each share held. To the extent that the Vytek preferred stock is entitled to vote on an as-if converted to common stock basis, each holder of Vytek preferred stock on the record date will be entitled to a number of votes equal to the number of shares of Vytek common stock into which such shares of preferred stock could then be converted. For purposes of voting, each share of Series A Preferred is convertible into shares of Vytek common stock on a 1:1 basis, each share of Series B Preferred is convertible into shares of Vytek common stock on a 1:1 basis and each share of Series Junior Preferred is convertible into shares of Vytek common stock on a 1:1 basis.

Required Vote

Merger Agreement

      Adoption of the merger agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis and (ii) the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class.

Certificate Amendment

      Approval of the certificate amendment requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis and (ii) the holders of a majority of the outstanding shares of the Series A Preferred, the Series B Preferred, the Series Junior Preferred and Vytek common stock, each voting separately as a single class.

      You should vote your proxy even if you plan to attend the Vytek special meeting. You can always change your vote at the Vytek special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Vytek in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

Voting Agreements

      As of the record date, directors and executive officers of Vytek, and certain stockholders affiliated with them, held 70% of the outstanding shares of Vytek common stock and preferred stock, calculated on an as-if-converted to common stock basis, 91% of the outstanding shares of Series A Preferred and Series B Preferred taken together, 91% of the outstanding shares of Series A Preferred, 89% of the outstanding shares of Series B Preferred, none of the outstanding shares of Series Junior Preferred and 28% of the outstanding shares of Vytek common stock entitled to vote at the special meeting.

      Those directors and officers of Vytek, along with certain stockholders affiliated with them, have entered into individual voting agreements with California Amplifier pursuant to which, among other things, they have agreed to vote a portion of their shares of Vytek capital stock in favor of adoption of the merger agreement and approval of the merger, against any proposal adverse to the merger and in favor of the certificate amendment. As of the record date, a total of approximately 32.6% of the outstanding shares of Vytek common stock and preferred stock, calculated on an as-converted to common stock basis, 42.1% of the outstanding shares of Series A Preferred and Series B Preferred taken together, 13.7% of the outstanding shares of Vytek common stock, 42.2% of the outstanding shares of Series A Preferred, 41.8% of the outstanding shares of Series B Preferred and none of the outstanding shares of Series Junior Preferred entitled to vote at the special meeting were subject to voting agreements. The form of this voting agreement can be found at Exhibit B to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A.

      Each of these Vytek stockholders has also granted an irrevocable proxy and a power of attorney to California Amplifier and certain California Amplifier representatives to vote his or her shares of Vytek capital stock in favor of adoption of the merger agreement and against any proposal adverse to the merger and in favor of the certificate amendment.

Quorum; Abstentions

      The presence at the Vytek special meeting, either in person or by proxy, of Vytek stockholders entitled to cast a majority of the votes thereat is necessary to constitute a quorum to transact business at the meeting. If a quorum is not present, it is expected that the Vytek special meeting will be adjourned or postponed in order to solicit additional proxies. Shares of Vytek capital stock represented at the Vytek special meeting but not voted, including shares of Vytek capital stock for which proxy cards have been received but for which the holders have abstained, will be treated as present at the Vytek special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Because approval of the merger proposal and approval of the certificate amendment require the affirmative vote of a majority of the outstanding shares of various classes and series of Vytek capital stock, a failure to vote or an abstention with respect to a proposal will have the same practical effect as a vote against the proposal.

Proxies

      All shares represented by properly executed and unrevoked proxies received in time for the Vytek special meeting will be voted at the Vytek special meeting in the manner specified therein. Properly executed proxies that do not contain voting instructions will be voted FOR the approval of the merger proposal and FOR approval of the certificate amendment.

      Only shares affirmatively voted for a proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of Vytek capital stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the approval of the merger proposal and approval of the certificate amendment.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the Vytek special meeting, including adjournments or postponements to permit further solicitations of proxies if Vytek stockholders have granted such authority to the proxies by checking the appropriate box on the Vytek proxy. No proxy voted against approval of the merger proposal and against approval of the certificate amendment will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. Failure to vote and abstentions will have no effect on a proposal to adjourn or postpone the Vytek special meeting.

      Vytek does not expect that any matter other than the proposals presented in this joint proxy statement/prospectus will be brought before the Vytek special meeting. However, if other matters are properly presented at the Vytek special meeting or any adjournment or postponement of the Vytek special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Vytek Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with the Corporate Secretary of Vytek a duly executed revocation of proxy;

•	submitting a duly executed proxy to the Corporate Secretary of Vytek bearing a later date; or

•	appearing at the Vytek special meeting and voting in person; however, attendance at the Vytek Special Meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies and Expenses

      The accompanying proxy is being solicited on behalf of the Vytek board of directors. All costs associated with the solicitation of proxies will be borne by Vytek and the cost of preparing this joint proxy statement/prospectus will be shared by Vytek and California Amplifier. In addition to solicitation by use of the mails, proxies may be solicited from Vytek stockholders by directors, officers and employees of Vytek in person or by telephone, telegram, facsimile, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of Vytek capital stock certificates will be mailed to Vytek stockholders as soon as practicable after completion of the merger.

Appraisal Rights

      Stockholders of Vytek capital stock who do not wish to accept California Amplifier common stock pursuant to the merger have the right under Delaware law to receive a cash payment for the fair value of their shares as determined pursuant to Section 262 of the DGCL. Such rights are more fully described in “The Merger — Appraisal Rights” on page 50.

THE MERGER

      This section of this joint proxy statement/prospectus describes material aspects of the merger, including the merger agreement. Although the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to California Amplifier stockholders and Vytek stockholders. You should carefully read the merger agreement and the other documents to which you are referred in their entirety for a more complete understanding of the merger.

Background of the Merger

      In recent years, as a part of the continuous evaluation of its business, California Amplifier has regularly considered a variety of strategic initiatives and transactions with a view toward increasing stockholder value. California Amplifier has explored different strategic alternatives, including the consideration of certain acquisitions, dispositions or commercial relationships.

      In the fall of 2002, Fred Sturm, President and Chief Executive Officer of California Amplifier, requested that Ferris, Baker Watts, California Amplifier’s financial advisor, start gathering information on potential acquisition candidates. California Amplifier was beginning to pursue a strategy to expand its customer base and product offerings in an effort to reduce its reliance on a few major customers. California Amplifier’s customer concentration had resulted in fluctuating revenues and profitability over the last several years. The focus of Ferris, Baker Watts’ work was to provide information about public and private companies’ products, finances and other pertinent data. Ferris, Baker Watts, working in conjunction with California Amplifier, developed a list of potential acquisition candidates and reviewed the list with Mr. Sturm.

      Founded in 2000, Vytek’s growth was fueled by the pursuit of strategic opportunities. During Vytek’s existence it has consummated seven principal acquisitions. In 2003, Vytek’s objective was to explore additional potential acquisition, merger and commercial opportunities with a view towards improving the company value for its stockholders. As part of this strategy, Vytek entered into initial, preliminary discussions with California Amplifier.

      In February 2003, at the request of Vytek, Amtech Associates, a consulting firm whose principal is a stockholder of Vytek, shared information about Vytek with Ferris, Baker Watts and in April 2003, Amtech Associates provided more detailed information about Vytek’s business to Ferris, Baker Watts. Within that time period, Ferris, Baker Watts shared the information regarding Vytek with Mr. Sturm. Ferris, Baker Watts had been aware of Vytek since 2000 and in June 2003, Ferris, Baker Watts requested further information on Vytek that it could share with California Amplifier. California Amplifier had also become familiar with the business of Vytek through the developments surrounding its wireless technologies.

      In early July 2003, California Amplifier and Vytek entered into a nondisclosure agreement to facilitate the discussion of a possible business combination and the exchange of information related to the businesses of Vytek and California Amplifier. Vytek then shared its corporate presentation, operating results and financial projections for the remainder of calendar 2003 with Ferris, Baker Watts and California Amplifier. On July 11, 2003, Mr. Sturm and James E. Ousley, President and Chief Executive Officer of Vytek, spoke via telephone about potential synergies between the companies. On July 23, 2003, Mr. Sturm held a phone conversation with Tracy R. Trent, Executive Vice President and Chief Operating Officer of Vytek, to discuss the companies’ respective businesses. On August 4 and 12, 2003, members of California Amplifier management met with Mr. Trent to learn more about each others’ business.

      On August 5, 2003, Vytek held a regularly scheduled meeting of its board of directors. Mr. Ousley presented a summary of the discussions to date relating to potential strategic opportunities for Vytek, including the potential opportunity with California Amplifier. The board of directors of Vytek agreed that the company should further investigate these opportunities.

      On August 13, 2003, Ferris, Baker Watts provided its financial research and analysis of California Amplifier to Vytek. On August 15, 2003, California Amplifier and Vytek held a conference call to better understand each others’ business and discuss potential synergies. Over the course of August and September 2003 (including a meeting between Mr. Sturm and Mr. Trent on September 28, 2003), members of California

Amplifier’s and Vytek’s management met to gain a better understanding of each companies’ operations, products and services and how the companies might ultimately complement each other. In addition, Mr. Ousley had discussions with Ferris, Baker Watts related to the potential synergies of the companies. In these early discussions, the executives reviewed the current business climate and the opportunities provided by a possible combination of California Amplifier and Vytek.

      Mr. Ousley and Leonard Fassler, the Chairman of the Board of Vytek, met with Ferris, Baker Watts in New York on September 7, 2003 to discuss potential synergies between California Amplifier and Vytek. Through these preliminary discussions, the parties concluded that there may be a strategic fit between the businesses of California Amplifier and Vytek and that a possible business combination should be further explored.

      On September 30, 2003, California Amplifier’s management and Ferris, Baker Watts presented to California Amplifier’s board of directors a preliminary report regarding a potential acquisition of Vytek. The California Amplifier board of directors gave its approval for California Amplifier to pursue the potential acquisition of Vytek and to accelerate its due diligence review and proceed to more formal negotiations.

      On October 1, 2003, Mr. Ousley and Mr. Sturm spoke via telephone to discuss potential terms and conditions of the transaction.

      On October 3, 2003, at Vytek’s regularly scheduled meeting of its board of directors, Mr. Ousley presented a summary of the discussions with California Amplifier to date and a summary of the potential benefits and possible risks presented by the merger. The Vytek board of directors designated Mr. Ousley, Mr. Fassler and two other directors of Vytek, David Ryan and Brad Feld, as a working group of the board to meet regularly to further investigate the potential strategic opportunity with California Amplifier. From October through December 2003, Mr. Ousley held weekly calls with this group of directors to discuss the status of negotiations and details surrounding the potential strategic transaction with California Amplifier.

      On October 6, 2003, representatives of Ferris, Baker Watts participated in a conference call with members of Vytek’s board of directors. The Ferris, Baker Watts representatives provided background on Ferris, Baker Watts and California Amplifier and discussed the benefits of pursuing an acquisition of Vytek by California Amplifier within certain preliminary valuation parameters.

      On October 7 and 8, 2003, Mr. Trent visited California Amplifier’s facility in Camarillo, California to see the operations and learn more about California Amplifier and to discuss Vytek’s business structure.

      On October 13 and 23, 2003, Mr. Sturm and Mr. Trent met and discussed strategic reasons for the merger. On October 16, 2003, Ferris, Baker Watts transmitted a list of certain proposed terms to Vytek on behalf of California Amplifier, which was later refined and clarified on October 23, 2003.

      In mid-October 2003, Vytek engaged the law firm of Paul, Hastings, Janofsky & Walker LLP to provide legal advice to Vytek concerning the potential strategic opportunity with California Amplifier.

      Mr. Sturm met with Mr. Ousley on October 23, 2003 and then again on November 5 and November 6, 2003 to discuss the potential merger, synergies and strategic goals. Richard Vitelle, California Amplifier’s Chief Financial Officer, met with Walter Cook, Vytek’s Chief Financial Officer, to discuss financial statement matters.

      On October 28, 2003, California Amplifier’s management and Ferris, Baker Watts presented an update on the process to California Amplifier’s board of directors during a telephonic board meeting. During the meeting, California Amplifier’s management reiterated the desire of the board to pursue a strategy of entering new markets with higher margin product lines. Management presented its thoughts on how the acquisition of Vytek would allow California Amplifier to diversify its customer base and provide it the opportunity to produce higher margin products for these new customers. Ferris, Baker Watts presented an update, based on continuing due diligence, on the potential valuation of Vytek and possible terms of a deal.

      Also on October 28, 2003, Mr. Ousley and other representatives of Vytek met with representatives of California Amplifier in the California Amplifier corporate offices and conducted initial operational legal and financial due diligence on California Amplifier. The executives determined that it was appropriate to establish a schedule for their due diligence investigations; and the executives shared preliminary due diligence information and discussed various operational issues relating to the combination of the companies. Another such due diligence meeting was held on November 13, 2003 with Mr. Ousley, Mr. Fassler and Mr. Sturm. Throughout November and December 2003, the parties continued performing operational, legal and financial due diligence on each others’ business.

      On November 11, 2003, at a meeting of Vytek’s board of directors, Mr. Ousley presented a summary of the discussions concerning the potential merger with California Amplifier, and summary historical financial data of California Amplifier and Vytek. Mr. Ousley also provided an update regarding the terms of the negotiations to date with California Amplifier. Ferris, Baker Watts presented to Vytek’s board of directors a description of the California Amplifier business and the potential synergies of a strategic transaction. Mr. Sturm made a presentation to Vytek’s board of directors concerning the business of California Amplifier and the potential merger opportunity. The meeting was also attended by a representative of Vytek’s outside counsel, Paul, Hastings, Janofsky & Walker LLP, who presented a summary of potential legal issues involved with pursuing the strategic opportunity with California Amplifier. At an executive session of the meeting, the board further discussed the synergies, risks and opportunities of pursuing the potential transaction with California Amplifier.

      On November 19, 2003, California Amplifier held a board meeting and, among other agenda items, discussed the potential Vytek Acquisition. Vytek’s management presented an overview of Vytek, its products and services and its operating results and answered questions. Ferris, Baker Watts presented its thoughts on Vytek’s valuation based on its continued due diligence and Vytek’s results. In addition, Ferris, Baker Watts discussed the business terms of a potential acquisition and answered questions.

      On November 20, 2003, members of California Amplifier’s management met with members of Vytek’s management in San Diego to discuss financial results which was followed up later in the day with members of California Amplifier’s management touring Vytek’s manufacturing facility in Vista, California.

      Simultaneously with these discussions and meetings, California Amplifier’s outside legal advisor, Gibson, Dunn & Crutcher LLP, began preparing a draft merger agreement, which was initially delivered to the parties on November 26, 2003. Additional agreements and disclosure schedules related to the merger agreement were delivered to the parties later in December 2003. California Amplifier held a series of meetings and telephone conferences with Vytek and Vytek’s outside legal advisor, Paul, Hastings, Janofsky & Walker LLP, primarily for the purposes of completing due diligence efforts and negotiating the terms and conditions of the merger agreement and the related agreements. During this period, significant negotiations were focused on the consideration, escrow agreement, indemnification obligations and termination fees.

      Between December 8 and December 18, 2003, representatives of California Amplifier and Vytek continued to finalize the remaining open issues in the merger agreement and related agreements, including the final merger consideration and the termination fee provisions. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

      On December 18, 2003, at a meeting of the board of directors of California Amplifier, the California Amplifier directors reviewed the merger agreement and related transaction documents as negotiated to date, including the resolution of the remaining open issues, and received a fairness opinion from Ferris, Baker Watts stating that the exchange ratios in the merger are fair, from a financial point of view, to the holders of California Amplifier common stock. On December 19, 2003, at a special meeting of the board of directors of Vytek, a representative of Paul, Hastings, Janofsky & Walker LLP, Vytek’s outside counsel, provided the Vytek board with a detailed presentation regarding the material terms of the merger agreement and the related transaction documents negotiated to date. The board’s questions regarding the agreement were answered and the significant risks involved with the merger, including, among other concerns, the uncertainty of closing were discussed. The board also considered the strategic benefits of the combination of the two businesses. After discussion, the board unanimously concluded the proposed merger with California Amplifier is consistent with, and in furtherance of, the long-term business strategy of Vytek and fair to, and in the best interests of,

Vytek and Vytek’s stockholders and adopted resolutions approving the merger agreement, the related transaction documents, the certificate amendment and other actions by management necessary to consummate the merger. The Vytek board also unanimously determined to recommend to Vytek’s stockholders that they approve the merger proposal and the certificate amendment.

      Following the December 18, 2003 meeting of the California Amplifier board and the December 19, 2003 meeting of the Vytek board, representatives of California Amplifier and Vytek continued negotiating to finalize the provisions of the merger agreement and related transaction documents.

      On December 23, 2003, Messrs. Sturm and Vitelle briefed the California Amplifier board of directors on the status of the transaction with Vytek and the board members reviewed certain final aspects of the transaction and related issues. After discussion, the board unanimously concluded that the proposed merger with Vytek is consistent with, and in furtherance of, the long-term business strategy of California Amplifier and fair to, and in the best interests of, California Amplifier and California Amplifier’s stockholders and adopted resolutions approving the merger agreement, the related transaction documents and the issuance of California Amplifier common stock pursuant to the merger, and other actions by management necessary to consummate the merger. The board also unanimously determined to recommend to California Amplifier’s stockholders that they approve the issuance of shares in connection with the merger. The merger agreement and voting agreements were executed and delivered by all parties, including certain stockholders, officers and directors of Vytek, later that afternoon, following the close of the public trading market. That afternoon, California Amplifier and Vytek issued a joint press release announcing their agreement to merge.

Joint Reasons for the Merger

      The California Amplifier board of directors and the Vytek board of directors each believes that the combined company will have greater potential for financial strength, market power and growth than either California Amplifier or Vytek would have on its own. The California Amplifier board of directors and the Vytek board of directors identified a number of more specific potential benefits from the merger that they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

•	the merger may enhance the potential to realize the strategic objective of the combined company to expand its market share and increase the combined company’s ability to compete effectively in the wireless access products and mobile solutions market;

•	the merger may provide the combined company with the opportunity to expand its product offerings which could expand its customer base to obtain advantages and efficiencies in the marketing, selling and pricing of its products and to achieve profitability;

•	the merger may provide the opportunity for certain operational cost efficiencies for the combined company;

•	the merger may broaden and expand the support that the combined company may offer to its existing clients;

•	the merger may increase the efficiency of the sales team of the combined company and allow for stronger relations with the combined company’s alliance partners; and

•	the combined company will have an enhanced management team that has the breadth and depth to effectively lead and manage the combined company’s growth.

California Amplifier’s Reasons for the Merger

      In reaching its conclusion to approve and adopt the merger and the merger agreement, the California Amplifier board of directors considered the factors described above under “— Joint Reasons for the Merger,”

as well as other potential benefits of the merger that it believes will contribute to the future success of the combined company. These other potential benefits include:

•	diversifying California Amplifier’s overall business and customer base, which at the present time are dominated by its sales of outdoor reception equipment to the two major U.S. DBS television service providers;

•	enabling California Amplifier to strengthen its presence in the wireless industry by capitalizing on Vytek’s offerings, thereby enhancing the products and services available to California Amplifier’s customers;

•	enhancing California Amplifier’s technical and sales staff with Vytek’s experienced technical and sales personnel;

•	capitalizing on complementary customer bases with limited overlap, to cross-sell California Amplifier’s products to Vytek’s core markets and to cross-sell Vytek’s products and services to California Amplifier’s core markets; and

•	increasing the outstanding number of shares of California Amplifier common stock and thereby potentially increasing the trading volumes for California Amplifier common stock and the liquidity of the stock for investors.

      The California Amplifier board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

•	historical information concerning California Amplifier’s and Vytek’s respective businesses, financial performance and condition, operations, technology and management;

•	California Amplifier’s management’s view of the financial condition, results of operations, businesses and future prospects of California Amplifier and Vytek before and after giving effect to the merger;

•	current financial market conditions and historical market prices for California Amplifier’s common stock, volatility and trading information;

•	the determination of Vytek’s affiliates to enter into lock-up agreements restricting the sale of newly issued California Amplifier common stock during the one-year period following the effective time of the merger;

•	the opinion of Ferris, Baker Watts that, as of the date of its opinion and subject to the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, the exchange ratios in the merger are fair, from a financial point of view, to the holders of California Amplifier common stock;

•	the terms and conditions of the merger agreement and related agreements;

•	the belief that the terms of the merger agreement and related agreements are reasonable;

•	the anticipated impact of the merger on the combined company’s customers and employees; and

•	the results of the due diligence investigation of Vytek conducted by California Amplifier’s management and its financial and legal advisors.

      The California Amplifier board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

•	the risk that the potential benefits and synergies of the merger may not be realized;

•	the possibility that the merger may not be consummated;

•	the potential loss of revenues and business opportunities for California Amplifier as a result of initial confusion in the marketplace for California Amplifier’s and Vytek’s products following the announce-

ment of the merger, and the possible exploitation of such confusion by California Amplifier’s and Vytek’s competitors;

•	the negative impact on earnings, resulting from the amortization of certain intangible assets purchased in the merger;

•	the risk of management and employee disruption associated with merging the two organizations, including the risk that, despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry, particularly in California Amplifier’s and Vytek’s respective geographical locations; and

•	other applicable risks described in this joint proxy statement/ prospectus under “Risk Factors” on page 18 of this joint proxy statement/ prospectus.

      California Amplifier’s board concluded that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, on balance, the merger’s potential benefits to California Amplifier and its stockholders outweighed the potential risks. The discussion of the information and factors considered by California Amplifier’s board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, California Amplifier’s board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their determination.

Recommendation of the Board of Directors of California Amplifier

      For the reasons discussed above, the California Amplifier board has unanimously approved and adopted the merger, the merger agreement and the transactions contemplated thereby, including the issuance of the shares of California Amplifier common stock in connection with the merger, and believes that the terms of the merger are fair to, and in the best interests of, California Amplifier and its stockholders. The California Amplifier board of directors unanimously recommends that California Amplifier’s stockholders vote FOR the approval of the issuance of the shares of California Amplifier common stock to be issued in connection with the merger.

Opinion of California Amplifier’s Financial Advisor

      Pursuant to an agreement made in July 2003, formalized in a letter dated as of November 21, 2003, California Amplifier retained Ferris, Baker Watts, Incorporated to provide financial advisory services and a financial opinion letter in connection with the merger. Ferris, Baker Watts was selected by California Amplifier’s board of directors to act as California Amplifier’s financial advisor based on Ferris, Baker Watts’ qualifications, expertise and reputation and its knowledge of the business and affairs of California Amplifier and the industry in general.

      At the December 18, 2003 meeting of the California Amplifier board of directors, Ferris, Baker Watts rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration offered pursuant to the merger agreement was fair from a financial point of view to the holders of shares of California Amplifier common stock. Ferris, Baker Watts confirmed its opinion by delivery to the California Amplifier board of directors of a written opinion dated December 22, 2003.

      The full text of the Ferris, Baker Watts opinion, dated as of December 22, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this registration statement. The Ferris, Baker Watts opinion is directed to the California Amplifier board and addresses only the fairness of the consideration offered from a financial point of view to the holders of shares of California Amplifier common stock as of the date of such opinion and does not address any other aspect of the merger. The summary of the Ferris, Baker Watts opinion set forth in this registration statement is qualified in its entirety by reference to the full text of the Ferris, Baker Watts opinion attached as Annex B to the registration statement, which should be read carefully and in its entirety.

      In arriving at its opinion, Ferris, Baker Watts, among other things:

•	reviewed certain publicly available financial statements and other information of California Amplifier;

•	reviewed certain financial statements and other public and private information of Vytek;

•	discussed certain internal financial statements and other financial and operating data concerning Vytek and California Amplifier prepared by the management of Vytek and California Amplifier, respectively;

•	discussed certain financial projections of Vytek and California Amplifier prepared by the management of Vytek and California Amplifier, respectively;

•	discussed the past and current operations and financial condition and the prospects of Vytek and California Amplifier, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Vytek and California Amplifier, respectively;

•	discussed potential strategic and operational benefits of the merger with senior executives of Vytek and California Amplifier;

•	reviewed the financial terms, to the extent publicly available, of certain comparable third party acquisitions;

•	participated in discussions and negotiations among representatives of Vytek and California Amplifier and their legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Ferris, Baker Watts deemed appropriate.

      In arriving at its opinion, Ferris, Baker Watts assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Ferris, Baker Watts for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Ferris, Baker Watts assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of Vytek and California Amplifier. Ferris, Baker Watts relied upon the assessment by the managements of Vytek and California Amplifier of their ability to retain key employees. Ferris, Baker Watts also relied upon, without independent verification, the assessment by California Amplifier’s management of Vytek’s and California Amplifier’s technologies and products, the timing and risks associated with the integration of Vytek and California Amplifier and the validity of, and risks associated with, Vytek’s and California Amplifier’s existing and future products and technologies.

      In addition, Ferris, Baker Watts assumed that the merger will be consummated in accordance with the terms set forth in the draft merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Code. Ferris, Baker Watts has not made any independent valuation or appraisal of the assets or liabilities of Vytek and California Amplifier, nor has Ferris, Baker Watts been furnished with any such appraisals. The Ferris, Baker Watts opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Ferris, Baker Watts as of the date of the Ferris, Baker Watts opinion.

      The following is a brief summary of certain analyses performed by Ferris, Baker Watts in connection with its oral opinion and its written opinion.

      Discounted Cash Flow Analysis. The discounted future free cash flow analysis ascribes value only to the cash flows that can ultimately be taken out of the business. These free cash flows are then discounted to the present at an industry weighted average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm’s growth. It is these series of free cash flows that, when discounted to the present and after subtracting claims by debtholders and others, represents the economic value of a firm to its stockholders. This method of valuation depends upon the accuracy of the financial projections. Ferris, Baker Watts discounted the projections prepared by the management of California Amplifier and Vytek based on Ferris, Baker Watts’ judgment regarding the expected future combined companies’ financial performance.

      Given the volatility of California Amplifier’s stock price since the initiation of discussions with Vytek in July 2003, Ferris, Baker Watts’ performed a discounted cash flow analysis to determine separately the value of California Amplifier’s stock as consideration in the transaction and the anticipated future Vytek free cash flow as a fully integrated subsidiary of California Amplifier. Based on the intrinsic value of California Amplifier’s stock and the intrinsic value for Vytek as an integrated subsidiary of California Amplifier from the discounted cash flow analyses, the consideration offered to the Vytek stockholders is less than the intrinsic value for Vytek and therefore is fair to the common stockholders of California Amplifier from a financial point of view.

      Due to the volatility of California Amplifier’s stock price leading up to the December 18, 2003 meeting of the California Amplifier board of directors, Ferris, Baker Watts also examined the five day Volume Weighted Average Price, or VWAP, of California Amplifier’s stock to determine the value of the consideration being paid to Vytek. The VWAP provides a weighted average price that is commonly used to approximate the market price of a highly volatile stock. Using the VWAP as the basis for valuing the California Amplifier shares, the value of the consideration being offered to the Vytek stockholders was less than the intrinsic value for Vytek, as determined by the discounted cash flow analysis, and, as such, supported the conclusion.

      Comparable Company Analysis. The earnings and book multiple comparison analysis traditionally examines the operating earnings, net income (both historical and projected), revenue and book value multiples. Given the fact that Vytek is the result of multiple acquisitions and had not yet generated historical profits, several of these traditional analyses could not be relied upon in the process of attempting to determine a fair market value for Vytek in relation to its peers in the market. While Ferris, Baker Watts did not rely on this methodology, the multiples of projected 2003 revenues, next fiscal year’s earnings and book value do support the conclusion that the consideration being offered by California Amplifier to Vytek’s stockholders is fair from a financial point of view to California Amplifier’s stockholders.

      Comparable Merger and Acquisition Analysis. The comparable merger and third party acquisition analysis examines publicly available records for sale transactions in Vytek’s industry. This method of valuation is often difficult to perform due to the lack of publicly available data on the target companies involved in the transactions. Ferris, Baker Watts examined eleven transactions that disclosed target financial information. Given the fact that Vytek has not generated profits to date, Ferris, Baker Watts relied on multiples of sales and book value. Given the many factors impacting the consideration paid in a merger and acquisition, including control premiums and dissimilarities between companies, these measures are traditionally not very reliable in determining the fairness of the consideration paid. While Ferris, Baker Watts did not rely on this valuation methodology, based upon the multiples of Vytek’s projected 2003 sales and book value, this analysis does support the conclusion that the consideration being offered by California Amplifier to Vytek’s stockholders is fair from a financial point of view to California Amplifier’s stockholders.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Ferris, Baker Watts considered the results of all of its analyses as a whole. Furthermore, Ferris, Baker Watts believes that selecting any portion of Ferris, Baker Watts’ analyses, without considering all its analyses, would create an incomplete view of the process underlying the Ferris, Baker Watts opinion and that the totality of the factors considered and analyses performed by Ferris, Baker Watts in connection with its opinion operated collectively to support Ferris, Baker Watts’ determination as to the fairness, from a financial point of view, of the consideration being offered to holders of shares of Vytek’s common stock. In addition, Ferris, Baker Watts may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Ferris, Baker Watts’ view of the actual value of Vytek.

      In performing its analysis, Ferris, Baker Watts made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of California Amplifier or Vytek. Any estimates contained in the analyses performed by Ferris, Baker Watts are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Ferris, Baker Watts’ analysis of the fairness to California Amplifier’s stockholders from a financial point of view of the consideration paid pursuant to the merger agreement and were provided to the California Amplifier board of directors in connection with the delivery of the Ferris, Baker Watts opinion to California Amplifier. The analyses do not purport to be appraisals of value or to reflect the prices at which California Amplifier or Vytek might actually be sold or traded. In addition, as described above, the Ferris, Baker Watts opinion was one of the many factors taken into consideration by the California Amplifier board of directors in making its determination to approve the merger. The exchange ratio of 0.083416 California Amplifier common share for each Vytek common share pursuant to the merger agreement as well as the preferred exchange ratios were determined through arm’s-length negotiations between California Amplifier and Vytek and were approved by the California Amplifier board of directors. Consequently, the Ferris, Baker Watts analyses as described above should not be viewed as determinative of the opinion of the California Amplifier board of directors with respect to the value of California Amplifier or of whether the California Amplifier board of directors would have been willing to agree to different consideration.

      Ferris, Baker Watts is a nationally recognized investment banking and advisory firm. Ferris, Baker Watts, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Ferris, Baker Watts may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage and financing activities, Ferris, Baker Watts and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of California Amplifier for its account or the account of its customers. Ferris, Baker Watts and its affiliates have, in the past, provided financial advisory and financing services to California Amplifier and its affiliates.

      Pursuant to an agreement entered into in July of 2003 and formalized in an engagement letter dated as of November 21, 2003, Ferris, Baker Watts provided financial advisory services and a financial fairness opinion in connection with the merger, and California Amplifier agreed to pay Ferris, Baker Watts fees totaling approximately $1,460,000, of which $200,000 has already been paid and the balance of $1,260,000 will be due upon closing of the transaction. California Amplifier also agreed to reimburse Ferris, Baker Watts for expenses incurred by Ferris, Baker Watts in performing its services. In addition, California Amplifier has also agreed to indemnify Ferris, Baker Watts and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Ferris, Baker Watts or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Ferris, Baker Watts’ engagement and any related transactions.

      The merger agreement does not contemplate or provide for Ferris, Baker Watts to update its opinion dated December 22, 2003. California Amplifier does not currently intend to request an updated opinion from Ferris, Baker Watts. However, if there were a material amendment to the merger agreement before completion of the merger that resulted in a resolicitation of proxies for California Amplifier stockholder vote on the issuance of shares of California Amplifier common stock in connection with the merger, California Amplifier would consider at that time whether it was appropriate to obtain an updated opinion from Ferris, Baker Watts.

Interests of California Amplifier’s Financial Advisor

      Pursuant to the terms of Ferris, Baker Watts’ engagement letter with California Amplifier, California Amplifier has paid Ferris, Baker Watts $200,000 for services rendered and $15,000 for expenses incurred in connection with the delivery of its fairness opinion and agreed to pay Ferris, Baker Watts an additional fee of approximately $1,260,000, payable in cash upon the closing of the merger, for its financial advisory services in connection with the merger.

Vytek’s Reasons for the Merger

      The board of directors of Vytek believes that a business combination with California Amplifier will advance its strategic objective of enhancing Vytek’s leadership position in the marketplace. The Vytek board of directors has determined that the merger is advisable and fair to, and in the best interests of, Vytek and its stockholders. The conclusion reached by Vytek’s board, that the transaction with California Amplifier was advisable and fair to, and in the best interests of, Vytek and its stockholders, was supported by the factors described above under “Joint Reasons for the Merger,” as well as the following factors:

•	the judgment, advice and analysis of Vytek’s management with respect to the potential strategic, financial and operational benefits of the proposed transaction, including management’s favorable recommendation of the transaction based in part on the business, technical, financial, internal accounting and legal due diligence investigation performed with respect to California Amplifier;

•	the results of operations and financial condition of California Amplifier and Vytek; and

•	the terms of the merger agreement and related agreements, which were considered by both the board of directors and the management of Vytek to provide a fair and equitable basis for the transaction.

      Vytek’s board of directors also considered a number of potentially negative factors in its deliberations concerning the transaction. The potentially negative factors considered by Vytek’s board included:

•	the risk that the transaction might not be completed in a timely manner or at all;

•	the general difficulties of integrating products, technologies and companies;

•	the negative impact of accounting charges resulting from: (i) amortization of intangible assets generated by the merger; and (ii) the cost of integrating the companies;

•	the possible employee disruption associated with the merger; and

•	other applicable risks described in the section “Risk Factors” on page 18 of this joint proxy statement/ prospectus.

      The above discussion of information and factors considered by Vytek’s board of directors is not intended to be exhaustive but is indicative of the material factors considered by the board. In view of the wide variety of factors considered by Vytek’s board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, Vytek’s board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Vytek board of directors may have given different weight to different factors. However, after taking into account all of the factors described above, Vytek’s board of directors determined that the merger agreement and the related transactions were advisable and fair to, and in the best interests of, Vytek and its stockholders.

Recommendation of the Board of Directors of Vytek

      After careful consideration, Vytek’s board of directors has determined that the merger is advisable and fair to, and in the best interests of, Vytek and its stockholders, has adopted the merger agreement and approved the certificate amendment, and declared that it is in the best interests of Vytek’s stockholders to approve the merger proposal and the certificate amendment. Accordingly, Vytek’s board of directors unanimously recommends that Vytek’s common and preferred stockholders vote FOR the approval of the merger proposal and FOR approval of the amendment to Vytek’s amended and restated certificate of incorporation.

Interests of Executive Officers and Directors of California Amplifier and Vytek in the Merger

      Stockholders should be aware of the interests that various executive officers and directors of Vytek have in the merger. The board of directors of Vytek was aware of the material conflicts and considered them when approving the merger, the merger agreement and related actions. These interests of the executive officers and directors of Vytek may be different from, and in addition to, other stockholders’ interests and their interests as stockholders. As a result of the interests described below, these directors and executive officers of Vytek may have been more likely to approve the transaction than the Vytek stockholders generally.

      No directors or officers of California Amplifier have any interests in Vytek different from, or in addition to, other California Amplifier stockholders.

Interests of Vytek’s Executive Officers and Directors

      James E. Ousley, President and Chief Executive Officer. Pursuant to Mr. Ousley’s employment agreement with Vytek, if his employment with Vytek is terminated or if he suffers certain specified diminutions in duties and benefits, in each case within one year following the merger, Mr. Ousley will be entitled to receive (i) salary continuation, based on Mr. Ousley’s then-current base salary, continued vesting under any equity incentive plans and full coverage under all benefit plans, and (ii) certain bonus payments, if any, in each case for a period of one year. Mr. Ousley’s current base salary is $250,000 per year. Bonus consideration is not specified in Mr. Ousley’s employment agreement and Vytek expects that amount to be zero.

      In addition, Vytek has agreed to pay Mr. Ousley an additional severance payment of $100,000 if his employment is terminated in connection with the merger. Therefore, if Mr. Ousley’s employment is terminated in connection with the merger, he will be entitled to receive aggregate severance payments of approximately $350,000.

      In connection with the merger, Mr. Ousley will be nominated to the California Amplifier board of directors, subject to California Amplifier’s corporate governance board nominating procedures. If none of the current members of California Amplifier’s board of directors are removed or resign, Mr. Ousley’s nomination would require California Amplifier to increase the size of its board.

      Leonard Fassler, Chairman of the Board of Directors. In connection with completion of the merger, Vytek has agreed to pay Mr. Fassler a severance payment of $100,000 and an incentive bonus of $200,000.

      Tracy Trent, Executive Vice President and Chief Operating Officer. In connection with the merger, California Amplifier entered into an employment agreement with Mr. Trent. The agreement is contingent upon the completion of the merger. The agreement sets forth the employee’s position, compensation and eligibility to participate in the benefit plans of the combined company. Under the terms of the letter agreement, Mr. Trent will be an at-will employee and entitled to severance benefits in the event his prospective employment with the combined company is terminated without cause.

      Walter Cook, Senior Vice President and Chief Financial Officer. Pursuant to Mr. Cook’s employment agreement with Vytek, if his employment is terminated or if he suffers certain specified diminutions in duties and benefits, in each case within one year following the merger, Mr. Cook will be entitled to receive (i) salary continuation, based on Mr. Cook’s then-current base salary, continued vesting under any equity incentive plans and full coverage under all benefit plans, and (ii) certain bonus payments, if any, in each case for a period of one year. Mr. Cook’s current base salary is $180,000 per year. Bonus consideration is not specified in Mr. Cook’s employment agreement, and Vytek expects that number to be zero. In addition to the above, Vytek has agreed to pay Mr. Cook an incentive bonus of $100,000 in connection with the merger.

      Alexia Brown, Chief Legal Officer. Vytek has agreed to pay Ms. Brown an incentive bonus of $50,000 in connection with the merger.

      Stock Options and Restricted Stock. Under the terms of the merger agreement, Vytek will fully vest, effective immediately prior to completion of the merger, all outstanding unvested options to purchase shares of Vytek capital stock, and will remove all restrictions on shares of Vytek capital stock which remain subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Vytek.

      As of the date of this joint proxy statement/ prospectus, Mr. Cook was the only executive officer who held unvested options to purchase shares of Vytek common stock. As of that date, Mr. Cook held unvested options to purchase a total of 100,000 shares of Vytek common stock at a per share exercise price of $0.01. These options will vest in full immediately prior to the effective time of the merger and, if they remain unexercised, will be assumed by California Amplifier and be converted into options to purchase 8,315 shares of California Amplifier common stock with an exercise price of $0.13 per share.

      As of February 27, 2004, Vytek’s executive officers and directors beneficially held a total of approximately 1,091,997 shares of Vytek common stock, which remain subject to a repurchase option in favor of Vytek that will lapse at the effective time of the merger.

      Registration of California Amplifier Common Stock for Resale. By filing the registration statement, of which this joint proxy statement/ prospectus forms a part, California Amplifier has registered for resale the shares of California Amplifier common stock to be delivered to certain Vytek executive officers, directors and affiliates who will not be executive officers, directors or affiliates of California Amplifier after the merger. The registration statement, of which this joint proxy statement/ prospectus forms a part, will serve as the resale registration statement. This registration for resale will permit those Vytek executive officers, directors and affiliates to immediately sell the shares of California Amplifier common stock they receive pursuant to the merger except to the extent that such shares are subject to any lock-up agreement. After the effective time of the merger (if required by applicable law, rules or regulations), California Amplifier has agreed with Vytek to file a post-effective amendment on Form S-3 to the registration statement of which this joint proxy statement/ prospectus is a part, which post-effective amendment will include a resale prospectus for the benefit of the selling stockholders of the number of shares of California Amplifier common stock received by the selling stockholders pursuant to the merger, and to keep this amendment effective until the earliest of (i) two years after the effective time of the merger, (ii) the date of final sale by the selling stockholders of all shares of California Amplifier common stock registered on the amendment and (iii) the date all shares of California Amplifier registered on the amendment become saleable pursuant to Rule 144 of the Securities Act without registration or limitation under the Securities Act.

      Indemnification of Directors and Officers. The merger agreement provides that for a period of six years after the effective time of the merger, California Amplifier will and will cause Vytek, as the surviving corporation in the merger, to fulfill and honor Vytek’s indemnification obligations pursuant to the DGCL, any indemnification agreements between Vytek and its directors and officers and any indemnification provisions under Vytek’s charter documents in effect as of the date of the merger agreement. The merger agreement further provides that for a period of six years after the effective time of the merger, California Amplifier will maintain, or will cause Vytek, as the surviving corporation in the merger, to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are covered by Vytek’s directors’ and officers’ liability insurance policy immediately prior to the effective time of the merger, on terms no less favorable to the insured parties than those of Vytek’s current insurance policy, provided, however, that in no event will California Amplifier or the combined company be required to pay a price in excess of 250% of the current aggregate annual premiums paid by Vytek.

Accounting Treatment of the Merger

      The merger will be accounted for as a purchase for financial reporting and accounting purposes, as required under generally accepted accounting principles. After the completion of the merger, the results of operations of Vytek will be included in the consolidated financial statements of the combined company. The purchase price will be allocated to Vytek’s assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair values of the net tangible assets of Vytek acquired will be recorded as goodwill and other intangible assets. To the extent required, other intangible assets will be amortized by charges to operations under generally accepted accounting principles. The purchase price allocation will be made based upon valuations and analysis that have not yet been finalized. A preliminary estimate of these valuations is included in this joint proxy statement/ prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” on page 124.

Material United States Federal Income Tax Considerations

      The following is a discussion of the material U.S. federal income tax consequences of the merger to Vytek stockholders. This discussion is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Vytek stockholders that hold their shares of Vytek capital stock, and will hold the shares of California Amplifier common stock received in exchange for their shares of Vytek capital stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Vytek capital stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts;

•	holders who are treated as partnerships or own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Vytek capital stock through stock option or stock purchase programs or otherwise as compensation.

      In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. VYTEK STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

      Tax Consequences of the Merger. California Amplifier and Vytek do not plan to obtain a ruling from the Internal Revenue Service with regard to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code. Nor is the issuance of an opinion of counsel as to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code a condition to the closing of the merger. California Amplifier and Vytek have, however, obtained opinions of Gibson, Dunn & Crutcher LLP and Paul, Hastings, Janofsky & Walker LLP, respectively, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel were given in reliance on customary representations of California Amplifier and Vytek and are subject to customary assumptions, exceptions, limitations and qualifications set forth therein. Certain of those representations and assumptions are forward looking in nature and there is no way of determining with any level of certainty that such representations and assumptions will be true and accurate as of the closing date of the merger. For example, although the opinions are based on certain assumptions relating to the number of dissenting shares, there is no way of determining whether or not such assumptions will be accurate. Any inaccuracy or change in the assumptions or representations relied upon by counsel in issuing their respective opinions and any future actions by California Amplifier or Vytek contrary to the representations or assumptions could adversely affect the conclusions reached in the opinions and the tax discussion set forth below. Vytek stockholders should be aware that the parties intend to consummate the merger even if, as of the closing date, such representations and assumptions are not in fact true and accurate, and as a result, the merger does not qualify as a reorganization under Section 368(a) of the Code.

      The following are the material federal income tax consequences to Vytek stockholders who, consistent with the opinions of counsel referred to above, receive their shares of California Amplifier common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code:

•	No gain or loss will be recognized by a Vytek stockholder on the receipt of shares of California Amplifier common stock in exchange for shares of Vytek capital stock upon the closing of the merger, except with respect to cash, if any, that is received by the stockholder in lieu of a fractional share of California Amplifier common stock.

•	No gain or loss will be recognized by a Vytek stockholder upon the distribution to the stockholder of the California Amplifier common stock held in escrow. Vytek stockholders should consult their own tax advisors with respect to the tax consequences applicable to their individual situations in the event that shares of California Amplifier common stock that are held in escrow are returned to California Amplifier.

•	Each stockholder’s aggregate tax basis in the California Amplifier common stock received pursuant to the merger (including any shares of California Amplifier common stock held in escrow) will be the same as his or her aggregate tax basis in the Vytek capital stock surrendered pursuant to the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. Vytek stockholders must calculate their tax basis in the shares of California Amplifier common stock received upon the closing of the merger by using the assumption that all of the shares of California Amplifier common stock that are placed in escrow will be distributed to them rather than returned to California Amplifier. Thus, in calculating the per share tax basis of the merger consideration received by any Vytek stockholder upon the closing of the merger, the aggregate tax basis of the Vytek stock surrendered by such stockholder pursuant to the merger must be allocated over the maximum number of shares of California Amplifier common stock that such stockholder has the opportunity to receive pursuant to the merger (decreased by the amount of any tax basis allocable to a fractional share interest). If the Vytek stockholders eventually receive all of the shares of California Amplifier common stock that are placed in escrow, the calculation of tax basis described in this paragraph will have reached the correct result. If, however, the Vytek stockholders do not receive such number of shares, the tax basis of the closing merger consideration will have to be adjusted based on the number of shares of California Amplifier common stock actually received after resolution of all contingencies. Because the mechanics of such subsequent basis adjustment are complex and the law governing such an adjustment is unsettled, any Vytek stockholder who sells shares of California Amplifier common stock received pursuant to the merger or otherwise has a recognition event requiring a determination of his or her basis in such shares before the total amount of consideration has been fixed should consult his or her own tax advisor with respect to the calculation of the tax basis in such shares and any subsequent basis adjustments.

•	The holding period of the California Amplifier common stock received pursuant to the merger by a holder of Vytek capital stock will include the holding period of Vytek capital stock that he or she surrendered pursuant to the merger. If a Vytek stockholder has differing tax bases and/or holding periods in respect of the stockholder’s shares of Vytek capital stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of California Amplifier common stock that the stockholder receives.

•	Cash payments received by a Vytek stockholder in lieu of a fractional share of California Amplifier common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Vytek capital stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the Vytek capital stock is considered to have been held for more than one year at the time of the exchange.

      General Considerations. Notwithstanding the qualification of the merger as a reorganization within the meaning of section 368(a) of the Code, a recipient of California Amplifier common stock would recognize income to the extent such shares were considered to be received in exchange for anything, other than solely Vytek capital stock. All or a portion of such income may be taxable as ordinary income.

      As noted above, the opinions of counsel as to the status of the merger as a reorganization under Section 368(a) of the Code has been based on certain assumptions and representations that are forward looking in nature. Any inaccuracy or change in the assumptions or representations relied upon by counsel in issuing their respective opinions and any future actions by California Amplifier or Vytek contrary to the representations or assumptions could adversely affect the conclusions reached in such opinions and the tax discussion set forth above. Vytek stockholders should be aware that opinions of counsel as to the status of the merger as a reorganization under Section 368(a) of the Code is not a condition to the closing of the merger and that the parties intend to consummate the merger even if, as of the closing date, such representations and assumptions are not in fact true and accurate, and as a result, the merger does not qualify as a reorganization under Section 368(a) of the Code.

      In addition, an opinion of counsel as to the status of the merger as a reorganization under section 368(a) of the Code will neither be binding on the Internal Revenue Service nor preclude it from adopting a contrary position. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. If the Internal Revenue Service determines successfully that the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, each Vytek stockholder would be required to recognize gain or loss with respect to each share of Vytek capital stock that he or she surrenders pursuant to the merger in an amount equal to the difference between the sum of the fair market value of any California Amplifier common stock and cash received in lieu of a fractional share of California Amplifier common stock, and the tax basis of the shares of Vytek capital stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Vytek capital stock that was purchased by the holder in the same transaction. A Vytek stockholder’s aggregate tax basis in the California Amplifier common stock received pursuant to the merger would in this case equal its fair market value at the time of the closing of the merger, and the holding period for the California Amplifier common stock will begin the day after the closing of the merger.

      Information Reporting and Backup Withholding. Certain U.S. holders may be subject to information reporting with respect to the cash received instead of a fractional share interest in shares of California Amplifier common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Appraisal Rights

      If the merger is consummated, a holder of record of Vytek stock who properly makes a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the DGCL, also referred to herein as Section 262, and to receive a cash payment for the “fair value” of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a Vytek stockholder must (i) continue to hold his or her shares through the time of the merger; (ii) strictly comply with the procedures discussed under Section 262; and (iii) not vote in favor of the merger agreement. This joint proxy statement/ prospectus is being sent to all holders of record of Vytek stock on the record date for the Vytek special meeting and constitutes notice of the appraisal rights available to those holders under Section 262.

      THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262.

      The following summary is not a complete statement of Section 262, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/ prospectus. A copy of Section 262 is attached as Annex C to this joint proxy statement/ prospectus.

      A holder of Vytek stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of Vytek prior to the vote on the merger agreement. A vote against the merger agreement does not constitute a demand for appraisal. The written demand must identify the stockholder of record and state the stockholder’s intention to demand appraisal of his or her shares. All demands should be delivered to Vytek Corporation, 12670 High Bluff Drive, San Diego, California 92130, Attention: Corporate Secretary.

      Only a holder of shares of Vytek stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of Vytek stock. If Vytek stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Vytek stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

      A record holder such as a broker who holds shares of Vytek stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Vytek stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Vytek stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Vytek stock held in the name of the record owner.

BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE VYTEK SPECIAL MEETING.

      Within 10 days after the effective date of the merger, the surviving corporation to the merger is required to send notice of the adoption of the merger agreement to all stockholders who have provided notice to Vytek of their intent to exercise appraisal rights and who have not voted in favor of the merger agreement.

      Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Vytek stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER’S RIGHT TO AN APPRAISAL TO CEASE.

      Within 120 days after the effective date of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the total number of shares of Vytek stock not voted in favor of the merger agreement with respect to which demands for appraisal have been received by the surviving corporation and the number of holders of those shares. The statement must be mailed within 10 days after the surviving corporation has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

      If a petition for an appraisal is timely filed by a stockholder and a copy thereof is served upon Vytek, Vytek will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Vytek capital stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

      After determining the Vytek stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Vytek stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised.

      The Delaware Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney’s fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Vytek stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

      Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the merger, be entitled to vote his or its Vytek stock for any purpose or receive payment of dividends or other distributions, if any, on the Vytek stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

      A stockholder may withdraw a demand for appraisal and accept the consideration payable pursuant to the merger agreement at any time within 60 days after the merger; provided that once a petition for appraisal is filed, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Delaware Court of Chancery’s deeming the terms to be just. If, after the merger, a holder of Vytek stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they were converted into the consideration payable pursuant to the merger agreement at the time of the merger.

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY VYTEK STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

      California Amplifier stockholders are not entitled to appraisal rights with respect to the merger or the share issuance.

Quotation on The Nasdaq National Market

      It is a condition to the closing of the merger that the shares of California Amplifier common stock to be issued pursuant to the merger agreement be approved for listing on The Nasdaq National Market.

Shares Eligible For Future Sale

      Upon completion of the merger, assuming no changes in the number of shares of Vytek capital stock and the number of shares of California Amplifier common stock outstanding as of February 27, 2004, approximately 23,109,512 shares of California Amplifier common stock will be outstanding. All of the up to approximately 8,317,579 shares to be issued at and following the closing of the merger will be freely tradable without restriction or further registration under the Securities Act, other than shares held by “affiliates” of California Amplifier or Vytek as that term is defined in Rule 144 or 145 under the Securities Act or under the lock-up agreements entered into by certain of Vytek’s stockholders as described below.

      In general, under Rule 144, a person who may be deemed an affiliate of the combined company after the merger who has beneficially owned shares of California Amplifier common stock or shares exchanged for California Amplifier common stock for at least one year will be entitled to sell within any three-month period during the year following the completion of the merger a number of shares that does not exceed the greater of (i) 1% of the number of shares of California Amplifier common stock then outstanding (which is expected to be approximately 231,090 shares upon the completion of the merger) and (ii) the average weekly trading volume of the combined company’s common stock on The Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the combined company.

      In general, under Rule 145, affiliates of Vytek will also be subject to the above restrictions on sales of the combined company’s common stock received pursuant to the merger. The restrictions under Rule 145 will not apply to shares that California Amplifier is registering for resale in this registration statement of which this joint proxy statement/ prospectus is a part. The registration for resale includes approximately 6,644,505 shares of California Amplifier common stock to be received by the affiliates of Vytek in connection with the merger who will not be affiliates of the combined company immediately following the effective time of the merger. Of the 6,644,505 shares of California Amplifier common stock registered for resale by Vytek’s affiliates, a total of approximately 361,990 shares of California Amplifier common stock that are not subject to the lock-up agreements required as a condition to closing of the merger will be immediately available for resale in the public market following the effective time of the merger.

      Options. Holders of options to purchase Vytek common stock that are not exercised prior to the effective time and that are assumed by California Amplifier in connection with the merger will be entitled to sell the California Amplifier common stock that they receive upon the exercise of such options pursuant to a registration statement on Form S-8, which will be filed by California Amplifier within 10 business days after the closing of the merger to register up to 197,818 shares of California Amplifier common stock subject to outstanding options to purchase Vytek common stock assumed by California Amplifier in connection with the merger and up to 135,422 shares of California Amplifier common stock, representing the additional shares of Vytek common stock not subject to options previously issued under the Vytek’s 2000 Stock Option Plan assumed by California Amplifier in connection with the merger and which will be available for issuance by California Amplifier subject to the terms of Vytek’s 2000 Stock Option Plan upon completion of the merger.

      Lock-Up Agreements. As a condition to the closing of the merger, certain stockholders of Vytek are required to enter into lock-up agreements with respect to the shares of California Amplifier common stock received by them in connection with the merger. Assuming no changes in the number of shares of Vytek capital stock outstanding as of February 27, 2004, it is anticipated that 6,282,515 of the approximately 23,109,512 shares of California Amplifier common stock outstanding at the closing of the merger will be subject to such lock-up agreements. Pursuant to the lock-up agreements 3,141,257 shares will become available for resale in the public market 180 days following the closing of the merger, 1,570,629 shares will become available for resale in the public market 270 days following the closing of the merger and 1,570,629 shares will become available for resale in the public market 365 days following the closing of the merger.

THE MERGER AGREEMENT

      The following briefly summarizes the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus and is incorporated by reference into this summary. The following is not a complete description of all provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement. You are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

      Following the approval of the merger proposal and actions related to the merger by the stockholders of Vytek, the approval of the share issuance by the stockholders of California Amplifier, and the satisfaction or waiver of each of the conditions to the merger, Acquisition Sub, a wholly-owned subsidiary of California Amplifier, will be merged with and into Vytek. Vytek will survive the merger as a wholly-owned subsidiary of California Amplifier. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of the duly executed certificate of merger with the Secretary of State of the State of Delaware, and such time is referred to in the merger agreement as the effective time.

Merger Consideration; Determination of the Exchange Ratio

      In General. As a result of the merger, California Amplifier will issue, or be required to issue in the future pursuant to warrants and options to be assumed by California Amplifier in connection with the merger, up to approximately 8,317,579 shares of California Amplifier common stock in the aggregate to the holders of Vytek common stock, preferred stock, options and warrants immediately prior to the effective time. At the effective time of the merger, up to an aggregate of 8,200,000 of the California Amplifier shares to be issued pursuant to the merger will be issued by California Amplifier in exchange for all of the outstanding Vytek common and preferred stock or will be issuable, following the merger, by California Amplifier upon the exercise of options to acquire Vytek common stock that are outstanding immediately prior to the effective time of the merger, at exercise prices less than $1.00, which we refer to as in-the-money options, and the following warrants to acquire Vytek common stock and Series A Preferred, which we refer to as in-the-money warrants: (i) warrant to purchase 10,210 shares of Vytek common stock issued to CarrAmerica Realty Corporation; and (ii) warrant to purchase 122,949 shares of Vytek Series A Preferred issued to CarrAmerica Realty Corporation. The remaining approximately 117,579 California Amplifier shares to be issued pursuant to the merger will be issuable by California Amplifier following the merger upon the exercise of options to purchase Vytek common stock that are outstanding immediately prior to the effective time of the merger, at exercise prices greater than $1.00, which we refer to as out-of-the-money options, and the following warrants to purchase Vytek common stock and Series A Preferred, which we refer to as out-of-the-money warrants: (i) warrant to purchase 20,293 shares of Series A Preferred and 1,688 shares of Vytek common stock issued to Mission Ventures, L.P.; (ii) warrant to purchase 4,245 shares of Series A Preferred and 353 shares of Vytek common stock issued to Mission Ventures Affiliates, L.P.; (iii) warrant to purchase 14,330 shares of Series A Preferred and 1,192 shares of Vytek common stock issued to Spinnaker Ventures Fund I, L.P.; (iv) warrant to purchase 10,207 shares of Series A Preferred and 849 shares of Vytek common stock issued to Spinnaker Ventures Fund IQ, L.P.; (v) warrant to purchase 13,942 shares of Series A Preferred and 1,160 shares of Vytek common stock issued to Imperial Bank (currently Comerica Bank); (vi) warrant to purchase 683 shares of Vytek common stock issued to Flemming Lassard & Shields LLC; and (vii) warrant to purchase 253 shares of Vytek common stock issued to Transition Consulting LLC. Following the merger, the current holders of Vytek capital stock, options and warrants will own or have the right to acquire up to approximately 36% of the outstanding common stock of California Amplifier.

      Conversion of Securities. At the effective time of the merger, and without any action on the part of any Vytek stockholder, each issued and outstanding share of Vytek capital stock outstanding immediately prior to the effective time will be converted into the right to receive a fraction of a share of California Amplifier common stock. This fraction is referred to as the “exchange ratio.” The exchange ratios for the various classes and series of Vytek capital stock will be determined as follows:

•	Each share of Vytek common stock will be converted into the right to receive the number of shares of California Amplifier common stock obtained by dividing (A) 1,230,000, the common share allocation, by (B) the sum of (i) the total number of shares of Vytek common stock outstanding immediately prior to the effective time, (ii) the total number of shares of Vytek common stock issuable upon the exercise of the in-the-money options and (iii) the total number of shares of Vytek common stock issuable upon the exercise of Vytek in-the-money warrants, which we refer to as the common stock exchange ratio.

•	Each share of Series A Preferred will be converted into the right to receive the number of shares of California Amplifier common stock obtained by dividing (A) 5,831,470, the Series A share allocation, by (B) the sum of (i) the total number of shares of Series A Preferred outstanding immediately prior to the effective time and (ii) the total number of shares of Series A Preferred issuable upon the exercise of the in-the-money warrants, which we refer to as the Series A exchange ratio.

•	Each share of Series B Preferred will be converted into the right to receive the number of shares of California Amplifier common stock obtained by dividing (A) 1,133,786, the Series B share allocation, by (B) the total number of shares of Series B Preferred outstanding immediately prior to the effective time, which we refer to as the Series B exchange ratio.

•	Each share of Series Junior Preferred will be converted into the right to receive the number of shares of California Amplifier common stock obtained by dividing (A) 4,744, the Series Junior share allocation, by (B) the total number of shares of Series Junior Preferred outstanding immediately prior to the effective time, which we refer to as the Series Junior exchange ratio.

      The exchange ratios will not be adjusted based on fluctuations in the market price of California Amplifier’s common stock.

      The final exchange ratios at which shares of Vytek common stock and preferred stock will be converted into shares of California Amplifier common stock will depend on the precise capital structure of Vytek immediately prior to the effective time of the merger, which management of Vytek does not expect to materially differ from that as of the date hereof. On the date hereof, there were issued and outstanding (i) 13,576,150 shares of Vytek common stock, (ii) 22,950,784 shares of Series A Preferred, (iii) 4,256,406 shares of Series B Preferred, (iv) 22,790 shares of Series Junior Preferred, (v) 1,159,000 in-the-money options to acquire Vytek common stock, (vi) 1,212,464 out-of-the-money options to acquire Vytek common stock, (vii) in-the-money warrants to acquire 10,210 shares of Vytek common stock, (viii) out-of-the-money warrants to acquire 6,178 shares of Vytek common stock, (ix) in-the-money warrants to acquire 122,949 shares of Series A Preferred, and (x) out-of-the-money warrants to acquire 63,017 shares of Series A Preferred.

      The following chart estimates the exchange ratios that would be used to determine the number of shares of California Amplifier common stock that stockholders of Vytek would receive as a result of the merger assuming that the number of each class and series of outstanding shares of Vytek capital stock remains as it was on the date hereof:

		Aggregate
	Exchange	Share		Outstanding
Series	Ratio	Allocation	Outstanding Share Calculation	Vytek Shares

Common Stock	0.083416	1,230,000	13,576,150 (common) + 1,159,000 (in-the- money options) + 10,210 (in-the-money common warrants)	14,745,360
Series A Preferred	0.252732	5,831,470	22,950,784 (Series A) + 122,949 (in-the- money Series A warrants)	23,073,733
Series B Preferred	0.266372	1,133,786	4,256,406	4,256,406
Series Junior Preferred	0.208161	4,744	22,790	22,790

      Each Vytek stockholder will be entitled to receive approximately 89.6% of the merger consideration otherwise due to it upon the closing of the merger. Exactly 854,700 shares of California Amplifier common stock, or approximately 10.4% of the shares to be issued at the closing of the merger, will be placed in escrow, pursuant to the escrow agreement that can be found at Exhibit E to the merger agreement, which is attached to this joint proxy statement/ prospectus as Annex A and described under “Other Agreements — Escrow Agreement” below, to cover potential indemnity claims made by California Amplifier under the merger agreement. Additionally, if Vytek’s final working capital (as defined in the merger agreement) is less than $4,000,000, California Amplifier may instruct the escrow agent to return that number of shares of California Amplifier common stock equal to the amount of the deficiency valued in accordance with the terms of the merger agreement.

Treatment of Vytek Stock Options

      In connection with the merger, Vytek has agreed to use its commercially reasonable efforts to cause the exercise of all in-the-money options prior to the effective time of the merger. Any stock options that, at the effective time of the merger, remain outstanding under Vytek’s stock option plan, the 2000 Stock Option Plan, and the plan itself, will be assumed by California Amplifier. As a result of the merger, each option to purchase shares of Vytek common stock outstanding immediately prior to the merger will vest in full and will be converted into an option to acquire that number of shares of California Amplifier common stock obtained by multiplying (A) the number of shares subject to Vytek’s option by (B) the common stock exchange ratio, rounded down to the nearest whole number. The exercise price associated with such assumed option will be adjusted to an amount calculated by dividing (A) the exercise price for the original option to purchase Vytek stock by (B) the common stock exchange ratio, rounded up to the nearest whole cent. Because calculation of the exchange ratios is dependent on the actual capital structure of Vytek at the closing of the merger, the exact common stock exchange ratio cannot be determined prior to the effective time, and accordingly the number of options to acquire California Amplifier common stock into which Vytek’s stock options will be converted is not currently known.

      As of February 27, 2004, options to purchase 2,371,464 shares of Vytek common stock were outstanding under Vytek’s 2000 Stock Option Plan. Under the merger agreement, Vytek is not permitted to grant any additional options to purchase shares of Vytek common stock prior to the effective time. Vytek and California Amplifier expect that in-the-money options to purchase 1,159,000 shares of Vytek common stock will be exercised prior to the merger. Assuming that the capitalization of Vytek is the same as it was on February 27, 2004, Vytek’s outstanding out-of-the-money options will convert into options to purchase 101,138 shares of California Amplifier common stock pursuant to the merger.

      As of February 27, 2004, 1,623,698 options to purchase shares of Vytek common stock remained available for grant under Vytek’s existing option plan. As a result of assuming the existing Vytek option plan,

California Amplifier will be able to grant options exercisable for up to 135,442 shares of California Amplifier common stock to current Vytek employees.

      Options to acquire California Amplifier common stock issued in exchange for outstanding Vytek options will be subject to the same terms and conditions that are currently applicable to such options under Vytek’s 2000 Stock Option Plan. California Amplifier has agreed to file a registration statement on Form S-8 to register all of the shares of California Amplifier common stock that will be subject to the options assumed by California Amplifier in connection with the merger. In addition, California Amplifier intends that the registration statement on Form S-8 will include the registration of an additional amount of shares of California Amplifier common stock that will be subject to any future grants by California Amplifier under Vytek’s 2000 Stock Option Plan assumed by California Amplifier.

      California Amplifier’s current stock option/ stock issuance equity compensation plans will not change as a result of the merger.

Treatment of Vytek Warrants

      Each warrant to purchase shares of Vytek common stock and Series A Preferred that remains outstanding at the effective time will be converted into a warrant to purchase shares of California Amplifier common stock. The number of shares of California Amplifier common stock subject to the new warrant will be calculated by multiplying (A) the number of shares of Vytek common stock or Series A Preferred subject to the converted warrant by (B) the common stock or Series A exchange ratio, as applicable, rounded down to the nearest whole number. The exercise price associated with such converted warrant will be adjusted to an amount calculated by dividing (A) the exercise price per share of the Vytek common stock or Series A Preferred under the original warrant by (B) the common stock or Series A exchange ratio, as applicable, rounded up to the nearest whole cent. Because calculation of the exchange ratios is dependent on the actual capital structure of Vytek at the closing of the merger, the exact common stock and Series A exchange ratios and the number of shares of California Amplifier common stock subject to the warrants cannot be determined prior to the effective time.

      Based on the capitalization of Vytek on February 27, 2004, the outstanding out-of-the-money warrants to purchase 6,178 shares of Vytek common stock and 63,017 shares of Series A Preferred as of February 27, 2004, will be assumed by California Amplifier and converted into warrants to purchase 16,441 shares of California Amplifier common stock. The outstanding in-the-money warrants to purchase 10,210 shares of Vytek common stock and 122,949 shares of Series A Preferred as of February 27, 2004, will be assumed by California Amplifier and converted into warrants to purchase 31,924 shares of California Amplifier common stock.

Exchange of Shares

      Fractional Shares. California Amplifier will not issue any fractional shares of California Amplifier common stock pursuant to the merger. Instead, each holder of shares of Vytek capital stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of California Amplifier common stock will be entitled to receive cash for that fractional share, without interest, in an amount equal to the fractional amount of California Amplifier common stock multiplied by the average of the daily volume-weighted sales prices per share of California Amplifier common stock as quoted on The Nasdaq National Market for the five consecutive trading-days ending two calendar days prior to the day the merger is completed.

      Surrender of Shares of Vytek Capital Stock; Stock Transfer Books. At least two calendar days prior to the effective time, California Amplifier will mail to each record holder of a certificate representing Vytek capital stock a letter of transmittal containing instructions for surrendering certificates in exchange for California Amplifier common stock and for obtaining cash payment for fractional shares. Holders of certificates representing Vytek stock who surrender their certificates in accordance with these instructions will be entitled to receive, after the effective time, cash and certificates representing their shares of California

Amplifier common stock. Each surrendered certificate will be canceled. Until surrendered as contemplated above, each certificate representing Vytek stock will be deemed, at and after the effective time of the merger, to represent only the right to receive the merger consideration discussed above upon surrender of the certificate.

      No Dividends or Distributions. No dividends declared or other distributions paid after the effective time of the merger by California Amplifier will be paid to the holder of any certificate representing Vytek capital stock until the certificate is surrendered. Following the surrender of each certificate representing shares of Vytek capital stock, California Amplifier will pay to the record holder of the new certificates representing shares of California Amplifier capital stock the amount of all dividends and distributions with a record date after the effective time of the merger that would have been previously payable had the certificate representing shares of Vytek capital stock been surrendered prior to the declaration or distribution. However, California Amplifier has not paid any cash dividends on its common stock and currently intends to retain any future earnings for use in its business. Accordingly, California Amplifier does not anticipate that any cash dividends will be declared or paid on its common stock in the foreseeable future.

      Lost Certificates. If any Vytek certificate has been lost, stolen or destroyed, the owner of the certificate must provide an affidavit to that effect. California Amplifier may require the owner of a lost, stolen or destroyed Vytek certificate to deliver a bond to California Amplifier as indemnity against any claim that may be made against California Amplifier with respect to any Vytek certificates alleged to have been lost, stolen or destroyed.

Appraisal Rights

      Shares of Vytek capital stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who:

•	has not voted such shares in favor of the merger at the special meeting;

•	is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL and complies in all respects with the provisions of such laws; and

•	has not effectively withdrawn nor lost the right to demand relief as a dissenting stockholder under the DGCL as of the effective time of the merger shall not be converted into the right to receive the merger consideration. Instead such holder shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the effective time of the merger, all such shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder shall cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease to exist and such holder’s shares shall be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. Vytek is required to give California Amplifier prompt notice of any demands for appraisal, and California Amplifier has the right to participate in all negotiations and proceedings with respect to such demands. Vytek may not, without California Amplifier’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands.

      California Amplifier stockholders are not entitled to appraisal rights in connection with the merger.

Representations and Warranties

      The merger agreement contains representations and warranties of California Amplifier, Vytek and Acquisition Sub. The most significant of these relate to:

•	due organization, valid existence, qualification to do business and good standing;

•	capitalization;

•	authority relative to the merger and the merger agreement;

•	required consents, approvals and government filings;

•	the absence of changes in their businesses;

•	litigation, arbitration, or judgments pending or threatened against them or to which they are a party;

•	the absence of undisclosed liabilities;

•	stockholder votes required to approve the merger;

•	compliance with applicable laws; and

•	broker’s fees.

      Vytek has also made representations and warranties relating to:

•	the accuracy and fairness of their financial statements;

•	compliance with laws related to taxes;

•	the validity, binding nature and absence of defaults with respect to their significant contracts;

•	employee benefit plans, labor agreements, employee compensation and compliance with the Employee Retirement Income Security Act of 1974, or ERISA;

•	the right to use, and absence of infringement of intellectual property;

•	state anti-takeover statutes;

•	the validity of the accounts and notes receivable;

•	inventories;

•	compliance with laws related to environmental matters;

•	customers and suppliers;

•	insurance;

•	transactions with its affiliates;

•	title to property; and

•	real property.

      California Amplifier has also made representations and warranties relating to:

•	the accuracy and completeness of documents and reports filed by California Amplifier with the SEC; and

•	the opinion of California Amplifier’s financial advisor.

      The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. You are urged to read carefully Article II of the merger agreement entitled “Representations and Warranties of Parent and Acquisition Sub” and Article III of the merger agreement entitled “Representations and Warranties of the Company.”

      All of the representations and warranties of California Amplifier, Acquisition Sub and Vytek contained in the merger agreement, except for those made by Vytek related to tax matters, will survive for fifteen months after completion of the merger. Vytek’s representations as to tax matters will survive for two years after completion of the merger.

Conduct of Business Pending the Merger

      California Amplifier and Vytek are subject to various restrictions on their conduct and operations until the merger is completed. In the merger agreement, California Amplifier and Vytek agreed that, prior to the earlier of the effective time of the merger or the termination of the merger agreement, each will, in all material respects:

•	operate its business in the ordinary course of business as currently conducted;

•	seek to maintain its current business organization;

•	pay its debts and taxes when due; and

•	seek to retain its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

      California Amplifier and Vytek also agreed that, unless the other party consents in writing, they will not do any of the following prior to the earlier of the effective time of the merger or the termination of the merger agreement:

•	except as contemplated by the merger agreement or required by applicable law, amend or change their certificates of incorporation or bylaws;

•	except as permitted by the merger agreement, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of any of their material assets, other than sales of inventory made in the ordinary course of business consistent with past practice;

•	except as related to the exercise of existing stock options and, in the case of California Amplifier, the issuance of additional stock options pursuant to its existing stock option plans, issue, deliver, sell, pledge, dispose of or grant an encumbrance on any shares of capital stock or any other voting securities, equity equivalents or securities convertible into such shares, voting securities or equity equivalents;

•	declare, set aside or pay dividends or make any other distributions;

•	split, combine, redeem or reclassify any capital stock;

•	alter (through merger, liquidation, reorganization, restructuring or otherwise) the corporate structure or ownership;

•	acquire or agree to acquire any business or any corporation, limited liability company, partnership, association, or other business organization or division thereof;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon them by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

•	except as may be necessary in connection with this registration statement with respect to Vytek, make any change to accounting policies or procedures (other than actions required to be taken as a result of a change in applicable law or in generally accepted accounting principles);

•	take any action that could prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code;

•	commence any litigation or proceedings or settle or compromise any material claims or litigation, except to the extent that such act would not have a material adverse effect on California Amplifier;

•	except as provided in the merger agreement or as may be required by applicable law, take any action that would alter in any way the terms and provisions governing their capital stock; or

•	authorize, recommend, propose or announce an intention to take or agree to take any of the foregoing actions.

      Vytek also agreed that, unless California Amplifier consents in writing, it will not do any of the following prior to the earlier of the effective time of the merger or the termination of the merger agreement:

•	except as permitted by the merger agreement, incur any material indebtedness for borrowed money, guarantee any such indebtedness or make any material loans, advances or capital contributions to, or other investments in, any other person, in excess of $10,000;

•	except as may be required by applicable law or as contemplated by the merger agreement, enter into or adopt any, or amend any existing severance plan, stock option or restricted stock plan, employment or consulting agreement or arrangement;

•	except as may be required by applicable law, as contemplated by the merger agreement, in the ordinary course of business consistent with past practice or as required under any of Vytek’s existing employment or severance agreements, increase the compensation payable to its directors or executive officers or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer, or enter into any other plan, agreement or arrangement for the benefit of any director, officer or employee;

•	prepare or file any tax return in a manner that is materially inconsistent with past practice or take any position that is materially inconsistent with past practice, make or rescind any material express or deemed election relating to taxes, commence, settle or compromise any litigation or proceeding with respect to tax liability or fail to timely file tax returns or pay taxes that become due;

•	except for time and materials customer contracts and firm fixed-price customer contracts of less than $250,000, enter into, renew, terminate or amend any agreement or contract material to Vytek, purchase any real property or make or agree to make any new capital expenditure in excess of $100,000 individually;

•	pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, Vytek’s financial statements;

•	except as permitted by the merger agreement, incur any expenses in connection with the consummation of the transactions contemplated by the merger agreement on behalf of any of the stockholders of Vytek;

•	allow any insurance policies to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; or

•	authorize, recommend, propose or announce an intention to take, or agree to take any of the foregoing actions.

      Each of Vytek and California Amplifier has agreed to use commercially reasonable efforts to promptly notify the other party of any event or occurrence of which it is aware that would be reasonably likely to:

•	cause any representation or warranty contained in the merger agreement and made by it to be untrue or inaccurate in any material respect;

•	cause any covenant, condition or agreement contained in the merger agreement and made by it not to be complied with or satisfied in all material respects; or

•	have a material adverse effect on that party.

      Each of Vytek and California Amplifier has also agreed to use its commercially reasonable efforts to promptly notify the other party of any failure by such party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

      As it is used in the merger agreement, “material adverse effect” means any event, circumstance or change that is or that could reasonably be expected to be materially adverse to the business, operations, condition, assets, or results of operations of California Amplifier and its subsidiaries or Vytek and its subsidiaries, each taken as a whole, or that could reasonably be expected to prevent or materially delay or impair the ability of California Amplifier or Vytek to consummate the transactions contemplated by the merger agreement. However, any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which California Amplifier and its subsidiaries or Vytek and its subsidiaries participate or the U.S. economy as a whole or foreign economies in any locations where either California Amplifier and its subsidiaries or Vytek and its subsidiaries has material operations or sales will not be considered in determining whether there has been a material adverse effect on California Amplifier’s or Vytek’s business.

Limitations on Considering Third Party Acquisition Proposals

      Vytek has agreed to immediately cease any and all discussions or negotiations with any persons with respect to any third party acquisition and until the merger is completed or the merger agreement is terminated, not to:

•	directly or indirectly encourage, solicit, participate in or initiate discussions or negotiations with any person or group concerning a third party acquisition, as defined below; or

•	furnish to any person or group any non-public information concerning a third party acquisition.

      A “third party acquisition” means the occurrence of any of the following events (other than the merger and the other transactions contemplated by the merger agreement):

•	the acquisition of Vytek by merger or otherwise by any person other than California Amplifier;

•	an acquisition by a third party of any material portion of the assets of Vytek and its subsidiaries other than the sale of its products in the ordinary course of business consistent with past practice;

•	an acquisition by a third party of 15% or more of the outstanding capital stock of Vytek;

•	the adoption by Vytek of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend;

•	the repurchase by Vytek or any of its subsidiaries of more than 10% of the outstanding capital stock of Vytek; or

•	the acquisition by Vytek or any of its subsidiaries by merger or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than 20% of the annual revenues, net income or assets of Vytek.

      Vytek must promptly, and in no event later than two business days after receipt in the case of an unsolicited proposal for a third party acquisition, notify California Amplifier of the receipt of any written or oral proposal or inquiry concerning a third party acquisition, including the terms and conditions thereof and the identity of the person or group submitting such proposal.

      Despite the restrictions described above, Vytek may furnish information to and enter into discussions or negotiations with any person who has made a proposal for a third party acquisition if the board of directors has:

•	by a majority vote determined in good faith, after consultation with its outside legal counsel, that furnishing the information or entering into discussions may be reasonably necessary to avoid any legal claims for breach of its fiduciary obligations to Vytek stockholders under applicable law;

•	by a majority vote determined in good faith that the proposal is reasonably likely to result in a superior proposal, as defined below; and

•	obtained from the person making the proposal an executed confidentiality agreement on terms no less favorable to Vytek than those contained in the confidentiality agreement between California Amplifier and Vytek.

      In the merger agreement, a “superior proposal” means any bona fide proposal to acquire directly or indirectly more than 50% of the capital stock of Vytek then outstanding or all or substantially all of the assets of Vytek or any of its subsidiaries, and otherwise on terms that Vytek’s board of directors, by a majority vote, determines in good faith to be more favorable to its stockholders than the terms of the merger.

      Prior to the approval of the merger proposal by the requisite vote of the stockholders of Vytek, nothing in the merger agreement prevents Vytek’s board of directors from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the merger if:

•	Vytek receives a superior proposal that is not withdrawn;

•	within two business days after receiving a superior proposal, Vytek provides written notice to California Amplifier informing California Amplifier that Vytek has received a superior proposal, specifying the material terms and conditions of the superior proposal and identifying the person or entity making the superior proposal;

•	California Amplifier does not, within two business days after receiving notice of the superior proposal, make an offer that Vytek’s board of directors by a majority vote determines in good faith to be at least as favorable to Vytek’s stockholders as the superior proposal; and

•	Vytek’s board of directors by a majority vote determines in good faith after consultation with legal counsel, that, in light of the superior proposal, the withdrawal of the board’s recommendation in favor of the merger is necessary in order for the Vytek board of directors to comply with its fiduciary obligations to Vytek and Vytek’s stockholders under applicable law.

Other Covenants

      Director and Officer Indemnification. California Amplifier has agreed to indemnify the officers and directors of Vytek for six years after the effective time of the merger to the same extent that those officers and directors are presently indemnified under the DGCL and through Vytek’s certificate of incorporation, bylaws or agreements with those officers and directors. California Amplifier has also agreed to obtain and maintain director and officer liability insurance on behalf of Vytek’s officers and directors for six years following the merger.

      Third Party Approvals. Vytek and California Amplifier have agreed to use their commercially reasonable efforts to obtain all consents and make all filings (including filings with governmental entities) that are necessary to be obtained by them to consummate the merger.

      Employee Benefits. California Amplifier has agreed, for a period of two years following the effective time of the merger, to provide Vytek employees who continue employment with California Amplifier with benefits that are substantially equivalent in the aggregate to such benefits provided by California Amplifier to similarly situated employees of California Amplifier.

      Termination of Vytek Agreements with Stockholders. Vytek has agreed to waive all rights under and use commercially reasonable efforts to cause to be terminated, effective immediately prior to the effective time, the Amended and Restated Stockholders Agreement, dated April 3, 2003, among Vytek and certain of its stockholders, and the Amended and Restated Registration Rights Agreement, dated April 3, 2003, among Vytek and certain of its stockholders.

      Acceleration of Unvested Securities. Effective immediately prior to the effective time, Vytek will accelerate in full the vesting of all unvested stock options and any shares of its common stock subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with Vytek. In addition, Vytek has agreed to use commercially reasonable efforts to facilitate the exercise of all in-the-money Vytek options prior to the effective time.

      Section 16 Relief. California Amplifier’s board of directors will adopt resolutions prior to the consummation of the merger providing that the receipt of California Amplifier common stock pursuant to the merger or upon exercise of options assumed by California Amplifier in the merger, by the officers and directors of Vytek who will be subject to the reporting requirements under Section 16(b) of the Exchange Act with respect to California Amplifier after the merger is intended to be exempt from liability under Section 16(b) of the Exchange Act.

      Certain Other Covenants. The merger agreement contains certain other mutual covenants of California Amplifier and Vytek. The most significant are to:

•	provide to the other party and its accountants, counsel, financial advisors and other representatives, reasonable access to its properties, books and records;

•	maintain the confidentiality of the information obtained from the other party in accordance with the confidentiality agreement between the parties;

•	refrain from issuing any press release or otherwise issuing any written public statement regarding the transactions contemplated by the merger agreement without prior consultation with the other party unless otherwise required under applicable law or the requirements of The Nasdaq National Market;

•	notify the other party of the occurrence or non-occurrence of any event of which it is aware and which would be reasonably likely to result in any condition required for the merger not to be satisfied; and

•	use commercially reasonable efforts to take all actions necessary to comply with legal requirements and obtain all consents and approvals necessary to complete the merger.

Indemnification

      Obligation to Indemnify California Amplifier. California Amplifier, Acquisition Sub, Vytek and their respective affiliates, officers, directors, employees, stockholders, representatives and agents, collectively, the purchaser indemnitees, are entitled to indemnification in certain specified circumstances. Under the merger agreement, after the merger is completed, California Amplifier and the purchaser indemnitees will be indemnified against losses or damages arising out of or in connection with any inaccuracy in or breach of any of Vytek’s representations, warranties, covenants or agreements contained in the merger agreement.

      At the closing of the merger, California Amplifier will deposit 854,700 of the shares of California Amplifier common stock to be issued in connection with the merger with an escrow agent. Such shares will be held in the escrow account until the two-year anniversary of the closing of the merger. On the fifteen-month anniversary of the closing of the merger, all shares of California Amplifier common stock (and/or cash which has been substituted for such common stock in the escrow fund) remaining in the escrow account, except for that number of shares of California Amplifier common stock and/or cash equal in value to $2,000,000 at the time of release, shall be distributed to the former Vytek stockholders on a pro rata basis. All remaining shares of California Amplifier common stock and any remaining cash in the escrow fund will be released to the Vytek stockholders, in accordance with their pro rata portion, two years after the closing, subject to any then pending and unresolved claims for indemnification or the working capital adjustment.

      If California Amplifier or any other purchaser indemnitee suffers any losses which are subject to the indemnity, it can recover these losses by taking back shares of California Amplifier common stock deposited with the escrow agent or cash in the escrow fund equal in value to the damages suffered by California Amplifier or the other purchaser indemnitee. When California Amplifier or any other purchaser indemnitee makes a claim to take back shares of California Amplifier common stock deposited with the escrow agent, the value of those shares will be computed as the average of the daily volume-weighted sales prices per share of California Amplifier common stock on The Nasdaq National Market for each of the five consecutive trading days ending on the trading day that is two calendar days prior to the date of distribution of the shares of California Amplifier common stock out of the escrow account.

      Obligation to Indemnify Vytek. Vytek stockholders and their respective affiliates, officers, directors, stockholders, representatives and agents, collectively, the stockholder indemnitees, are entitled to indemnification in certain specified circumstances. Under the merger agreement, after the merger is completed, Vytek stockholders and the other stockholder indemnitees will be indemnified against losses or damages arising out of, or in connection with, any inaccuracy in or breach of any of California Amplifier’s representations, warranties, covenants or agreements contained in the merger agreement.

      Limitations on Indemnification. No indemnitee is entitled to indemnification with respect to any matters until the total of all losses to the purchaser indemnitees, on one hand, and the stockholder indemnitees, on the other, exceeds $100,000. If the total amount of losses exceeds $100,000, then the purchaser indemnitee or stockholder indemnitee, as applicable will only be indemnified for those losses in excess of $100,000. The maximum amount of losses recoverable by either the purchaser indemnitees or the stockholder indemnitees is $8,000,000. Any indemnification claims made by the purchaser indemnitees will be paid from the escrow account on a pro rata basis with respect to each Vytek stockholder.

      Making Indemnification Claims. If an indemnitee suffers a loss for which indemnification is provided in the merger agreement, such indemnitee will promptly give the Vytek stockholders’ representative or California Amplifier, as applicable, and the escrow agent written notice of any claims involving indemnification. The Vytek stockholders’ representative or California Amplifier, as applicable, may elect to take all necessary steps to properly contest any claim involving third parties or to prosecute that claim to conclusion or settlement. If the claim is primarily for non-monetary damages, the claim relates to a dispute with any customer of Vytek’s business, the results of the claim would likely materially interfere with California Amplifier’s or Vytek’s business, the former stockholders of Vytek are not solely liable for any damages pursuant to the claim or the Vytek stockholders’ representative declines to defend such third-party claim, then California Amplifier or Vytek, as applicable, has the right to proceed with the defense of that claim on its own. Neither party can compromise or settle any indemnification claim without the written consent of either California Amplifier or the Vytek stockholders’ representative, as applicable. In addition to the merger agreement, the escrow agreement provides specific procedures for contesting indemnification claims made by California Amplifier or the other purchaser indemnitees against the shares of California Amplifier common stock held in the escrow account. No claim for indemnification may be made by California Amplifier or the other purchaser indemnitees after the expiration of the escrow period. We urge you to read this description of the indemnification obligations on Vytek stockholders in conjunction with the section entitled “Other Agreements — Escrow Agreement” on page 70.

Conditions to Completing the Merger

      Conditions to Each Party’s Obligation. The obligations of California Amplifier, Vytek and Acquisition Sub to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption of the merger agreement and the approval of the certificate amendment by the requisite vote of Vytek’s stockholders and the approval of the share issuance by the requisite vote of California Amplifier’s stockholders;

•	the absence of any order, injunction or other legal restraint in effect that prohibits consummation of the merger;

•	the expiration or termination of the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act;

•	the effectiveness of California Amplifier’s registration statement on Form S-4 and the absence of any stop order suspending such effectiveness or any action, suit, proceeding or investigation by the SEC to suspend such effectiveness; and

•	the approval for listing of the shares of California Amplifier common stock to be issued pursuant to the merger on The Nasdaq National Market.

      Conditions to the Obligations of California Amplifier and Acquisition Sub. The obligation of California Amplifier and Acquisition Sub to complete the merger is subject to the satisfaction, or California Amplifier’s waiver, of the following conditions before completion of the merger:

•	Vytek’s representations and warranties in the merger agreement must be true and correct as of the closing date, as though made on and as of the closing date, except where the failure to be true and correct does not result in a material adverse effect on Vytek;

•	Vytek must have performed in all material respects each of its agreements and covenants contained in the merger agreement;

•	Vytek must have obtained all specified consents and approvals, except where the failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on Vytek or the consummation of the merger;

•	Vytek and the escrow agent must have executed and delivered the escrow agreement;

•	All of the directors of Vytek and any executive officers designated by California Amplifier must have tendered their resignations;

•	The certificate amendment must have been approved by Vytek’s stockholders and filed with and accepted by the Secretary of State of Delaware and Vytek shall have provided California Amplifier a copy of such filing certified by the Secretary of State of Delaware;

•	Any loans made by Vytek to its directors or officers must have been paid in full;

•	Certain stockholders of Vytek must have executed and delivered lock-up agreements in connection with the shares of California Amplifier common stock being received by such stockholders; and

•	Vytek’s existing registration rights agreement must have been terminated or amended to make its terms expressly inapplicable to any equity securities of California Amplifier or Acquisition Sub.

      Conditions to the Obligations of Vytek. The obligation of Vytek to complete the merger is subject to the satisfaction, or Vytek’s waiver, of the following conditions before the completion of the merger:

•	California Amplifier’s representations and warranties in the merger agreement must be true and correct as of the closing date, as though made on and as of the closing date, except where the failure to be true and correct does not result in a material adverse effect on California Amplifier;

•	Each of California Amplifier and Acquisition Sub must have performed in all material respects each of its agreements and covenants contained in the merger agreement;

•	California Amplifier and the escrow agent must have executed and delivered the escrow agreement;

•	California Amplifier must have executed and delivered the registration rights agreement; and

•	California Amplifier must have obtained any necessary consents or approvals of its lender under that certain credit facility with US Bank, National Association, in connection with the merger and the transactions contemplated by the merger agreement or paid in full all outstanding obligations under such credit facility and terminated such credit facility in accordance with its terms.

Termination

      California Amplifier and Vytek may agree by mutual written consent to terminate the merger agreement at any time before the merger is completed. In addition, either party may terminate the merger agreement if:

•	the other party has failed to comply in any material respect with any of its covenants or agreements contained in the merger agreement, which failure to comply has not been cured within 15 business days of written notice of such failure to comply;

•	the merger is not completed, without the fault of the terminating party, by June 30, 2004;

•	any final, nonappealable governmental order prohibits the merger;

•	Vytek’s stockholders do not approve the merger and the merger agreement, unless such failure to obtain stockholder approval was caused by Vytek’s action or failure to act that constitutes a material breach of the merger agreement; or

•	California Amplifier’s stockholders do not approve the share issuance, unless such failure to obtain stockholder approval was caused by California Amplifier’s action or failure to act that constitutes a material breach of the merger agreement.

      In addition to the above, California Amplifier may terminate the merger agreement if any of the following occur:

•	there has been a breach of a representation or warranty of Vytek that gives rise to a failure of the fulfillment of a condition of California Amplifier’s or Acquisition Sub’s obligations to effect the merger which has not been cured within 15 business days of written notice of such breach;

•	Vytek’s board of directors withdraws or modifies its approval or recommendation of the merger agreement or merger in a manner adverse to California Amplifier;

•	Vytek’s board of directors has submitted or recommended to its stockholders a superior proposal; or

•	Vytek or its representative willfully and deliberately breached its obligations relating to any third party acquisition.

      Vytek may also terminate the merger agreement if:

•	there has been a breach of a representation or warranty of California Amplifier or Acquisition Sub that gives rise to a failure of the fulfillment of a condition of Vytek’s obligations to effect the merger which has not been cured within 15 business days of written notice of such breach;

•	California Amplifier’s board of directors withdraws or modifies in a manner adverse to Vytek its approval or recommendation of the share issuance in connection with the merger; or

•	Vytek receives a superior proposal and resolves to accept such superior proposal and Vytek has paid all termination fees due to California Amplifier.

Termination Liquidated Damages and Expenses

      The merger agreement provides that, if the agreement is terminated, all fees and expenses will be paid by the party incurring them, except as described below.

Payments by Vytek.

•	Vytek will pay $1,500,000 to California Amplifier if the merger agreement is terminated by either party because Vytek’s stockholders do not adopt the merger agreement, other than in the circumstances when a third party acquisition proposal was publicly announced and not withdrawn at the time of the Vytek stockholder meeting;

•	Vytek will pay $2,000,000 to California Amplifier if the merger agreement is terminated:

•	by California Amplifier because Vytek’s board has submitted or recommended a superior proposal to its stockholders;

•	by California Amplifier because Vytek’s board has withdrawn or modified in a manner adverse to California Amplifier its approval or recommendation of the merger agreement or the merger;

•	by California Amplifier because Vytek or its representative willfully and deliberately breached its obligations relating to any third party acquisition;

•	by either California Amplifier or Vytek because Vytek stockholders do not adopt the merger agreement and a third party acquisition has been publicly disclosed and not withdrawn at the time of the Vytek stockholder meeting; or

•	by Vytek because Vytek receives a superior proposal and resolves to accept such proposal.

      In addition to the $2,000,000 amount specified above, Vytek will pay California Amplifier an additional $1,000,000 if the merger agreement is terminated for any of the reasons listed above that give rise to a termination fee of $2,000,000 and if Vytek consummates a third party acquisition within 15 months after the merger agreement is so terminated.

•	Vytek will pay California Amplifier $3,000,000 if the merger agreement is terminated by California Amplifier due to a willful and deliberate breach of a representation or warranty of Vytek that gives rise to a failure of the fulfillment of a condition of California Amplifier or Acquisition Sub’s obligations to effect the merger which has not been cured within 15 business days of written notice of such breach and (i) California Amplifier is not in material breach of any of its obligations under the merger agreement, (ii) Vytek has received a third party acquisition proposal and (iii) Vytek consummates a third party acquisition within 15 months after the merger agreement is terminated.

      Payments by California Amplifier. California Amplifier will pay Vytek $1,500,000 if the merger agreement is terminated:

•	by either party because California Amplifier’s stockholders do not approve the share issuance in connection with the merger; or

•	by Vytek because California Amplifier’s board has withdrawn or modified in a manner adverse to Vytek its approval or recommendation of the share issuance in connection with the merger.

      Payment of Expenses. The terminating party must reimburse the non-terminating party for up to $400,000 of documented costs, fees and expenses associated with the merger, the merger agreement and the consummation of all transactions contemplated by the merger agreement if any of the payments due upon termination listed above become payable.

Amendment and Waiver

      California Amplifier and Vytek may amend the merger agreement at any time with a written statement executed by each of the parties and in accordance with applicable law.

      At any time prior to the effective time, each of California Amplifier or Vytek may unilaterally:

•	extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

•	waive any inaccuracies in the representations and warranties made to the other party in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

OTHER AGREEMENTS

      The following is a summary of the material provisions of the Vytek voting agreements, lock-up agreements, escrow agreement and the registration rights agreement. Copies of the form of Vytek voting agreement and form of lock-up agreement can be found at Exhibits B and F, respectively, to the merger agreement, which is attached as Annex A to this joint proxy statement/ prospectus. The following is not a complete description of all the provisions of these agreements, and you are urged to read in their entirety the form of Vytek voting agreement and form of lock-up agreement. This summary is qualified in its entirety by reference to the full text of these agreements.

Voting Agreements

      In connection with the signing of the merger agreement, certain of Vytek’s executive officers, directors and certain stockholders of Vytek affiliated with such directors, including Leonard J. Fassler, James E. Ousley, Walter J. Cook, II, Tracy R. Trent, Mobius Technology Ventures VI, L.P., Softbank US Ventures VI, L.P., Charter Vytek, LLC, CIBC MB, Inc., VTK Management LLC, Mission Ventures, L.P., Mission Ventures Affiliates, L.P., Mission Ventures II, L.P., Mission Ventures Affiliates II, L.P., Frontenac VIII Limited Partnership and Frontenac Masters VIII Limited Partnership entered into voting agreements. Pursuant to the voting agreements, these Vytek stockholders agreed to vote a certain portion of the shares of Vytek capital stock they beneficially own:

•	in favor of the merger, the merger agreement and the amendment and restatement of Vytek’s certificate of incorporation;

•	against certain third party acquisitions or other actions that could reasonably be expected to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the merger agreement or the likelihood of such transactions being consummated;

•	against any action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of Vytek under the merger agreement or which is reasonably likely to result in any of the conditions to Vytek’s obligations under the merger agreement not being fulfilled;

•	against any change in the directors of Vytek (other than as set forth in the merger agreement); and

•	in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement.

      As of February 27, 2004, Vytek’s directors, officers, stockholders and affiliates who entered into the voting agreements with California Amplifier collectively have agreed to vote in favor of the merger:

•	1,860,178 outstanding shares of Vytek common stock and 11,458,382 shares of all series of preferred stock, which then represented approximately 32.6% of the outstanding Vytek capital stock calculated on an as-if converted to common stock basis;

•	1,860,178 outstanding shares of Vytek common stock, which then represented approximately 13.7% of the outstanding Vytek common stock;

•	9,677,313 outstanding shares of Vytek Series A Preferred, which then represented approximately 42.2% of the outstanding Vytek Series A Preferred;

•	1,781,069 outstanding shares of Vytek Series B preferred stock, which then represented approximately 41.8% of the outstanding Vytek Series B Preferred;

•	No outstanding shares of Vytek Series Junior Preferred, which then represented 0% of the outstanding Vytek Series Junior Preferred; and

•	9,677,313 outstanding shares of Vytek Series A Preferred and 1,781,069 outstanding shares of Series B Preferred, which then represented approximately 42.1% of the combined Series A Preferred and Series B Preferred, calculated as if voting together as a single class.

      None of Vytek’s directors, officers, stockholders or affiliates who entered into the voting agreements with California Amplifier was paid additional consideration in connection with entering into such agreements. The Vytek voting agreements terminate upon the earlier of (i) written mutual consent of the parties thereto, (ii) the termination of the merger agreement in accordance with its terms, or (iii) automatically and without any required action of the parties thereto, at the effective time of the merger. The form of voting agreement entered into by Vytek’s executive officers, directors and stockholders can be found at Exhibit B to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Lock-Up Agreements

      As a condition to the completion of the merger, certain of Vytek’s executive officers, directors and stockholders are expected to enter into lock-up agreements. In addition, Vytek will use its commercially reasonable efforts to deliver, prior to the closing of the merger, lock-up agreements executed by each holder of 30,000 or more shares of Vytek’s preferred stock or 100,000 or more shares of Vytek’s common stock.

      The lock-up agreements provide that, for a period of one year from the closing of the merger, the signing stockholders may not offer, sell, transfer, pledge or otherwise dispose of, or enter into any swap or other arrangement to transfer any of the shares of California Amplifier common stock issued to the stockholder at the closing of the merger, except:

•	at any time from the date that is 180 days after the closing of the merger until the date that is 270 days after the closing of the merger, the stockholder will be permitted to transfer up to 50% of the shares of California Amplifier common stock issued to such stockholder at the closing of the merger;

•	at any time from the date that is 270 days after the closing of the merger until the one-year anniversary of the closing of the merger stockholder will be permitted to transfer up to an additional 25% of the shares of California Amplifier common stock issued to such stockholder at the closing of the merger; and

•	at the one-year anniversary of the closing of the merger all such restrictions on the transfer of the shares of California Amplifier common stock issued to such stockholder will expire and the signing stockholder will be free to transfer all such shares subject to applicable securities laws.

      Stockholders who execute the lock-up agreements may still sell their shares notwithstanding the lock-up agreement in connection with an underwritten offering of California Amplifier stock pursuant to the registration rights agreement described below.

      The form of lock-up agreement can be found at Exhibit F to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Escrow Agreement

      Upon the closing of the merger, California Amplifier will enter into an escrow agreement with Jason A. Mendelson, as the designated representative of the Vytek stockholders, and a commercial bank, or its designee, as escrow agent. Under the terms of the merger agreement and the escrow agreement, 854,700, or approximately 10.4% of the shares issuable to the Vytek stockholders at the closing of the merger will be placed in escrow as security for potential indemnity claims by California Amplifier under the merger agreement and for the payment, if necessary, of any obligation arising out of the working capital adjustment as defined in the merger agreement.

      The number of escrow shares will be deducted, on a pro rata basis, from the shares of California Amplifier common stock to be received by the Vytek stockholders at the closing of the merger. The stockholder representative may direct the sale of some or all of the escrow shares, for a price of at least $11.00 per share, and deposit the proceeds received from such sale of the escrow shares into the escrow fund. Subject to any claims by California Amplifier for indemnification or the working capital adjustment, except for an amount equal in value to $2,000,000, all shares of California Amplifier common stock and any cash in the escrow fund will be released to the Vytek stockholders, in accordance with their pro rata portion, 15 months after the closing. All remaining shares of California Amplifier common stock and any remaining cash in the escrow fund will be released to the Vytek stockholders, in accordance with their pro rata portion, two years after the closing, subject to any then pending and unresolved claims for indemnification or the working capital adjustment.

      The escrow agreement can be found at Exhibit E to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

Registration Rights Agreement

      The stockholders of Vytek whose shares are subject to restrictions on transfer under the lock-up agreements will be permitted to enter into a registration rights agreement with California Amplifier regarding the shares of California Amplifier common stock received by them pursuant to the merger and subject to the lock-up. In addition, as a condition to registering for resale the shares of California Amplifier common stock that would be received by them pursuant to the merger, each of the stockholders listed as a selling stockholder under “Selling Stockholders” on page 142 has entered into the registration rights agreement regarding such shares. Under the registration rights agreement, California Amplifier will notify the Vytek stockholders at least 20 days prior to the filing of any registration statement under the Securities Act with respect to an underwritten offering and will afford each stockholder an opportunity to include in such registration statement all or some of the California Amplifier common stock received by such stockholder pursuant to the merger. All stockholders proposing to distribute their California Amplifier common stock through such underwritten offering must enter into an underwriting agreement with the underwriter. The underwriter may, in certain circumstances, limit the number of shares to be included in the underwritten offering.

      The form of registration rights agreement can be found at Exhibit H to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A.

AMENDMENT TO VYTEK’S CERTIFICATE OF INCORPORATION

      Under the terms of Vytek’s existing Amended and Restated Certificate of Incorporation, in the event Vytek is a party to a merger or consolidation with or into any other entity involving the transfer of a majority of the total voting power of Vytek, holders of Vytek preferred stock would be entitled to the following liquidation preferences: (i) holders of Series B Preferred would be entitled to receive, at the option of each such holder, either (a) $1.1747 per share, plus any dividends accrued but unpaid on each share, or (b) $2.3494 per share, plus any dividends accrued but unpaid on each share; (ii) holders of Series A Preferred would be entitled to receive $1.9483 per share, plus any dividends accrued but unpaid on each share; and (iii) holders of Series Junior Preferred would be entitled to receive $1.9483 per share. Any remaining assets of Vytek would be distributed on a pro rata, as converted, basis to the holders of Vytek common stock, Series A Preferred, Series B Preferred who exercised their option to receive a liquidation preference of $1.1747 per share, and Series Junior Preferred.

      In connection with and as a closing condition to the merger, California Amplifier requested and Vytek’s board of directors agreed, to effect an amendment to Vytek’s existing Amended and Restated Certificate of Incorporation to exempt the merger and related transactions from triggering the liquidation preference provisions described above. The purpose of this amendment is to clarify that the terms of the merger agreement, rather than the existing Amended and Restated Certificate of Incorporation, will govern the distribution of consideration to be made to Vytek stockholders in connection with the merger.

      The amendment of Vytek’s existing Amended and Restated Certificate of Incorporation is subject to the completion of the merger and will not be made effective if the merger is not completed. The full text of the amendment to Vytek’s existing Amended and Restated Certificate of Incorporation is attached as Exhibit C to the merger agreement, which is attached to this joint proxy statement/prospectus at Annex A, and stockholders of Vytek should read that document in its entirety.

Recommendation of the Vytek Board of Directors

      The Vytek board of directors recommends that the Vytek stockholders vote FOR the approval of the amendment to Vytek’s Amended and Restated Certificate of Incorporation to exempt the merger and related transactions from triggering the liquidation preference provisions set forth in the Amended and Restated Certificate of Incorporation and to clarify that the merger agreement will govern the distribution of consideration to Vytek stockholders in connection with the merger.

INFORMATION CONCERNING VYTEK

Vytek’s Business

      Vytek was originally incorporated in Delaware in April 2000 as Vytek Wireless, Inc. In 2003, Vytek changed its name to Vytek Corporation. Vytek’s principal executive offices are located at 12670 High Bluff Drive, San Diego, California 92130 and its telephone number is (858) 554-1400.

Business Overview

      Vytek is a provider of technology integration solutions catering to the needs of enterprises and original equipment manufacturers, or OEMs, in the emerging wireless and mobile computing sector. Vytek provides integrated solutions leveraging a mix of professional services and proprietary software and hardware platforms. Vytek has a broad array of expertise in wireless technologies ranging from emerging standards in WiFi (802.11 a/b/g), Bluetooth, Zigbee/802.15.4, and General Packet Radio Service, or GPRS, to specialized technologies such as Project 25/ Land Mobile Radio, Radio Frequency Identification, or RFID, and Paging (Flex/ ReFlex) for next generation devices and products. In addition to its specialty in emerging wireless technologies, Vytek is one of the leading firms in delivering both the embedded computing platform and the complex software (content delivery) systems essential to powering mobile computing. To date, Vytek has completed seven principal acquisitions, including the acquisition of Sonik Technologies, Inc. (subsequently renamed Vytek Products, Inc.), a provider of wireless communication infrastructure equipment; Telamon, Inc. (subsequently renamed Vytek Messaging Services, Inc.), which is the developer of TelAlert, a leading urgent messaging solution; Planet Technology Solutions, Inc. (subsequently renamed Vytek Solutions, Inc.), an integrator of wireless solutions catering to retail and supply chain; Rubicon Technologies, Inc. (subsequently renamed Vytek Public Safety Solutions, Inc.), a provider of software solutions for municipal and other public safety organizations; MicroKnowledge, Inc., a provider of training services; and Stellcom, Inc., a provider of mobile computing software and hardware solutions.

Industry Background

      Vytek’s business is founded on the premise that emerging mobile computing technologies and insufficient standards surrounding both hardware and software will mandate the need for services to assist in the implementation of products and enterprise solutions. According to Gartner, Inc. of Stamford, Connecticut, by 2007, more than 50 percent of enterprises with more than 1000 employees will make use of at least five wireless networking technologies. Today, 45 percent of the U.S. workforce is using some type of mobile device, ranging from portable PCs and PDAs to new technologies such as sensor networks.

      According to IDC of Framingham, Massachusetts, the consumer market is increasingly utilizing mobile technology as the personal use of mobile devices, technology, applications and services is on the rise. Gartner asserts that organizations developing consumer products for mobile networks should look for ways to add value by focusing on interaction with other consumer devices such as televisions, game consoles or set-top boxes. Vytek believes that this will expand the need for integration and development services focused on wireless technology.

      In total, the revenue for wireless technologies is growing and expected to continue its growth at a fast rate. IDC forecasts that the worldwide market for wireless infrastructure and applications will increase from $31.1 billion in 2002 to $68.4 billion in 2007, representing a compound annual growth rate of 17.1%. In the U.S. alone, by 2007, industries are expected to spend $25.6 billion for wireless infrastructure and applications.

Vytek’s Solutions

      Vytek helps customers gain an advantage through the use of mobile and wireless technologies, by delivering complete solutions that incorporate an array of these technologies. Vytek takes a comprehensive view of mobility solutions by combining mobile computing devices, converged wired/wireless networks, sophisticated device management, and content delivery software platforms. Vytek’s solutions include state-of-the-art software and hardware, plus the services needed to make them suitable for each customer. Vytek works with its clients to develop and integrate these solutions under either “time and materials” (T&M) or fixed-fee contracts. Vytek offers solutions to its customers in the following areas:

      Mobile Computing. Vytek offers innovative wireless and mobile computing solutions that extend enterprise business processes to mobile workers by establishing connectivity between enterprise applications and a wide range of mobile and telephony devices. Vytek designs, develops, distributes, and implements a wide range of software products and custom applications to meet the needs of its customers and partners. Vytek uses an open architecture approach to software design and development, which ensures integration into existing enterprise business systems and takes full advantage of key industry technologies such as Microsoft .NET, J2EE/J2ME, enterprise application integration, or EAI, security, mobile access, presentation technologies, and mobile device operating systems. Vytek has extensive experience in building mobile applications that extend information to the point of activity and directly into the hands of mobile workers in the following fields: transportation and logistics; retail and distribution; public safety; entertainment; and healthcare. Based upon its client engagements Vytek has developed “off-the-shelf” applications and tools that support many of these industry needs.

      Embedded Computing, Emerging Devices, and Wireless Networking. As networks and Internet connections expand, products that have historically been “unconnected” are now being linked. Healthcare devices inside and outside of hospitals, consumer media appliances/ gateways, handheld devices, tablets, PCs, mobile terminals, vehicles, and many other products are now being connected via an array of wireless networks. Integrating these disparate products requires a new look at the connections, data flow architectures, and the overall systems and networks surrounding these products and their intended use. Vytek creates end-to-end systems that are built on a combination of its own technology, referred to herein as reference platforms, or those supplied via third-party partners. Vytek further differentiates this offering by working with its clients to focus on device and system “usability” in an endeavor to ensure rapid customer adoption, satisfaction, and productivity.

      Urgent Messaging and Alerting. Managing complex information networks and infrastructure requires tools which ensure information delivery in real-time, allowing them to take action to preempt downtime or other issues that could jeopardize business or prevent them from meeting the terms of their Service Level Agreements. Vytek’s Urgent Messaging solutions equip the enterprise with the software infrastructure that can handle these demanding requirements. Through the distribution of its TelAlert messaging platform, Vytek wirelessly enables many industry-leading applications, including many infrastructure management platforms such as: HP OpenView, Remedy, CA Unicenter, and IBM Tivoli.

      Enterprise/ Self Service and Content Delivery Platforms. Vytek develops and deploys self-service solutions for employee, customer, partner, and device portals, as well as application solutions for enterprise content management, workflow automation, and knowledge management. Vytek’s client base typically experiences near-term productivity gains by utilizing these platforms to mobilize essential content. An emerging opportunity for Vytek relates to sensitive, but high-demand, content such as music and feature films. Vytek’s Digital Media solutions provide the software and infrastructure to create, manage, secure, distribute, and consume digital media assets. These solutions span from consumer based viewing and consumption, media and entertainment company creation and deployment, to enterprises organizing and delivering media content as a means of asset tracking and verification, employee training, multi-media installation guides, or streamlining advertising practices and media content. Vytek provides technology advice and application development to clients attempting to exploit digital technologies. Vytek has extensive experience in building enterprise applications that enable workers, partners, and customers to work more effectively by utilizing self-service platforms in the following industries: high technology manufacturing; healthcare; entertainment; and public safety.

      Industry Specific Solutions. Vytek’s solutions incorporate advanced technologies which allow the positioning of mobile devices at the point of activity thus enabling improved workflow, increased productivity, information accuracy, and elimination of duplication. Based upon its extensive professional services engagements, Vytek has built a solid base of industry-specific applications which can be leveraged in the rapid delivery of client solutions. Some specific examples include Vytek’s suite of public safety applications which meet the needs of local law enforcement agencies; retail applications which increase in-store productivity and the customer shopping experience while also streamlining back-office and distribution functions; and transportation and logistics applications which improve driver productivity through the provision of more accurate customer and route information. The implementation of these “turnkey” solutions is based on proven methodologies and best practices that ensure clients leverage appropriate technologies and that solutions can be implemented on a timely basis.

      Integrated/ Convergent Networks. The rise of internet protocol, or IP, telephony and mobility technologies has created new opportunities to improve productivity and customer service. Yet to gain these improvements, an enterprise must integrate these components into mission critical applications. Vytek has years of experience in managing these integrations, delivering performance and reliability on a technology platform that may expand with a customer’s business. Vytek’s networking solutions can wirelessly extend a Local Area Network (LAN), as well as utilize a Wide Area Network (WAN) to connect remote sites and provide real-time connectivity to mobile users. Vytek provides complete integrated network solutions by offering a wide range of network services including network design, analysis, implementation, as well as on-going support and business applications in these focus areas: IP Telephony; Wide/ Local Area Networking; and Wireless Local Area Networking.

Vytek’s Strategy

      Vytek’s objective is to extend its position as a provider of mobile technology integration solutions and wireless access hardware and software. Vytek is capable of delivering both embedded computing products and the sophisticated software platforms to support new and emerging mobile computing devices. Key elements of Vytek’s strategy to achieve this objective include:

      Leverage Customer-funded Research and Development to Extend Leadership in Mobile Computing Platforms and Wireless Technologies. Vytek is engaged in the development of new mobile computing products and wireless technologies for its high-tech clients. It routinely receives contracts involving the development and integration of leading edge technologies that affords Vytek a rich base of knowledge to support follow-on clients. Through the intellectual property that is refined from these contracts, Vytek builds and introduces “reference platforms” which can be used to rapidly deliver new products at increased margins.

      Leverage Customers, Resellers, System Integrators and Strategic Cooperative Marketing Partners. In addition to its direct sales force, Vytek leverages numerous marketing partners. Vytek has worked closely with companies such as Intel, Texas Instruments, Microsoft, Atheros Communications, Monta Vista, Motorola, and many others to partner in the delivery of products/solutions based on these companies’ technologies. Active participation with these partners in new product announcements and tradeshows typically leads to a rich supply of leads for Vytek.

      Leverage Embedded Technology Development as Indicator of Future Enterprise Requirements. Through many of Vytek’s embedded product development initiatives, it garners information that is useful to enterprises in planning for future technology investments and implementation strategy. Vytek continually integrates this base of knowledge into its consulting methodology, thus differentiating itself from other firms providing mobility consulting services.

      Leverage Professional Services Offering to Secure Lasting Client Relationships. Through the legacy operations of its acquisitions, Vytek has built a significant base of specialized technology and business process consultants. Currently in excess of 185 professionals, this team allows Vytek to respond to the implementation needs of its customers, resellers and system integrators in a timely manner and gives Vytek the ability to maintain a strong commitment to quality. The ability to meet customers’ needs enables Vytek to establish strong, expanding, long-term relationships with these parties. Vytek plans to continue to commit the essential resources to nurture and grow its professional services staff in order to gain competitive advantage.

      Maximize Recurring Revenue. Vytek is focused on creating and maintaining monthly recurring revenue. Vytek seeks to enter into customer contracts that will provide a continuous revenue stream over the contract period. Vytek currently receives recurring revenue streams surrounding the licensing of its software and hardware platforms. In the near future, Vytek anticipates the introduction of its first subscription service of its public safety applications with a major carrier. Vytek will continue to explore opportunities where this model is applicable.

      Leverage Offshore Engineering Resources to Maintain Competitive Rates and Meet Specific Client Requirements. Vytek recognizes the opportunity to enhance its professional services margins through the use of offshore engineering and development resources. Vytek also has specific requirements from existing clients to build relationships with offshore engineering firms. Vytek envisions solidifying relationships with offshore service providers in the near future.

      Continue to Offer a Broad Range of Software Products to Address Key Aspects of Wireless Integration and Mobile Data Management for Enterprise Customers and Their Mobile Workers. Through Vytek’s continued delivery of professional services to a broad set of clients, serving different industries, Vytek intends to build upon its portfolio of applications and product platforms. This strategy has served Vytek well with products such as TelAlert, the Public Safety Suite, and its Retail/ Supply Chain applications. As Vytek identifies future industry segments and product opportunities, Vytek plans to replicate the strategy when and where appropriate.

Vytek’s Service Offering

      Software Design and Development Services. Vytek builds solutions that improve productivity, increase financial savings, and create a competitive advantage. Vytek has extensive experience in contract software design and development. Each project begins with a review of the resources required. This defines the team, which may include user experience experts, testers, trainers, consultants, and software engineers, depending on the need of the customer. The team then defines the strategy for the project, based on best practices and Vytek’s own methodologies for design, development, and testing. The customer is involved throughout the project, receiving status reports and participating in reviews.

      Embedded Hardware Design and Development Services. Embedded hardware, software, and wireless network technologies are being incorporated into many everyday items. These technologies are rapidly being introduced into the cars we drive, the home appliances we buy, the equipment that monitors factory operations, and complex and essential products used in the healthcare environment. Vytek supports clients in many of these areas and Vytek is benefiting from the market shift to introduce wireless technologies into new products. Vytek designs and builds a spectrum of embedded devices and products. Vytek offers services to these clients ranging from very early proof-of-concept and usability studies, to final product development and prototype delivery. Based upon its heritage of embedded product development, Vytek has built a portfolio of reference designs and software images which enable rapid product delivery.

      Business Consulting Services. Vytek has extensive information technology, or IT, staff and expertise to address complex technical and business issues. This is especially true in the mobile and wireless computing sector. Vytek provides this assistance through its consulting team, which is knowledgeable and experienced in a wide range of technologies and industries. This team aligns closely with its customers to ensure that they correctly identify and solve a customer’s issue. In formulating a solution, Vytek puts special emphasis on communication and considers all aspects of the problem, not just the technology. The Vytek consulting team leverages its MobilityWorksTM methodology (and associated models) to assist clients in applying the appropriate mobile technologies to business problems.

      User Experience Engineering Services. Vytek’s User Experience Engineering focuses on the user interface and user experience of a customer’s product or solution. Vytek offers state-of-the-art usability evaluation and testing techniques in order to improve product adoption and productivity. Vytek has provided User Experience Engineering services to companies of all sizes, from startups to Fortune 500 companies.

      IP Telephony and Networking Services. Vytek provides a complete suite of networking and IP telephony consulting services that include design, implementation, life cycle management, and support services. Vytek is certified in Cisco AVVID IP Telephony infrastructure implementations as well as applications development. Additionally, Vytek is certified as a Cisco and Symbol Technologies wireless partner. These skills and partnering arrangements allow Vytek to help customers exploit converged technologies and mobility applications.

      Independent Verification and Validation Services. Most successful products begin as detailed requirements from which developers take direction. These same requirements should become the basis for testing each product before it goes to market and as it changes, to ensure that it works as intended. Recognizing this need in its own product development process, Vytek defined a verification and validation methodology and dedicates an independent team to oversee its application. Vytek makes this team and its methodology available directly to external customers.

      Training. Vytek helps enterprises improve the skills, knowledge base, and productivity of workers through targeted technology training and consulting. Customized coursework and expert consulting services are designed to keep a customer’s staff up-to-date on key technologies as they relate to the customer’s environment. Vytek’s professional staff delivers training at the customer’s location, in mobile training environments, and through Web-based programs. A customer chooses the content and delivery style to meet its objectives, timeline, and budget. Vytek also provides technical writing services to companies that either do not have the expertise or do not have long-term needs for on-staff technical writers.

Vytek’s Product Offering

      TelAlert Messaging and Alerting. System downtime, as well as resources required to restore IT systems and services cause organizations to suffer significant costs. TelAlert is the software system that provides urgent notification and remote problem resolution. TelAlert provides actionable, urgent messaging and full-cycle problem resolution for distributed organizations. Vytek currently offers the following suite of TelAlert Products: TelAlert, TelAlert Enterprise, TelAlert Voice, Sonicadmin for TelAlert and TelAlert Corporate Messenger. Elements of the TelAlert product family are installed in over 5,000 locations in 50 different countries. TelAlert products are used by 75% of the Fortune 100 companies, and over 60% of Fortune 500 companies.

      Embedded Computing. Vytek designs and builds hardware devices and software environments enabling new types of computing and access to information. By leveraging its complete systems integration process, technology expertise and hardware and software capabilities, Vytek has created innovative, next generation devices and products to meet customer’s business requirements. From concept to product, Vytek develops manufacturing ready prototypes for home entertainment, medical applications, business solutions and others. Vytek has licensable hardware designs and associated software elements based upon leading technologies from Intel (X-scale), Texas Instruments (OMAP, Bluetooth), Atheros (802.11a/b/g), IBM (PowerPC), MontaVista (Linux), Microsoft (WinCE, PocketPC), and Motorola.

      Wireless Infrastructure Products. Vytek offers a wide range of products to support mature and essential wireless networks. These Vytek designed and produced infrastructure products include long-range broadband data solutions and wireless messaging and paging equipment. Vytek solutions have been deployed in several industries including telecommunications, energy, government and public safety agencies, and Internet service providers, all of whom have a critical requirement for performance, reliability, and security.

      Vytek’s Narrowband compliant PTX-150, PTX-450, PTX-900, Direct Digital Paging transmitters are designed to meet the paging industry’s latest standards for high speed FLEX and simulcast operation and are designed to operate with a wide range of standard network interfaces. Vytek’s PageLink VHF, UHF, and 900 MHz FLEX/ POCSAG data receivers are suitable for remote control and one way telemetry using either existing paging infrastructure or on-premises paging equipment. The Second Generation Nucleus Transmitter, or G2N, is a FLEX paging transmitter for the VHF/UHF/900 MHz frequency band. It is a single-carrier design based on the original Motorola Nucleus Transmitter, or NUC, and is backward compatible with installed systems today. Vytek is the only manufacturer of the G2BT — 2nd Generation Base Transmitter for 2-way paging infrastructure. Vytek has taken the next step in providing an all digital ReFLEX paging solution that incorporates Vytek’s proven design, integration, and manufacturing technology together with acquired intellectual property licensed from Motorola for complex high-performance paging systems.

      Vytek’s wireless modem and telemetry products provide the reliable long distance data communication links that utilize narrow-band radio technology. As an alternative to the unreliable data communications problems plaguing conventional and spread spectrum data radio networks, they are well-suited for many radio control applications such as SCADA, telemetry, automatic vehicle location, or AVL, and wireless data. Vytek’s SkyLine wireless modems utilize licensed VHF/UHF frequency bands for reliable, long distance, RS-232 data communications. Applications include SCADA, telemetry, radio control, and wireless data communications. The FireLine high speed UHF data transceiver has been specifically designed to provide OEM customers with a cost effective solution for migration to narrowband channels in compliance with the FCC’s re-farming requirements. Its single board design includes a high-speed modem and transceiver on one small circuit board, which can be used for a wide variety of OEM applications.

      Public Safety Software Suite. Vytek provides public safety software applications to law enforcement agencies at the national, regional, and local levels. Vytek’s product offering includes a centralized content delivery application, or Vswitch, which allows law enforcement officials to access State, DMV, NLETS, and NCIC databases to improve the storage and transmission of critical information. The Vswitch software platform is core to supporting information access for some of the largest States and includes tools to manage, track and log access to these crucial law enforcement databases. Vytek’s software offering for local law enforcement focuses on key near-term priorities surrounding traffic stop data collection (ProfilerPD), citations (QuickTicket), wants and warrants “look up” (HotCheck), and other regionally focused data management and networking requirements. The Vytek Public Safety applications are built upon Microsoft technologies, support short range (WiFi) and wide area wireless technologies, and support most handheld computing platforms and accessories.

      Retail and Distribution. Retailers use mobile and wireless technologies to track products, assets and employees. Vytek applications support clients in the retail and distribution segment by reducing the time to implement solutions that result in improved productivity. Vytek inventory management applications operate from the receiving dock to the sales floor on wireless Personal Digital Assistants, or PDAs, that allow the mobile worker to perform tasks at the point of activity. PDAs also utilize a bar code scanner as a means of quick data entry that enhances inventory control procedures. These applications function as either an integrated extension of a customer’s existing store systems or standalone customizable applications. Vytek’s Mobile Point of Sale (POS) software is a flexible platform that extends the functionality and feature sets of a traditional POS system onto a handheld device. This solution integrates into existing store systems to provide a seamless interface that enables mobile workers to access point of sale information and complete transactions at the point of activity, with modules for suspend and retrieve, training, tender processing, credit card authorizations, and many more.

      Transportation and Logistics. Vytek provides integrated solutions allowing transportation and logistics companies to utilize new technologies and raise their standards for customer service, employee productivity, and security measures. Vytek mobile delivery solutions replace the paper and manual processes the driver utilizes today, with an automated inventory tracking and data collection system. The solution provides the ability to track inventory, create and adjust invoices, obtain customer review and capture a signature, and print invoices and receipts to leave with the customer. This offering can streamline business processes and provides an efficient method to manage accounting and inventory data between the corporate office and mobile workforce. The Vytek package management solution is a flexible software package that promotes accurate tracking of inbound packages and deliveries. This management tool helps to streamline the receipt, tracking, and delivery of packages within an organization by enabling employees to track items using a mobile device with an integrated bar code scanner. The Vytek transportation and logistics offering works across a range of PDA, webpad, and tablet products running Microsoft’s mobile operating environments.

      IP Telephony. Vytek’s applications and the implementation of a Cisco IP infrastructure provide a total solution to customers and partners ready to take advantage of telephony technology. The convergent AVVID architecture enables Vytek to display enterprise business applications across a broad range of telephony and wireless devices. Vytek provides business applications that expand the inherent capabilities of the Cisco IP telephony platform. Vytek’s ExtendTime enables IP telephones to be used as business terminals to perform traditional time clocking functions. Vytek has also leveraged IP telephony products to Supply Chain applications that enable associates to use the IP telephones as a terminal to locate information and/or items anywhere in the enterprise. Vytek’s applications take maximum advantage of the AVVID architecture and are jointly marketed with the Cisco sales-force.

Vytek’s Customers

      Vytek’s customer, Hewlett Packard, accounted for approximately 19% of Vytek’s total revenues for the nine-month period ended September 30, 2003. For the year ended December 31, 2002, Motorola accounted for approximately 14% of Vytek’s total revenues and for the year ended December 31, 2001, Toro and Arch Wireless, accounted for approximately 15% and 13%, respectively, of Vytek’s total revenues. No other customer accounts for more than 10% of Vytek’s revenues for any period.

Sales, Marketing and Business Development

      Vytek sells its products and services through its direct sales staff and resellers. Approximately 5% to 7% of Vytek’s sales are made through resellers and system integrators, and the remainder comes from Vytek’s direct sales staff. As of September 30, 2003, Vytek’s sales, marketing and business development staff consisted of 37 employees and Vytek also utilizes the services and expertise of resellers and strategic cooperative marketing partners. Vytek plans to continue to expand its sales and marketing staff and activities and expand its relationships with resellers, system integrators and strategic cooperative marketing partners in an effort to increase leverage surrounding its software applications and technology reference platforms.

      Vytek’s sales strategy involves deploying focused, direct sales teams, with expertise in Vytek’s different solution areas. These sales teams are comprised of a sales executive augmented by a presales consultant/ engineer. Vytek’s sales yields are improved by focusing on aligning these teams around specific horizontal solutions (embedded/ wireless platforms) and industry specific (Retail, Public Safety) offerings. The sales cycle typically ranges from 3 to 6 months. Vytek can have much shorter sales cycles when making incremental sales to existing accounts, and when delivering product development initiatives that are on rapid “time to market” schedules.

      Vytek uses a variety of marketing programs to build awareness of Vytek’s solutions and brand name, including market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements and Internet site marketing. Vytek’s marketing staff also produces collateral materials to support sales to prospective customers that include brochures, data sheets, white papers, customer success stories, presentations and demonstrations.

      Vytek believes strategic cooperative marketing partners who offer synergistic products are important in selling and marketing Vytek’s solution. Vytek benefits from a multiplier effect as these partners expose Vytek’s solution to more of their customers and prospects. As a result, Vytek has developed arrangements with numerous strategic cooperative marketing partners, including Intel, Microsoft, Arrow Electronics, Monta Vista, Texas Instruments, Silicon Motion, BEA, Motorola and Atheros Communications.

Competition

      The engineering solutions market in which Vytek operates includes a large number of companies, is intensely competitive, and faces rapid technological change. Vytek expects the competition to continue and intensify, which could result in price reductions, reduced profitability and loss of current or future customers. Vytek’s competitors fall into the following categories: internal information technology or engineering departments of current and potential customers; large information technology consulting services providers such as Accenture, Electronic Data Systems Corporation and International Business Machines Corporation; traditional information technology services providers such as Sapient Corporation; Internet professional services firms; mobile computing consulting and solutions providers such as Wireless Facilities and Aether Systems; and emerging offshore software developers such as Cognizant, Satyam, Infosys, and HCL. In addition, Vytek faces competition in its Embedded Products Division from software and hardware companies such as Wind River Systems, BSQUARE Corporation, Accelent Systems, Inc., Intrinsyc Software, Inc., and Venturcom, Inc.

      The principal competitive factors in Vytek’s business market are leading edge technical knowledge, the reputation and experience of professionals delivering services, customer value and service; the success and reliability of the delivered system; the ability to attract and retain highly skilled, specialized, experienced engineering/consulting professionals; and price. A number of Vytek’s competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers. There can be no assurance that Vytek will be able to continue to compete successfully with existing or future competitors or that competition will not have a material adverse effect on Vytek’s results of operations and financial condition.

Intellectual Property

      Vytek relies on a combination of trademark, patent, copyright, service mark, trade secret laws and contractual restrictions to establish and protect proprietary rights in Vytek’s products and services. Vytek has applied for various trademarks and patents.

      Use by customers of Vytek’s software is governed by executed license agreements. Vytek also enters into written agreements with each of its resellers for the distribution of its software. In addition, Vytek seeks to avoid disclosure of trade secrets by requiring each of its employees and others with access to proprietary information to execute confidentiality agreements. Vytek protects its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

      Despite Vytek’s efforts to protect its proprietary rights, Vytek may be unable to prevent others from infringing upon or misappropriating its intellectual property. Any steps Vytek takes to protect its intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some foreign countries do not protect Vytek’s proprietary rights to the same extent as the laws of the United States.

      Vytek may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, even though Vytek takes steps to assure that neither its employees nor its contractors knowingly incorporates unlicensed copyrights or trade secrets into its products. It is possible that third parties may claim that Vytek’s products and services may infringe upon their trademark, patent, copyright, or trade secret rights. Any such claims, regardless of their merit, could be time consuming, expensive, cause delays in introducing new or improved products or services, require Vytek to enter into royalty or licensing agreements or require Vytek to stop using the challenged intellectual property. Successful infringement claims against Vytek may materially disrupt the conduct of its business or affect profitability. There are currently no legal proceedings or claims for infringement of intellectual property rights pending against Vytek.

Employees

      As of March 1, 2004, Vytek employed 280 full-time employees. These included 37 in sales, marketing and business development, 185 in professional and technical services, and 32 in corporate, administration and finance. Vytek’s future success depends in part on its ability to attract, retain and motivate highly qualified technical and management personnel for whom competition is intense. From time to time Vytek has employed and Vytek will continue to employ independent contractors and consultants to support its professional and technical services and research and development. None of Vytek’s employees are represented by a collective bargaining agreement and Vytek has never experienced a strike or similar work stoppage.

Facilities

      Vytek’s principal offices are located in San Diego, California and consist of approximately 35,580 square feet of office space held under a lease that expires in August 2010. Vytek also leases approximately 2,934 square feet of office space in Latham (Albany), New York under a lease expiring in December 2008; 12,214 square feet of office space in Parsippany, New Jersey under a lease expiring in December 2004; 2,772 square feet of office space in Reston, Virginia under a lease expiring in March 2005 (that may be terminated upon six months notice); 6,494 square feet of office space in Oakland, California under a lease expiring in December 2005; 21,500 square feet of office space in Vista, California under a lease expiring in June 2005; and 11,452 square feet of office space in Irvine, California under a lease expiring in February 2005, all of which is sublet through the term of that lease. Vytek also leases office space for sales, professional and technical employees in Shingle Springs, California, Newport Beach, California and Austin, Texas, and leases storage space in Oakland, California. Vytek believes these offices are adequate to meet its needs for the foreseeable future.

Legal Proceedings

      Vytek is not a party to any material legal proceedings.

Vytek Management’s Discussion and Analysis of Financial Conditions and Results of Operations

      Certain information in this registration statement, including the discussion below, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this registration statement other than statements of historical fact are forward-looking statements. Examples of forward-looking statements include statements regarding Vytek’s future financial results, operating results, projected costs, revenue, markets for products, competition, products, plans, objectives and strategy, as well as other statements that include words such as anticipate, believe, plan, should, would, could, expect, intend, believe, estimate, predict, potential and other similar words. These forward-looking statements are inherently uncertain and are subject to business, economic and other risks. Accordingly, actual results could differ materially from expectations based on forward-looking statements made in this registration statement or elsewhere by Vytek or on its behalf. Vytek does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.

      Overview. Vytek is a provider of mobile technology integration solutions and wireless access hardware and software. Vytek was formed in April 2000 for the purpose of acquiring, owning and operating a wireless data solutions business. To date, Vytek has completed seven acquisitions. These acquisitions have given Vytek a broad and deep range of leading-edge products, services, and solutions, with each acquisition bringing extensive technology, management and industry expertise. Vytek operates in three divisions — Messaging, Solutions and Products — from which it provides mobile computing, self-service platforms, embedded computing, and messaging to many markets, including the healthcare, high technology, manufacturing, and public safety industries.

      During the nine-month period ending September 30, 2003, Vytek’s revenues increased to $29.3 million from $16.3 million in the same period in 2002. This increase was primarily a result of the acquisition of Stellcom, Inc. in April 2003. Vytek’s revenue during 2003 is divided between sales of products and services. Vytek’s primary source of revenue for services was a result of the provision of professional services in the form of consulting, software development, and systems integration in the following segments: enterprise portals and secure content delivery applications; mobile application development supporting public safety, retail, transportation, and entertainment; and embedded hardware and software development supporting emergent pervasive computing devices. Vytek’s primary source of revenue for products was related to sales of wireless base-stations, modems, telmetry devices, and Vytek’s associated software environments. Sales of third-party products included mobile handheld computing products and network components bundled with turnkey industry solutions.

      Vytek intends to expand its position as a provider of mobile technology and integration solutions and wireless access hardware and software. According to Gartner, Inc. of Stamford, Connecticut, mobile technology services are continuing to grow at a rapid pace. The worldwide market for wireless infrastructure and applications is expected to increase from $31.1 billion in 2002 to $68.4 billion in 2007, representing a compound annual growth rate of 17.1 percent according to IDC of Framingham, Massachusetts. Vytek intends to capitalize on this expanding market opportunity by intensifying its sales, marketing, and channel partnerships in the following areas:

•	Further pursuit of embedded computing product development in segments such as consumer electronics, home media appliances, medical products, industrial controls, and automotive;

•	Further leverage through the licensing and resale of Vytek’s embedded computing and RF reference platforms based upon technologies such as X-Scale, OMAP, 802.11a/b/g, and other emerging and/or proprietary wireless technologies;

•	Extending Vytek’s offering to device OEMs (in the above referenced segments) by including wireless/ mobile device support software which increases manageability and decreases total cost of ownership (TCO) surrounding the deployment of mobile computing devices;

•	Adding functionality to Vytek’s suite of public safety, retail, and supply chain mobile computing applications thus enabling greater market penetration;

•	Expanding the range of solutions and industry segments it currently supports;

•	Leveraging Vytek’s embedded hardware, software, and RF development engagements to extend the range of hardware/RF products currently provided;

•	Leveraging Vytek’s portfolio of mobile software applications to build subscription-based services over existing, public, wireless networks, thus building a recurring revenue stream; and

•	Further nurturing, building, and extending of relationships with key high-technology clients.

      However, Vytek’s execution against these strategic objectives could be jeopardized or impaired by one or a combination of certain factors. These factors include the obsolescence of the technologies upon which Vytek’s reference platform are based, and the inability to evolve these platforms to accommodate new versions of hardware and software from the associated technology partner; further pressure on rates, margins, and breadth of services from offshore professional services providers in the specialized solution areas and industry segments which Vytek services; Vytek’s inability to continue nurturing and building its vital technology partnering arrangements with firms such as Intel, Microsoft and Motorola; Vytek’s inability to continue as a significant service provider (and experience declines in level of effort) to key clients; and Vytek’s inability to continue attracting and retaining key engineering talent essential to the development of its products and delivery of professional services.

      In order to protect itself from these risks Vytek deploys its resources in a balanced fashion to ensure no single factor can undermine the business. Vytek deploys a very focused sales force of approximately 37 professionals to continually refresh the segments and customers it serves. Vytek’s sales and marketing professionals continually nurture key partnering arrangements, and Vytek is establishing relationships with key offshore development partners to gain scale and margin advantages. Vytek also continues to expand the technology platforms it offers and to establish new partnering arrangements when and where the opportunities become apparent. Vytek devotes significant resources to secure relationships with its largest clients. In addition, Vytek continues to put resources into its applications, hardware products, and reference platforms with emphasis on its embedded, RF, public safety, and messaging products.

Critical Accounting Policies

      The following discussion should be read in conjunction with the audited financial statements of Vytek included elsewhere in this joint proxy statement/ prospectus. Vytek’s discussion and analysis of its financial condition and results of operations are based upon Vytek’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Areas where significant judgments are made include, but are not limited to: revenue recognition on fixed-price contracts, allowance for doubtful accounts, the valuation of inventories, the deferred tax asset valuation allowance, and the valuation of long-lived assets and goodwill. Actual results could differ materially from these estimates.

      Revenue Recognition. Revenues consist of the sales of Vytek’s hardware products, software and software maintenance, and services. Product revenues are recognized by Vytek upon shipment of goods unless associated services are significant to functionality in which case product revenues are deferred until completion of the associated services. Vytek generally warrants its products for one year after the date of sale. Product returns and warranty costs historically to date have not been material and have been within management’s expectations.

      Vytek generally licenses its software products pursuant to multiple element arrangements that include maintenance. Where no significant obligations remain, software license revenue is recognized upon delivery of the software provided collection is considered probable, the fee is fixed or determinable, there is evidence of an arrangement and vendor specific objective evidence exists to allocate the total fee to the elements of the arrangement. Revenues from maintenance and software support services, which includes upgrades, are generally collected before the services are performed and are recognized ratably over the period of the services. Vytek’s software maintenance arrangements do not contain specific upgrade rights.

      Service revenues are recognized as the services are rendered, provided that no significant obligations remain and collection of the receivable is probable. Generally, contracts for services call for billings on a time and material basis; however, in instances when a fixed-fee contract is signed, revenue is recognized on a percentage of completion basis. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The accrual for losses on contracts was $41,000 and $0 at September 30, 2003 and 2002 respectively.

      Allowance for Doubtful Accounts. Vytek establishes an allowance for estimated bad debts based upon a review and evaluation of specific customer accounts identified as known and expected collection problems, based on historical experience, due to insolvency, disputes or other collection issues. Vytek’s customer base is quite concentrated, with two customers accounting for 32 percent of accounts receivable at September 30, 2003 and two customers accounting for 27 percent of Vytek’s sales in the nine months then ended. Changes in either a key customer’s financial position, or the economy as a whole, could cause actual write-offs to be materially different from the recorded allowance amount.

      Inventories. Vytek evaluates the carrying value of inventory on a quarterly basis to determine if the carrying value is recoverable at estimated selling prices. To the extent that estimated selling prices do not exceed the associated carrying values, inventory carrying amounts are written down. In addition, Vytek generally treats inventory on hand or committed with suppliers, which is not expected to be sold within the next 12 months, as excess and thus appropriate write-downs of the inventory carrying amounts are established through a charge to cost of sales. Estimated usage in the next 12 months is based on firm demand represented by orders in backlog at the end of the quarter and management’s estimate of sales beyond existing backlog, giving consideration to customers’ forecasted demand, ordering patterns and product life cycles. Significant reductions in product pricing, or changes in technology and/or demand may necessitate additional write-downs of inventory carrying value in the future.

      Deferred Income Tax Asset Valuation Allowance. Deferred income tax assets reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and for income tax purposes. A deferred income tax asset is recognized if realization of such asset is more likely than not, based upon the weight of available evidence which includes historical operating performance and Vytek’s forecast of future operating performance. Vytek evaluates the realizability of its deferred income tax asset on a quarterly basis, and a valuation allowance is provided, as necessary. During this evaluation, Vytek reviews its forecasts of income in conjunction with the positive and negative evidence surrounding the realizability of its deferred income tax asset to determine if a valuation allowance is needed, and the valuation allowance is adjusted accordingly.

      Vytek believes that there is sufficient uncertainty as to the realization of the deferred tax assets such that a full valuation allowance has been recognized. Vytek will continue to assess the realization of the deferred tax assets based on actual and forecasted operating results.

      The difference between Vytek’s effective income tax rate and multiplying Vytek’s loss before income taxes by the federal statutory income tax rate for the nine months ended September 30, 2003 and 2002 is primarily due to changes in the valuation allowance on Vytek’s net deferred tax assets.

      Valuation of Long-lived Assets and Goodwill. Vytek accounts for long-lived assets, other than goodwill, in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long Lived Assets”, or SFAS 144, which supersedes Statement of Financial Accounting Standards No. 121 and certain sections of Accounting Principles Board Opinion No. 30 specific to discontinued operations. SFAS 144 classifies long-lived assets as either: (i) to be held and used; (ii) to be disposed of by other than sale; or (iii) to be disposed of by sale. This standard introduces a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows. SFAS 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

      During 2002, impairment assessments were performed on intangibles as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which Vytek operates. Fair value of the intangible assets was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for Vytek’s products, as well as anticipated future demand. Discount rates used were based upon Vytek’s weighted average cost of capital adjusted for business risks. These amounts are based on management’s best estimate of future results. As a result of these assessments, Vytek determined that an impairment of intangible assets existed and accordingly, Vytek recorded a charge to reduce customer lists in the amount of $498,000 in the fourth quarter of 2002.

      Vytek also adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, or SFAS No. 142, in 2002. Intangible assets that do not meet the criteria for recognition apart from goodwill, such as assembled work force, must be reclassified. Upon adoption, assembled workforce in the amount of $583,000 was reclassified to goodwill in accordance with the requirements of SFAS No. 142. Under SFAS No. 142 goodwill is no longer amortized. Instead, goodwill is subject to annual impairment testing, or more frequently as impairment indicators arise. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on projected cash flows or a market value approach. Management’s judgment regarding the existence of impairment is based on factors such as significant changes in the manner or the use of acquired assets or Vytek’s overall business strategy; significant negative industry or economic trends; and significant declines in the estimate of the value of Vytek’s common stock.

      Vytek was required to complete the initial step of a transitional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of the fiscal year of adoption. The initial step was completed in the first quarter of fiscal 2002 and indicated no impairment. Due to declining market conditions, it was determined that a $16.2 million impairment charge against goodwill was warranted in the fourth quarter of 2002. Vytek used a discounted cash flow analysis for purposes of estimating the fair value of its reporting units.

      Product Warranties. Vytek provides for the estimated cost of product warranties at the time revenue is recognized. While it engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers, Vytek’s warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from management’s estimates, revisions to the estimated warranty liability would be required.

Results of Operations

Comparison of the Nine Months Ended September 30, 2003 and September 30, 2002

      Total Revenue. Total revenue increased 80% to $29.3 million for the nine months ended September 30, 2003 from $16.3 million for the nine months ended September 30, 2002. This $13.0 million increase was due primarily to the results of operations from the Stellcom acquisition consummated in April 2003, which contributed revenues of $11.5 million during the 2003 period. Organic growth for the nine months ended September 30, 2003 was $1.5 million, or 8%, which was largely driven by higher products and services revenues attributable to the Solutions division’s penetration of the public safety market.

      Product Revenues. Product revenues increased 6% to $9.0 million for the nine months ended September 30, 2003 from $8.5 million in 2002. This increase was due to higher product revenues for the Solutions division from the public safety market.

      Services Revenues. Services revenues increased 161% to $20.3 million for the nine months ended September 30, 2003 from $7.8 million in 2002. This increase was due primarily to the results of operations from the Stellcom acquisition consummated in April 2003, which contributed services revenues of $11.5 million during the 2003 period. The remaining $1.0 million increase resulted from organic revenue growth, which was 13% for the nine months ended September 30, 2003, driven by the public safety market penetration of the Solutions division. Such increases were partially offset by declines of $0.4 million in services revenues from the Products division due to reduced demand for its engineering services during the period.

      Cost of Product Revenues. Cost of product revenues increased 13% to $7.2 million for the nine months ended September 30, 2003 from $6.4 million in 2002. This increase was due to costs associated with higher product revenues from the Solutions division from the public safety market.

      Cost of Services Revenues. Cost of services revenues increased 315% to $11.9 million for the nine months ended September 30, 2003 from $2.9 million in 2002. This increase was due primarily to the results of operations from the Stellcom acquisition consummated in April 2003, which contributed services revenues of $11.5 million and related costs of service revenues of $7.4 million during the 2003 period. The remaining increase resulted from costs associated with higher revenues driven by the public safety market penetration of the Solutions division.

      Gross Profit — Products. Gross profit from product revenue declined 14% to $1.8 million for the nine months ended September 30, 2003 from $2.1 million in 2002. Although product revenues increased, the gross profit declined as a result of an increased proportion of sales of lower margin products sold by the Solutions division into the public safety market. Accordingly, gross margin percentage for products revenues declined to 20% during the nine months ended September 30, 2003 as compared with 25% in the 2002 period.

      Gross Profit — Services. Gross profit from services revenue increased 71% to $8.4 million for the nine months ended September 30, 2003 from $4.9 million in 2002. This increase was due primarily to the results of operations from the Stellcom acquisition consummated in April 2003, which contributed gross profit from services of $4.1 million during the 2003 period. Gross profit from services included increases associated with the public safety market penetration of the Solutions division. Such increases were more than offset by gross profit declines from other Vytek divisions, in particular the Products division, which experienced lower gross profit from services resulting from fewer client engagements.

      Gross margin percentage for services revenues declined to 41% during the nine months ended September 30, 2003 period as compared with 63% in the 2002 period. This decline was the result of the inclusion of Stellcom’s services during 2003, which typically carry lower margins than other services offered by Vytek.

      Sales and Marketing Expenses. Sales and marketing expenses increased by 26% to $4.6 million for the nine months ended September 30, 2003 from $3.6 million for the nine months ended September 30, 2002.

This increase was due primarily to the inclusion of $0.9 million of sales and marketing expenses associated with the Stellcom business, which was acquired in April 2003.

      Research and Development Expenses. Research and development expenses declined by 19% to $2.4 million for the nine months ended September 30, 2003 from $2.9 million for the nine months ended September 30, 2002. This decrease was the result of Vytek’s reduction of investments in research and development in connection with the development of new wireless devices and software applications in its Products and Solutions divisions, respectively. Research and development expenses as a percentage of total revenues decreased to 8.0% in 2003 from 18.0% in 2002, as a result of the inclusion of the results of operations of Stellcom, which incurs minimal research and development costs associated with its current product and service offerings.

      General and Administrative Expenses. General and administrative expenses includes cost of corporate functions including general business, accounting, human resources, facilities and information technologies. General and administrative expenses increased 24% to $6.5 million for the nine months ended September 30, 2003 from $5.2 million for the nine months ended September 30, 2002. This increase was primarily due to the inclusion of $2.4 million of general and administrative expenses associated with the Stellcom business, which was acquired in April 2003. This increase was partially offset by the effects of Vytek’s acquisition integration and overhead reduction efforts undertaken during 2003, in particular the elimination of redundant costs associated with the merger of Vytek and Stellcom. As a percentage of revenue, general and administrative expenses were 22% and 32% for 2003 and 2002, respectively.

      Depreciation Expense. Depreciation expense increased 101% to $1.1 million for the nine months ended September 30, 2003 from $0.5 million for the nine months ended September 30, 2002. This $0.6 million increase was due primarily to the inclusion of $0.5 million of depreciation expense on property and equipment associated with the Stellcom business, which was acquired in April 2003. Vytek is not a capital asset intensive business and does not expect significant increases in depreciation expense in the future.

      Amortization of Intangibles. Amortization expense increased 11% to $3.0 million for the nine months ended September 30, 2003 from $2.7 million for the nine months ended September 30, 2002. The increase was due to the amortization expense for intangible assets associated with the Stellcom business, which was acquired in April 2003.

      Net Interest Expense. Net interest expense was $52,682 for the nine months ended September 30, 2003 as compared to net interest income of $49,608 for the nine months ended September 30, 2002. The $102,290 decrease was attributable to a lower amount of cash available for investment during 2003 as compared to 2002.

      Non-Operating Income. Other income was $0.1 million for the nine months ended September 30, 2003, resulting from the sale of securities of Arch Wireless, Inc., in excess of income previously recorded in connection with the settlement and termination of a contract claim as part of the Arch Wireless bankruptcy proceedings.

      Gain on Early Extinguishment of Debt. During the nine months ended September 30, 2003, Vytek realized a gain of $0.3 million in connection with the early extinguishment of debt associated with Planet Technologies, which was originally due in July 2003.

Comparison of Years Ended December 31, 2002 and December 31, 2001

      Total Revenue. For the year ended December 31, 2002, total revenue increased 51% to $22.2 million from $14.8 million for the year ended December 31, 2001. This increase of $7.5 million was primarily due to five acquisitions consummated in 2001. In addition to the acquisitions, the Products division realized revenue growth of $0.7 million resulting from strong demand for certain wireless products, partially offset by a decline in services revenues caused by the completion of a non-recurring engineering services engagement during the 2001 period. As of December 31, 2001, Vytek shut down the operations of its former Consulting division, which resulted in a decline in services revenue of $0.6 million for the 2002 period.

      Product Revenues. Product revenues increased 138% to $12.2 million for the year ended December 31, 2002 from $5.1 million in 2001. The majority of the $7.1 million increase was the result of the acquisitions consummated in 2001. The Products division realized organic growth of $2.1 million, or 58% over the 2001 period as a result of strong demand for certain wireless products.

      Services Revenues. Services revenues increased 4% to $10.0 million for the year ended December 31, 2002 from $9.6 million in 2001. This increase was primarily the result of the acquisitions consummated in 2001. Services revenues for the Products division declined 65%, or $1.5 million as a result of the completion of a large, non-recurring engineering services engagement in the 2001 period. As of December 31, 2001, Vytek shut down the operations of its former Consulting division, which resulted in services revenue declines of $0.6 million for the 2002 period.

      Cost of Product Revenues. Cost of product revenues increased to $9.1 million for the year ended December 31, 2002 from $3.2 million in 2001. This increase was primarily attributable to the acquisitions consummated in 2001. Cost of product revenues for the Products division increased as a result of the organic revenue growth of $2.1 million.

      Cost of Services Revenues. Cost of services revenues increased 9% to $3.4 million for the year ended December 31, 2002 from $3.1 million in 2001. This increase was primarily the result of the acquisitions consummated in 2001. Cost of services revenues for the Products division declined 46%, or $0.4 million as a result of the completion of a large, non-recurring engineering services engagement in the 2001 period.

      Gross Profit — Products. Gross profit from product revenue increased 64% to $3.2 million for the year ended December 31, 2002 from $1.9 million in 2001. The $1.3 million increase was substantially the result of higher product revenues associated with the acquisitions consummated in 2001. Gross margin for products revenues declined to 26% during the year ended December 31, 2002 period as compared with 38% in the 2001 period. The overall percentage decline was the direct result of the inclusion in 2002 of products sold by the Solutions division, which typically carry lower gross profit margins. In addition, the Messaging division, which carries relatively high margins as compared with other Vytek products, experienced declining demand for certain of its products during 2002.

      Gross Profit — Services. Gross profit from services revenue increased 2% to $6.6 million for the year ended December 31, 2002 from $6.5 million in 2001. This increase was the result of higher revenues associated with the acquisitions consummated in 2001, offset by a decline in gross margins. Gross margin for services revenues declined to 66% during the year ended December 31, 2002 period as compared with 68% in the 2001 period. This decline was the result of lower utilization of billable engineering resources in 2002 and the completion of a high margin, non-recurring engineering services engagement in the 2001 period.

      Sales and Marketing Expenses. Sales and marketing expenses increased by 60% to $4.8 million for the year ended December 31, 2002 from $3.0 million for the year ended December 31, 2001. The $1.8 million increase is primarily attributed to the 5 acquisitions consummated in 2001. During 2002, Vytek reduced its marketing investments relating to the Telalert software application at the Messaging division.

      Research and Development Expenses. Research and development expenses increased by 157% to $3.7 million for the year ended December 31, 2002 from $1.4 million for the year ended December 31, 2001. The increase of $2.3 million from 2001 was primarily attributable to the acquisitions consummated in 2001. Research and development expenses as a percentage of total revenues increased to 16.7% in 2002 from 9.8% in 2001. This relative increase was the result of Vytek’s investments in connection with new wireless device product development initiatives in its Products division and the inclusion of the Solutions division, Vytek’s largest division in terms of revenue, for the entire year in 2002, which incurred $1.2 million of research and development expense, or 12% of the Solutions division revenue.

      General and Administrative Expenses. General and administrative expenses include costs of corporate functions including general business, accounting, human resources, facilities and information technology. General and administrative expenses decreased 3% to $7.3 million for the year ended December 31,

2002 from $7.5 million for the year ended December 31, 2001. As a percentage of revenue, general and administrative expenses were 33% and 51% for 2002 and 2001, respectively. The relative decline was the result of Vytek’s focus on acquisition integration and overhead reduction activities throughout 2002.

      Depreciation Expense. Depreciation expense increased 69% to $0.7 million for the year ended December 31, 2002 from $0.4 million for the year ended December 31, 2001. This $0.3 million increase was due primarily to the 5 acquisitions consummated in 2001. Vytek is not a capital asset intensive business and expects depreciation, with respect to its existing businesses, to decline in the future.

      Amortization of Intangibles. Amortization expense declined 42% to $3.7 million for the year ended December 31, 2002 from $6.3 million for the year ended December 31, 2001. The decline was directly attributable to the adoption of SFAS 142 which discontinued the amortization of goodwill. At December 31, 2002, Vytek recognized $16.2 million of impairment charges to goodwill and a $0.5 million impairment charge to the intangible value assigned to acquired customer lists. The net balance of intangible assets as of December 31, 2002 was $3.0 million, of which $2.5 million was assigned to customer lists. Customer lists are being amortized over a period of three years from each respective acquisition date.

      Impairment of Goodwill and Other Intangible Assets. Impairment of goodwill and intangible assets was $16.7 million in 2002. In 2002, management assessed the recoverability of goodwill and intangible assets. Due to declining market conditions and a change in business strategy, it was determined that a $16.2 million impairment charge to goodwill and a $0.5 million charge to the customer list of intangible assets was warranted at that time.

      Net Interest Income. Net interest income was $29,128 for 2002 as compared to $0.9 million for 2001. The decrease was attributable to a lower amount of cash available for investment during 2002 as compared to 2001.

Liquidity and Capital Resources

      As of September 30, 2003, Vytek had approximately $3.2 million in cash and cash equivalents and $0.7 million of restricted cash. As of September 30, 2003, Vytek had working capital of approximately $4.7 million. Cash and cash equivalents decreased from December 31, 2002 by $1.7 million.

      As of December 31, 2002, Vytek had approximately $4.9 million in cash and cash equivalents, a decrease of $6.2 million, or 56%, from December 31, 2001.

      Vytek had working capital of $3.2 million and $11.9 million as of December 31, 2002 and 2001, respectively. The decrease in working capital of $8.8 million was primarily attributable to the use of cash to fund operating losses of $6.3 million, excluding non-cash items aggregating $21.1 million (non-cash compensation, depreciation and amortization, and impairment of goodwill and other intangible assets).

      During the first half of 2003, Vytek received proceeds of approximately $5.0 million from the issuance of Series B convertible preferred stock.

      Vytek consummated its Loan and Security Agreement with Comerica Bank, or the Accounts Receivable Facility, in October 2003. Under the terms of the Accounts Receivable Facility, which is secured by all of Vytek’s tangible personal property, including inventory and equipment, Vytek may borrow up to $3.0 million, subject to availability based on a percentage of eligible accounts receivable balances outstanding, as defined. The terms of the agreement require Vytek to remain in compliance with certain financial covenants, among others, including: (a) liquidity covenant, whereby the ratio of unrestricted cash held with Comerica (which shall not be less than $1.0 million until two consecutive quarters of net profitability are achieved) plus eligible borrowing capacity on the Accounts Receivable Facility to outstanding borrowings under the Accounts Receivable Facility shall not be less than 2-to-1; and (b) EBITDA covenant, whereby Vytek’s Earnings Before Interest, Taxes, Depreciation and Amortization amounts for each fiscal quarter beginning with the quarter ended December 31, 2003 shall be no less than negative $0.5 million. A failure by Vytek to maintain compliance with such covenants (or failure to cure them within specified timeframes), or a failure to pay any of the obligations under the facility when due, would constitute a default, permitting the lender to take such actions including, but not limited to, demanding immediate repayment of all outstanding balances under the Accounts Receivable Facility and ceasing further advancement of funds. In October 2003, Vytek borrowed $1.3 million under the Accounts Receivable Facility to fund a performance bond and related fees associated with securing a customer contract, and in December 2003, Vytek borrowed the remaining $1.7 million available under the Accounts Receivable Facility to fund working capital requirements. Vytek anticipates that it will receive substantially all of the proceeds from the release of the performance bond during the first half of 2004. Vytek has been in compliance with all of the covenants under the terms of the Accounts Receivable Facility and expects to remain in compliance for the foreseeable future.

      On December 23, 2003, Vytek entered into a merger agreement with California Amplifier that provides for the merger of Vytek and Acquisition Sub, a wholly-owned subsidiary of California Amplifier. In connection therewith, California Amplifier will issue 8,200,000 shares of its common stock to Vytek’s stockholders in exchange for their capital interests in Vytek, subject to stockholder and regulatory approvals. Should Vytek fail to complete the merger with California Amplifier, management plans to seek alternative sources of funding through additional equity capital, new debt financing or another merger or sale of Vytek. Since its inception in 2000, Vytek has obtained private debt and equity capital to fund its operations and acquisition program. Management believes that its existing cash and borrowing capacity under its Accounts Receivable Facility, coupled with the proceeds from the anticipated release of the performance bond as described above, is sufficient to finance its planned operating levels through September 30, 2004. Management further believes that its forecasted operating results and cash flows are achievable. However, if such forecasts are not attained, Vytek would implement additional cost reduction initiatives in order to preserve cash. There can be no assurance, however, that management will be successful in its attempts to obtain new debt financing, raise additional equity capital or complete a merger or sale of Vytek, or be successful in implementing cost reductions, in which case Vytek may be unable to meet its obligations under its existing contractual obligations. Further, there can be no assurances as to the timing or amount of proceeds that Vytek will receive from the release of the outstanding performance bond described above. Failure by Vytek to pay the entire principal amount plus accrued interest as of the maturity date would constitute a default under the Accounts Receivable Facility.

      For the nine months ended September 30, 2003, Vytek’s operating activities used cash of $4.4 million. Net losses of $7.0 million included non-cash items such as the realization of benefits of $0.3 million resulting from a gain on early extinguishment of debt and charges of $4.1 million for depreciation and amortization expense. Cash uses for working capital increased $1.3 million, stemming primarily from higher inventory balances, and cash payments related to restructuring of $0.5 million. In addition, Vytek used $0.1 million during the first nine months of 2003 for the purchase of computer and telecom equipment, $0.3 million to pay obligations under capital lease agreements and $1.5 million to pay debt obligations associated with an acquisition completed in 2001.

      During 2002, Vytek’s operating activities used $5.4 million of cash. This included net losses of $27.4 million partially offset by $21.1 million of non-cash charges for depreciation and amortization, impairment of goodwill and other intangible assets, and non-cash compensation and $0.8 million provided by working capital activities. The most significant changes in working capital were cash uses attributed to increases in accounts receivable of $1.0 million and deferred costs of $1.7 million. Such uses of cash were offset by increases in trade accounts payable and accrued expenses of $1.0 million and increases in deferred revenue of $1.8 million. The deferred revenue increase reflects cash payments received in advance from a customer, Arch Wireless, Inc. for certain products manufactured by Vytek (see Note 16 of Notes to Consolidated Financial Statements). Cash used in investing activities amounted to $0.4 million, which primarily represented purchases of computer equipment and software. Cash used in financing activities totaled $0.4 million, representing principal payments on capital lease obligations. As of December 31, 2002, Vytek had deferred tax assets of approximately $9.0 million, related primarily to accumulated federal and state net operating loss carryforwards of $13.9 million, which are fully offset by a valuation allowance. Utilization of net operating loss carryforwards may be subject to substantial limitations due to ownership changes as provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before full utilization.

      During 2001, Vytek’s cash used in operating activities totaled $3.6 million. The net loss of $9.4 million included non-cash charges for depreciation and amortization expenses totaling $6.7 million. In addition, cash used for working capital totaled $0.9 million. The most significant changes in working capital were the $2.0 million decrease in accounts payable and accrued expenses and increases to inventories of $0.4 million and prepaid and other current assets of $0.6 million, offset by an increase of $1.0 million in deferred revenue and $0.3 million decrease in accounts receivable. Included in the decrease of accounts payable and accrued expenses was the payment of $0.5 million to former stockholders of a business acquired in 2001 in connection with the attainment of contingent earnout targets. The increase in deferred revenue primarily related to increased cash received for customer maintenance agreements, which are earned and recognized ratably over contractual periods. Cash used in investing activities amounted to $19.3 million in 2001, consisting of $18.6 million paid for acquisitions of businesses and $0.7 million for purchases of computer equipment and software. In 2001, Vytek repaid $1.0 million of assumed debt associated with the Planet Technologies acquisition, and $0.3 million of principal payments on capital lease obligations. As of December 31, 2001, Vytek had deferred tax assets of approximately $4.6 million, related primarily to accumulated federal and state net operating loss carryforwards of approximately $7.7 million, which are fully offset by a valuation allowance. As noted above, utilization of net operating loss carryforwards may be subject to substantial limitations due to ownership changes as provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before utilization.

Factors That May Affect Vytek’s Business, Financial Condition and Future Results

      This registration statement, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements and other prospective information. These forward-looking statements and other information involve numerous risks and uncertainties, many of which are beyond Vytek’s control and could cause Vytek’s actual results to differ materially from its historical results or currently anticipated results. The following discussion highlights some of those risks and uncertainties.

      Vytek’s operating results may fluctuate from year to year or over shorter periods due to broad economic factors or changes in its customers’ buying habits, making future results difficult to predict.

      Vytek’s results depend to a substantial degree on the success of relatively few hardware and software products and services and the introduction of new products and services that are accepted in the marketplace. If Vytek’s products and services do not continue to be accepted by its customers or if Vytek is not able to introduce new products and services that are competitive with products offered by other companies, Vytek’s future results of operations could be impacted negatively.

      The software industry is characterized by rapid technological changes that may adversely affect the demand for Vytek’s products. Any decline in demand would affect Vytek’s results of operations.

      Changes in political, societal and economic conditions and local regulations in various geographic areas where Vytek does business may impact future sales, expenses and results of operations.

      Growth rates in the hardware, software and professional services markets in which Vytek participates may decline.

      Vytek may not be able to meet its long-term financial obligations, and may not be able to continue as a going concern.

      Vytek may not have access in the future to debt or equity capital to finance future growth or ongoing operations.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2003	2002

	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$3,226,508	$4,889,101
Restricted cash	700,000	—
Accounts receivables, net of allowances of $479,000 and $406,000	5,328,944	3,770,249
Inventory, net	2,651,492	1,631,808
Costs and estimated earnings in excess of billings	2,465,171	233,416
Deferred costs	751,691	1,844,589
Prepaids	641,675	277,668
Other current assets	550,063	69,596

Total current assets	16,315,544	12,716,427
Furniture, fixtures and equipment, net	1,843,087	1,125,745
Intangibles, net	5,978,875	2,994,247
Goodwill, net	18,093,893	15,818,960
Other assets	275,656	446,325

Total assets	$42,507,055	$33,101,704

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,787,269	$1,909,372
Accrued payroll	2,216,580	186,816
Accrued expenses	738,235	803,848
Billings in excess of costs and estimated earnings	836,853	230,637
Customer deposits	1,379,147	76,253
Other liabilities	882,052	744,721
Current portion of long term debt	—	1,815,629
Current portion of capital lease obligations	164,122	87,018
Deferred revenue	2,593,380	3,706,272

Total current liabilities	11,597,638	9,560,566
Capital lease obligations, less current portion	178,666	31,350
Other liabilities	246,849	—
Accrued preferred stock dividends	—	10,986,949
Redeemable convertible preferred stock	44,114,679	42,000,000
Commitments (Note 14)
Stockholders’ deficit:
Common stock — $0.01 par value, 63,000,000 and 48,660,000 shares authorized; 13,584,748 and 8,842,855 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	135,848	88,429
Additional paid-in capital	30,884,374	8,097,229
Notes receivable from stockholders	(28,645)	—
Accumulated deficit	(44,622,354)	(37,662,819)

Total stockholders’ deficit	(13,630,777)	(29,477,161)

Total liabilities and stockholders’ deficit	$42,507,055	$33,101,704

See accompanying notes to unaudited consolidated financial statements.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2003	2002

	(Unaudited)
Revenues
Product revenues	$9,015,789	$8,507,316
Services revenues	20,269,288	7,772,029

Total revenues	29,285,077	16,279,345
Cost of Revenues
Cost of product revenues	7,192,082	6,386,058
Cost of services revenues	11,906,385	2,870,357

Total cost of revenues	19,098,467	9,256,415

Gross Profit	10,186,610	7,022,930
Operating expenses
Sales and marketing	4,557,798	3,619,922
Research and development	2,364,570	2,932,220
General and administrative	6,480,569	5,246,656
Provision for doubtful accounts	43,765	236,623
Depreciation	1,070,197	531,857
Amortization	3,045,163	2,749,895

Total operating expense	17,562,062	15,317,173

Operating loss	(7,375,452)	(8,294,243)
Interest income	32,478	102,260
Interest expense	(85,160)	(52,652)
Non-operating income	133,398	—
Gain on early extinguishment of debt	335,201	—

Net loss	(6,959,535)	(8,244,635)
Preferred stock dividends and accretion	2,771,488	(4,983,388)

Loss applicable to common shares	$(4,188,047)	$(13,228,023)

See accompanying notes to unaudited consolidated financial statements.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

Nine Months Ended September 30, 2003

	Common Stock		Additional	Notes
			Paid-In	Receivable from	Accumulated
	Shares	Par Value	Capital	Stockholders	Deficit	Total

	(Unaudited)
Balance at December 31, 2002	8,842,855	$88,429	$8,097,229	$—	$(37,662,819)	$(29,477,161)
Cash preferred stock dividends accrued			(38,132)			(38,132)
Reduction of liquidation preference of previously outstanding Series A preferred shares			19,905,766			19,905,766
Issuance of Series A preferred shares in satisfaction of accrued dividend liability			7,542,258			7,542,258
Issuance of Series A preferred shares in connection with acquisition and anti-dilution provisions			(1,354,742)			(1,354,742)
Issuance of Common Stock in connection with acquisitions and other	4,741,893	47,419	109,891	(28,645)		128,665
Accretion of liquidation preference on preferred shares and PIK dividends undeclared and not paid			(3,377,896)			(3,377,896)
Net loss					(6,959,535)	(6,959,535)

Balance at September 30, 2003 (Unaudited)	13,584,748	$135,848	$30,884,374	$(28,645)	$(44,622,354)	$(13,630,777)

VYTEK CORPORATION

(Formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2003	2002

	(Unaudited)
Cash flows from operating activities
Net loss	$(6,959,535)	$(8,244,635)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	4,115,360	3,281,752
Bad debt expense	43,765	236,623
Gain on early extinguishment of debt	(335,201)	—
Changes in assets and liabilities, net of effects of acquisitions:
Restricted cash	310,025	—
Accounts receivable, net of allowance	(404,682)	(1,530,954)
Inventories	(1,012,212)	(469,989)
Deferred costs	1,528,795	(1,774,566)
Prepaid expenses	(10,673)	706,996
Other assets	(176,949)	(24,725)
Accounts payable	614,823	1,791,415
Accrued payroll	517,228	(70,032)
Other accrued expenses	(281,117)	(284,732)
Estimated costs, earnings and billings on contracts	(2,265,056)	(132,330)
Deferred revenue	(1,125,323)	2,146,792
Customer deposits	1,221,904	(397,762)
Other liabilities	(175,622)	124,052

Net cash used in operating activities	(4,394,470)	(4,642,095)

Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(104,731)	(281,471)
Deferred acquisition costs	—	(4,438)
Cash paid for acquisitions, net of cash acquired	(386,897)	—

Net cash used in investing activities	(491,628)	(285,909)

Cash flows from financing activities
Principal payments on capital lease obligations	(296,067)	(100,503)
Long term debt payments	(1,480,428)	(266,949)
Issuance of Series B preferred stock	5,000,000	—
Purchase of treasury stock	—	(3,249)

Net cash provided by (used) in financing activities	3,223,505	(370,701)

Net decrease in cash and cash equivalents	(1,662,593)	(5,298,705)
Cash and cash equivalents, beginning of period	4,889,101	11,085,454

Cash and cash equivalents, end of period	$3,226,508	$5,786,749

See accompanying notes to unaudited consolidated financial statements.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

1.     Business and Basis of Presentation

      The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and reflect all adjustments consisting of normal recurring entries, which, in the opinion of Vytek Corporation (formerly Vytek Wireless, Inc.), are necessary to present fairly the results for the interim periods. The interim financial statements do not include all disclosures provided in fiscal year end financial statements prepared in accordance with accounting principles generally accepted in the United States, although Vytek believes that the accompanying disclosures are adequate to make the information presented not misleading. Results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

      The balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

      For further information, refer to the financial statements and notes thereto included in Vytek’s Audited Financial Statements for the year ended December 31, 2002, a copy of which is included here starting on page F-1.

      Vytek has developed a wireless and mobile computing technology business by acquiring, consolidating, integrating and operating wireless and mobile data solutions companies. Vytek’s methodology is to acquire the assets or stock of companies providing wireless and mobile consulting and professional services, application software and “wirelessware”/infrastructure products and value-added services to their customers located primarily in the United States and Europe.

      Vytek was organized under the laws of the State of Delaware on April 25, 2000. In April 2003 Vytek amended and restated its Certificate of Incorporation whereby the name of Vytek was changed to Vytek Corporation from Vytek Wireless, Inc.

      Since its inception in April 2000, Vytek has incurred operating losses and has used cash in operating activities. Management believes that Vytek has sufficient cash to finance Vytek’s planned operating levels in the near term, which extends for a period of twelve months from the balance sheet date. Vytek further believes that its internal forecasts of operating results and cash flows are achievable. However, if such forecasts are not attained, Vytek would implement cost reduction initiatives in order to preserve cash. While there can be no assurances, Vytek also believes that it could finance any cash flow shortfalls through obtaining a financing arrangement (supported by its accounts receivable balances) or by factoring its accounts receivable in order to fund its operations.

      The consolidated financial statements include the accounts of Vytek and its wholly-owned subsidiaries, Vytek Consulting Group, Inc. (“VCG”), Vytek Products, Inc. (“Products”), Vytek Messaging Services, Inc. (“VMS”), Vytek Solutions, Inc. (“Solutions East”), MicroKnowledge, Inc. (“MicroKnowledge”), Vytek Public Safety Solutions, Inc. (“VPSS”), and Stellcom, Inc. (“Solutions West”). All significant intercompany transactions and balances have been eliminated in consolidation. On December 23, 2003 Vytek entered into a merger agreement with California Amplifier, Inc. (See Note 16).

2.     Concentration of Credit Risk

      Financial instruments that potentially subject Vytek to concentrations of credit risk are comprised principally of cash and cash equivalents and outstanding accounts receivable. As of September 30, 2003, Vytek’s cash and cash equivalents have been deposited with high credit quality financial institutions, which

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

management believes limits Vytek’s risk. Vytek performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended as deemed appropriate, but generally requires no collateral. Vytek maintains reserves for estimated credit losses and, to date, such losses have been within management’s expectations. At September 30, 2003 receivables from two customers individually were 21% and 11% of total gross accounts receivable, respectively. During the nine months ended September 30, 2003, Vytek had sales to two customers which individually represented 19% and 8% of net sales, respectively. At December 31, 2002 receivables from six customers individually exceeded 5% of gross accounts receivable and totaled approximately $3,034,000 or 73% of total gross accounts receivable. During the nine months ended September 30, 2002, Vytek had sales to three customers which individually represented 15%, 11% and 5% of net sales, respectively.

3.     Preferred Stock Dividends Accrued

      On November 8, 2002, the Board of Directors determined that it would not declare a cash dividend on any class of Vytek’s outstanding securities for the next succeeding fifteen months. Pursuant to this determination, Vytek has classified preferred stock dividends accrued at December 31, 2002 as long term. (See Note 11).

4.     Stock Based Compensation

      Vytek accounts for stock-based compensation under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price.

      Vytek has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the Plan. Had Vytek determined stock-based compensation relating to granted options based on their fair value on the grant date in accordance with SFAS No. 123, Vytek’s net loss would have been increased by $197,000 and $211,000 in the nine months ended September 30, 2003 and 2002, respectively. As additional options may be granted in future years and option grants vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

      There were no options granted during the nine months ended September 30, 2003. The estimated fair value of each option on the date of grant was determined using the minimum value method with the following assumptions used for grants during 2002:

2002

Expected life (in years)	5
Risk free interest rate	4.25%
Dividend yield	—

      On October 3, 2003, Vytek granted 1,200,000 stock options to employees with an exercise price of $.01 per share, vesting twenty-five percent after year one and ratably over the next four years.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Inventories, Net

	September 30,	December 31,
	2003	2002

Raw materials and supplies	$1,954,060	$1,251,372
Work-in-progress	635,221	329,882
Finished goods	354,828	319,973
Reserve for obsolescence	(292,617)	(269,419)

	$2,651,492	$1,631,808

6.     Furniture, Fixtures and Equipment, Net

	September 30,	December 31,
	2003	2002

Machinery and equipment	$186,894	$185,093
Computer software and equipment	3,076,086	1,564,382
Leasehold improvements	276,343	147,168
Furniture fixtures and office equipment	463,962	396,228

	4,003,285	2,292,871
Less: accumulated depreciation	(2,160,198)	(1,167,126)

	$1,843,087	$1,125,745

      Approximately $816,000 and $308,000 of office and computer equipment was leased under capital leases at September 30, 2003 and December 31, 2002, respectively. Accumulated amortization of office and computer equipment under capital leases was approximately $249,000 and $170,000 at September 30, 2003 and December 31, 2002, respectively. Amortization of assets recorded under capital leases is included within depreciation expense.

7.     Acquisitions

      In June 2002, Vytek Solutions, Inc., a wholly owned subsidiary of Vytek, acquired various assets of Extendea, Inc., in a transaction accounted for using the purchase method of accounting. The purchase price consisted of 50,000 shares of Vytek’s common stock valued at $300,000. The allocation of the Extendea purchase price was $14,000 to fixed assets and $286,000 to goodwill. The operations of Extendea are included in the accounts of Vytek from the date of acquisition.

      In April 2003, Vytek acquired all of the outstanding capital stock of Stellcom, Inc. (“Stellcom”), a wireless and mobile computing systems integrator, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of 3,776,000 shares of Vytek’s Common Stock valued at approximately $29,000, 7,499,000 shares of Vytek’s preferred stock valued at approximately $8,805,000 and 202,000 warrants valued at approximately $186,000. The allocation of the purchase price, which is preliminary pending finalization of valuation of assets acquired, was $2,647,000 to current assets, $1,708,000 to office equipment, $236,000 to other assets, $1,965,000 to current liabilities assumed, $641,000 to other liabilities assumed, $332,000 to debt assumed, $5,910,000 to customer lists, $82,000 to trade names and $2,008,000 to goodwill. In addition to the purchase price consideration above, Vytek incurred external costs associated with this transaction of approximately $633,000. The operations of Stellcom are included in the financial statements of Vytek from the date of acquisition.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The acquisition were undertaken in furtherance of Vytek’s strategy to develop a wireless and mobile computing technology business.

      Vytek expects that the amortization of identifiable intangibles acquired from its acquisitions will be deductible for tax purposes.

      The fair value of the equity issued in each respective acquisition is the estimated fair value at the date of issuance as determined by management.

      Pro forma revenue for the nine months ended September 30, 2003 and September 30, 2002 would have been $32,237,000 and $31,416,000, respectively. Pro forma net loss for the nine months ended September 30, 2003 and September 30, 2002 would have been $(3,230,000) and $(12,393,000), respectively. The pro forma adjustments to the historical operations of Stellcom primarily consist of amortization expense of newly established intangibles. The historical operations of Stellcom include a $6,400,000 restructuring benefit.

8.     Intangible Assets, Net

      The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values as of the respective acquisition dates.

      Intangible assets were as follows:

	September 30, 2003			December 31, 2002

	Gross			Gross
	Carrying	Accum.		Carrying	Accum.		Amortiz.
	Amount	Amortiz.	Net	Amount	Amortiz.	Net	Period

Customer lists	$13,992,041	$8,215,095	$5,776,946	$8,082,040	$5,540,218	$2,541,822	3 years
Software	872,100	775,200	96,900	872,100	557,175	314,925	3 years
Covenants not to compete	1,000,000	1,000,000	—	1,000,000	862,500	137,500	2 years
Other	119,790	14,761	105,029	—	—	—

	$15,983,931	$10,005,056	$5,978,875	$9,954,140	$6,959,893	$2,994,247

      Amortization expense of intangible assets was $3,045,000 and $2,750,000 for the nine months ended September 30, 2003 and 2002, respectively.

9.     Income Taxes

      The difference between Vytek’s effective income tax rate and multiplying Vytek’s loss before income taxes by the federal statutory income tax rate for the nine months ended September 30, 2003 and 2002 is primarily due to changes in the valuation allowance on Vytek’s net deferred tax assets.

10.     Debt and Capital Lease Obligations

      On July 31, 2001, in connection with the acquisition of Planet Technology Solutions, Inc., or Planet, Vytek issued a Subordinated Note due July 31, 2003, in the original amount of $1,792,295 (the “Note”). The Noteholder requested payment of $1,430,000 in June 2003 in full satisfaction of the Note resulting in a gain on early extinguishment of $335,000.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Debt and capital lease obligations consists of the following:

	September 30,	December 31,
	2003	2002

Subordinated note payable to former owners of Planet, due July 31, 2003	$—	$1,765,629
Capital leases	342,788	116,322
Other short-term notes payable	—	52,046

	342,788	1,933,997
Less: Amounts classified as current	(164,122)	(1,902,647)

	$178,666	$31,350

      Interest paid amounted to $129,000 and $19,000 during the nine months ended September 30, 2003 and 2002, respectively.

      Future minimum payments, including imputed interest totaling $36,994 over the term, under capital lease obligations are as follows:

Year ending December 31, 2003	$92,947
2004	156,237
2005	94,365
2006	24,901
2007	11,332

$379,782

11.     Redeemable Convertible Preferred Stock

      Redeemable Convertible Preferred Stock consists of the following at September 30, 2003 and December 31, 2002, respectively:

	September 30,	December 31,
	2003	2002

Series A Redeemable Convertible Preferred Stock — $0.01 par value, shares authorized of 23,200,000 and 11,340,000, issued and outstanding of 22,950,784 and 11,340,000, liquidation preference of $44,716,050 and $42,000,000, presented at face value less unaccreted discount of $8,102,807 and $0 plus accrued dividends of $2,275,470 and $0 at September 30, 2003 and December 31, 2002, respectively	$38,887,675	$42,000,000
Series B Redeemable Convertible Preferred Stock — $0.01 par value, shares authorized of 6,500,000, issued and outstanding of 4,256,406, liquidation preference of $5,000,000, presented at face value plus accrued dividends of $202,052 at September 30, 2003	5,202,052	—
Series Junior Preferred Redeemable Preferred Stock — $0.01 par value, shares authorized of 23,200,000, issued and outstanding of 22,790, liquidation preference of $44,403, presented at face value less unaccreted discount of $19,451 at September 30, 2003	24,952	—

	$44,114,679	$42,000,000

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In connection with the acquisition of Stellcom on April 3, 2003, the Company consummated several transactions in its Series A Preferred Stock and Junior Preferred Stock, and issued a new Series B preferred stock as follows:

					Total
	Number of	Series A	Series B	Junior	Preferred
	Shares	Preferred	Preferred	Preferred	Stock

Balance at Dec. 31, 2002	11,340,000	$42,000,000	$—	$—	$42,000,000
Reduction of liquidation preference		(19,905,766)			(19,905,766)
Issuance of shares in satisfaction of accrued dividend liability	2,976,772	3,482,827			3,482,827
Issuance of shares as a consideration for Stellcom acquisition	7,498,903	8,782,190		22,790	8,804,980
Issuance as a result of anti-dilution provisions	1,157,899	1,354,742			1,354,742
Issuance of shares for cash	4,256,406		5,000,000		5,000,000
Accretion of liquidation preference		898,212		2,162	900,374
PIK dividends accrued		2,275,470	202,052		2,477,522

Balance at 9/30/03	27,229,980	$38,887,675	$5,202,052	$24,952	$44,114,679

      In connection with the acquisition of Stellcom, Vytek restated its Certificate of Incorporation and the liquidation preference on previously outstanding shares of Series A Preferred stock was reduced from $3.70 per share to $1.9483 per share resulting in a $19,906,000 reduction to the associated carrying value and a corresponding increase to additional paid-in capital.

      On April 3, 2003, the preferred stock dividends accrued liability amounting to $11,025,081 was satisfied by the issuance of 2,976,772 shares of Series A preferred stock valued at approximately $3,500,000 which resulted in a contribution to capital of approximately $7,500,000.

      In April 2003, Vytek issued 7,498,903 shares of redeemable preferred stock valued at approximately $8,805,000 in connection with the acquisition of Stellcom with such issuance triggering the issuance of an additional 1,157,899 shares of Series A Redeemable Convertible Preferred stock in accordance with anti-dilution provisions of the Redeemable Convertible Preferred stock, which was accounted for as a charge to additional paid-in capital in the amount of $1,355,000. All shares of Series A Preferred issued were recorded at the estimated fair value at the date of issuance. As such shares are redeemable at the option of the stockholder and therefore outside of the control of Vytek after the fifth anniversary date of issuance at the higher of the then fair value or $1.9483 per share plus accrued but unpaid dividends, the carrying value of such shares is being accreted to $1.9483 per share plus dividends not currently declared or paid as a charge to additional paid-in capital.

      Also in 2003, Vytek issued 4,256,406 shares of Series B Redeemable Convertible Preferred stock for $5,000,000. In connection with this issuance, Vytek loaned two of its officers and stockholders approximately $70,000 in aggregate to purchase Series B Preferred. The amount due from the officers and stockholders is included within other current assets in the accompanying balance sheet.

      In April 2003, in connection with the acquisition of Stellcom, Vytek amended and restated its Certificate of Incorporation. The total number of shares of preferred stock which Vytek is now authorized to issue is 67,700,000, par value $.01 per share, 23,200,000 of which are designated “Series A Redeemable Convertible Preferred Stock” (the “Series A Preferred”), 12,000,000 of which are designated “Series A-DIV Convertible Preferred Stock” (the “Series A-DIV Preferred”), 6,500,000 of which are designated “Series B Redeemable

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Convertible Preferred Stock” (the “Series B Preferred”), 2,800,000 of which are designated “Series B-DIV Convertible Preferred Stock” (the Series B-DIV Preferred”) and 23,200,000 of which are designated Junior Preferred (“Junior Preferred”). The Series A Preferred and Series A-DIV Preferred are collectively referred to as the “A Preferred”. The Series  B Preferred and Series B-DIV Preferred are collectively referred to as the “B Preferred.” The A Preferred and the B Preferred are collectively referred to as the “Redeemable Convertible Preferred Stock.”

     Dividends

      The holders of the B Preferred are entitled to receive pro rata, out of assets legally available therefor, dividends at the rate of $0.0940 per share per annum, compounded quarterly. Such dividends are payable in shares of Series B-DIV Preferred and each share of Series B-DIV Preferred shall have a value, for such purposes, of $1.1747. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative.

      The holders of the A Preferred are entitled to receive pari passu out of assets legally available therefor, dividends at the rate of $0.19483 per share per annum compounded quarterly. Such dividends shall be payable in shares of Series A-DIV Preferred and each share of Series A-DIV Preferred shall have a value of $1.9483. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative.

      After payment of the dividends to the holders of the B Preferred and the holders of A Preferred, the Series A Preferred and the Series B Preferred shall be entitled to participate pro rata in the dividends paid on the Common Stock (with each share of Series A Preferred and Series B Preferred being deemed, for such purpose, to be equal to the number of shares of Common Stock including fractions of a share) into which such share of Series A Preferred and Series B Preferred is convertible immediately prior to the close of business on the business day fixed for such dividend. Such dividends shall be payable only when, as and if declared by the Board of Directors.

      The holders of the Junior Preferred shall not be entitled to receive any dividends.

Conversion

      Each share of Redeemable Convertible Preferred Stock may be converted to Common Stock at the option of the Holders at a one-to-one conversion rate. The conversion rate shall be adjusted whenever Vytek shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale.

      Each share of Redeemable Convertible Preferred Stock is automatically converted into shares of Common Stock, at the defined conversion rate, in a public offering, pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $30,000,000 of gross proceeds to Vytek, or upon the affirmative consent or approval of the Holders representing a majority in interest of the shares of Redeemable Convertible Preferred Stock.

Voting rights

      Holders of Convertible Preferred Stock have the right to one vote for each common share into which such shares could then be converted, as described above.

Liquidation

      In the event of liquidation, dissolution or winding up of Vytek, the holders of the B Preferred shall be entitled to receive for each share of B Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the A Preferred, the Junior Preferred and the Common Stock at the option of each such holder either (i) the amount of $1.1747 per share for each share of B

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the “Participating Series B Liquidation Preference”) or (ii) the amount of $2.3494 per share for each share of B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the “Non-Participating Series B Liquidation Preference” together with the Participating Series B Liquidation Preference, the “Series B Liquidation Preference”). Any such distributions of dividends shall be paid in shares of Series B-DIV Preferred.

      After payment of the Series B Liquidation Preference, the holders of the Series A Preferred and Series A-DIV Preferred shall be entitled to receive for each share of Series A Preferred and Series A-DIV Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Preferred and Common Stock the amount of $1.9483 per share for each share of A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the A Preferred) plus any dividends accrued but unpaid on such share (the “Series A Liquidation Preference”). Any such distributions of dividends shall be paid in shares of Series A-DIV Preferred.

      After payment of the Series B Liquidation Preference, the Series A Liquidation Preference and the liquidation preference of any other series of preferred stock of Vytek, the holders of Junior Preferred shall be entitled to receive for each share of Junior Preferred, prior and in preference to any distribution of any of the assets or surplus funds of Vytek to the holders of Common Stock, the amount of $1.9483 per share for each share of Junior Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Junior Preferred) (the “Junior Liquidation Preference”).

      After payment has been made to the holders of the Redeemable Convertible Preferred Stock and Junior Preferred of the full amounts to which they are entitled then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed on a pro rata, as converted, basis to the holders of the Series A Preferred the Series B Preferred that exercised the option to receive the Participating Series B Liquidation Preference and the holders of the outstanding Common Stock.

      In the event that the assets of Vytek are insufficient to permit payment of the above mentioned amounts, then the entire assets and funds of Vytek legally available for distribution shall be distributed ratably among the holders of the Redeemable Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Redemption

      At any time on or after the fifth anniversary of the date of initial issuance of Series B Preferred, (the “Initial Redemption Date”), upon the written request of the holders of shares representing a majority in interest of the shares of Convertible Preferred Stock, Vytek shall redeem the Convertible Preferred Stock as follows: first, the B Preferred and then the A Preferred, in three (3) equal annual installments beginning on the Initial Redemption Date and then on the first and second anniversary of the Initial Redemption Date by paying an aggregate amount in cash therefor for each share of B Preferred the greater of $1.1747 per share and the then current fair market value of each such share and for each share of A Preferred the greater of $1.9483 per share and the then current fair market value of each such share (in each case, as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Redeemable Convertible Preferred Stock), plus, in each case, all accrued but unpaid dividends on such shares (the “Redemption Price”).

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Common Stock

      Between inception and July 31, 2000, Vytek sold 600 shares of Common Stock ($.01 par value) to its founders at $100.00 per share. In August 2000, Vytek amended its Certificate of Incorporation increasing its authorized shares of Common Stock to 48,660,000. At that time, Vytek split the original shares 10,000 to 1. All other share amounts have been restated to reflect such split.

      In April 2003, Vytek amended and restated its Certificate of Incorporation increasing its authorized shares of Common Stock to 63,000,000 ($0.01 par value).

      During the nine months ended September 30, 2003 and the year ended December 31, 2002, 3,776,000 and 50,000 shares of Common Stock, respectively, were issued in connection with acquisitions (see Note 7).

13.     Restricted Stock Plan

      In connection with the acquisition of Stellcom, Vytek established the Vytek Corporation Restricted Stock Plan of 2003, (the “Plan”). The aggregate number of shares of stock that may be issued pursuant to all awards under the Plan is 3,700,000, (i) 3,100,000 of which shall be issuable to employees of Stellcom who shall be employed by Vytek following completion of the acquisition of Stellcom (the “Continuing Employees”) and (ii) 600,000 of which shall be issuable to Vytek’s Chief Executive Officer. In connection with the issuance of any restricted shares to a participant, each such participant shall pay to Vytek the purchase price for such restricted shares specified in the restricted stock award agreement as the cash consideration therefor. The restricted stock to be issued shall vest on terms determined by Vytek, but in no event shall the restricted stock vest (a) more rapidly than sixty percent (60%) vested on the date of issuance and the balance vesting in equal monthly installments over the following 18 months and (b) more slowly than at least twenty percent (20%) vested per year from the date of grant. Any shares of restricted stock which do not vest prior to the termination of employment of a Continuing Employee shall be repurchased by Vytek at the lesser of (i) the purchase price paid for such shares or (ii) the fair market value at the time of repurchase.

      In 2003 Vytek issued 2,899,000 shares of common stock to Continuing Employees and 600,000 shares to the Chief Executive Officer at $0.01 per share. The shares generally vest forty percent (40%) to sixty percent (60%) upon grant, an additional twenty percent (20%) on March 31, 2004, with the remainder vesting ratably over the period from March 31, 2004 to March 31, 2008.

14.     Commitments

      Vytek leases its manufacturing and office space under non-cancelable operating leases, which expire at various dates through July 2010. Some of the leases require Vytek to pay maintenance, utilities and insurance costs and contain renewal options (for periods ranging from two to five years) and escalation clauses. Total rent expense for all operating leases was approximately $1,806,000 and $656,000 for the nine months ending September 30, 2003 and 2002, respectively, (of which $123,000 was to the former Products stockholders in each period). At September 30, 2003, Vytek held a certificate of deposit for $700,000, which is reflected as restricted cash. The certificate of deposit serves as collateral for an outstanding standby letter of credit issued in connection with Vytek’s headquarters lease.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum lease commitments for non-cancelable operating leases are as follows at September 30, 2003 (of which approximately $60,000 in 2003, $243,000 in 2004 and $123,700 in 2005 is payable to the former Products shareholders).

2003	$560,183
2004	2,026,688
2005	1,542,312
2006	1,066,836
2007	1,115,445
2008 and thereafter	3,270,170

Total minimum lease payments	$9,581,634

      Minimum rentals to be received in the future under non-cancelable subleases extending through March 2005 are as follows:

2003	$57,995
2004	235,567
2005	48,427

Total minimum lease payments	$341,989

15.     Arch Contract

      Between April 2001 and April 2002, Vytek received cash payments of approximately $2,387,000 from Arch Wireless, Inc. (“Arch”) for certain products manufactured by Vytek. At the request of Arch, Vytek was holding the product in its warehouses at September 30, 2002. As a result, approximately $2,387,000 of revenue, $1,671,000 of costs, and $716,000 of gross profit had been deferred at December 31, 2002. During the nine months ended September 30, 2003, Vytek shipped and recorded the sale on $1,503,000 of such products. Vytek shipped the remainder of the products during the fourth quarter of 2003.

16.     Proposed Merger

      On December 23, 2003, Vytek entered into an Agreement and Plan of Merger with California Amplifier, Inc. (the “Merger Agreement”). California Amplifier, Inc. (“California Amplifier”), formed in 1981, designs, manufactures and markets microwave equipment used in the reception of television programming transmitted from satellites and wireless terrestrial transmission sites and two-way transceivers used for wireless high-speed Internet (broadband) Service.

      Under the terms of the Merger Agreement, California Amplifier will issue up to an aggregate of 8,200,000 of shares of common stock for all Vytek’s outstanding preferred and common stock. Vytek’s preferred stockholders and holders of the in-the-money warrants to purchase Series A Preferred stock (as defined in the Merger Agreement) will be entitled to receive an aggregate amount of 6,970,000 shares of California Amplifier common stock. Holders of Vytek’s common stock and holders of in-the-money stock options and warrants to purchase common stock (as defined in the Merger Agreement) will be entitled to receive an aggregate amount of 1,230,000 shares of California Amplifier common stock. California Amplifier has also agreed to assume all of the stock options outstanding under Vytek’s stock option plan. California Amplifier has further agreed to assume outstanding warrants to purchase Vytek’s Series A Preferred and common stock.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The merger is contingent on, among other things, the receipt of regulatory approvals and the adoption of the Merger Agreement and the approval of the certificate amendment by the requisite vote of Vytek’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of (i) the holders of a majority of the outstanding shares of Vytek common stock and Vytek preferred stock, voting together as a single class on an as-converted to common stock basis, and (ii) the holders of a majority of the outstanding shares of Vytek’s Series A Preferred Stock and Series B Preferred Stock, voting together as a single class. Approval of the certificate amendment requires the affirmative vote of (i) the holders of a majority of the outstanding shares of the common stock of Vytek and the preferred stock of Vytek, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series Junior Preferred Stock and the common stock of Vytek, each voting separately as a single class. Officers and directors of Vytek, and certain stockholders affiliated with them, have entered into individual voting agreements with California Amplifier, dated as of December 23, 2003, pursuant to which, among other things, they have agreed to vote a portion of their shares of Vytek capital stock in favor of adoption of the Merger Agreement and approval of the merger, against any proposal adverse to the merger and in favor of the certificate amendment.

      The Merger Agreement contains representations and warranties, covenants with respect to how Vytek’s business should be operated between the signing of the Merger Agreement and the closing of the merger, and specifies certain closing conditions, including among others, that there be no material adverse change in the condition or operations of Vytek. The Merger Agreement can be terminated under a variety of circumstances, including by mutual written consent of Vytek and California Amplifier and by either party if there is a material breach of a representation or warranty or if the merger is not consummated on or before June 30, 2004.

17.     Accounts Receivable Facility

      Vytek entered into a Loan and Security Agreement with Comerica Bank (“Accounts Receivable Facility”) in October 2003. Under the terms of the Accounts Receivable Facility, which is secured by all of Vytek’s tangible personal property, including inventory and equipment, Vytek may borrow up to $3.0 million, subject to availability based on a percentage of eligible accounts receivable balances outstanding, as defined. The terms of the agreement require Vytek to remain in compliance with certain financial covenants, including, among others: (a) liquidity covenant, whereby the ratio of unrestricted cash held with Comerica (which shall not be less than $1.0 million until two consecutive quarters of net profitability are achieved) plus eligible borrowing capacity on the Accounts Receivable Facility to outstanding borrowings under the Accounts Receivable Facility shall not be less than 2-to-1; and (b) EBITDA covenant, whereby Vytek’s Earnings Before Interest, Taxes, Depreciation and Amortization amount for each fiscal quarter beginning with the quarter ended December 31, 2003 shall be no less than negative $0.5 million.

      A failure by Vytek to maintain compliance with such covenants (or failure to cure them within specified timeframes), or a failure to pay any of the obligations under the facility when due, would constitute a default, permitting the lender to take such actions including, but not limited to, demanding immediate repayment of all outstanding balances under the Accounts Receivable Facility and ceasing further advancement of funds. In October 2003, Vytek borrowed $1.3 million under the Accounts Receivable Facility to fund a performance bond and related fees associated with securing a customer contract, and in December 2003, Vytek borrowed the remaining $1.7 million available under the Accounts Receivable Facility to fund working capital requirements. Vytek anticipates that it will receive substantially all of the proceeds from the release of the performance bond during the first half of 2004. Vytek has been in compliance with all of the covenants under the terms of the Accounts Receivable Facility and expects to remain in compliance for the foreseeable future.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Other Income

      Other income represents amounts received from the sale of Arch Wireless, Inc. stock in excess of that previously accrued to income in connection with the settlement and termination of a contract claim as part of the Arch Wireless bankruptcy proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF STELLCOM, INC.

      Certain information in this registration statement, including the discussion below, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this registration statement other than statements of historical fact are forward-looking statements. Examples of forward-looking statements include statements regarding Vytek’s future financial results, operating results, projected costs, revenue, markets for products, competition, products, plans, objectives and strategy, as well as other statements that include words such as anticipate, believe, plan, should, would, could, expect, intend, believe, estimate, predict, potential and other similar words. These forward-looking statements are inherently uncertain and are subject to business, economic and other risks. Accordingly, actual results could differ materially from expectations based on forward-looking statements made in this registration statement or elsewhere by Vytek or on its behalf. Vytek does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.

Overview

      Stellcom, Inc., or Stellcom, was acquired by Vytek Wireless, Inc. on April 3, 2003. The financial statements as of and for the three months and two days ended April 2, 2003 are referred to as March 31 in the discussion below for clarity of presentation.

      Stellcom, Inc., or Stellcom, prior to its acquisition by Vytek in April 2003, had its headquarters in San Diego, California, and offices in Irvine, California and Austin, Texas. Stellcom was founded in San Diego in 1984. It was a systems integration firm focused on mobility and pervasive computing. Stellcom provided software engineering, hardware engineering, design, and business consulting services to technology original equipment manufacturers, or OEMs, and enterprise customers. Stellcom’s capabilities included embedded hardware and software development, wireless network integration, rich media solutions, self-service mobile portals, and web services. Primary industries served included consumer electronics, OEMs, medical device manufacturers and service providers, aerospace, defense, and high technology. Following its acquisition, Stellcom became a wholly-owned subsidiary of Vytek. It became a part of the Solutions business of Vytek, and it business did not change. Through Stellcom’s integration, it contributes to the mobile technology and wireless access hardware and software offerings of Vytek, expanding the breadth and depth of Vytek’s expertise in these businesses. Management’s concerns about Stellcom, as a division of Vytek, are contained in the discussion and analysis of the Vytek business as a whole.

Critical Accounting Policies

      Stellcom’s discussion and analysis of its financial condition and results of operations are based upon Stellcom’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Areas where significant judgments are made include, but are not limited to: revenue recognition on fixed price contracts, allowance for doubtful accounts, the deferred tax asset valuation allowance, and the valuation of long-lived assets and goodwill. Actual results could differ materially from these estimates.

Revenue Recognition

      Revenue from services under time and material contracts is recognized when the services are performed. Revenue from fixed-price contracts with deliverables is recognized on the basis of Stellcom’s estimates of the percentage of completion of individual contracts. These estimates are subject to change based on the performance of the staff and difficulties encountered during the project. Such estimates are routinely redetermined with losses, if any, recorded in the period during which they become evident. Costs incurred for specific anticipated contracts are deferred until a signed contract is obtained when their recoverability from specific contracts is probable. Approximately $436,000 and $25,000 was deferred under this policy as of March 31, 2003 and December 31, 2002, respectively.

Allowance for Doubtful Accounts

      Stellcom establishes an allowance for estimated bad debts based upon a review and evaluation of specific customer accounts identified as known and expected collection problems, based on historical experience, due to insolvency, disputes or other collection issues. As further described in Note 3 to the accompanying unaudited consolidated financial statements, Stellcom’s customer base is quite concentrated, with four customers accounting for 51% of accounts receivable at March 31, 2003 and three customers accounting for 55% of Stellcom’s sales in the three months then ended. Changes in either a key customer’s financial position, or the economy as a whole, could cause actual write-offs to be materially different from the recorded allowance amount.

Deferred Income Tax Asset Valuation Allowance

      Deferred income tax assets reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and for income tax purposes. A deferred income tax asset is recognized if realization of such asset is more likely than not, based upon the weight of available evidence which includes historical operating performance and Stellcom’s forecast of future operating performance. Stellcom evaluates the realizability of its deferred income tax asset on a quarterly basis, and a valuation allowance is provided, as necessary. During this evaluation, Stellcom reviews its forecasts of income in conjunction with the positive and negative evidence surrounding the realizability of its deferred income tax asset to determine if a valuation allowance is needed, and the valuation allowance is adjusted accordingly. Based upon available evidence, management has recorded a full valuation allowance for deferred tax assets at March 31, 2003 and 2002, as management believes it is more likely than not that these assets will not be realized. The difference between Stellcom’s effective income tax rate and multiplying Stellcom’s income (loss) before income taxes by the federal statutory income tax rate for the three months ended March 31, 2003 and 2002 is primarily due to changes in the valuation allowance on Stellcom’s net deferred tax assets.

Valuation of Long-lived Assets and Goodwill

      Stellcom accounts for long-lived assets other than goodwill in accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long Lived Assets”, or SFAS 144, which supersedes Statement of Financial Accounting Standards No. 121 and certain sections of Accounting Principles Board Opinion No. 30 specific to discontinued operations. SFAS 144 classifies long-lived assets as either: (1) to be held and used; (2) to be disposed of by other than sale; or (3) to be disposed of by sale. This standard introduces a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows. SFAS 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. This statement, which Stellcom adopted in 2002, did not have a material impact on Stellcom’s financial position or results of operations.

      Stellcom also adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, or SFAS No. 142, in 2002. As a result, goodwill is no longer amortized. Instead, goodwill is subject to annual impairment testing, or more frequently as impairment indicators arise. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on projected cash flows or a market value approach. The first annual goodwill impairment test was conducted as of December 31, 2002, which indicated that there was no impairment of goodwill at that date. Stellcom used a discounted cash flow approach to estimate the fair value of its business unit in these impairment tests. This approach incorporates a number of assumptions about future revenues and expenses of Stellcom. Different assumptions reflecting lower revenue growth and higher costs could result in an impairment of the carrying value of goodwill.

Results of Operations

Three Months Ended March 31, 2003 and March 31, 2002

      Net Sales. Net sales decreased 43% to $2.7 million for the three months ended March 31, 2003 from $4.0 million for the three months ended March 31, 2002. The decrease of sales revenues in 2003 was due to several factors. During the first quarter of 2002, Stellcom recognized $0.6 million of revenue related to a customer engagement that was substantially serviced in 2001. The sales revenue and related costs for that engagement were deferred until 2002, when the customer executed its contract with Stellcom. Excluding this item, net sales decreased 21% during the three months ended March 31, 2003 as compared to the 2002 period. In addition, during the first quarter of 2003, as a result of the poor economic climate, Stellcom’s largest client put many of its suppliers and service providers, including Stellcom, on furloughs in order to reduce spending. This action negatively impacted Stellcom’s revenues since many of its billable engineers did not generate revenues during this time.

      Cost of Sales. Cost of Sales decreased 29% to $2.5 million for the quarter ended March 31, 2003 from $3.5 million for the three months ended March 31, 2002. The decrease was directly attributable to the lower sales volume for the 2003 quarter.

      Gross Profit. Gross Profit declined by 80% to $0.2 million for the quarter ended March 31, 2003. Gross margin declined to 9.1% for the three months ended March 31, 2003 as compared to 25.5% in the 2002 period. The negative trend for gross profit and gross margins was due to lower sales volumes in general, and the effects of the furlough actions taken by Stellcom’s largest customer during the first quarter of 2003 in particular. Since the furlough program was anticipated to be a short term in duration, Stellcom did not take any actions to reduce its billable engineering headcount. The absorption of the engineering salaries and associated costs, with no corresponding revenues, resulted in a significant negative impact on gross profit and gross margin for the 2003 period.

      Sales and Marketing Expenses. Sales and marketing expenses decreased by 37% to $0.4 million for the three months ended March 31, 2003 from $0.7 million for the three months ended March 31, 2002. The majority of the decline was attributed to a 45% decrease in headcount in sales and marketing personnel. The decrease in headcount did not affect Stellcom’s ability to generate sales as this decrease was coupled with a change in sales strategy from a more traditional geography based approach to a team based approach focused on service offering and the leveraging of engineering resources.

      Product Development Expenses. Product development expenses increased by 281% to $0.1 million for the three months ended March 31, 2003 from $29,520 for the three months ended March 31, 2002. The increase was primarily a result of Stellcom’s investment in a series of designs, tools, and methodologies that would improve its competitive position for embedded product development.

      General and Administrative Expenses. General and administrative expenses increased by 23% to $2.3 million for the three months ended March 31, 2003 from $1.9 million for the three months ended March 31, 2002. This increase was due primarily to $0.3 million of legal and broker fees incurred in connection with Stellcom’s merger with Vytek.

      Provision for Doubtful Accounts. The provision for doubtful accounts decreased by $0.5 million to a credit of $0.4 million for the three months ended March 31, 2003. This decrease resulted from the recognition of reductions to Stellcom’s allowance for doubtful accounts. In an effort to improve its cash flows from operations during the economic downturn, Stellcom tightened its credit issuance policies, carefully selected new customers and put greater focus on collections of outstanding customer balances. This approach led to significantly improved collection rates and lower write-offs as compared with prior periods. Additionally, Stellcom collected a $0.4 million receivable from a customer which was previously deemed uncollectible. After conducting a detailed review of the its outstanding accounts receivable balances, Stellcom determined the need to reduce the allowance for doubtful accounts balance.

      Restructuring Benefit. Restructuring expense decreased by $6.5 million to a benefit of $6.4 million for the three months ended March 31, 2003. This was the direct result of an adjustment to the restructuring reserve to reflect the impact of amendments to Stellcom’s existing office leases for its San Diego headquarters facility effective in March 2003, which was a condition precedent to the consummation of the Vytek merger. Stellcom paid $1.4 million during the first quarter of 2003 in connection with the lease amendment. As part of the amendment, unutilized square footage was eliminated from the leased square footage and the per-square foot rate of remaining utilized space was reduced. The reduction in per-square foot rate results in a $10,000 monthly reduction to straight line rent expense going forward. This resulted in an overall reduction of Stellcom’s long-term lease liability and the associated portion of the restructuring reserve was adjusted accordingly. (See Notes to Financial Statements)

      Interest Income, Net. Net interest income (loss) was ($29,137) for the three months ended March 31, 2003 from $17,049 for the three months ended March 31, 2002. This decrease was mainly due to a $26,000 interest charge from Stellcom’s landlord in relation to the deferment of rents of unused building space. In general, lower amounts of funds were invested during 2003 as compared to 2002 as well as continually low average returns on investments due to low interest rates resulted in a decrease in interest income.

Years Ended December 31, 2002 and December 31, 2001

      Net Sales. Net sales decreased 39% to $20.0 million for the year ended December 31, 2002 from $32.7 million for the year ended December 31, 2001. The decline was attributable to the general market downturn that began in the latter part of 2001 and extended throughout 2002. The impact of this downturn was a severe reduction in new business from Stellcom’s customers, namely local start-ups in the high-tech community and the delays in spending or the commencement of planned general mobile and wireless engagements. Stellcom reacted to the economic downturn by altering its sales focus towards more established companies.

      Cost of Sales. Cost of sales decreased 40% to $14.1 million for the year ended December 31, 2002 from $23.6 million in 2001. The decrease, which included lower billable engineering salaries and associated costs, was directly attributable to the lower sales volume for 2002.

      Gross Profit. Gross profit decreased 34% to $6.0 million. Gross margin increased to 30% for the year ended December 31, 2002 as compared to 28% in the 2001. The positive effect on gross margins was due to increased utilization of Stellcom’s engineering staff resulting in lower indirect labor costs.

      Sales and Marketing Expenses. Sales and marketing expenses decreased by 59% to $2.1 million for the year ended December 31, 2002 from $5.1 million for the year ended December 31, 2001. The decrease from 2001 was primarily due to a $1.9 million decrease in payroll expenses. This reduction in payroll expenses resulted from the reduction in force implemented by Stellcom over the course of 2001 which decreased by 45% over the prior year. The remaining decrease was mostly a result of reduced marketing efforts, lower trade show attendance, and less sales travel and communications costs resulting from a smaller sales force. The decrease in headcount did not affect Stellcom’s ability to generate sales as this decrease was coupled with a change in sales strategy from a more traditional geography based approach to a team based approach focused on service offering and the leveraging of engineering resources.

      Product Development Expenses. Product development expenses decreased by 33% to $0.3 million for the year ended December 31, 2002 from $0.4 million for the year ended December 31, 2001. The decrease from 2001 was primarily a result of a decrease in engineering personnel resulting from the reduction in force implemented over the course of 2001 and a reduced emphasis on development efforts.

      General and Administrative Expenses. General and administrative expenses decreased by 55% to $7.2 million for the year ended December 31, 2002 from $16.0 million for the year ended December 31, 2001. This decrease from 2001 was primarily attributable to a $4.7 million decrease in payroll expense as a result of reduction in personnel. Restructuring efforts undertaken in 2001 resulted in a $1.5 million decrease in rent expense in 2002. Reduced hiring activities in 2002 led to a $0.5 million decrease in recruiting costs compared to 2001. Restructuring efforts and reduction in force activities caused legal and other professional services to be $0.6 million higher in 2001 compared to 2002. The remaining decrease in general and administrative expenses is attributable to lower expenses associated with renegotiation of the rates and termination of certain long-term communications contracts.

      Provision for Doubtful Accounts. Bad debt expense decreased by 79% to $0.2 million for the year ended December 31, 2002 from $1.2 million for the year ended December 31, 2001. This decrease from 2001 was primarily attributable to an increased business focus on established customers within the industry and limited extension of terms to less credit worthy customers. Bad debt expense for 2001 was mainly related to start-up companies.

      Restructuring (benefit) expense. Restructuring expense decreased by 108% to a benefit of $0.9 million for the year ended December 31, 2002 from $11.8 million for the year ended December 31, 2001. The majority of restructuring efforts were initiated in 2001 and the reserve was established in March 2001 based upon assumptions and estimates that were appropriate at the time. The restructuring expense in 2001 consisted of $9.8 million for property leases, $1.2 million for severance payments that were to be paid out as part of the reduction in force, and approximately $0.8 million for other long-term contracts. In 2002, subleases were entered into for certain portions of Stellcom’s then current leased spaces that were included in the restructuring reserve. The actual terms of the subleases were more favorable then the assumed terms that were used to calculate the reserve. The result was a decrease in restructuring expense related to property leases in the amount of $0.5 million. Furthermore, a renegotiation of Stellcom’s long-term communications contracts in 2002 resulted in early termination of such contracts making $0.4 million of the restructuring reserve no longer necessary, resulting in an adjustment of the reserve and a decrease in restructuring expense.

      Interest Income, Net. Net interest income was $56,308 for 2002 as compared to $0.5 million for 2001. This reduction was due to a decrease in the amount of funds invested during 2002 as compared to 2001 as well as lower average returns on investments due to a general decrease in interest rates.

Liquidity and Capital Resources.

      As of March 31, 2003, Stellcom had no cash and cash equivalents on hand, and $1.0 million in restricted cash. On April 3, 2003, Stellcom consummated its merger with Vytek Wireless, Inc (see Notes 1 and 3 of Notes to Financial Statements). In connection therewith, in March 2003, Stellcom made payments aggregating $1.9 million, of which $1.4 million was for costs associated with the amendment of its headquarters facility lease obligations, which was contingent upon the Vytek merger (see Notes 5 and 8 of Notes to Financial Statements), and $0.5 million was for the Vytek merger-related legal and broker fees. If the merger with Vytek had not been consummated, Stellcom would not have been obligated to make those payments, except for certain fees incurred, and it would have used such available cash to fund its operating needs. Stellcom had $0.3 million of working capital as of March 31, 2003.

      As of December 31, 2002, Stellcom had approximately $2.1 million in cash and cash equivalents, and $1.0 million of restricted cash. Cash decreased from December 31, 2001 by $4.2 million, or 67%.

      Stellcom had working capital of $1.2 million and $5.1 million as of December 31, 2002 and December 31, 2001, respectively. The decrease in working capital of $3.9 million was primarily attributable to the use of cash to fund operating losses of $2.9 million, excluding non-cash charges for depreciation and amortization. During 2002, Stellcom made cash payments totaling $1.5 million in connection with its business restructuring activities undertaken during 2001 and 2002 (see Note 11 of Notes to Financial Statements).

      Stellcom has experienced recurring losses over the past three years, largely related to soft demand in the technology services space and coupled with the economic downturn during 2001 and 2002. It responded by reducing headcount and related facilities necessary for that workforce and implemented other cost reductions. Stellcom also pursued merger transactions to leverage its infrastructure costs across a broader revenue base and in November 2002, it entered into an Agreement and Plan of Merger with Vytek Wireless, Inc. The merger was consummated in April 2003. If the merger had not been consummated, Stellcom’s plan would have been to fund its operations through existing cash and cash flows from customer contracts, and take the necessary actions to reduce costs and preserve cash to assure it had sufficient cash to support its operations.

      For the three months ended March 31, 2003, Stellcom’s operating activities used $2.4 million of cash, including the $1.9 million of payments associated with its lease amendment and merger-related fees in connection, as described herein, with the Vytek merger. There were no material investing activities during the first quarter of 2003. Cash provided by financing activities totaled $0.3 million for the three months ended March 31, 2003, including proceeds from the issuance of common and preferred stock of $0.2 million and the effects of a note restructuring of $0.2 million, offset by principal payments on capital lease obligations of $0.1 million.

      During 2002, Stellcom’s operating activities used $3.8 million of cash. This included net losses of $4.2 million, increased funding requirements for working capital totaling $0.8 million, and the recognition of a restructuring benefit of $1.0 million. Such cash uses were offset by $1.3 million of non-cash charges for depreciation and amortization, $0.2 million non-cash charge to increase the provision for doubtful accounts, and $0.5 million related to the restructuring of a stockholder note receivable. The most significant changes in working capital were cash provided by reductions in accounts receivable of $1.0 million, offset by increases to estimated costs, earnings and billings on contracts by $0.4 million. Cash used in investing activities amounted to $0.2 million, which represented purchases of property and equipment. Cash used in financing activities totaled $0.2 million, primarily representing principal payments on capital lease obligations.

      During 2001, Stellcom’s cash used in operating activities totaled $12.9 million. The net loss of $30.4 million included non-cash charges for restructuring costs of $11.8 million, depreciation and amortization expenses of $1.4 million, and increases to the provision for doubtful accounts of $1.1 million. In addition, cash provided by changes in working capital totaled $3.2 million. The most significant changes in working capital were deferred taxes of $4.2 million, the $2.3 million decrease in accounts payable and accrued expenses, reductions in accounts receivable of $1.1 million and reductions in estimated costs, earnings and billings on contracts of $1.1 million. In 2001, Stellcom made payments totaling $2.0 million related to its restructuring activities (see Note 11 of Notes to Financial Statements).

      Cash used in investing activities amounted to $1.0 million in 2001, consisting of the issuance of a note receivable of $0.3 million and $0.7 million for purchases of property and equipment. Cash used in financing activities totaled $0.4 million, representing principal payments on capital lease obligations of $0.2 million, and principal payments of $0.3 million on notes payable, offset by the issuance of common stock for $0.1 million.

STELLCOM, INC.

BALANCE SHEETS

	April 2,	December 31,
ASSETS	2003	2002

	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$—	$2,084,636
Accounts receivable, net of allowance for doubtful accounts of $2,098,000 and $2,580,000, respectively	1,197,777	1,331,288
Costs and estimated earnings in excess of billings	244,470	298,415
Notes receivable	—	35,000
Deferred costs	435,897	—
Prepaid expenses	353,334	229,578
Other current assets	296,757	523,031

Total current assets	2,528,235	4,501,948
RESTRICTED CASH	1,010,025	1,010,025
PROPERTY AND EQUIPMENT, net	1,707,631	2,084,556
NOTES RECEIVABLE, net of current portion	—	115,085
GOODWILL, net of accumulated amortization of $50,000	345,971	345,971
OTHER ASSETS	235,516	311,328

TOTAL	$5,827,378	$8,368,913

(Continued)

STELLCOM, INC.

BALANCE SHEETS

	April 2,	December 31,
LIABILITIES AND STOCKHOLDERS’ DEFICIT	2003	2002

	(Unaudited)
CURRENT LIABILITIES:
Cash overdraft	$21,885	$—
Accounts payable	263,074	989,791
Capital leases, current portion	164,679	236,051
Accrued payroll, bonuses and vacation	1,512,536	818,626
Other accrued expenses	162,177	—
Billings in excess of costs and estimated earnings	896,419	235,178
Customer deposits	80,990	—
Restructure reserve, current portion	180,507	1,929,039
Other liabilities	83,856	83,856

Total current liabilities	3,366,123	4,292,541
RESTRUCTURE RESERVE, net of current portion	174,504	5,156,739
DEFERRED RENT	100,253	892,989
CAPITAL LEASES, net of current portion	167,066	167,066
OTHER LIABILITIES	20,677	20,677

Total liabilities	3,828,623	10,530,012

Series A redeemable convertible preferred stock, $0.001 par value, 7,500,000 shares authorized; 4,525,866 shares issued and outstanding, stated at liquidation preference of $0.77 less unaccreted discount of $26,000 and $28,000 at March 31, 2003 and December 31, 2002, respectively	3,459,078	3,456,729
Series B redeemable convertible preferred stock, $0.01 par value, 17,500,000 shares authorized; 13,541,225 shares issued and outstanding stated at liquidation preference of $2.58 less unaccreted discount of $112,000 and $122,000 at March 31, 2003 and December 31, 2002, respectively	34,824,202	34,814,006
Series B-1 redeemable convertible preferred stock, $0.001 par value 10,000,000 shares authorized; 7,500,000 shares issued and outstanding, stated at liquidation preference of $2.00 less unaccreted discount of $8,246,000 and $8,996,000 at March 31, 2003 and December 31, 2002, respectively	6,754,125	6,004,500
Series C redeemable convertible preferred stock, $0.001 par value, 8,000,000 shares authorized, 1,428,600 shares issued and outstanding, stated at liquidation preference of $0.14	200,000
STOCKHOLDERS’ DEFICIT
Common stock $0.001 par value 80,000,000 shares authorized; 24,562,476 shares issued and outstanding	24,562	24,562
Additional paid-in capital	1,179,325	1,179,325
Less stockholder note receivable	(9,000)	(9,000)
Accumulated deficit	(44,433,537)	(47,631,221)

Total stockholders’ deficit	(43,238,650)	(46,436,334)

TOTAL	$5,827,378	$8,368,913

(Concluded)

See notes to unaudited financial statements.

STELLCOM, INC.

STATEMENTS OF OPERATIONS

	January 1 to	Three Months
	April 2,	Ended March 31,
	2003	2002

	(Unaudited)
NET SALES	$2,704,300	$4,717,236
COST OF SALES	2,457,171	3,467,489

GROSS PROFIT	247,129	1,249,747

OPERATING EXPENSES:
Selling and marketing	419,131	670,089
Research and development	112,565	29,520
General and administrative	2,279,650	1,847,017
Provision for doubtful accounts	(416,803)	45,444
Depreciation	307,526	328,578
Amortization	619	370
Restructuring benefit	(6,436,746)	(99,880)

Total operating expenses	(3,734,058)	2,821,138

INCOME (LOSS) FROM OPERATIONS	3,981,187	(1,571,391)
OTHER INCOME (EXPENSE), net:
Interest income	12,037	24,683
Interest expense	(41,174)	(7,589)
Non-operating income	12,446	—
Non-operating expense	(3,580)	—

INCOME (LOSS) BEFORE INCOME TAXES	3,960,916	(1,554,297)
INCOME TAX EXPENSE	800	—

NET INCOME (LOSS)	$3,960,116	$(1,554,297)

See notes to unaudited financial statements.

STELLCOM, INC.

STATEMENTS OF CASH FLOWS

	January 1 to	Three Months
	April 2,	Ended March 31,
	2003	2002

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,960,116	$(1,554,297)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Restructuring benefit	(6,436,746)	(99,880)
Depreciation and amortization	308,145	338,833
Provision for doubtful accounts	(416,803)	45,444
Restructure of note receivable	168,785	—
Loss on sale of property and equipment	19,278	24,351
Changes in assets and liabilities:
Cash overdraft	21,885	—
Accounts receivable	586,107	420,997
Estimated costs, earnings and billings on contracts	469,301	233,078
Prepaid expenses	(124,310)	(14,993)
Accounts payable	(451,475)	(80,141)
Accrued expenses	693,910	410,953
Accrued payroll, bonuses and vacation	(113,065)	218,805
Other assets	213,621	(4,650)
Other liabilities	(43,058)	(193,675)
Restructuring reserve	(294,021)	(618,312)
Deferred rent	(792,736)	101,655

Net cash used in operating activities	(2,231,066)	(771,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,428)	(23,651)
Other assets	(228)	(604)
Collections on notes receivable	21,720	—

Net cash provided by (used in) investing activities	18,064	(24,255)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	17,683
Issuance of preferred stock	199,737	—
Principal payments on capital lease obligations	(71,371)	(37,841)

Net cash provided by (used in) financing activities	128,366	(20,158)

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(2,084,636)	$(816,245)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,084,636	6,283,941

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$5,467,698

See notes to unaudited financial statements

STELLCOM, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Three Months and Two Days Ended April 2, 2003 and Three Months Ended March 31,2002

1.     Nature of Business

      Stellcom, Inc. (the “Company”), was incorporated in the State of California in August of 1984. Stellcom provides software engineering, hardware engineering, design, and business consulting services to technology original equipment manufacturers (“OEM”) and enterprise customers. Stellcom’s capabilities include embedded hardware and software development, wireless network integration, rich media solutions, self-service mobile portals, and web services. Primary industries served include consumer electronics OEMs, medical device manufacturers and service providers, aerospace, defense, and high technology. Stellcom delivers its services via two operating divisions:

      Embedded Products Division — Provides OEM customers with turnkey design, implementation, and integration of custom hardware and embedded software for a variety of consumer electronics, medical, technology OEM, and telecommunications devices. Customer engagements are primarily non-recurring engineering services on an hourly or fixed-price basis. Engagements can additionally include revenues associated with licenses and “per piece” fee arrangements. Engineering capabilities include: electronics design and development, prototype and pre-production assembly, software design and development, device architecture trade studies and analysis, and device validation and regulatory testing.

      Technology Consulting Group (“TCG”) — Designs, implements, and deploys large-scale enterprise information systems and customer applications for enterprise clients. Customer engagements are primarily non-recurring engineering services on an hourly or fixed-price basis. Engineering capabilities include: design, development, and implementation of self-service portals; development of mobile solutions for field force automation; infrastructure architecture; application development; network infrastructure; information security; and outsourced product development. TCG also provides consulting services such as mobility assessments, usability studies, product strategy, and architecture development.

      Stellcom has had recurring losses and, coupled with the economic downturn, has responded by reducing headcount and the related facilities necessary for that workforce and implementing other cost reductions. Stellcom has also pursued merger transactions to leverage its infrastructure costs across a broader revenue base and has entered into a merger agreement with Vytek Wireless, Inc. (see Note 3). Stellcom believes that after the merger with Vytek Wireless, Inc. there will be sufficient cash to fund operations for the foreseeable future, which extends beyond twelve months. If the merger is not consummated, Stellcom plans to fund operations through existing cash and cash flows from customer contracts. Stellcom believes that it has sufficient cash flow to fund operations for the foreseeable future, which extends beyond twelve months. Should Stellcom’s business be adversely affected by declining revenues, management will take the necessary actions to reduce costs and to preserve cash to assure it has sufficient cash flow to fund operations for the foreseeable future, which extends beyond twelve months.

      Fiscal Year — Stellcom uses a 52-53 week fiscal year, with a period ending on the last Saturday of December, which for fiscal year 2002 fell on December 28, 2002. The actual interim periods ended on April 2, 2003 and March 30, 2002. In the accompanying financial statements and notes thereto the 2002 fiscal year end is shown as December 31 and the 2002 interim period end is shown as March 31 for clarity of presentation.

Summary of Significant Accounting Policies

2.     Stock Option Plan

      Stock-Based Compensation — Stellcom has elected to continue to account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the estimated fair value of Stellcom’s stock at the

STELLCOM, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

date of grant over the amount an employee must pay to exercise the stock option. Compensation related to non-employee stock-based compensation is measured using fair value methods.

      Had compensation cost for Stellcom’s stock option plan been determined based on the estimated fair value at the grant date, Stellcom’s net loss would have been adjusted to the pro forma amount indicated below:

	January 1,
	to April 2,	Three Months Ended
	2003	March 31, 2002

Net income (loss):
As reported	$3,960,000	$(1,554,000)
Pro forma	3,888,000	(1,624,000)

      In 2002 and 2001, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions: dividend yield and expected volatility of 0% in 2002 and 2001, risk-free interest rates ranging from 3.20% to 4.40% in 2002 and from 4.58% to 4.91% in 2001 and expected lives of five years in 2002 and 2001. There were no options granted in 2003.

3.     Proposed Merger

      On November 12, 2002, Stellcom entered into an Agreement and Plan of Merger with Vytek Wireless, Inc. (the “Merger Agreement”). Vytek Wireless, Inc. (“Vytek”) was formed in April 2000, for the purpose of acquiring, owning and operating a wireless data solutions business. To date, Vytek has completed six principal acquisitions including the acquisition of Sonik Technologies, Inc. (subsequently renamed Vytek Products, Inc.), a provider of wireless communication infrastructure equipment; Telamon, Inc. (subsequently renamed Vytek Messaging Services, Inc.), the developer of TelAlert, a leading urgent messaging solution; Planet Technology Solutions, Inc. (subsequently renamed Vytek Solutions, Inc.), an integrator of wireless solutions; and Rubicon Technologies, Inc. (subsequently renamed Vytek Public Safety Solutions, Inc.), a provider of software solutions for police, fire, emergency medical and other public safety organizations.

      Under the terms of the Merger Agreement, Vytek will issue 7,370,589 shares of Vytek Series A preferred stock and 1,234,570 shares of Vytek common stock for all of Stellcom’s outstanding preferred and common stock. Stellcom’s preferred stockholders will be entitled to receive 7,370,589 shares of Vytek Series A preferred stock and 613,160 shares of Vytek common stock. Holders of Stellcom’s common stock will be entitled to receive 621,410 shares of Vytek common stock. Vytek will also issue 251,263 shares of Vytek Series A preferred stock and 20,866 shares of Vytek common stock in accordance with the terms of certain Company lease and deferred compensation agreements. Vytek has also agreed to issue up to 3,100,000 shares of its common stock to certain designated Company employees pursuant to restricted stock awards. Vytek has further agreed to assume outstanding warrants to purchase Stellcom’s Series A and Series B preferred stock and common stock.

      The merger is contingent on, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Stellcom’s common and preferred stock voting as a single class, and the receipt of all necessary regulatory approvals. In addition, the consent of the holders of at least a majority of the shares of each class of Stellcom’s preferred stock, each voting as a separate class, is required. Certain principal stockholders of Stellcom entered into a voting agreement dated as of November 12, 2002 which, among other things, restricts transfer of Stellcom preferred stock and common stock held by such principal stockholders and requires such principal stockholders to vote in favor of the Merger Agreement and the merger. The votes of such principal stockholders are sufficient to adopt the Merger Agreement and approve the merger.

      The Merger Agreement contains representations and warranties, covenants with respect to how Stellcom’s business should be operated between the signing of the Merger Agreement and the closing of the merger, and specifies certain closing conditions, including amongst others, that there be no material adverse

STELLCOM, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

change in the condition or operations of Stellcom, that Stellcom amend its headquarters lease (see Note 5), and that Stellcom have a minimum cash balance at closing. The Merger Agreement can be terminated by mutual written consent by Stellcom and Vytek and by either party if there is a material breach of a representation or warranty or if the merger is not consummated on or before February 15, 2003.

      Simultaneously with the consummation of the merger, Vytek intends to issue and sell to certain existing holders of Vytek Series A preferred stock, as well as to certain holders of Stellcom’s preferred stock, up to 4,256,407 shares of Vytek Series B preferred stock, in a private placement transaction. The initial purchase price for the Vytek Series B preferred stock will be $1.1747 per share. The shares of the Vytek Series B preferred stock will have the rights, preferences, privileges, and restrictions that are senior to the rights, preferences, privileges and restrictions applicable to the Vytek Series A preferred stock.

      The Merger was consummated April 3, 2003.

4.     Concentration of Credit Risk

      Financial instruments which potentially subject Stellcom to concentrations of credit risk consist principally of cash and accounts receivable. Sales are typically made on credit, with terms that vary depending on the customer. Stellcom evaluates each customer’s credit-worthiness on a case-by-case basis. A payment default on a significant sale or customer receivable may materially or adversely affect Stellcom’s operating results and financial condition. At April 2, 2003, receivables from four customers individually exceeded 5% of gross accounts receivable and totaled approximately $1,666,000 or 51% of total gross accounts receivable. During the first three months and two days of 2003, Stellcom had sales to three customers which individually exceeded 5% of net sales and represented 33%, 16% and 6% of total net sales, respectively. At December 31, 2002, receivables from five customers individually exceeded 5% of gross accounts receivable and totaled approximately $2,200,000 or 56% of total gross accounts receivable. During the first three months of 2002, Stellcom had sales to three customers which individually exceeded 5% of total net sales and represented 40%, 7%, and 7% of total net sales, respectively.

5.     Property and Equipment

      Property and equipment at April 2, 2003 and December 31, 2002 is summarized as follows:

	March 31,	December 31,
	2003	2002

Computer equipment	$5,449,599	$5,499,721
Furniture and fixtures	766,914	804,769
Leasehold improvements	223,731	243,633

	6,440,244	6,548,123
Less accumulated depreciation and amortization	(4,732,613)	(4,463,567)

Property and equipment, net	$1,707,631	$2,084,556

      Property and equipment under capital leases and related accumulated amortization amounted to approximately $738,000 and $317,000 at April 2, 2003 and $774,000 and $383,000 at December 31, 2002, respectively.

6.     Commitments

      Stellcom has entered into various operating lease arrangements covering the use of office space and furniture and equipment. Total rent expense under these leases for the three months and two days ended April 2, 2003 and the three months ended March 31, 2002 was $440,000 and $472,000, net of restructuring

STELLCOM, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

charges of $209,000 and $357,000, respectively. Minimum future lease payments remaining, including amounts reserved under the restructuring reserve discussed in Note 8, are as follows as of April 2, 2003:

Year Ended	Furniture and	Real	Total
December 31	Equipment	Property	Commitments

2003	$136,000	$988,000	$1,124,000
2004	132,000	1,357,000	1,489,000
2005	84,000	1,096,000	1,180,000
2006	—	1,022,000	1,022,000
2007	—	1,075,000	1,075,000
Thereafter	—	3,229,000	3,229,000

Total	$352,000	$8,767,000	$9,119,000

      Minimum rentals to be received in the future under noncancellable subleases extending through March 2005 are as follows as of April 2, 2003:

Year Ended
December 31

2003	$174,000
2004	235,000
2005	49,000

Total	$458,000

      In November 2002, Stellcom entered into a lease amendment with its landlord for Stellcom’s headquarters office space (the “Amendment”). The terms of the Amendment, which was contingent on the closing of the merger with Vytek Wireless, Inc. (see Note 3), include a reduction in the monthly lease rate and a reduction in the square footage for which Stellcom is obligated to pay rent from approximately 100,000 square feet to approximately 35,000 square feet. The merger was consummated on April 3, 2003. In connection with the Amendment, Stellcom was required to pay the landlord a lease termination payment of $1,000,000, which was partially funded through a new Series C preferred stock offering. The terms of the Amendment have been reflected in the minimum future lease obligations above and in the restructuring reserve at April 2, 2003.

7.     Related Party Transactions

      Included in equity at April 2, 2003 and December 31, 2002 is a note receivable of approximately $9,000, due from an officer and stockholder of Stellcom. The note was restructured in 2002 whereby the original principal was reduced to $9,000. The note accrues interest at 10.5% and the interest is payable annually. The note is due on September 5, 2005.

8.     Restructuring Reserve

      For the three months and two days ended April 2, 2003 and the three months ended March 31, 2002, Stellcom recorded a restructuring benefit of $6,437,000 and $100,000, respectively, as part of Stellcom’s cost reduction initiative. The initiative primarily focused on the closure of non-revenue producing offices along with headcount reductions across all departments.

STELLCOM, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)

      A summary of the activity of the restructuring reserve is as follows:

	Employee	Excess Lease
	Severance	Commitments,
	Benefits	Net	Other	Total

December 31, 2001	$30,115	$8,712,592	$741,272	$9,483,979
Accruals	2,000	(101,880)	—	(99,880)
Charges	(29,117)	(558,940)	(30,255)	(618,312)

March 31, 2002	2,998	8,051,772	711,017	8,765,787
Accruals	—	(378,925)	(446,281)	(825,206)
Charges	(2,998)	(748,429)	(103,376)	(854,803)

December 31, 2002	$—	$6,924,418	$161,360	$7,085,778

Accruals	—	(6,257,176)	(179,570)	(6,436,746)
Charges	—	(312,231)	18,210	(294,021)

April 2, 2003	$—	$355,011	$—	$355,011

      The restructuring benefit for the three months and two days ended April 2, 2003 is primarily attributable to the lease amendment discussed in note 6 and the resulting reduction in lease rate and the reduction in square footage.

INFORMATION CONCERNING THE COMBINED COMPANY

Management of the Combined Company after the Merger

      The directors and officers of the combined company after the merger will be the same as the current officers and directors of California Amplifier except that Tracy Trent will be an officer of the combined company, and James Ousley will be nominated to the California Amplifier board of directors, subject to California Amplifier’s corporate governance board nominating procedures.

      James Ousley. President, Chief Executive Officer and Director of Vytek since 2000. Mr. Ousley is the former president and chief executive officer of Syntegra, a global e-Business solutions provider and a division of British Telecommunications. From September 1991 to August 1999, Mr. Ousley served as president and chief executive officer of Control Data Systems (CDS), which was acquired by British Telecommunications in August 1999. From 1968 to 1991, he held various operational and executive management positions for Control Data Corporation (Ceridian) a global computing, software, services and peripherals company. Mr. Ousley serves on the Boards of ActivCard, Inc., Bell Microproducts, Inc., Datalink, Inc., Norstan, Inc. and Savvis Communications, Inc. Mr. Ousley holds a Bachelor of Science degree from the University of Nebraska.

      Tracy Trent. As Chief Operating Officer, Tracy Trent brought more than 18 years of senior technology experience to Vytek Corporation. Formerly president and chief executive officer of Stellcom, Inc., Mr. Trent joined Stellcom in April 2000, and provided the strategic leadership and vision necessary to establish the company as a leading provider of mobile computing solutions. Before joining Stellcom, he was the senior vice president and group manager of SAIC’s e-Business Solutions organization. In this role, Mr. Trent managed a number of SAIC’s emerging e-commerce businesses, including the Automotive Network Exchange (ANX). Prior to that, Mr. Trent was the group manager of SAIC’s Health Solutions organization, which provided systems integration and consulting services to some of the nation’s leading health provider organizations. Mr. Trent initially joined SAIC in 1993, serving as the vice president of marketing for its Systems Integration organization. Prior to SAIC, he held business development roles at Digital Equipment Corporation (1981-1991) and Sun Microsystems (1991-1993). Mr. Trent holds a Master’s degree in Management of Technology from MIT’s Sloan School of Management.

      The merger of California Amplifier and Vytek will be followed by a period of integration and transition. This process may result in the loss of members of the management team of the combined company. Any changes in the management team of the combined company prior to the time when California Amplifier’s and Vytek’s businesses are fully integrated could make it significantly more difficult to integrate the critical functions of these two businesses as will be needed to create a combined company that can compete effectively.

      Additionally, as a result of efficiencies expected to be realized, elimination of redundancies and co-location of functions, some positions will be eliminated or consolidated after the closing of the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial statements present the pro forma condensed combined balance sheet of California Amplifier at November 30, 2003, giving effect to the acquisition by California Amplifier of Vytek as if the transaction were consummated on that date. The pro forma condensed combined balance sheet combines California Amplifier’s balance sheet as of November 30, 2003 and Vytek’s balance sheet as of September 30, 2003. Also presented are the pro forma condensed combined statements of operations of California Amplifier for the year ended February 28, 2003 and the nine months ended November 30, 2003, after giving effect to the acquisition of Vytek as if it had been consummated on March 1, 2002.

      Vytek Corporation acquired Stellcom effective April 3, 2003, and Stellcom’s results are included in Vytek’s historical financial statements beginning on that date. Accordingly, the accompanying pro forma statements of operations for the most recently completed fiscal year and subsequent nine month interim period also combine Stellcom’s results of operations for periods prior to April 3, 2003.

      California Amplifier’s fiscal year ends on February 28, Vytek’s fiscal year ends on December 31 and, prior to its acquisition by Vytek, Stellcom’s fiscal year ended on December 31. The pro forma condensed combined statement of operations for the year ended February 28, 2003 combines the results of California Amplifier for the year then ended, Vytek’s results for the 12 months ended December 31, 2002, and Stellcom’s results for the 12 months ended December 31, 2002. The pro forma condensed combined statement of operations for the interim period ended November 30, 2003 combines the results of California Amplifier for the nine months then ended, Vytek’s results for the nine months ended September 30, 2003, and Stellcom’s results for the three month period from January 1, 2003 to April 2, 2003. As noted above, Stellcom’s operating results are included in Vytek’s interim period historical financial statements beginning April 3, 2003.

      These pro forma financial statements are based on the combined historical statements of California Amplifier, Vytek and — in the case of the pro forma condensed combined statement of operations — Stellcom, giving effect to the acquisition by California Amplifier of Vytek under the purchase method of accounting, and to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments set forth in the following unaudited pro forma condensed combined financial statements are estimates and may differ from the actual adjustments when they become known.

      Vytek was formed in April 2000 and grew principally through a “roll-up” process in which it acquired seven privately held companies from September 2000 through April 2003. Consequently, the historical financial statements of Vytek for the year ended December 31, 2002 and the nine months ended September 30, 2003 include nonrecurring costs and expenses in connection with acquiring and integrating these companies into Vytek’s business that have not been eliminated in the accompanying pro forma condensed combined statements of operations. For example, Vytek’s statement of operations for the nine months ended September 30, 2003 includes employee severance and lease termination expenses in the aggregate amount of approximately $1.1 million that have not been eliminated in the accompanying pro forma financial statements. Furthermore, the following unaudited pro forma condensed combined financial statements do not give effect to certain cost and expense savings that management of California Amplifier believes may be realized following the acquisition of Vytek. These savings, which are currently estimated to be approximately $1.9 million per year, are expected to be realized primarily through integration of Vytek’s operations with California Amplifier’s operations, and elimination of redundant corporate functions.

      The unaudited pro forma condensed combined statement of operations for the nine months ended November 30, 2003 includes a non-recurring credit of $6,437,000 recorded by Stellcom in the three month period from January 1, 2003 to April 2, 2003 which represents the reversal of a restructuring charge recorded in Stellcom’s fiscal year ended December 31, 2001 for future lease commitments on office space no longer used in its operations. This $6,437,000 restructuring reserve reversal was recorded by Stellcom effective April 2, 2003 because its office building landlord agreed to modify the lease to reduce both the rental rate and the area covered by the lease in conjunction with the acquisition of Stellcom by Vytek, which was effective April 3, 2003.

      These unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of California Amplifier, Vytek and Stellcom and should be read in conjunction with the historical consolidated financial statements of California Amplifier, Vytek and Stellcom and related notes and “Vytek Management’s Discussion and Analysis of Financial Conditions and Results of Operations” on page 82 and, for California Amplifier, in the reports and other information California Amplifier has on file with the SEC.

CALIFORNIA AMPLIFIER, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

November 30, 2003

	Historical

	California		Pro Forma		Pro Forma
	Amplifier	Vytek(A)	Adjustments		Total

	(Unaudited)

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,286	$3,227	$(2,400	)(B)	$26,113
Restricted cash		700			700
Accounts receivable, net	17,399	5,329			22,728
Inventory	13,875	2,651	35	(C)	16,561
Costs and estimated earnings in excess of billings on uncompleted contracts		2,465	(30	)(D)	2,435
Deferred income tax assets	2,576				2,576
Prepaid expenses and other current assets	935	1,943			2,878

Total current assets	60,071	16,315	(2,395)		73,991
Property and equipment, net	7,887	1,843			9,730
Deferred income tax assets, less current portion	4,098				4,098
Goodwill	20,938	18,094	(18,094	)(E)	93,098
			72,160	(F)
Intangible assets, net		5,979	(5,979	)(E)	8,432
			8,432	(G)
Other assets	668	276			944

	$93,662	$42,507	$54,124		$190,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,375	$164			$3,539
Accounts payable	15,671	2,787			18,458
Accrued payroll and employee benefits	1,311	2,217			3,528
Billings in excess of costs and estimated earnings on uncompleted contracts		837			837
Customer deposits		1,379			1,379
Other current liabilities	1,488	1,620	2,015	(H)	5,873
			750	(I)
Deferred revenue		2,593	(1,044	) (J)	1,549

Total current liabilities	21,845	11,597	1,721		35,163
Long-term debt	9,874	179			10,053
Other non-current liabilities		247			247
Redeemable convertible preferred stock		44,115	(44,115	)(K)	0
Stockholders’ equity:
Common stock and additional paid-in capital	44,172	31,020	(31,020	)(K)	137,127
			92,955	(L)
Less common stock held in escrow			(9,597	)(L)	(9,597)
Stock subscriptions receivable		(29)	29	(K)	0
Retained earnings (accumulated deficit)	18,576	(44,622)	44,622	(K)	18,105
			(471	)(G)
Accumulated other comprehensive loss	(805)				(805)

Total stockholders’ equity (deficit)	61,943	(13,631)	96,518		144,830

	$93,662	$42,507	$54,124		$190,293

CALIFORNIA AMPLIFIER, INC.

NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In thousands except per share amounts)

(A)	The amounts shown for Vytek are the historical amounts for Vytek as of September 30, 2003.
(B)	To reflect cash paid for direct costs of acquisition	$(2,400)

(C)	To write-up finished goods inventory to fair value	$35

(D)	To adjust Vytek’s customer contracts in process to fair value	$(30)

(E)	To eliminate Vytek’s goodwill and intangible asset balances
(F)	To reflect as goodwill the excess of cost over the fair value of assets acquired and liabilities assumed (see computation at (M) below)	$72,160

(G)	To record identifiable intangible assets arising from the California Amplifier — Vytek merger:
	Developed/core technology	$3,349
	In-process research and development	471
	Customer relationships and database	1,127
	Tradename	3,956

		8,903
	Less write-off of in-process research and development(1)	(471)

	Intangible assets recorded at time of merger	$8,432

	(1) California Amplifier will record an immediate write-off of in-process research and development costs in the amount of $471 at the consummation of merger with Vytek, which will be reflected as a nonrecurring charge in California Amplifier’s actual income statement for the period which includes the closing of the merger transaction. In-process research and development consists of a next-generation software version that provides urgent messaging and remote problem resolution for distributed organizations. For purposes of valuing this in-process research and development, it is assumed that: (i) this new software would be introduced in 2004; (ii) that annual revenue would range between $1.6 million and $2.1 million in 2004 through 2008; (iii) annual revenues from this product are allocated 50% to in-process research and development and 50% to core technology; (iv) the gross margin percentage is 80%; and (v) the operating margin is approximately 45% in years 2005 though 2008. The projected after-tax cash flows were then present valued using a discount rate of 23%.
(H)	To accrue Vytek’s merger-related non-recurring expenses	$2,015

(I)	To accrue estimated merger integration costs	$750

(J)	To adjust deferred revenue to fair value	$(1,044)

(K)	To eliminate historical equity balances of Vytek.

			Deposited to
		Issued to	Escrow
		Sellers	Account(2)	Total

(L)	To reflect California Amplifier common stock issued as consideration for the purchase, as follows:
	Number of common stock shares issued (000s)	7,345	855	8,200

	Fair market value per share(3)	$11.26	$11.26

	Value of shares issued	$82,705	$9,627	$92,332
	Less stock registration costs	(270)	(30)	(300)

	Fair value of shares issued net of registration costs	82,435	9,597	92,032
	Fair value of fully vested Vytek stock options and warrants assumed by California Amplifier(4)	923		923

	Recorded value of common stock issued and assumed options and warrants	$83,358	$9,597	$92,955

(2) The common stock shares deposited to the escrow account are, for accounting purposes, treated as contingent consideration, and accordingly are excluded from the computation of goodwill until such time as the shares are released from escrow.

(3) The fair market value per share is the average closing price of California Amplifier’s common stock on the Nasdaq National Market for the period beginning two trading days before and ending two trading days after December 23, 2003, the day that the merger terms were agreed to and announced.

(4) The fair value of options and warrants assumed was estimated using the Black-Scholes option pricing model with an interest rate of 3.3%, a dividend yield of 0%, a volatility factor of 134.8%, and an expected life of 5 years in the case of stock options and 1.75 years to 2 years in the case of warrants.

(M)	Following is a computation of the excess of cost over the value of net assets acquired (i.e., goodwill):
	Recorded value of common stock issued to sellers and assumed options and warrants (excluding shares deposited to escrow account)			$83,358
	Direct costs of acquisition including legal, accounting and financial advisory fees			2,400

	Total cost of Vytek acquisition (excluding common stock deposited to escrow account)			85,758
	Fair value of net assets acquired:
	Current assets		$16,315
	Adjust finished goods inventory to fair value		35
	Adjust customer contracts in process to fair value		(30)
	Property and equipment		1,843
	Intangible assets		8,903
	Other assets		276
	Current liabilities		(11,597)
	Long-term debt and other non-current liabilities		(426)

		Deposited to
	Issued to	Escrow
	Sellers	Account(2)	Total

Accrued liability for Vytek’s transaction costs		(2,015)
Accrued liability for estimated merger integration costs		(750)
Adjust deferred revenue to fair value		1,044

Total fair value of net assets acquired			13,598

Goodwill			$72,160

CALIFORNIA AMPLIFIER, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended February 28, 2003

	Historical

	California			Pro Forma		Pro Forma
	Amplifier	Vytek	Stellcom	Adjustments		Total

		(A)	(B)

	(Unaudited)

	(In thousands except per share amounts)
Revenue:
Product sales	$100,044	$12,235				$112,279
Service revenue		9,999	$20,105	$(833	)(C)	28,732
				(539	)(D)

Total revenue	100,044	22,234	20,105	(1,372)		141,011

Cost of revenue:
Cost of product sales	79,511	9,063				88,574
Cost of service revenue		3,390	14,137			17,527

Total cost of revenue	79,511	12,453	14,137			106,101

Gross profit	20,533	9,781	5,968	(1,372)		34,910
Operating expenses:
Research and development	5,982	3,710	269			9,961
Sales and marketing	2,560	4,836	2,085			9,481
General and administrative	3,781	7,277	7,212			18,270
Provision for doubtful accounts		251	246			497
Depreciation and amortization		721	1,314			2,035
Amortization of intangible assets		3,650		(2,755	)(E)	895
Impairment of goodwill and other intangible assets		16,726		(16,726	)(F)	0
Restructuring charges (credits)			(925)			(925)

Total operating expenses	12,323	37,171	10,201	(19,481)		40,214

Operating income (loss)	8,210	(27,390)	(4,233)	18,109		(5,304)
Non-operating income (expense)	(215)	29	80			(106)

Income (loss) before income taxes	7,995	(27,361)	(4,153)	18,109		(5,410)
Income tax provision	(2,835)	0	(1)	2,836	(G)	0

Net income (loss)	$5,160	$(27,361)	$(4,154)	$20,945		$(5,410)

Earnings (loss) per share:
Basic	$0.35					$(0.25)

Diluted	$0.35					$(0.25)

Shares used in computing earnings (loss) per share:
Basic	14,639			7,345	(H)	21,984

Diluted	14,870			7,114	(I)	21,984

CALIFORNIA AMPLIFIER, INC.

NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended February 28, 2003

(A)	The amounts shown for Vytek are the historical amounts for Vytek’s fiscal year ended December 31, 2002.
(B)	The amounts shown for Stellcom are the historical amounts for Stellcom’s fiscal year ended December 31, 2002. Stellcom was acquired by Vytek effective April 3, 2003.
(C)	To reflect as a reduction of service revenue for the year ended December 31, 2002 the fair value adjustment to Vytek’s costs and earnings in excess of billings on uncompleted contracts	$(833)

(D)	To reflect as a reduction of service revenue for the year ended December 31, 2002 the fair value adjustment to Vytek’s deferred revenue on maintenance and support service agreements	$(539)

(E)	To adjust intangible asset amortization expense, as follows:

			Amortization
		Ascribed	Period in	Amortization
	Intangible Asset Description	Value	Years	Expense

		(In thousands)
	Developed/core technology	$3,349	5	$670
	Customer relationships and database	1,127	5	225
	Tradename (deemed to have indefinite life)	3,956	N/ A	0

	Intangible asset amortization expense			895
	Less: Vytek’s intangible asset amortization expense			(3,650)

	Pro forma adjustment to reduce amortization expense			$(2,755)

(F)	To eliminate Vytek’s impairment charge for goodwill and other intangible assets			$(16,726)

(G)	To adjust the income tax provision to reflect a zero effective tax rate due to the pro forma loss before income taxes and an assumed full valuation allowance on the resultant deferred tax asset
				$2,836

(H)	The pro forma adjustment to shares used for basic earning (loss) per share is comprised as follows (in 000s):
	Common shares issued for Vytek acquisition		8,200
	Less shares deposited to escrow account, treated as contingent consideration		(855)

	Pro forma adjustment to shares used for basic earnings (loss) per share			7,345

(I)	The pro forma adjustment to shares used for diluted earning (loss) per share is comprised as follows (in 000s):
	Common shares issued for Vytek acquisition		8,200
	Less anti-dilutive shares:
	Shares deposited to escrow account, treated as contingent consideration		(855)
	Equivalent shares related to California Amplifier stock options that are included in the historical diluted share amount for the year ended February 28, 2003		(231)

	Pro forma adjustment to shares used for diluted earnings (loss) per share			7,114

CALIFORNIA AMPLIFIER, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended November 30, 2003

	Historical

	California	Vytek	Stellcom	Pro Forma		Pro Forma
	Amplifier	(A)	(A)	Adjustments		Total

	(Unaudited)

	(In thousands except per share amounts)
Revenue:
Product sales	$87,011	$9,016		$(1,503	)(B)	$94,524
Service revenue		20,269	$2,704			22,973

Total revenue	87,011	29,285	2,704	(1,503)		117,497

Cost of revenue:
Cost of product sales	75,771	7,192		(1,052	)(B)	81,911
Cost of service revenue		11,906	2,457			14,363

Total cost of revenue	75,771	19,098	2,457	(1,052)		96,274

Gross profit	11,240	10,187	247	(451)		21,223
Operating expenses:
Research and development	3,936	2,365	113			6,414
Sales and marketing	1,670	4,558	419			6,647
General and administrative	2,638	6,481	2,280			11,399
Provision (credit) for doubtful accounts		44	(417)			(373)
Depreciation and amortization		1,070	308			1,378
Amortization of intangible assets		3,045		(2,374	)(C)	671
Restructuring charges (credits)			(6,437)			(6,437)

Total operating expenses	8,244	17,563	(3,734)	(2,374)		19,699

Operating income (loss)	2,996	(7,376)	3,981	1,923		1,524

Non-operating income (expense)
Gain on early extinguishment of debt		335				335
Other income (expense)	(194)	81	(20)			(133)

Total non-operating income (expense)	(194)	416	(20)	0		202

Income (loss) before income taxes	2,802	(6,960)	3,961	1,923		1,726
Income tax provision	(62)	0	(1)	25	(D)	(38)

Net income (loss)	$2,740	$(6,960)	$3,960	$1,948		$1,688

Earnings per share:
Basic	$0.19					$0.08

Diluted	$0.18					$0.07

Shares used in computing earnings (loss) per share:
Basic	14,760			7,345	(E)	22,105

Diluted	15,128			8,200	(F)	23,328

CALIFORNIA AMPLIFIER, INC.

NOTES TO PRO FORMA CONDENSED STATEMENT OF OPERATIONS

Nine Months Ended November 30, 2003
(In thousands)

(A)	The amounts shown for Vytek are the historical amounts for Vytek’s nine months ended September 30, 2003, which include Stellcom from the April 3, 2003 acquisition date. The amounts shown for Stellcom are the historical amounts for Stellcom for the period from January 1, 2003 to April 2, 2003.

(B)	To adjust revenue and costs of goods sold to eliminate deferred revenue and deferred costs at December 31, 2002 which were recognized by Vytek during the nine months ended September 30, 2003, as follows:

	(i) Reduction of product sales revenue	$(1,503)

	(ii) Reduction of cost of product sales	$(1,052)

(C)	To adjust intangible asset amortization expense, as follows:

		Amortization	Nine mo.
	Ascribed	period in	amortization
Intangible asset description	value	years	expense

Developed/core technology	$3,349	5	$502
Customer relationships and database	1,127	5	169
Tradename (deemed to have indefinite life)	3,956	N/A	0

Intangible asset amortization expense			671
Less: Vytek’s intangible asset amortization expense			(3,045)

Pro forma adjustment to reduce amortization expense			$(2,374)

(D)	To adjust the income tax provision to reflect the same effective tax rate that is reflected in California Amplifier’s historical results for the nine months ended November 30, 2003.	$25

(E)	The pro forma adjustment to shares used for basic earning (loss) per share is comprised as follows (in 000s):
	Common shares issued for Vytek acquisition	8,200
	Less shares deposited to escrow account, treated as contingent consideration	(855)

	Pro forma adjustment to shares used for basic earnings (loss) per share	7,345

(F)	The pro forma adjustment to shares used for diluted earning (loss) per share is comprised as follows (in 000s): Common shares issued for Vytek acquisition	8,200

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT OF VYTEK PRIOR TO THE MERGER

      The following table sets forth certain information concerning the beneficial ownership of Vytek stock as of February 27, 2004 for the following:

•	each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of any class of Vytek capital stock;

•	each of our directors;

•	our chief executive officer and four other of our most highly compensated executive officers and former executive officers whose salary and bonus for the year ended December 31, 2003 exceeded $100,000; and

•	all of our directors and executive officers as a group.

      Percentage of beneficial ownership is based on 13,576,150 shares of Vytek common stock and 27,229,980 shares of Vytek preferred stock outstanding as of February 27, 2004, adjusted as required by SEC rules. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

					All Classes of Capital
	Common Stock		Preferred Stock		Stock, as converted

	Number	Percent	Number	Percent	Number	Percent
Name of Beneficial Owner(1)**	of Shares	of Class	of Shares	of Class	of Shares	of Class

5% or Greater Stockholders
Funds managed by
Mobius Venture Capital
3000 El Camino Real Suite 500 Palo Alto, California 94306	—	—	6,549,108	23.9%	6,549,108	15.7%
Charterhouse Group International, Inc.
535 Madison Ave., 28th Floor New York, New York 10022	—	—	6,532,907	23.9%	6,532,907	15.6%
CIBC World Markets
425 Lexington Ave New York, New York 10017	—	—	4,371,475	16.0%	4,371,475	10.5%
Mission Ventures
11512 El Camino Real Ste. 3215 San Diego, California 92105	125,424	*	1,642,021	6.0%	1,767,445	4.2%
Frontenac
135 LaSalle Street, Suite 3800 Chicago, Illinois 60603	332,163	2.3%	4,756,138	17.4%	5,088,301	12.2%
Goldman, Sachs & Co.
One New York Plaza New York, New York 10004	126,156	*	1,805,262	6.6%	1,931,418	4.6%
Gerald M. LeBow(9)
108 Westlake Drive Valhalla, New York 10595	1,200,000	8.3%	5,598	*	1,205,598	2.9%

					All Classes of Capital
	Common Stock		Preferred Stock		Stock, as converted

	Number	Percent	Number	Percent	Number	Percent
Name of Beneficial Owner(1)**	of Shares	of Class	of Shares	of Class	of Shares	of Class

Directors and Executive Officers
James E. Ousley, President, Chief Executive Officer and Director(2)	1,610,000	11.1%	767,673	2.7%	2,377,673	5.7%
Leonard J. Fassler, Chairman of the Board of Directors(2)	600,000	4.1%	767,673	2.7%	1,367,673	3.3%
Walter J. Cook II, Senior Vice President and Chief Financial Officer	300,000	2.1%	—	—	300,000	*
Tracy R. Trent Executive Vice President and Chief Operating Officer(8)	834,798	5.8%	128,314	*	963,112	2.3%
Stanley P. Witkow(10)	400,000	2.8%	—	—	400,000	1.0%
Peggy Bernardt-Kaldec(11)	84,375	*	—	—	84,375	*
Bradley A. Feld, Director(3)	—	—	—	—	—	—
Taylor Cole, Director(4)	—	—	—	—	—	—
Laird Koldyke, Director(5)	—	—	—	—	—	—
William Phoenix, Director(6)	—	—	—	—	—	—
David Ryan, Director(7)	—	—	—	—	—	—
All directors and executive officers as a group (11 persons)	3,829,173	26.5%	1,663,660	6.1%	5,492,833	13.1%

*	Less than 1%.

**	Unless otherwise indicated, the address for each “Beneficial Owner” is 12670 High Bluff Drive, San Diego, California 92130.

(1)	Except as otherwise indicated, the persons named in this table have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Includes 737,130 shares of Series A Preferred held by VTK Management LLC, of which Mr. Leonard J. Fassler and Mr. James E. Ousley are members. Messrs. Fassler and Ousley disclaim beneficial ownership of shares other than those attributable to each of them on a pro rata basis as a result of their membership in VTK Management LLC.

(3)	Excludes 5,529,997 shares of Series A Preferred and 1,019,111 shares of Series B Preferred held by various investment funds managed by Mobius Venture Capital. Mr. Feld, a director of Vytek, is a managing director of the general partner of the funds managed by Mobius Venture Capital. Mr. Feld disclaims beneficial ownership of such shares.

(4)	Excludes 5,516,317 shares of Series A Preferred and 1,016,590 shares of Series B Preferred held by various investment funds managed by Charterhouse Group International, Inc. Mr. Cole, a director of Vytek, is a partner in Charterhouse Group International, Inc. Mr. Cole disclaims beneficial ownership of such shares.

(5)	Excludes 332,163 shares of Vytek common stock, 3,992,810 shares of Series A Preferred and 763,328 Series B Preferred shares held by Frontenac Company. Mr. Koldyke, a director of Vytek, is affiliated with Frontenac Company. Mr. Koldyke disclaims beneficial ownership of such shares.

(6)	Excludes 3,691,227 shares of Series A Preferred and 680,248 shares of Series B Preferred held by CIBC World Markets. Mr. Phoenix, a director of Vytek, is a managing director of CIBC World Markets. Mr. Phoenix disclaims beneficial ownership of such shares.

(7)	Excludes 125,424 shares of Vytek common, 1,378,466 shares of Series A Preferred and 263,555 shares of Series B Preferred held by Mission Ventures. Mr. Ryan, a director of Vytek, is a managing partner of Mission Ventures. Mr. Ryan disclaims beneficial ownership of such shares.

(8)	Includes 200,000 shares of Vytek common stock held by the Tracy R. Trent Children’s Trust. Mr. Trent disclaims any beneficial ownership of such shares.

(9)	Includes 5,598 shares of Series B Preferred held indirectly through TMC, Inc., of which Mr. LeBow, a co-founder of Vytek, is president and majority stockholder.

(10)	Mr. Witkow was formerly Senior Vice President and General Counsel for Vytek. His employment was terminated in September 2003.

(11)	Includes options to purchase 84,375 shares of Vytek common stock. Ms. Bernhardt-Kaldec was formerly Senior Vice President, Human Resources for Vytek. Her employment as an executive officer of Vytek was terminated in August, 2003, and her employment with Vytek was terminated in February, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT OF THE COMBINED COMPANY

      The following table sets forth certain information concerning the projected beneficial ownership of California Amplifier stock after the consummation of the merger, assuming the individuals and entities listed below own the same number of shares as were owned on February 27, 2004 for the following:

•	each person or entity who, after the consummation of the merger, will beneficially own more than 5% of the outstanding shares of California Amplifier common stock;

•	each of California Amplifier’s directors;

•	California Amplifier’s chief executive officer and four other of California Amplifier’s most highly executive officers whose annual salary and bonus for the year ended December 31, 2003 exceeded $100,000; and

•	all of our directors and executive officers as a group.

      Percentage of beneficial ownership is based on 14,909,512 shares of California Amplifier common stock, outstanding as of February 27, 2004. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Common Stock

	Number of	Percent
Name of Beneficial Owner(1)	Shares(1)	of Class

5% or Greater Stockholders
Funds managed by Mobius Venture Capital	1,669,069	7.2%
3000 El Camino Real Ste. 500 Palo Alto, California 94306
Funds managed by Charterhouse Group International, Inc.	1,664,940	7.2%
535 Madison Ave., 28th Floor New York, New York 10022
Funds managed by Frontenac	1,240,148	5.4%
135 LaSalle Street, Suite 3800 Chicago, Illinois 60603
State of Wisconsin Investment Board(2)	1,238,000	5.4%
P.O. Box 7842 Madison, WI 53707
Directors**
Ira Coron	118,600	*
Rick Gold	24,000	*
Art Hausman	77,210	*
A.J. “Bert” Moyer	—	*
Frank Perna	32,000	*
Tom Ringer	59,000	*

	Common Stock

	Number of	Percent
Name of Beneficial Owner(1)	Shares(1)	of Class

Executive Officers**
Fred Sturm	255,000	1.1%
Robert Hannah	172,500	*
Patrick Hutchins	76,750	*
Kris Kelkar	203,750	*
Richard Vitelle	55,000	*
All directors and executive officers as a group (12 persons)	1,203,810	5.0%

*	Less than 1%.

**	Unless otherwise indicated, the address for each “Beneficial Owner” is 1401 North Rice Avenue, Oxnard, California 93030.

(1)	Includes shares purchasable upon exercise of vested stock options as of February 27, 2004 or within 60 days thereafter, in the following amounts:

Ira Coron	32,000
Rick Gold	24,000
Art Hausman	72,000
Frank Perna	32,000
Tom Ringer	56,000
Fred Sturm	267,500
Robert Hannah	166,250
Patrick Hutchins	76,250
Kris Kelkar	206,650
Richard Vitelle	61,250
All directors and officers as a group	1,088,900

(2)	This information is based on a Schedule 13G/ A filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission on February 11, 2004.

DESCRIPTION OF CALIFORNIA AMPLIFIER CAPITAL STOCK

      The following is a summary of certain matters with respect to the capital stock of California Amplifier. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should carefully read California Amplifier’s Certificate of Incorporation, as well as its Certificate of Amendment of Certificate of Incorporation, each attached as exhibits to California Amplifier’s filings with the SEC.

      California Amplifier is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of California Amplifier is 33,000,000 shares, divided into 30,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.

Common Stock

      As of February 27, 2004, there were 14,909,512, shares of California Amplifier Common Stock outstanding held by 1,527 stockholders of record and approximately 11,800 beneficial stockholders. Upon issuance of the shares of California Amplifier Common Stock in connection with the merger, there will be 23,109,512 shares of California Common Stock outstanding.

      Each holder of Common Stock is entitled to one vote for each share of Common Stock held. Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, the holders of Common Stock have the exclusive right to vote for the election of directors, as well as for all other purposes. The holders of Common Stock do not have conversion, preemption, liquidation, dividend, or redemption rights, and there are no sinking fund provisions. The outstanding shares of California Amplifier are, and the shares offered by California Amplifier in the offering will be, when issued in consideration for payment, fully paid and nonassessable.

Preferred Stock

      The Board of Directors is authorized, without further stockholder approval, to issue up to 3,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors is authorized to fix the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations, or restrictions of all shares of such series, including, but not limited to, the dividend rights, dividend rates, voting rights, conversion rights, terms of redemption, including sinking fund provisions and redemption price or prices, and liquidation preferences. California Amplifier does not presently have any plans to issue any shares of Preferred Stock.

Anti-Takeover Effects of Certain Provisions of California Amplifier’s Certificate of Incorporation and Bylaws

      California Amplifier’s certificate of incorporation provides that, except to the extent prohibited by DGCL, its directors shall not be personally liable to California Amplifier or its stockholders for monetary damages for any breach of fiduciary duty as directors of California Amplifier. Under the DGCL, the directors have a fiduciary duty to California Amplifier that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to California Amplifier, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Certain Indemnification Provisions of California Amplifier’s Certificate of Incorporation and Bylaws

      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers, subject to satisfaction of certain conduct standards, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, whether or not the corporation would have the power to indemnify the person against such liability under the DGCL.

      The DGCL provides further that the indemnification permitted under the DGCL shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. California Amplifier’s certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that California Amplifier shall fully indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of California Amplifier, or is or was serving at the request of California Amplifier as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      California Amplifier’s bylaws permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions. California Amplifier currently maintains liability insurance in favor of its officers and directors.

      At present, California Amplifier is not the subject of any pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under its certificate of incorporation. California Amplifier is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Rights Agreement

      On September 5, 1991, the board of directors of California Amplifier authorized and declared a dividend of one preferred share purchase right, each referred to herein as a Right, for each outstanding share of common stock, par value $.01 per share, of California Amplifier payable to stockholders of record on September 16, 1991, and further authorized and directed the issuance of one Right for each common share issued after September 5, 1991. Each Right entitles the registered holder to purchase from California Amplifier one one-hundredth of one share of Series A Junior Participating Cumulative Preferred Stock, or the California Amplifier Preferred Stock, par value $.01 per share, of California Amplifier at a price of $50.00 per one one-hundredth of one share of Preferred Stock, subject to adjustment.

      Until the Distribution Date, no Right may be exercised. The Distribution Date will occur the earliest of (i) the tenth Business Day following the date of the commencement of, or the first public announcement of the intent of any person to commence a tender offer or exchange offer which would cause any person to own 20% or more of the voting shares of California Amplifier; (ii) the date when a person acquires 20% or more of the voting shares of California Amplifier and neither the Redemption Date or the Expiration Date shall have occurred prior to the tenth Business Day following such date; or (iii) after a person acquires 20% or more of the voting shares of California Amplifier, the date when California Amplifier becomes party to certain specified business combinations. As soon as practicable after the Distribution Date, the Rights Agent shall send to each record holder of Common Stock a Right Certificate representing one right for each share of Common Stock. At any time after the Distribution Date, the registered holder of any Right Certificate may exercise the Right upon surrender of the Right Certificate and payment of the Exercise Price.

      Prior to the Distribution Date, Rights shall be represented by certificates of Common Stock, and not by separate Right Certificates, and the Rights shall be transferable only in connection with the transfer of Common Stock. From and after the Distribution Date, Rights shall be represented solely by the Right Certificates, and may only be transferred by the transfer of the Right Certificates.

      Prior to (i) the date when a person acquires 20% or more of the voting shares of California Amplifier; or (ii) after a person acquires 20% or more of the voting shares of California Amplifier, the date when California Amplifier becomes party to certain specified business combinations, the board of directors of California Amplifier may redeem all, but not less than all, of the outstanding Rights at a price of $.01 per Right. Immediately upon redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the redemption price.

      At any time prior to the date when a person acquires 20% or more of the outstanding voting shares of California Amplifier, but before any person acquires 50% or more of the outstanding voting shares of California Amplifier, the board of directors may direct California Amplifier to exchange all, but not less than all, of the then outstanding Rights for Common Stock at an exchange ratio of one share of Common Stock per Right. Immediately upon exchange of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive Common Stock equal to the exchange ratio.

      Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of California Amplifier, including, without limitation, the right to vote or to receive dividends.

      The Rights will expire on September 5, 2011, unless the date is advanced or extended or unless the Rights are earlier redeemed or exchanged by California Amplifier.

SELLING STOCKHOLDERS

      Shares of California Amplifier common stock issued to some “affiliates” of Vytek, as that term is defined in Rule 145 under the Securities Act, are being registered by way of the registration statement of which this joint proxy statement/prospectus forms a part. Without this registration statement, these shares could only be resold by the affiliates subject to the restrictions on resale in Rule 145.

      The selling stockholders would be entitled to receive an aggregate of 6,644,505 shares of California Amplifier common stock assuming the following exchange ratios:

•	0.083416 shares of California Amplifier common stock in exchange for each share of Vytek common stock held by such holders immediately prior to the merger;

•	0.266372 shares of California Amplifier common stock in exchange for each share of Vytek Series B Preferred held by such holders immediately prior to the merger;

•	0.252732 shares of California Amplifier common stock in exchange for each share of Vytek Series A Preferred held by such holders immediately prior to the merger; and

•	0.208161 shares of California Amplifier common stock in exchange for each share of Vytek Series Junior Preferred held by such holders immediately prior to the merger.

      The exchange ratios listed above are based on the assumption that the number of outstanding shares of each class and series of Vytek capital stock is the same as it was on the date hereof. Vytek does not expect that this information should materially change between the date hereof and the effective time of the merger.

      If these assumptions are not correct, the number of shares of California Amplifier common stock that the selling stockholders may ultimately have a right to receive in exchange for their Vytek common stock and, consequently, the number of shares resold by the selling stockholders under this joint proxy statement/ prospectus, may be more or less than 6,644,505 shares. Certain of the selling stockholders are required to enter into lock-up agreements as a condition to the closing of the merger. Assuming that Vytek’s capitalization on the date hereof does not change, it is anticipated that approximately 94.5% of the shares that may be offered by the Selling Stockholders will be subject to such lock-up agreements, and therefore, the ability to resell these shares will be restricted during the first 365 days following the merger. See “Other Agreements — Lock-Up Agreements” on page 70.

      The following table sets forth the name and address of the selling stockholders, the number of shares and percentage of shares of California Amplifier common stock that the selling stockholders owned prior to the offering for resale of any of the shares of California Amplifier common stock being registered hereby, the maximum number of shares of California Amplifier common stock that may be offered for resale for the account of the selling stockholders pursuant to this joint proxy statement/prospectus and the percentage of shares of California Amplifier common stock to be held by the selling stockholders after the offering of the shares available for resale (assuming all of the shares offered for resale are sold by the selling stockholders).

			Percentage of Shares of California
			Amplifier Common Stock
	Shares of California	Number of Shares	Owned(3)
	Amplifier Common	of California
	Stock	Amplifier	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders(1)	in the Offering(2)	Owned(3)	Resale Shares	Resale Shares(4)

Mobius Technology Ventures Advisors Fund VI, LP	30,210	30,210	*	*
3000 El Camino Real Ste. 500
Palo Alto, California 94306
Softbank US Ventures VI, L.P.	831,697	831,697	3.6%	3.6%
3000 El Camino Real Ste. 500
Palo Alto, CA 94306
Mobius Technology Ventures Side Fund VI, LP	31,712	31,712	*	*
3000 El Camino Real Ste. 500
Palo Alto, California 94306

			Percentage of Shares of California
			Amplifier Common Stock
	Shares of California	Number of Shares	Owned(3)
	Amplifier Common	of California
	Stock	Amplifier	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders(1)	in the Offering(2)	Owned(3)	Resale Shares	Resale Shares(4)

Mobius Technology Ventures VI, L.P.	775,450	775,450	3.4%	3.4%
3000 El Camino Real Ste. 500
Palo Alto, California 94306
CIBC Employee Private Equity Fund Partners	278,523	278,523	1.2%	1.2%
c/o Rothstein Kass & Company, PC
85 Livingston Avenue
Roseland, NJ 07068
Charter Vytek LLC	1,664,940	1,664,940	7.2%	7.2%
2711 Centerville Rd.
Wilmington, DE 19808
CIBC MB, Inc.	835,567	835,567	3.6%	3.6%
425 Lexington Ave 9th Floor
New York, NY 10017
Frontenac VIII Limited Partnership	1,187,150	1,187,150	5.1%	5.1%
135 S. LaSalle Street Suite 3800
Chicago, IL 60603
Frontenac Masters VIII Limited Partnership	52,998	52,998	*	*
135 S. LaSalle Street Suite 3800
Chicago, IL 60603
Leonard J. Fassler	58,185	58,185	*	*
70 West Red Oak Lane
White Plains, NY 10604
VTK Management LLC	186,296	186,296	*	*
70 West Red Oak Lane
White Plains, NY 10604
James E. Ousley	142,436	142,436	*	*
12670 High Bluff Drive
San Diego, CA 92130
Walter J. Cook, II	33,366	33,366	*	*
12670 High Bluff Drive
San Diego, CA 92130
Tracy R. Trent	85,381	85,381	*	*
12670 High Bluff Drive
San Diego, CA 92130
Vetter Investments, LLC	2,289	2,289	*	*
60 Mac Bain Avenue
Atherton, CA 94027
John Major	1,434	1,434	*	*
P.O. Box 27
Rancho Santa Fe, CA 92067
Raymond Thomas	1,139	1,139	*	*
17911 Vista Lomas Drive
Poway, CA 92064
Mission Ventures, L.P.	124,061	124,061	*	*
11512 El Camino Real Suite 3215
San Diego, CA 92105
Mission Ventures Affiliates, L.P.	48,075	48,075	*	*
11512 El Camino Real Suite 3215
San Diego, CA 92105

			Percentage of Shares of California
			Amplifier Common Stock
	Shares of California	Number of Shares	Owned(3)
	Amplifier Common	of California
	Stock	Amplifier	Before	After
	to be Resold	Common Stock	Offering of the	Offering of the
Selling Stockholders(1)	in the Offering(2)	Owned(3)	Resale Shares	Resale Shares(4)

Mission Ventures II, L.P.	229,166	229,166	*	*
11512 El Camino Real Suite 3215
San Diego, CA 92105
Mission Ventures Affiliates II, L.P.	27,747	27,747	*	*
11512 El Camino Real Suite 3215
San Diego, CA 92105
Tracy R. Trent Children’s Trust	16,683	16,683	*	*
12670 High Bluff Drive
San Diego, CA 92130

*	Less than 1%

(1)	This table is based upon information supplied to California Amplifier by Vytek or the selling stockholders.

(2)	Represents shares of California Amplifier common stock issuable to the selling stockholders based on the applicable exchange ratio set forth above.

(3)	The percentage of shares owned is determined based upon the sum of (i) 14,909,512 shares of California Amplifier common stock issued and outstanding as of February 27, 2004, and (ii) the issuance of an aggregate of 8,200,000 shares of California Amplifier common stock at the effective time of the merger.

(4)	Assumes that the selling stockholders sell all of the shares available for resale.

      Relationship of Selling Stockholders to the Combined Company. Tracy Trent, the current Executive Vice President and Chief Operating Officer of Vytek, has entered into an employment agreement with California Amplifier to become President, Vytek Solutions Division, of California Amplifier, which is contingent on consummation of the merger. James E. Ousley, the current President and Chief Executive Officer of Vytek, will be nominated as a director of California Amplifier in connection with the merger, subject to California Amplifier’s corporate governance board nominating procedures.

      Plan of Distribution. California Amplifier does not know of any plan of distribution for the resale of California Amplifier common stock by the selling stockholders. California Amplifier will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares.

      California Amplifier expects that the selling stockholders or their transferees may sell the resale shares from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may sell the resale shares to or through broker-dealers, and such broker-dealers may receive compensation from the selling stockholders or the purchasers of the resale shares, or both.

      At any time a particular offer of resale shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of resale shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the resale shares purchased from the selling stockholders, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

      The selling stockholders and any broker-dealers who act in connection with the sale of resale shares hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act and any commissions received by them and profit on any resale of shares might be deemed to be underwriting discounts and commissions under the Securities Act.

      Any or all of the sales or other transactions involving the resale shares described above, whether by the selling stockholders, any broker-dealer or others, may be made pursuant to this joint proxy statement/ prospectus. In addition, any resale shares that qualify for sale under Rule 145 of the Securities Act may be sold under Rule 145 rather than under this joint proxy statement/ prospectus.

      In order to comply with the securities laws of certain states, if applicable, the resale shares may be sold in such jurisdictions only through registered or licensed brokers or dealers.

      The selling stockholders and any other persons participating in the sale or distribution of the resale shares will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act, including Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of California Amplifier common stock by the selling stockholders or other persons. Under these rules and regulations, the selling stockholders and other persons participating in the sale or distribution:

•	may not engage in any stabilization activity in connection with California Amplifier common stock;

•	must furnish each broker which offers resale shares covered by this joint proxy statement/ prospectus with the number of copies of this joint proxy statement/ prospectus and any supplement which are required by the broker; and

•	may not bid for or purchase any California Amplifier common stock or attempt to induce any person to purchase any California Amplifier common stock other than as permitted under the Exchange Act.

      These restrictions may affect the marketability of any resale shares offered by the selling stockholders.

      California Amplifier will use commercially reasonable efforts to cause copies of this joint proxy statement/ prospectus to be available to the selling stockholders. After the effective time of the merger (if required by applicable law, rules or regulations), California Amplifier has agreed with Vytek to file a post-effective amendment on Form S-3 to the registration statement of which this joint proxy statement/ prospectus is a part, which post-effective amendment will include a resale prospectus for the benefit of the selling stockholders of the number of shares of California Amplifier common stock received by the selling stockholders pursuant to the merger, and to keep this amendment effective until the earliest of (i) two years after the effective time of the merger, (ii) the date of final sale by the selling stockholders of all shares of California Amplifier common stock registered on the amendment and (iii) the date all shares of California Amplifier registered on the amendment become saleable pursuant to Rule 144 of the Securities Act without registration under the Securities Act.

      California Amplifier may suspend the effectiveness or use of, or trading under, the registration statement if it shall determine, upon recommendation of counsel, that it would be impractical or inadvisable to amend or supplement the registration statement or prospectus due to pending negotiations relating to a transaction or the occurrence of an event:

•	that would require disclosure of material nonpublic information;

•	as to which California Amplifier has a bona fide business purpose for preserving confidentiality; or

•	that would render California Amplifier unable to comply with Securities and Exchange requirements.

      The selling stockholders have agreed to indemnify California Amplifier in connection with the information supplied by them for inclusion in the registration statement of which this joint proxy/ prospectus is a part and may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. California Amplifier has not agreed to indemnify any selling stockholders, their broker-dealers or others against any liabilities in connection with any offering of the resale shares including liabilities under the Securities Act. California Amplifier has entered into agreements with the selling stockholders regarding, among other things, the ability of the selling stockholders to sell shares registered for resale under the registration statement and compliance by the selling stockholders with the Securities Act and the Exchange Act.

COMPARISON OF RIGHTS OF HOLDERS

OF CALIFORNIA AMPLIFIER CAPITAL STOCK AND HOLDERS
OF VYTEK CAPITAL STOCK

      California Amplifier and Vytek are Delaware corporations subject to the provisions of the General Corporation Law of the State of Delaware, or DGCL. Upon completion of the merger, Vytek stockholders, whose rights are currently governed by Vytek’s amended and restated certificate of incorporation, bylaws and the DGCL, will be entitled to become stockholders of California Amplifier and their rights will be governed by the certificate of incorporation and bylaws of the surviving corporation, as well as the DGCL.

      The following description summarizes material differences which may affect the rights of holders of California Amplifier capital stock and Vytek capital stock. This is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. For additional information regarding the specific rights of holders of California Amplifier capital stock, you should read the section of this proxy statement/prospectus entitled “Description of California Amplifier Capital Stock” beginning on page 139. You should also read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of California Amplifier (which are incorporated by reference in this proxy statement/ prospectus) and Vytek for a more complete understanding of these differences.

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

CORPORATE GOVERNANCE	The rights of California Amplifier stockholders are governed by Delaware law and California Amplifier’s certificate of incorporation and bylaws. Upon completion of the merger, the rights of California Amplifier stockholders will continue to be governed by Delaware law and California Amplifier’s certificate of incorporation and bylaws.	The rights of Vytek stockholders are currently governed by Delaware law and Vytek’s amended and restated certificate of incorporation and bylaws. Upon completion of the merger, the rights of former Vytek stockholders will be governed by Delaware law and the certificate of incorporation and bylaws of California Amplifier.

AUTHORIZED CAPITAL STOCK	California Amplifier has authority to issue 33,000,000 shares of capital stock (i) 30,000,000 shares are designated as common stock, par value $0.01 per share, and (ii) 3,000,000 shares are designated preferred stock, par value $0.01 per share.	Vytek has authority to issue 130,700,000 shares of capital stock (i) 63,000,000 shares are designated as common stock, par value $0.01 per share, and (ii) 67,700,000 shares are designated as preferred stock, of which (a) 23,200,000 are designated Series A Convertible Participating Preferred Stock, (b) 12,000,000 are designated Series A-DIV Convertible Preferred Stock, (c) 6,500,000 are designated Series B Convertible Participating Preferred Stock, (d) 2,800,000 are designated Series B-DIV Convertible Preferred Stock and (e) 23,200,000 are designated Series Junior Preferred.

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

BOARD AUTHORITY TO ISSUE CAPITAL STOCK	Section 161 of the DGCL provides that the directors may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue additional shares of capital stock up to the amount authorized in the certificate of incorporation.	Section 161 of the DGCL provides that the directors may, at any time and from time to time, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue additional shares of capital stock up to the amount authorized in the certificate of incorporation.

DIVIDENDS AND STOCK REPURCHASES	Under the DGCL, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate liquidation preference of the corporation’s outstanding stock having a preference upon distribution of assets.	Under Vytek’s certificate of incorporation, the holders of the Series B Preferred are entitled, prior and in preference to the holders of any and all other classes of capital stock, to receive pro rata, out of legally available assets, dividends at the rate of $0.0940 per share per year.
	California Amplifier has never paid cash dividends on any of its common stock and does not anticipate that any cash dividends will be declared or paid on its common stock in the foreseeable future.	The holders of Series A Preferred are entitled to receive pari passu, after payment of the dividend to the Series B Preferred, and out of legally available assets, dividends at the rate of $0.1948 per share per year.
	California Amplifier’s board of directors has the right to determine whether holders of its Preferred Stock, none of which is outstanding, are entitled to receive dividends.	After payment of the dividends to the Series B Preferred and the Series A Preferred, such series are entitled to participate pro rata in any dividends paid on the common stock into which such shares of Series A Preferred and Series B Preferred are convertible immediately prior to the close of business on the business day fixed for such dividend. Such dividends shall be payable only when, as, and if declared by the board of directors.
The holders of Series Junior Preferred are not entitled to receive any dividends.

LIQUIDATION RIGHTS	In the event of a liquidation, subject to the rights of any preferred stock, none of which is	In the event of a liquidity event, the holders of Series B Preferred shall be entitled to receive out of

Rights of California Amplifier
Stockholders	Rights of Vytek Stockholders

outstanding, the holders of California Amplifier common stock shall be entitled to receive all amounts available for distribution to stockholders.	the assets of Vytek available for distribution to holders of Vytek’s capital stock of all classes, at the option of each such holder, either (i) $1.1747 per share, plus any dividends accrued but unpaid on such shares, or (ii) $2.3494 per share, plus accrued but unpaid dividends.
After payment to the holders of Series B Preferred, the holders of Series A Preferred shall be entitled to receive $1.9483 per share, plus any accrued but unpaid dividends.
After payment to the holders of Series B and Series A Preferred, the holders of Series Junior Preferred shall be entitled to $1.9483 per share.
After payment has been made to holders of Vytek’s preferred stock, the entire remaining assets and funds of Vytek legally available for distribution, if any, shall be distributed on a pro rata, as converted, basis to the holders of Series A Preferred, Series B Preferred that exercised their option to receive a liquidation preference of $1.1747 per share, and the holders of the outstanding Vytek common stock.
Under Vytek’s certificate of incorporation, a “liquidity event” is defined as (i) a liquidation, dissolution, or winding-up of Vytek; (ii) a sale, lease, or other disposition of all or substantially all of the assets of Vytek, or a merger or consolidation of Vytek with or into any other entity, unless Vytek’s stockholders hold more than 50% of the capital stock of the surviving entity (other than a merger or consolidation in which shares of Vytek’s capital interests outstanding immediately before such merger or consolidation are exchanged or converted into or

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

constitute shares which represent more than fifty percent (50%) of the surviving entity’s capital interests after such consolidation or merger); (iii) a transaction where a person acquires more than 50% of the voting power of Vytek; or (iv) any transaction which results in the holders of Vytek’s capital stock owning less than 50% of Vytek’s capital stock.
Vytek will request that the holders of its capital stock vote to amend the certificate of incorporation, pursuant to DGCL Section 242, to exclude the proposed transaction from the definition of “liquidity event.” If the certificate amendment is approved, the proposed merger will not constitute a liquidity event, and therefore will not trigger the liquidation provisions of Vytek’s certificate of incorporation.

VOTING RIGHTS	Each holder of California Amplifier common stock is entitled to one vote per share in all matters. The board has the right to determine the voting rights, if any, of the preferred stock.	Holders of Vytek common stock have one vote per share held by them. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares could be converted. For so long as any shares of Series A Preferred or Series B Preferred remain outstanding, in addition to any other vote required by the certificate of incorporation, consent of a majority in interest of the holders of Series A Preferred and Series B Preferred voting as a single class shall be required for any action that (i) increases or decreases the authorized number of shares of capital stock; (ii) results in the issuance of more than an aggregate amount of 6,384,612 shares of Series B Preferred; (iii) results in the redemption or repurchase of any shares of common stock; (iv) results in any sale, lease or

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

other disposition of all or substantially all of the assets of Vytek, or a merger or consolidation of Vytek in which a person or group of persons acquires beneficial ownership of more than 50% of the voting power of Vytek; (v) increases or decreases the authorized size of Vytek’s board of directors; (vi) results in the payment or declaration of any dividend on any shares of common stock or preferred stock; or (vii) results in the issuance of debt by Vytek or any of its subsidiaries in excess of $1,000,000.

REDEMPTION, EXCHANGE AND CONVERSION FEATURES	Under California Amplifier’s certificate of incorporation, holders of capital stock have no redemption rights and California Amplifier has no option to exchange or redeem any of its capital stock.	Redemption Under Vytek’s certificate of incorporation, holders of common stock have no redemption rights and Vytek has no option to exchange or redeem any shares of common stock.
At any time after the fifth anniversary of the date of initial issuance of Series B Preferred, upon written request of the holders of shares representing a majority in interest of the Series A Preferred and Series B Preferred, Vytek shall redeem the preferred stock as follows: first, the Series B Preferred and then the Series A Preferred, in three equal annual installments by paying for each share of Series B Preferred the greater of $1.1747 per share and the then current fair market value of each such share and for each share of Series A Preferred the greater of $1.9483 per share and the then current fair market value of each such share, plus, in each case, all accrued but unpaid dividends on such shares.
If the funds of Vytek legally available for redemption are insufficient to redeem all Series A Preferred and Series B Preferred, those funds which are

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

legally available will be used to redeem the maximum possible number of such shares ratably, first among the holders of the Series B Preferred and then among the holders of the Series A Preferred to be redeemed based upon their holdings of Series B Preferred and Series A Preferred. At any time thereafter when additional funds are available for redemption, such funds shall immediately be used to redeem the balance of the shares.

Conversion

Each share of Series B Preferred shall be convertible, at the option of the holder, at any time, into a share of common stock.
Each share of Series A Preferred shall be convertible, at the option of the holder, at any time, into a share of common stock.
The applicable conversion price for Series B Preferred and Series A Preferred is subject to adjustment upon certain specified events.
Series B Preferred and Series A Preferred shall be automatically converted to common stock immediately upon (i) the affirmative consent or approval of the holders of shares representing majority in interest of the shares of Series A Preferred and Series B Preferred, or (ii) prior to the effectiveness of a public offering, meeting certain qualifications.

MEETINGS OF STOCKHOLDERS; NOTICE	A special meeting of stockholders may be called at any time by the board, the chairman of the board, the president or the holders of 10% or more of the combined voting power of all classes of California Amplifier’s capital stock.	A special meeting of stockholders may be called at any time by the president or by the chairman of the board of directors, or at the request in writing by stockholders of record owning at least 50% of the issued and outstanding voting shares of Vytek common stock.
	Notice of stockholder meetings	Notice of stockholder meetings

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

	shall be given no less than 10 nor more than 60 days before the date of the meeting.	shall be given not less than 10 nor more than 60 days before the date of the meeting.

STOCKHOLDER ACTION BY WRITTEN CONSENT	Under California Amplifier’s bylaws, stockholders may take any action without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under Vytek’s bylaws, stockholders may take any action without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER PROPOSALS	For a stockholder proposal to be considered at California Amplifier’s annual meeting, the proposal must give written notice thereof to the secretary not less than 60 days in advance of the meeting, and provide any other information reasonably requested by California Amplifier.	For a stockholder proposal to be considered at Vytek’s annual meeting, the proposal must be properly brought before the meeting.

QUORUM FOR MEETING OF STOCKHOLDERS	Except in the case of any meeting for the election of directors summarily ordered as provided by law, the holders of a majority in interest of all outstanding stock entitled to vote at a California Amplifier stockholder meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.	The holders of a majority in interest of all outstanding stock entitled to vote at a Vytek stockholder meeting, present in person or represented by proxy, constitutes a quorum for transacting business at a meeting.

STOCKHOLDER INSPECTION RIGHTS	Under the DGCL any stockholder has the right to inspect California Amplifier’s stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under the DGCL any stockholder has the right to inspect Vytek’s stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

NUMBER OF DIRECTORS	California Amplifier currently has seven directors. California Amplifier’s bylaws provide that the board of directors shall be at least four and not more than seven. The number of directors is fixed by the board and may be increased at any time by a vote	Vytek currently has nine directors. The number of directors may be determined by a vote of a majority of the board of directors.

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

of the stockholders or by a vote of the majority of directors.

CLASSIFICATION OF BOARD OF DIRECTORS	California Amplifier’s board of directors consists of a single class. Each director is elected for a one year term at the annual meeting of the stockholders.	Vytek’s board of directors consists of a single class. Each director holds office until the next annual meeting of stockholders and until his successor is elected and qualified.

REMOVAL OF DIRECTORS	Any director may be removed at any time, either with or without cause, by the affirmative vote of the stockholders having a majority of the voting power of California Amplifier present, in person or by proxy, at a special meeting of the stockholders called for that purpose. Any vacancy caused by the removal of a director or otherwise may be filled by vote of the majority of the remaining directors, although less than a quorum.	Any director may be removed with or without cause at any time by the majority vote of the stockholders at a special meeting of the stockholders called for that purpose. Under Vytek’s bylaws, vacancies on the board of directors may be filled by majority vote of the stockholders and any director so chosen shall hold office until the next annual election of directors by the stockholders and until his successor is duly elected and qualified.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS AND OFFICERS	California Amplifier’s certificate of incorporation provides that directors shall not be personally liable to California Amplifier or its stockholders for monetary damages for breaching their fiduciary duties except to the extent eliminating or limiting their liability is not permitted under the DGCL.	Vytek’s certificate of incorporation provides that directors shall not be personally liable to Vytek or its stockholders for monetary damages for breaching their fiduciary duties except to the extent eliminating or limiting their liability is not permitted under the DGCL.

INDEMNIFICATION OF DIRECTORS AND OFFICERS	Delaware law permits, and California Amplifier’s bylaws provide for, indemnification of directors and officers for all expenses and liabilities imposed upon them due to any proceeding in which they may become involved by serving or having served as directors or officers, to the fullest extent permitted by DGCL Section 145.	Delaware law permits, and Vytek’s bylaws provide for, indemnification of directors and officers for all expenses and liabilities imposed upon them due to any proceeding in which they may become involved by serving or having served as directors or officers, to the fullest extent permitted by DGCL Section 145.

AMENDMENTS TO CHARTER	Under the DGCL, in addition to certain other stockholder voting requirements, a majority vote of stockholders is required to amend a company’s certificate of incorporation.	Under DGCL, in addition to certain other stockholder voting requirements, a majority vote of stockholders is required to amend a company’s certificate of incorporation. However, under Vytek’s certificate of

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

incorporation, any amendments to the preferred stock conversion provisions also must be approved by at least a majority in interest of each series of preferred stock (voting as separate classes) and any amendment to the certificate of incorporation which would adversely change any of the rights, preferences or privileges of any shares of preferred stock must be approved by at least a majority in interest of each series of preferred stock (voting as separate classes) that would be adversely affected.

AMENDMENTS TO BYLAWS	California Amplifier’s bylaws may be amended, altered or repealed, and new bylaws may be adopted, (i) by the board, by vote of a majority of the number of directors then in office as directors, acting at any meeting of the board, or (ii) by the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of voting stock, at any annual or special meeting of the stockholders.	Vytek’s bylaws may be amended, adopted or repealed by the Vytek stockholders or by the board of directors, by vote of a majority of the directors present at any meeting of the board in which a quorum is present.

ANTI-TAKEOVER PROVISIONS	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock, or an interested stockholder, for three years following the time that person became an interested stockholder, unless (i) the board of directors approves the transaction pursuant to which the person became an interested stockholder or the business combination before the person becomes an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock in the same transaction, excluding shares owned by persons who are directors and officers and shares owned by some employee stock plans; or	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock, or an interested stockholder, for three years following the time that person became an interested stockholder, unless (i) the board of directors approves the transaction pursuant to which the person became an interested stockholder or the business combination before the person becomes an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock in the same transaction, excluding shares owned by persons who are directors and officers and shares owned by some employee stock plans; or

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

	(iii) the business combination transaction is approved by the board of directors and by holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder, at a meeting of stockholders.	(iii) the business combination transaction is approved by the board of directors and by holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder, at a meeting of stockholders.
	California Amplifier is subject to Section 203 of the DGCL.	Vytek is subject to Section 203 of the DGCL.

STOCKHOLDER RIGHTS PLAN	California Amplifier has a stockholder rights plan. That plan provides for a dividend of one preferred share purchase right, or Right, for each outstanding share of common stock, par value $.01 per share, of California Amplifier payable to stockholders of record on September 16, 1991, as well as one Right for each common share issued after September 5, 1991. Each Right entitles the registered holder to purchase from California Amplifier one one-hundredth of one share of Series A Junior Participating Cumulative Preferred Stock (“Preferred Stock”), par value $.01 per share, of California Amplifier at a price of $50.00 per one one-hundredth of one share of Preferred Stock, subject to adjustment.	Vytek does not have a stockholder rights plan.
Until the Distribution Date, no Right may be exercised. The Distribution Date will occur the earliest of (i) the tenth Business Day following the date of the commencement of, or the first public announcement of the intent of any person to commence a tender offer or exchange offer which would cause any person to own 20% or more of the voting shares of California Amplifier; (ii) the date when a person acquires 20% or more of the voting shares of California Amplifier and neither the Redemption Date or the Expiration Date shall have occurred prior to the tenth Business Day following such

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

date; or (iii) after a person acquires 20% or more of the voting shares of California Amplifier, the date when California Amplifier becomes party to certain specified business combinations. As soon as practicable after the Distribution Date, the Rights Agent shall send to each record holder of Common Stock a Right Certificate representing one right for each share of Common Stock. At any time after the Distribution Date, the registered holder of any Right Certificate may exercise the Right upon surrender of the Right Certificate and payment of the Exercise Price.

PROVISIONS RELATING TO SOME BUSINESS COMBINATIONS	Under the DGCL, the affirmative vote of a majority of the outstanding stock entitled to vote is generally required to authorize a merger or consolidation.	Under the DGCL, the affirmative vote of a majority of the outstanding stock entitled to vote is generally required to authorize a merger or consolidation.
	The certificate of incorporation of California Amplifier does not provide any alternative provision, thus the DGCL is operative.	The consent of a majority in interest of the holders of the Series A and Series B Preferred voting as a single class shall be required for any action that, among other things, results in any sale, lease or other disposition of all or substantially all of the assets of Vytek, or a merger or consolidation of Vytek in which a person or group of persons acquires beneficial ownership of more than 50% of the voting power of Vytek.
In the event Vytek shall propose at any time to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with such event, Vytek shall send to the holders of Vytek preferred stock at least twenty (20) days’ prior written notice of (a) the date on which a record shall be taken for determining rights to vote in

Rights of California Amplifier
	Stockholders	Rights of Vytek Stockholders

respect of such event, and (b) the date when the event shall take place (and specifying the date on which the holders of common stock shall be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

APPRAISAL RIGHTS	Under the DGCL, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the corporate certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:	Under the DGCL, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the corporate certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:
	(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or	(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD; or
	(ii) held of record by more than 2,000 stockholders; and, in the case of both (i) and (ii), those stockholders are not required by the terms of the merger to accept anything other than (1) shares of stock of the surviving corporation, (2) shares of stock of another corporation which, on the effective date of the merger or consolidation, are nationally listed or held of record by more than 2,000 holders, (3) cash instead of fractional shares of stock, or (4) any combination of the consideration set forth in (1) through (3).	(ii) held of record by more than 2,000 stockholders; and, in the case of both (i) and (ii), those stockholders are not required by the terms of the merger to accept anything other than (1) shares of stock of the surviving corporation, (2) shares of stock of another corporation which, on the effective date of the merger or consolidation, are nationally listed or held of record by more than 2,000 holders, (3) cash instead of fractional shares of stock, or (4) any combination of the consideration set forth in (1) through (3).

LEGAL MATTERS

      The validity of the shares of California Amplifier common stock to be issued in connection with the merger will be passed upon for California Amplifier by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Legal matters pertaining to federal income tax consequences in connection with the merger will be passed upon for Vytek by Paul, Hastings, Janofsky & Walker LLP, San Diego, California and for California Amplifier by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

      The consolidated financial statements of California Amplifier, Inc. as of March 1, 2003 and March 2, 2002, and for each of the years in the two-year period ended March 1, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s report refers to a change in the method of accounting for the impairment of goodwill and other intangibles.

      The consolidated financial statements of Vytek Corporation (formerly Vytek Wireless, Inc.) at December 31, 2002 and 2001 and for the years then ended, included in this joint proxy statement/prospectus that is made a part of this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Stellcom, Inc. as of December 31, 2001 and 2002 and for each of the two years in the period ended December 31, 2002 included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are so included in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE CALIFORNIA AMPLIFIER INFORMATION

      California Amplifier has filed a registration statement on Form S-4 with the SEC to register the California Amplifier common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of the California Amplifier registration statement and constitutes a prospectus of California Amplifier in addition to being a proxy statement of Vytek for its special meeting and a proxy statement for California Amplifier for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about California Amplifier and Vytek.

      In addition, California Amplifier is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, California Amplifier files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that California Amplifier files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, such as California Amplifier, at http://www.sec.gov.

      As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the California Amplifier registration statement or the exhibits to the registration statement. The SEC allows California Amplifier to “incorporate by reference” information into this joint proxy statement/prospectus, which means that California Amplifier can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that California Amplifier has previously filed with the SEC. These documents contain important information about California Amplifier and its financial condition.

•	Annual Report on Form 10-K for the year ended February 28, 2003 filed May 30, 2003;

•	Quarterly Reports on Form 10-Q for the quarters ended May 31, 2003, August 31, 2003 and November 30, 2003 as filed July 11, 2003, October 2, 2003 and December 31, 2003, respectively;

•	Current Reports on Form 8-K filed October 2, 2003, December 23, 2003, January 5, 2004, February 25, 2004 and February 27, 2004; and

•	Definitive Proxy Statement on Schedule 14A filed on June 20, 2003.

      You can obtain the documents incorporated by reference from California Amplifier or the SEC. Documents incorporated by reference are available from California Amplifier, without charge, excluding exhibits unless those exhibits are specifically incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Stockholders may obtain documents that are referred to or that are incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

California Amplifier, Inc.

1401 North Rice Avenue
Oxnard, California 93030
(805) 987-9000
Attention: Corporate Secretary

      If you would like to request documents from California Amplifier, please do so by March 29, 2004 to receive them before the California Amplifier special meeting. If you request any incorporated documents from California Amplifier, California Amplifier will mail them to you by first class mail, or other equally prompt means, within one business day after California Amplifier receives your request.

      Neither California Amplifier nor Vytek has authorized anyone to give you any information or to make any representation about the merger or their companies that differs from or adds to the information contained in this document or in the documents California Amplifier has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

      If you live in a jurisdiction where it is unlawful to offer or exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or to ask for proxies, or, if you are a person to whom it is unlawful to direct such offers or requests, then the offer and request presented by this document does not extend to you.

      The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

VYTEK CORPORATION

STELLCOM, INC.

FINANCIAL STATEMENTS

Years Ended December 31, 2002 and 2001

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Vytek Corporation

      We have audited the accompanying consolidated balance sheets of Vytek Corporation (formerly Vytek Wireless, Inc., the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vytek Corporation (formerly Vytek Wireless, Inc.) at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 2 to the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets.

Stamford, Connecticut

March 5, 2003

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$4,889,101	$11,085,454
Accounts receivable, net of allowances of $406,000 and $175,000, respectively	3,770,249	2,756,647
Inventories, net	1,631,808	1,628,956
Costs and estimated earnings in excess of billings	233,416	40,606
Deferred costs	173,918	—
Deferred costs — Arch contract	1,670,671	—
Prepaid expenses	277,668	1,070,925
Other current assets	69,596	51,039

Total current assets	12,716,427	16,633,627
Furniture, fixtures and equipment, net	1,125,745	1,472,772
Goodwill, net of accumulated amortization of $3,746,322 in 2001	15,818,960	31,819,755
Intangible assets, net	2,994,247	7,142,275
Other assets	446,325	94,534

Total assets	$33,101,704	$57,162,963

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Trade accounts payable	$1,909,372	$1,143,959
Accrued payroll	186,816	184,760
Accrued expenses	803,848	951,904
Billings in excess of costs and estimated earnings	230,637	225,698
Customer deposits	76,253	578,134
Other liabilities	744,721	—
Current portion of capital lease obligations	87,018	121,194
Current portion of long term debt	1,815,629	316,949
Deferred revenue — Arch contract	2,387,547	—
Deferred revenue	1,318,725	1,196,805

Total current liabilities	9,560,566	4,719,403
Capital lease obligations, less current portion	31,350	124,389
Long term debt, less current portion	—	1,765,629
Preferred stock dividends accrued	10,986,949	6,003,558
Series A Redeemable Convertible Preferred Stock — $0.01 par value, 11,340,000 shares authorized, issued and outstanding, presented at face value, liquidation preference of $52,986,949 and $48,003,558 at December 31, 2002 and 2001, respectively	42,000,000	42,000,000
Commitments (Note 13)
Stockholders’ (deficit) equity:
Common Stock — $0.01 par value, 48,660,000 shares authorized; 8,842,855 and 9,117,770 shares issued and outstanding at December 31, 2002 and 2001, respectively	88,429	91,178
Additional paid-in capital	8,097,229	12,760,486
Accumulated deficit	(37,662,819)	(10,301,680)

Total stockholders’ (deficit) equity	(29,477,161)	2,549,984

Total liabilities and stockholders’ (deficit) equity	$33,101,704	$57,162,963

See accompanying notes.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001

Revenues
Product revenues	$12,235,421	$5,134,177
Service revenues	9,998,435	9,631,861

Total revenues	22,233,856	14,766,038
Cost of revenues
Cost of product revenues	9,063,056	3,199,577
Cost of service revenues	3,389,918	3,120,816

Total cost of revenues	12,452,974	6,320,393

Gross profit	9,780,882	8,445,645
Operating expenses/charges
Sales and marketing	4,836,123	3,025,004
Research and development	3,710,251	1,443,032
General and administrative	7,276,591	7,464,695
Provision for doubtful accounts	251,416	101,065
Depreciation	721,000	427,456
Amortization of intangibles	3,650,069	6,273,097
Impairment of goodwill and other intangible assets	16,725,699	—

	37,171,149	18,734,349

Operating loss	(27,390,267)	(10,288,704)
Interest income	118,824	934,948
Interest expense	(89,696)	(31,145)

Net loss	$(27,361,139)	$(9,384,901)
Preferred stock dividends accrued	(4,983,388)	(4,514,702)

Loss applicable to common shares	$(32,344,527)	$(13,899,603)

See accompanying notes.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

Years Ended December 31, 2001 and 2002

	Common Stock		Additional
			Paid-In	Accumulated
	Shares	Par Value	Capital	Deficit	Total

Balance at December 31, 2000	7,282,568	$72,826	$4,771,184	$(916,779)	$3,927,231
Issuance of Common Stock in connection with acquisitions and other	2,041,446	20,414	11,825,057		11,845,471
Issuance of options to acquire Common Stock in connection with acquisitions			678,947		678,947
Purchase of shares from employee	(206,244)	(2,062)			(2,062)
Preferred stock dividends accrued			(4,514,702)		(4,514,702)
Net loss				(9,384,901)	(9,384,901)

Balance at December 31, 2001	9,117,770	91,178	12,760,486	(10,301,680)	2,549,984
Issuance of Common Stock in connection with acquisition and other	50,045	500	320,131		320,631
Purchase of shares from employee	(324,960)	(3,249)			(3,249)
Preferred stock dividends accrued			(4,983,388)		(4,983,388)
Net loss				(27,361,139)	(27,361,139)

Balance at December 31, 2002	8,842,855	$88,429	$8,097,229	$(37,662,819)	$(29,477,161)

See accompanying notes.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001

Cash flows from operating activities
Net loss	$(27,361,139)	$(9,384,901)
Adjustments to reconcile net loss to net cash used in operating activities
Non-cash compensation	20,440	26,584
Depreciation and amortization	4,371,069	6,700,553
Impairment of goodwill and other intangible assets	16,725,699	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,013,602)	254,963
Inventories	(2,853)	(391,667)
Costs, earnings and billings on contracts	(187,871)	185,092
Deferred costs	(1,670,671)	—
Prepaid and other current assets	611,560	(550,585)
Trade accounts payable, accrued payroll and accrued expenses	1,010,565	(1,990,879)
Customer deposits	(501,881)	578,134
Other liabilities	744,721	—
Deferred revenue	1,819,027	1,000,753

Net cash used in operating activities	(5,434,936)	(3,571,953)
Cash flows from investing activities
Purchases of furniture, fixtures and equipment	(296,291)	(655,577)
Deferred acquisition costs	(62,333)	—
Cash paid for acquisitions, net of cash acquired	(20,388)	(18,610,284)

Net cash used in investing activities	(379,012)	(19,265,861)
Cash flows from financing activities
Principal payments on debt and capital lease obligations	(382,405)	(1,344,222)

Net cash used in financing activities	(382,405)	(1,344,222)
Net decrease in cash and cash equivalents	(6,196,353)	(24,182,036)
Cash and cash equivalents, beginning of period	11,085,454	35,267,490

Cash and cash equivalents, end of period	$4,889,101	$11,085,454

See accompanying notes.

VYTEK CORPORATION

(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

1.     Business

      Vytek Corporation (formerly Vytek Wireless, Inc.) (“Vytek”) has developed a wireless and mobile computing technology business by acquiring, consolidating, integrating and operating wireless and mobile data solutions companies. Vytek’s methodology is to acquire the assets or stock of companies providing wireless and mobile consulting and professional services, application software and “wirelessware”/infrastructure products and value-added services to their customers located primarily in the United States and Europe.

      Vytek was organized under the laws of the State of Delaware on April 25, 2000.

      Since its inception in April 2000, Vytek has incurred operating losses and has used cash in operating activities. Management believes that Vytek has sufficient cash to finance Vytek’s planned operating levels in the near term, which extends for a period of twelve months from the balance sheet date. Vytek further believes that its forecasted operating results and cash flows are achievable. However, if such forecasts are not attained, Vytek would implement cost reduction initiatives in order to preserve cash. While there can be no assurances, Vytek also believes that it could finance any cash flow shortfalls through obtaining a financing arrangement (supported by its accounts receivable balances) or by factoring its accounts receivable in order to fund its operations.

2.     Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements include the accounts of Vytek and its wholly-owned subsidiaries, Vytek Consulting Group, Inc. (“VCG”), Vytek Products, Inc. (“Products”), Vytek Messaging Services, Inc. (“VMS”), Vytek Solutions, Inc. (“Solutions”), MicroKnowledge, Inc. (“MicroKnowledge”), and Vytek Public Safety Solutions, Inc. (“VPSS”). Significant intercompany transactions and balances have been eliminated.

Reclassifications

      Certain reclassifications were made to conform the prior years data to the current presentation.

Cash and Cash Equivalents

      Vytek considers all highly liquid investments with an original maturity date of three months or less when purchased to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of interest-bearing money market accounts, are carried at cost, which approximates fair value.

Concentration of Credit Risk

      Financial instruments that potentially subject Vytek to concentrations of credit risk are comprised principally of cash and cash equivalents and outstanding accounts receivable. As of December 31, 2002, Vytek’s cash and cash equivalents have been deposited with high credit quality financial institutions, which management believes limits Vytek’s risk. Vytek performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended as deemed appropriate, but generally requires no collateral. Vytek maintains reserves for estimated credit losses and, to date, such losses have been within management’s expectations. In 2002, one customer accounted for approximately 14% of Vytek’s total revenues. In 2001, two customers accounted for approximately 28% of Vytek’s total revenues.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Inventories

      Inventories are stated at the lower of cost or market using the first-in first-out method.

Revenue Recognition

      Revenues consist of the sales of Company hardware products, software and software maintenance, and services. Product revenues are recognized by Vytek upon shipment of goods. Vytek generally warrants its products for one year after the date of sale. Product returns and warranty costs are immaterial. Vytek generally licenses its software products pursuant to multiple element arrangements that include maintenance. Where no significant obligations remain, software license revenue is recognized upon delivery of the software provided collection is considered probable, the fee is fixed or determinable, there is evidence of an arrangement and vendor specific objective evidence exists to allocate the total fee to the elements of the arrangement. Revenues from maintenance and software support services, which includes upgrades, are generally collected before the services are performed and are recognized ratably over the period of the services. Vytek’s software maintenance arrangements do not contain specific upgrade rights. Service revenues are recognized as the services are rendered, provided that no significant obligations remain and collection of the receivable is probable. Generally, contracts for services call for billings on a time and material basis; however, in instances when a fixed-fee contract is signed, revenue is recognized on a percentage of completion basis. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Furniture, Fixtures and Equipment, Net

      Furniture, fixtures and equipment, net are stated at cost less accumulated depreciation. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to expense. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets as follows:

Years

Computer software and equipment	3
Furniture, fixtures and office equipment	3-7
Machinery and equipment	5
Leasehold improvements	Lesser of remaining lease term or useful life

Goodwill

      In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which supercedes APB Opinion No. 17, “Intangible Assets.” SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and future periodic testing of goodwill and indefinite lived intangibles for impairment. Intangible assets that do not meet the criteria for recognition apart from goodwill, such as assembled work force, must be reclassified. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Vytek adopted SFAS No. 142 as of January 1, 2002 and discontinued the amortization of

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

goodwill and assembled workforce (which was re-classified to goodwill upon adoption) in the annual amount of approximately $5,200,000. See Note 7 for further discussions on the impact of SFAS No. 142 on Vytek’s 2002 financial position and results of operations.

Intangible Assets, net

      Intangible assets, net are stated at cost less accumulated amortization and consist primarily of customer lists, acquired software and covenants not to compete, which arose from acquisitions and are being amortized on a straight-line basis over periods ranging from two to three years. Vytek reviews its intangible and other long-lived assets for impairment in the period in which Vytek becomes aware of events or occurrences that indicate an impairment may exist.

Fair Value

      The carrying amounts reported in the balance sheet for current assets and current liabilities approximate their fair value due to their short-term nature.

Preferred Stock Dividends Accrued

      On November 8, 2002, the Board of Directors determined that it would not declare a cash dividend on any class of Vytek’s outstanding securities for the next succeeding fifteen months. Pursuant to this determination, Vytek has classified preferred stock dividends accrued as long term.

Software Development Costs

      Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Vytek’s product development process, technological feasibility is established upon the completion of a working model. Substantially all of Vytek’s software products were obtained through acquisitions. Costs incurred by Vytek between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, Vytek has charged all such costs to research and development expense in the period incurred.

Research and Development

      Research and development costs are expensed as incurred.

Advertising Expense

      All advertising costs, which are included in sales and marketing expense, are expensed as incurred. Advertising expense was $96,668 in 2002 and $92,164 in 2001.

Income Taxes

      Vytek accounts for income taxes using the liability method in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Stock-based Compensation

      Vytek accounts for stock-based compensation under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” which requires the recognition of

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price.

      Vytek has adopted the disclosure only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the Plan. Had Vytek determined stock-based compensation relating to granted options based on their fair value on the grant date in accordance with SFAS No. 123, Vytek’s net loss would have been increased by $435,000 and $224,000 in 2002 and 2001, respectively. As additional options may be granted in future years and option grants vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

3.     Inventories, Net

	December 31,

	2002	2001

Raw materials and supplies	$1,251,372	$1,323,939
Work-in-progress	329,882	205,963
Finished goods	319,973	161,789
Reserve for obsolescence	(269,419)	(62,735)

	$1,631,808	$1,628,956

4.     Furniture, Fixtures and Equipment, Net

	December 31,

	2002	2001

Machinery and equipment	$185,093	$150,371
Computer software and equipment	1,564,382	1,225,934
Leasehold improvements	147,168	146,940
Furniture, fixtures and office equipment	396,228	395,653

	2,292,871	1,918,898
Less: accumulated depreciation	(1,167,126)	(446,126)

	$1,125,745	$1,472,772

      Approximately $308,000 and $351,000 of office and computer equipment was leased under capital leases at December 31, 2002 and 2001, respectively. Accumulated amortization of office and computer equipment under capital leases was approximately $170,000 and $65,000 at December 31, 2002 and 2001, respectively. Amortization of assets recorded under capital leases is included within depreciation expense.

5.     Acquisitions

      In February 2001, Vytek acquired all of the outstanding capital stock of Telamon, Inc. (“Telamon”) (which was subsequently merged into VMS), an urgent messaging software provider, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of $7,250,000 and 1,096,491 shares of Vytek’s Common Stock valued at approximately $6,250,000. The allocation of the Telamon purchase price was $2,005,000 to current assets, $301,000 to furniture, fixtures and equipment, $3,100,000 to customer lists, $600,000 to covenants not to compete, $9,165,000 to goodwill, $463,000 to current liabilities assumed, $526,000 to non-current liabilities assumed and $675,000 to deferred revenue assumed. The operations of Telamon are included in the accounts of Vytek from the date of acquisition.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2001, Products acquired various assets of RadioConnect Corporation (“RadioConnect”), a hardware (wirelessware) developer, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of $750,000 and 116,667 shares of Vytek’s Common Stock valued at approximately $700,000. The allocation of the RadioConnect purchase was $35,000 to furniture, fixtures and equipment, $200,000 to customer lists, $100,000 to covenants not to compete and $1,133,000 to goodwill. In addition, the agreement provides for contingent purchase consideration of up to $2,250,000 if specified gross revenue and other performance targets are achieved. It is unlikely that any additional consideration will be payable. The payment of contingent consideration, if any, will be recorded as additional purchase consideration. The operations of RadioConnect are included in the accounts of Vytek from the date of acquisition.

      In July 2001, Vytek acquired all of the outstanding capital stock of Planet Technology Solutions Inc. (“Planet”), which was subsequently merged into Solutions, a provider of wireless consulting services, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of 295,024 shares of Vytek’s Common Stock valued at approximately $1,770,000, cash in the amount of $7,931,542, and a subordinated note in the amount of $1,792,295 payable on July 31, 2003. The allocation of the Planet purchase price was $1,999,000 to current assets, $259,000 to office equipment, $1,560,000 to current liabilities assumed, $1,368,000 to long-term debt assumed, $2,190,000 to customer lists, $300,000 to covenants not to compete and $10,831,000 to goodwill. The operations of Planet are included in the accounts of Vytek from the date of acquisition.

      In October 2001, Vytek acquired all of the outstanding capital stock of MicroKnowledge Inc. (“MicroKnowledge”), a provider of wireless and computer application training services, an entity partially owned by a co-chairman of Vytek, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of 16,000 shares of Vytek’s Common Stock valued at approximately $96,000 and cash in the amount of $300,000. The allocation of the MicroKnowledge purchase price was $116,000 to current assets, $73,000 to office equipment, $73,000 to current liabilities assumed, $185,000 to long-term debt assumed, $80,000 to customer lists and $385,000 to goodwill. The operations of MicroKnowledge are included in the accounts of Vytek from the date of acquisition.

      In December 2001, Vytek acquired all of the outstanding capital stock of Rubicon Technologies Inc. (“Rubicon,” which was subsequently merged into VPSS), a provider of wireless applications and consulting services, in a transaction accounted for using the purchase method of accounting. The purchase price was comprised of 115,000 shares of Vytek’s Common Stock valued at approximately $690,000. The allocation of the purchase price was $227,000 to current assets, $58,000 to office equipment, $110,000 to current liabilities assumed, $265,000 to long-term debt assumed, $110,000 to customer lists and $729,000 to goodwill. The operations of VPSS are included in the accounts of Vytek from the date of acquisition.

      In June 2002, Vytek Solutions, Inc., a wholly-owned subsidiary of Vytek, acquired various assets of Extendea, Inc., in a transaction accounted for using the purchase method of accounting. The purchase price consisted of 50,000 shares of Vytek’s common stock valued at $300,000. The allocation of the Extendea purchase price was $14,000 to fixed assets and $286,000 to goodwill. The operations of Extendea are included in the accounts of Vytek from the date of acquisition.

      Vytek expects that the amortization of identifiable intangibles acquired from its acquisitions will be deductible for tax purposes.

      In addition to the purchase price considerations above, Vytek incurred external costs associated with such acquisitions of approximately $786,000 (Planet, $486,000; VMS, $171,000; and $129,000 for the remaining acquisitions). Options granted in the Planet and Rubicon acquisitions were valued at approximately $667,000 and $33,000, respectively, and included as additional cost of the acquired companies.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of the common equity issued in each respective acquisition is the estimated fair value at the date of issuance as determined by management.

      The following unaudited supplemental pro forma information presents the results of operations for the year ended December 31, 2001 as though the 2001 business combinations had been completed on January 1, 2001. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed date.

		Unaudited
	Audited	Pro forma

Revenue	$14,766,038	$25,426,097
Net loss	$(9,384,901)	$(10,942,441)

      The pro forma effects of the June 2002 Extendea, Inc. acquisition were immaterial to results of operations for the year ended December 31, 2002.

6.     Intangible Assets, Net

      The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values as of the respective acquisition dates.

      Intangible assets were as follows:

	December 31, 2002			December 31, 2001

	Gross Carrying	Accum.		Gross Carrying	Accum.		Amortiz.
	Amount	Amortiz.	Net	Amount	Amortiz.	Net	Period

Customer lists	$8,082,040	$5,540,218	$2,541,822	$8,580,000	$2,664,176	$5,915,824	3 years
Software	872,100	557,175	314,925	872,100	266,475	605,625	3 years
Covenants not to compete	1,000,000	862,500	137,500	1,000,000	379,174	620,826	2 years

	$9,954,140	$6,959,893	$2,994,247	$10,452,100	$3,309,825	$7,142,275

      Amortization expense of intangible assets was $3,650,069 and $2,834,510 for the years ended December 31, 2002 and 2001, respectively. The weighted average amortization period of the intangible assets at December 31, 2002 was 1.2 years.

      Estimated amortization expense for the fiscal years ending December 31, is as follows:

2003	$2,586,801
2004	407,446

$2,994,247

      During 2002, impairment assessments were performed as a result of weakening economic conditions and decreased current and expected future demand for products in the markets in which Vytek operates. Fair value of the intangible assets was determined using a discounted cash flow model based on growth rates and margins reflective of lower demand for Vytek’s products, as well as anticipated future demand. Discount rates used were based upon Vytek’s weighted average cost of capital adjusted for business risks. These amounts are based on management’s best estimate of future results. As a result of these assessments, Vytek determined that an impairment of intangible assets existed and accordingly, Vytek recorded a charge to reduce customer lists in the amount of $498,000.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Goodwill

      Vytek adopted SFAS No. 142 effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. Upon adoption, assembled workforce in the amount of $583,000 was reclassified to goodwill in accordance with the requirements of SFAS No. 142. Vytek was required to complete the initial step of a transitional impairment test within six months of adoption of SFAS No. 142 and to complete the final step of the transitional impairment test by the end of the fiscal year. The initial step was completed in the first quarter of fiscal 2002 and indicated no impairment. In addition, Vytek assesses the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Management’s judgment regarding the existence of impairment is based on factors such as significant changes in the manner or the use of acquired assets or Vytek’s overall business strategy; significant negative industry or economic trends; and significant declines in the estimate of the value of Vytek’s common stock. Due to declining market conditions, as well as a change in business strategy, it was determined that a $16.2 million impairment charge was warranted. Vytek used a discounted cash flow analysis for purposes of estimating the fair value of its reporting units. Had Vytek been accounting for its goodwill under SFAS No. 142 for all periods presented, Vytek’s net loss would have been as follows:

	December 31,

	2002	2001

Reported net loss	$(27,361,139)	$(9,384,901)
Add back goodwill amortization (including assembled workforce)	—	3,438,587

Adjusted net loss	$(27,361,139)	$(5,946,314)

8.     Income Taxes

      The components of the net deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows:

	2002	2001

Deferred current tax assets:
Deferred revenue	$301,088	$—
Allowance for doubtful accounts	170,422	21,316

	471,510	21,316

Deferred non-current tax assets (liabilities):
Net operating losses	5,844,608	3,097,476
Fixed assets	17,563	(2,080)
Intangible asset basis differences	2,650,983	1,439,213

	8,513,154	4,534,609

Total deferred tax asset	8,984,664	4,555,925
Valuation allowance	(8,984,664)	(4,555,925)

Net deferred tax asset	$—	$—

      Based upon available evidence, management has recorded a full valuation allowance for deferred tax assets as of December 31, 2002 and 2001, as management believes it is more likely than not that these assets will not be realized.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of significant differences between the federal statutory income tax rate and the effective tax rate on pre-tax loss is as follows:

	2002	2001

Federal statutory income tax rate	(34.0)%	(34.0)%
Meals and entertainment	1.0	—
Intangible asset basis differences	21.0	8.9
Change to valuation allowance	12.0	25.1

Effective rate	—%	—%

      As of December 31, 2002, Vytek has federal and state net operating loss carryforwards of approximately $13,916,000. The net operating loss carryforwards will expire in varying amounts from 2013 to 2022. Utilization of net operating loss carryforwards may be subject to substantial limitations due to ownership changes as provided by the Internal Revenue Code and similar state provisions. These limitations may result in the expiration of net operating loss carryforwards before full utilization.

9.     Debt and Capital Lease Obligations

      On July 31, 2001, in connection with the acquisition of Planet, Vytek issued a Subordinated Note due July 31, 2003, in the original amount of $1,792,295 (the “Note”). The Note is non-interest bearing for twelve months and thereafter accrues interest at the rate per annum announced publicly by a bank from time to time as its prime rate. Interest is payable quarterly beginning on the fifteen-month anniversary date of the Note. All unpaid and principal interest is due and payable on July 31, 2003. The Note is subordinate to the prior payment of all senior debt, trade payables and accrued expenses of Vytek arising in the ordinary course of business.

      Debt and capital lease obligations consists of the following at:

	December 31,

	2002	2001

Subordinated note payable to former owners of Planet, due July 31, 2003	$1,765,629	$1,765,629
Line of credit and bank overdraft facility of Rubicon Technologies, Inc. paid in full and terminated January 2002	—	250,596
Capital leases	116,322	245,583
Other short-term notes payable	52,046	66,353

	1,933,997	2,328,161
Less amounts classified as current	1,902,647	438,143

	$31,350	$1,890,018

      Interest paid amounted to $33,994 and $35,385 during 2002 and 2001, respectively.

      Maturities of debt and capital lease obligations are $1,902,647 and $31,350 for the years 2003 and 2004, respectively.

      Future minimum payments under capital lease obligations are approximately $94,000 and $33,000 for the years 2003 and 2004, respectively, including imputed interest over the term of $11,000.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.     Series A Redeemable Convertible Preferred Stock

      In August 2000, Vytek authorized 11,340,000 shares in Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”). The shares have a par value of $0.01 per share. Vytek issued 11,340,000 shares of the Series A Preferred Stock to investors for $42,000,000 in August 2000 and incurred costs of $139,974 in connection therewith.

Dividends

      The Series A Preferred Stockholders (the “Holders”) are entitled to receive dividends at the rate of 10% of the original purchase price per share, per annum, compounded quarterly, payable out of funds legally available therefore. Such dividends shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not the Corporation may legally pay the dividends.

Conversion

      Each share of Series A Preferred Stock may be converted to Common Stock at the option of the Holders at a one-to-one conversion rate. The conversion rate shall be adjusted whenever Vytek shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale.

      Each share of Series A Preferred Stock is automatically converted into shares of Common Stock, at the defined conversion rate, in a public offering, pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $30,000,000 of gross proceeds to Vytek, or upon the affirmative consent or approval of the Holders representing 66.67% of the shares of Series A Preferred Stock.

Voting Rights

      Holders of Series A Preferred Stock have the right to one vote for each common share into which such shares could then be converted, as described above.

Liquidation

      In the event of liquidation, dissolution or winding up of Vytek, Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distributions to common stockholders (a) in the event the equity valuation of Vytek for purposes of such liquidity event is greater than $150,000,000, the amount equal to the original purchase price per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus any dividends declared, but unpaid, or (b) in the event the equity valuation of Vytek for purposes of such liquidity event is less than or equal to $150,000,000, the amount equal to the sum of the original purchase price per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus accrued but unpaid cumulative dividends of ten percent of the original purchase price, as adjusted, per annum, compounded quarterly from the time of issuance.

      In the event that the assets of Vytek are insufficient to permit payment of the above mentioned amounts, then the entire assets and funds of Vytek legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the preferential amount each such Holder is otherwise entitled to receive.

Redemption

      At any time on or after the fifth anniversary of the date of initial issuance of Series A Preferred Stock, (the “Initial Redemption Date”), upon the written request of the Holders of 66.67% of the shares of Series A

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preferred Stock, the Corporation shall redeem the Series A Preferred Stock, in three equal annual installments beginning on the Initial Redemption Date and then on the first and second anniversary of the Initial Redemption Date by paying an aggregate in cash, therefore, for each share of Series A Preferred Stock equal to the greater of the Fair Market Value (as defined in Vytek’s Amended and Restated Certificate of Incorporation) of all shares of Common Stock into which a single share of Series A Preferred Stock is then convertible or the original purchase price per share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to such shares) plus all declared, but unpaid dividends.

11.     Common Stock

      Between inception and July 31, 2000, Vytek sold 600 shares of Common Stock ($.01 par value) to its founders at $100.00 per share. In August 2000, Vytek amended its Certificate of Incorporation increasing its authorized shares to 48,660,000 shares of $.01 par value Common Stock. At that time, Vytek split the original shares 10,000 to 1. All other share amounts have been restated to reflect such split.

      Six million shares of Vytek’s $0.01 par value Common Stock were issued subject to repurchase by Vytek pursuant to the terms of a restricted stock plan and restricted stock award agreement. Vytek’s repurchase right lapses as to 25% of each restricted stock purchase grant on the first anniversary of employment and ratably over the following 36 months provided the grantees are employed and/or providing services to Vytek on the applicable date. During 2002 and 2001, Vytek repurchased 324,960 and 206,244 shares, respectively, from former employees pursuant to this provision.

      During 2002 and 2001, 50,000 and 2,039,182 shares of Common Stock, respectively, were issued in connection with acquisitions (see Note 5).

12.     Stock Options

      In July 2000, Vytek’s Board of Directors approved the Vytek Wireless, Inc. 2000 Stock Option Plan (the “Plan”) pursuant to which 2,660,000 shares of Common Stock have been reserved for the grant of options to employees and consultants at terms and prices to be determined by the committee designated by the Board of Directors to administer the plan. The plan specifies that the exercise price of incentive stock options cannot be less than 100% of the fair market value of the stock on the date of grant. The maximum term for options granted is 10 years. Options granted under the plan generally vest over a four-year period.

      The estimated fair value of each option on the date of grant was determined using the minimum value method with the following assumptions used for grants during 2002 and 2001:

	2002	2001

Expected life (in years)	5	5
Risk free interest rate	4.25%	4.75%
Dividend yield	—	—

      It has been assumed that the estimated weighted average fair value of the options granted ($1.36 per share, 2002; $1.52 per share, 2001) is amortized on a straight-line basis to compensation expense over the vesting period of the grant.

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the Plan activity for the years ended December 31, 2002 and 2001:

	2002		2001

		Weighted		Weighted
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price

Options outstanding, beginning of year	1,593,441	$5.00-$6.00	157,433	$5.00
Options granted	506,500	$6.00	1,608,500	$5.00-$6.00
Options exercised	—	—	(2,264)	$5.00
Options terminated	(521,501)	$5.00-$6.00	(170,228)	$5.00-$5.70

Options outstanding, end of year	1,578,440	$5.00-$6.00	1,593,441	$5.00-$6.00

      In connection with the acquisition of Planet and Rubicon, options issued to employees of those entities were converted into options to acquire an aggregate of approximately 263,000 shares of Vytek’s stock. On a post-conversion basis, the following additional options are outstanding at December 31, 2002 and 2001:

	Number of Shares

Company	2002	2001	Price Range

Planet Technology Solutions, Inc.	230,645	239,114	$3.41-$25.55
Rubicon Technologies, Inc.	8,123	12,493	$4.00

	238,768	251,607

      The following table summarizes information about stock options outstanding as of December 31, 2002:

Options Outstanding			Options Exercisable

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number	Exercise
Exercise Prices	Options	Life (years)	Price	of Options	Price

$3.41-$3.75	169,394	6.86	$3.45	169,394	$3.45
$4.00	8,123	7.94	$4.00	8,123	$4.00
$4.26	23,043	6.80	$4.26	22,037	$4.26
$5.00	100,716	7.95	$5.00	50,356	$5.00
$5.32	1,408	6.16	$5.32	1,408	$5.32
$5.70	168,500	8.20	$5.70	73,713	$5.70
$6.00	1,309,224	8.80	$6.00	336,112	$6.00
$8.52	25,063	7.27	$8.52	23,287	$8.52
$17.04	10,741	7.39	$17.04	10,696	$17.04
$25.55	996	7.63	$25.55	745	$25.55

$3.41-$25.55	1,817,208	8.46	$5.76	695,871	$5.49

13.     Commitments

      Vytek leases its manufacturing and office space under noncancelable operating leases, which expire at various dates through July 2006. Some of the leases require Vytek to pay maintenance, utilities and insurance costs and contain renewal options (for periods ranging from two to five years) and escalation clauses. Total

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rent expense for all operating leases was approximately $961,000 and $642,000 in 2002 and 2001, respectively (of which $226,000 was to the former Sonik stockholders in each period).

      Future minimum lease commitments for non-cancelable operating leases are as follows at December 31, 2002 (of which approximately $236,000 in 2003, increasing by approximately 3% each year thereafter through July 2005, is to the former Sonik shareholders):

2003	$900,442
2004	816,585
2005	486,142
2006	34,319

Total minimum lease payments	$2,237,488

14.     Benefit Plan

      Vytek sponsors a defined contribution 401(k) savings plan. Employees are eligible to participate beginning on quarterly specified entry dates following the attainment of age 18. The 401(k) Plan allows employees to contribute up to 25% of earnings and permits Vytek to make discretionary matching contributions. Participants are immediately vested in their contributions and generally become vested in matching contributions ratably over a five-year period. Vytek’s matching contributions were $135,776 for 2002 and $77,684 for 2001.

15.     Related Party Transactions

      A director of Vytek provided consulting services to Vytek in 2001 for fees of $37,500. One of Vytek’s co-chairmen provided consulting services to Vytek (in lieu of salary) for fees of $60,000 in 2001. Vytek’s other co-chairman provided consulting services to Vytek (in lieu of salary) for fees of $80,000 and $56,667 in 2002 and 2001, respectively. On October 1, 2001, Vytek acquired all of the outstanding capital stock of MicroKnowledge Inc. One of Vytek’s co-chairmen was an investor in MicroKnowledge at the date of purchase. During 2001 Vytek purchased $37,000 of co-location services from a company whose chairman is a co-chairman of Vytek.

16.     Arch Contract

      Between April 2001 and April 2002, Vytek received cash payments of approximately $2.4 million from Arch Wireless, Inc. (“Arch”) for certain products manufactured by Vytek. At the request of Arch, Vytek was holding the product in its warehouses at December 31, 2002. As a result, approximately $2.4 million of revenue, $1.7 million in costs, and $.7 million of gross profit have been deferred. Vytek expects that all products will be shipped during the first and second quarters of 2003 at which time Vytek will record the sale.

17.	Stellcom Acquisition

      On November 12, 2002, Vytek entered into an agreement to acquire through merger (the “Merger”) Stellcom, Inc. (“Stellcom”), a San Diego, California-based wireless and mobile computing systems integrator. In connection with the transaction, Vytek will issue 7,370,589 shares of its Series A Preferred Stock and 1,234,570 shares of its Common Stock to holders of Stellcom’s preferred and common stock. As additional consideration for the Merger, Vytek will issue warrants to acquire 122,949 shares of its Series A Preferred Stock and 10,210 shares of its Common Stock to Stellcom’s San Diego landlord and will issue 128,314 shares of its Series A Preferred Stock and 10,656 shares of its Common Stock to the chief executive officer of Stellcom in accordance with a deferred compensation agreement, and will allocate 3,700,000 shares

VYTEK CORPORATION
(formerly Vytek Wireless, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of its Common Stock to continuing employees in accordance with the merger agreement. Vytek will also assume warrants to acquire 37,000 shares of Stellcom common stock and 218,594 shares of Stellcom preferred stock.

      Contemporaneously with the Merger, Vytek will issue up to 4,256,407 shares of a new series of redeemable Preferred Stock, Series B Convertible Preferred shares, for an aggregate consideration of $5,000,000 (or $1.1747 per share) (the “Financing”). The completion of the Financing is a condition to the completion of the Merger. The shares issued in the Financing will have rights, preferences, privileges and restrictions that are senior to the rights, preferences, privileges and restrictions applicable to the existing Series A Preferred Stock.

      In addition, the Series A Preferred Stock will be restructured such that the existing liquidation preference (approximately $52 million at December 31, 2002 which is inclusive of accrued dividends), will be reduced to $45 million and the number of shares of common stock into which the Series A Preferred Stock is convertible will be increased to 21,368,316 shares.

      Completion of the Merger is subject to numerous conditions set forth in the merger agreement, the issuance of a permit by the California Department of Corporations to issue the securities described above to the Stellcom stockholders, approval of the Merger by the stockholders of Stellcom and approval by the stockholders of Vytek of amendments to its Certificate of Incorporation. The Merger and the Financing are expected to be completed in the first quarter of 2003.

INDEPENDENT AUDITORS’ REPORT

Board of Directors of Stellcom, Inc.

      We have audited the accompanying balance sheets of Stellcom, Inc. (the “Company”) as of December 31, 2002 and 2001 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of Stellcom, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

      As described in Note 3, on November 12, 2002, the Company entered into a merger agreement. The completion of this merger is subject to regulatory approval.

January 31, 2003

STELLCOM, INC.

BALANCE SHEETS

	December 31,

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,084,636	$6,283,941
Accounts receivable, net of allowance for doubtful accounts of $2,580,000 and $4,500,000	1,331,288	2,609,513
Costs and estimated earnings in excess of billings	298,415	782,682
Prepaid expenses and other assets	752,609	822,585
Notes receivable, current portion	35,000	35,000

Total current assets	4,501,948	10,533,721
RESTRICTED CASH AND SHORT-TERM INVESTMENTS	1,010,025	1,010,025
PROPERTY AND EQUIPMENT, net	2,084,556	2,930,970
NOTES RECEIVABLE, net of current portion	115,085	115,085
GOODWILL, net of accumulated amortization of $50,000	345,971	345,971
OTHER ASSETS	311,328	346,844

TOTAL	$8,368,913	$15,282,616

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$989,791	$935,463
Accrued payroll, bonuses and vacation	818,626	1,123,910
Billings in excess of costs and estimated earnings	235,178	1,142,757
Capital leases, current portion	236,051	152,868
Other liabilities	83,856	74,285
Restructure reserve, current portion	1,929,039	3,051,000

Total current liabilities	4,292,541	6,480,283
RESTRUCTURE RESERVE, net of current portion	5,156,739	6,432,979
DEFERRED RENT	892,989	555,529
CAPITAL LEASES, net of current portion	167,066	166,534
OTHER LIABILITIES	20,677	77,256

Total liabilities	10,530,012	13,712,581

Commitments (Note 6)
Series A redeemable convertible preferred stock, $0.001 par value, 7,500,000 shares authorized; 4,525,866 shares issued and outstanding, stated at liquidation preference of $0.77 less unaccreted discount of $28,000 and $38,000 at December 31, 2002 and 2001, respectively	3,456,729	3,447,333
Series B redeemable convertible preferred stock, $0.001 par value, 17,500,000 shares authorized; 13,541,225 shares issued and outstanding, stated at liquidation preference of $2.58 less unaccreted discount of $122,000 and $163,000 at December 31, 2002 and 2001, respectively	34,814,006	34,773,222
Series B-1 redeemable convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; 7,500,000 shares issued and outstanding, stated at liquidation preference of $2.00 less unaccreted discount of $8,996,000 and $11,994,000 at December 31, 2002 and 2001, respectively	6,004,500	3,006,000
Stockholders Equity:
Common stock $0.001 par value 80,000,000 shares authorized; 24,562,476 and 24,459,046 shares issued and outstanding	24,562	24,459
Additional paid-in capital	1,179,325	1,178,186
Less stockholder note receivable	(9,000)	(430,045)
Accumulated deficit	(47,631,221)	(40,429,120)

Total stockholders’ (deficit) equity	(46,436,334)	(39,656,520)

TOTAL	$8,368,913	$15,282,616

See accompanying notes.

STELLCOM, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001

Net Sales	$20,105,179	$32,713,138
Cost of Sales	14,136,836	23,615,733

Gross Profit	5,968,343	9,097,405

Operating Expenses:
Research and development	269,205	401,161
Selling and marketing	2,085,424	5,096,369
General and administrative	7,211,934	15,997,997
Provision for doubtful accounts	246,226	1,156,070
Depreciation and amortization	1,313,897	1,418,834
Restructuring (benefit) expense (Note 12)	(925,086)	11,785,573

Total operating expenses	10,201,600	35,856,004

Loss From Operations	(4,233,257)	(26,758,599)
Other Income (Expense), net:
Interest income	90,109	532,053
Interest expense	(33,801)	(45,770)
Other	24,328	7,710

Loss Before Income Taxes	(4,152,621)	(26,264,606)
Income Tax Expense	800	4,194,832

Net Loss	$(4,153,421)	$(30,459,438)

See accompanying notes.

STELLCOM, INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

Years Ended December 31, 2001 and 2002

	Common Stock		Additional	Stockholder
			Paid-In	Note	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Total

BALANCE, JANUARY 1, 2001	24,133,079	$24,133	$746,742	$(430,045)	$(6,633,192)	$(6,292,362)
Repurchase of shares	(229,803)	(230)	(6,427)	291,813	(287,809)	(2,653)
Stock options exercised	555,770	556	372,694	(291,813)		81,437
Issuance costs associated with 2000 issuance of Series B Redeemable Convertible Preferred Stock for cash			(8,786)			(8,786)
Interest on stockholder note receivable			73,963			73,963
Accretion of liquidation preference on redeemable preferred stock					(3,048,681)	(3,048,681)
Net loss	—	—	—	—	(30,459,438)	(30,459,438)

BALANCE, DECEMBER 31, 2001	24,459,046	24,459	1,178,186	(430,045)	(40,429,120)	(39,656,520)
Stock options exercised	103,430	103	13,306			13,409
Restructure of stockholder note receivable			(13,246)	421,045		407,799
Interest on stockholder note receivable			1,079			1,079
Accretion of liquidation preference on redeemable preferred stock					(3,048,680)	(3,048,680)
Net loss	—	—	—	—	(4,153,421)	(4,153,421)

BALANCE, DECEMBER 31, 2002	24,562,476	$24,562	$1,179,325	$(9,000)	$(47,631,221)	$(46,436,334)

See accompanying notes.

STELLCOM, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2002	2001

Cash flows from operating activities
Net loss	$(4,153,421)	$(30,459,438)
Adjustments to reconcile net loss to cash used in operating activities:
Restructuring (benefit) expense	(925,086)	11,785,573
Depreciation and amortization	1,313,897	1,418,834
Provision for doubtful accounts	246,226	1,156,070
Restructure of stockholder note receivable	481,120	—
Loss on sale of property and equipment	24,930	23,830
Gain on sale of property and equipment	(280)	(1,313)
Changes in assets and liabilities:
Accounts receivable	1,031,999	1,098,858
Estimated costs, earnings and billings on contracts	(423,312)	1,137,490
Prepaid expenses and other assets	(2,266)	(93,101)
Income tax receivable	—	728,407
Accounts payable and accrued expenses	54,328	(969,923)
Accrued payroll, bonuses and vacation	(305,284)	(1,358,494)
Deferred income taxes	—	4,248,460
Other assets	34,034	(63,059)
Other liabilities	(47,008)	151,541
Restructuring reserve	(1,473,115)	(2,001,594)
Deferred rent	337,460	329,386

Net cash used in operating activities	(3,805,778)	(12,868,473)

Cash flows from investing activities:
Purchase of property and equipment	(233,947)	(671,645)
Issuance of notes receivable	—	(300,000)
Collections on notes receivable	—	7,424
Proceeds from sale of property and equipment	843	4,798

Net cash used in investing activities	(233,104)	(959,423)

Cash flows from financing activities:
Common stock repurchases	—	(2,653)
Issuance of common stock	13,409	81,437
Principal payments on notes payable	—	(281,250)
Principal payments on capital lease obligations	(173,832)	(153,160)
Stock issuance costs	—	(8,786)

Net cash used in financing activities	(160,423)	(364,412)

Net decrease in cash and cash equivalents	$(4,199,305)	$(14,192,308)
Cash and cash equivalents, beginning of year	6,283,941	20,476,249

Cash and cash equivalents, end of year	$2,084,636	$6,283,941

Supplemental cash flows information — Cash paid during the year for:
Interest	$34,000	$46,000
Income taxes	$800	$800
Supplemental disclosure of non-cash investing and financing activities:
Note receivable written off to restructuring reserve	$—	$300,000
Property and equipment acquired under capital lease	$258,000	$—
Issuance of common stock for note receivable	$—	$292,000

See accompanying notes.

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS

1.     Nature of Business

      Stellcom, Inc. (the “Company”), was incorporated in the State of California in August of 1984. Stellcom provides software engineering, hardware engineering, design, and business consulting services to technology original equipment manufacturers (“OEM”) and enterprise customers. Stellcom’s capabilities include embedded hardware and software development, wireless network integration, rich media solutions, self-service mobile portals, and web services. Primary industries served include consumer electronics OEMs, medical device manufacturers and service providers, aerospace, defense, and high technology. Stellcom delivers its services via two operating divisions:

Embedded Products Division — Provides OEM customers with turnkey design, implementation, and integration of custom hardware and embedded software for a variety of consumer electronics, medical, technology OEM, and telecommunications devices. Customer engagements are primarily non-recurring engineering services on an hourly or fixed-price basis. Engagements can additionally include revenues associated with licenses and “per piece” fee arrangements. Engineering capabilities include: electronics design and development, prototype and pre-production assembly, software design and development, device architecture trade studies and analysis, and device validation and regulatory testing.

Technology Consulting Group (“TCG”) — Designs, implements, and deploys large-scale enterprise information systems and customer applications for enterprise clients. Customer engagements are primarily non-recurring engineering services on an hourly or fixed-price basis. Engineering capabilities include: design, development, and implementation of self-service portals; development of mobile solutions for field force automation; infrastructure architecture; application development; network infrastructure; information security; and outsourced product development. TCG also provides consulting services such as mobility assessments, usability studies, product strategy, and architecture development.

      Stellcom has had recurring losses and, coupled with the economic downturn, has responded by reducing headcount and the related facilities necessary for that workforce and implementing other cost reductions in 2001. Stellcom has also pursued merger transactions to leverage its infrastructure costs across a broader revenue base and has entered into a merger agreement with Vytek Wireless, Inc. (see Note 3). Stellcom believes that after the merger with Vytek Wireless, Inc. there will be sufficient cash to fund operations for the foreseeable future, which extends beyond twelve months. If the merger is not consummated, Stellcom plans to fund operations through existing cash and cash flows from customer contracts. Stellcom believes that it has sufficient cash flow to fund operations for the foreseeable future, which extends beyond twelve months. Should Stellcom’s business be adversely affected by declining revenues, management will take the necessary actions to reduce costs and to preserve cash to assure it has sufficient cash flow to fund operations for the foreseeable future, which extends beyond twelve months.

2.     Summary of Significant Accounting Policies

      Cash and Cash Equivalents — Stellcom considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

      Restricted Cash and Short-Term Investments — At December 31, 2002 and 2001, Stellcom held a certificate of deposit for $1,010,025. This certificate of deposit serves as collateral for an outstanding standby letter of credit.

      Property and Equipment — Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation expense, which includes the amortization of assets recorded under capital leases, is charged on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Maintenance and repairs are charged to expense as incurred.

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Goodwill and Other Intangible Assets — Stellcom adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002 and discontinued amortization of goodwill. Prior to adoption, goodwill was amortized on a straight-line basis over ten years. Stellcom recognized amortization expense of $44,000 for the year ended December 31, 2001. Stellcom evaluates goodwill impairment annually by comparing the fair value of the reporting unit with its carrying amount, including goodwill, and recognizes an impairment loss to the extent the carrying value exceeds the implied fair value. Stellcom completed the required impairment tests during 2002 and determined that no impairment existed.

      Impairment or Disposal of Long-Lived Assets — Stellcom evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets or intangibles may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

      Income Taxes — Deferred income taxes are recognized for the expected tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end as well as the expected future tax benefit from tax loss and tax credit carryforwards, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

      Revenue Recognition — Revenue from services under time and material contracts is recognized when the services are performed. Revenue from fixed-price contracts with deliverables is recognized on the basis of Stellcom’s estimates of the percentage of completion of individual contracts. Losses, if any, are recorded in the period during which they become evident. Costs incurred for specific anticipated contracts are deferred until a signed contract is obtained when their recoverability from specific contracts is probable. Approximately $25,000 and $244,000 was deferred under this policy as of December 31, 2002 and 2001, respectively.

      Research and Development — Costs incurred in the creation of new products or in changing existing products are charged to expense as incurred.

      Advertising — Advertising costs are expensed as incurred. Stellcom had advertising costs of approximately $0 and $427,000 in 2002 and 2001, respectively.

      Stock-Based Compensation — Stellcom has elected to continue to account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the estimated fair value of Stellcom’s stock at the date of grant over the amount an employee must pay to exercise the stock option. Compensation related to non-employee stock-based compensation is measured using fair value methods.

      Had compensation cost for Stellcom’s stock option plan been determined based on the estimated fair value at the grant date for awards in 2002 and 2001, Stellcom’s net loss would have been adjusted to the pro forma amount indicated below:

	2002	2001

Net Loss:
As reported	$(4,153,000)	$(30,459,000)
Pro forma	(4,444,000)	(30,708,000)

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Fiscal Year — Stellcom uses a 52-53 week fiscal year, with a period ending on the last Saturday of December. The fiscal year end dates for the years being reported herein are December 28, 2002 and December 29, 2001, both 52-week fiscal years. For clarity of presentation, fiscal year end dates in the accompanying financial statements and notes thereto are referred to as December 31.

      Use of Estimates — The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair Value of Financial Instruments — Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could affect the estimates. The fair market value of Stellcom’s short-term and long-term financial instruments approximates the carrying value.

      Recent Accounting Pronouncements — In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit or disposal activities entered into by Stellcom, if any, after December 31, 2002.

      Reclassifications — Certain prior year amounts have been reclassified to conform with the current year presentation.

3.     Proposed Merger

      On November 12, 2002, Stellcom entered into an Agreement and Plan of Merger with Vytek Wireless, Inc. (the “Merger Agreement”). Vytek Wireless, Inc. (“Vytek”) was formed in April 2000, for the purpose of acquiring, owning and operating a wireless data solutions business. To date, Vytek has completed six principal acquisitions including the acquisition of Sonik Technologies, Inc. (subsequently renamed Vytek Products, Inc.), a provider of wireless communication infrastructure equipment; Telamon, Inc. (subsequently renamed Vytek Messaging Services, Inc.), the developer of TelAlert, a leading urgent messaging solution; Planet Technology Solutions, Inc. (subsequently renamed Vytek Solutions, Inc.), an integrator of wireless solutions; and Rubicon Technologies, Inc. (subsequently renamed Vytek Public Safety Solutions, Inc.), a provider of software solutions for police, fire, emergency medical and other public safety organizations.

      Under the terms of the Merger Agreement, Vytek will issue 7,370,589 shares of Vytek Series A preferred stock and 1,234,570 shares of Vytek common stock for all of Stellcom’s outstanding preferred and common stock. Stellcom’s preferred stockholders will be entitled to receive 7,370,589 shares of Vytek Series A preferred stock and 613,160 shares of Vytek common stock. Holders of Stellcom’s common stock will be entitled to receive 621,410 shares of Vytek common stock. Vytek will also issue 251,263 shares of Vytek Series A preferred stock and 20,866 shares of Vytek common stock in accordance with the terms of certain Company lease and deferred compensation agreements. Vytek has also agreed to issue up to 3,100,000 shares of its common stock to certain designated Company employees pursuant to restricted stock awards. Vytek has further agreed to assume outstanding warrants to purchase Stellcom’s Series A and Series B preferred stock and common stock.

      The merger is contingent on, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of Stellcom’s common and preferred stock voting as a single class, and the receipt of all necessary regulatory approvals. In addition, the consent of the holders of at least a majority of the shares of

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

each class of Stellcom’s preferred stock, each voting as a separate class, is required. Certain principal stockholders of Stellcom entered into a voting agreement dated as of November 12, 2002 which, among other things, restricts transfer of Stellcom preferred stock and common stock held by such principal stockholders and requires such principal stockholders to vote in favor of the Merger Agreement and the merger. The votes of such principal stockholders are sufficient to approve the Merger Agreement and the merger.

      The Merger Agreement contains standard representations and warranties, covenants with respect to how Stellcom’s business should be operated between the signing of the Merger Agreement and the closing of the merger, and specifies certain closing conditions, including amongst others, that there be no material adverse change in the condition or operations of Stellcom, that Stellcom amend its headquarters lease (see Note 6), and that Stellcom have a minimum cash balance at closing. The Merger Agreement can be terminated by mutual written consent by Stellcom and Vytek and by either party if there is a material breach of a representation or warranty or if the merger is not consummated on or before February 15, 2003.

      Simultaneously with the consummation of the merger, Vytek intends to issue and sell to certain existing holders of Vytek Series A preferred stock, as well as to certain holders of Stellcom’s preferred stock, up to 4,256,407 shares of Vytek Series B preferred stock, in a private placement transaction. The initial purchase price for the Vytek Series B preferred stock will be $1.1747 per share. The shares of the Vytek Series B preferred stock will have the rights, preferences, privileges, and restrictions that are senior to the rights, preferences, privileges and restrictions applicable to the Vytek Series A preferred stock.

4.	Concentration of Credit Risk

      Financial instruments which potentially subject Stellcom to concentrations of credit risk consist principally of cash and accounts receivable. Sales are typically made on credit, with terms that vary depending on the customer. Stellcom evaluates each customer’s credit-worthiness on a case-by-case basis. A payment default on a significant sale or customer receivable may materially or adversely affect Stellcom’s operating results and financial condition. At December 31, 2002, receivables from five customers individually exceeded 5% of gross accounts receivable and totaled approximately $2,200,000 or 56% of total gross accounts receivable. During 2002, Stellcom had sales to three customers which individually exceeded 5% of net sales and represented 38%, 9% and 7% of total net sales, respectively. At December 31, 2001, receivables from six customers individually exceeded 5% of gross accounts receivable and totaled approximately $4,250,000 or 60% of total gross accounts receivable. During 2001, Stellcom had sales to three customers which individually exceeded 5% of total net sales and represented 13%, 12% and 5% of total net sales, respectively.

      As of December 31, 2002 and 2001, Stellcom had cash deposits in federally insured financial institutions in excess of federally insured limits. Management believes Stellcom is not exposed to significant risk due to the financial position of the depository institutions in which those deposits are held. In 2002 and 2001, Stellcom also invested in a diversified money market portfolio which is not federally insured.

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Property and Equipment

      Property and equipment at December 31, 2002 and 2001 is summarized as follows:

	2002	2001

Computer equipment	$5,499,721	$5,147,748
Furniture and fixtures	804,769	805,292
Leasehold improvements	243,633	286,878

	6,548,123	6,239,918
Less accumulated depreciation and amortization	(4,463,567)	(3,308,948)

Property and equipment, net	$2,084,556	$2,930,970

      Property and equipment under capital leases and related accumulated amortization amounted to approximately $774,000 and $383,000 at December 31, 2002 and $516,000 and $203,000 at December 31, 2001, respectively.

6.	Commitments

      Stellcom has entered into various operating lease arrangements covering the use of office space and furniture and equipment. Total rent expense under these leases for the years ended December 31, 2002 and 2001 was $1,596,000 and $3,088,000, net of restructuring charges of $1,307,000 and $1,059,000, respectively. Minimum future lease payments, including amounts reserved under the restructuring reserve discussed in Note 12, are as follows:

	Furniture and		Total
Year Ended December 31,	Equipment	Real Property	Commitments

2003	$258,000	$3,384,000	$3,642,000
2004	132,000	3,488,000	3,620,000
2005	84,000	3,316,000	3,400,000
2006	—	3,334,000	3,334,000
2007	—	3,450,000	3,450,000
Thereafter	—	10,108,000	10,108,000

Total	$474,000	$27,080,000	$27,554,000

      Minimum rentals to be received in the future under noncancellable subleases extending through March 2005 are as follows:

Year Ending December 31,

2003	$1,133,000
2004	235,000
2005	49,000

Total	$1,417,000

      In November 2002, Stellcom entered into a lease amendment with its landlord for Stellcom’s headquarters office space (the “Amendment”). The terms of the Amendment, which is contingent on the closing of the merger with Vytek Wireless, Inc. (see Note 3), include a reduction in the monthly lease rate and a reduction in the square footage for which Stellcom is obligated to pay rent from approximately 100,000 square feet to

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

approximately 35,000 square feet. In connection with the Amendment, Stellcom will be required to make certain payments to the landlord, which will be partially funded through a new Series C preferred stock offering. The terms of the Amendment have not been reflected in the minimum future lease obligations above or in the restructuring reserve at December 31, 2002.

      Stellcom leases hardware, software and equipment under capital leases. Lease payments consist of principal and interest ranging from 8% to 17% per annum.

      Future minimum payments under the capital leases are summarized as follows:

Year Ending
December 31,

2003	$260,421
2004	91,168
2005	76,691
2006	20,236
2007	11,804

Total minimum lease payments	460,320
Amounts representing interest	(57,203)

Present value of net minimum payments	403,117
Less current portion	(236,051)

Total	$167,066

7.     Income Taxes

      The components of the net deferred tax assets (liabilities) at December 31, 2002 and 2001 are as follows:

	2002	2001

Deferred current tax assets (liabilities):
Vacation accrual	$184,838	$143,601
Restructuring accrual	3,035,547	4,071,505
Allowance for doubtful accounts	1,105,132	1,927,800
Accrual to cash adjustment	—	(140,439)
Other	336,649	192,184

	4,662,166	6,194,651

Deferred non-current tax assets (liabilities):
Net operating losses	11,765,681	8,953,236
Fixed assets	(45,116)	(124,437)
Other	88,370	97,948

	11,808,935	8,926,747

Net deferred tax asset	16,471,101	15,121,398
Valuation allowance	(16,471,101)	(15,121,398)

	$—	$—

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The components of the provision (benefit) for income taxes for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001

Federal:
Current	$—	$(54,428)
Deferred	—	3,533,907

	—	3,479,479

State:
Current	800	800
Deferred	—	714,553

	800	715,353

Income tax expense	$800	$4,194,832

      At December 31, 2002, Stellcom had federal and California tax net operating loss carryforwards of approximately $30,131,000 and $17,206,000, respectively. The federal and California tax loss carryforwards, which could be limited in the event of a change in control, will expire at various dates through 2021 and 2010, respectively, unless previously utilized.

      Based upon available evidence, management has recorded a full valuation allowance for deferred tax assets as of December 31, 2002 and 2001, as management believes it is more likely than not that these assets will not be realized.

      A reconciliation of significant differences between the federal statutory income tax rate and the effective tax rate on pre-tax loss is as follows:

	2002	2001

Federal statutory income tax rate	(34.0)%	(34.0)%
State and local income taxes, net of federal benefit	—	1.8
Meals and entertainment	0.3	0.1
Change to valuation allowance	33.7	48.3
Other	—	(0.2)

Effective rate	—%	16.0%

8.     Related Party Transactions

      Stellcom has a collateral assignment split-dollar agreement with a director of Stellcom. Under the terms of the agreement, Stellcom buys a life insurance policy that builds cash surrender value while also providing life insurance benefits for the director. Stellcom is entitled to reimbursement of all previously paid premiums upon demand, termination of the agreement, cancellation of the policy or in the event of the insured’s death. At December 31, 2002 and 2001, Stellcom had recorded a receivable for premiums paid of approximately $75,000.

      Included in notes receivable at December 31, 2002 and 2001 is approximately $120,000 due from current and former employees of Stellcom. The notes accrue interest at rates ranging from 6.0% to 10.5% and the interest is payable annually.

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Included in equity at December 31, 2002 and 2001 is a note receivable of approximately $9,000 and $430,000, respectively, due from an officer and stockholder of Stellcom. The note was restructured in 2002 whereby the original principal was reduced to $9,000. The note accrues interest at 10.5% and the interest is payable annually. The note is due on September 5, 2005.

9.     Wage Deferral Plan

      Stellcom has a qualified 401(k) wage deferral plan. Under the plan, all employees who have reached the age of 21 may defer a portion of their salary. Stellcom may make discretionary employer contributions to the plan. Employees are fully vested in their share of Stellcom’s contribution immediately, subject to certain restrictions on withdrawal. There were no contributions to the plan by Stellcom for the years ended December 31, 2002 and 2001.

10.     Redeemable Convertible Preferred Stock

      Stellcom’s Articles of Incorporation were amended effective September 26, 2001 and authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock,” provide that both common and preferred stock shall have a par value of $.001 per share and authorize Stellcom to issue 80,000,000 shares of common stock and 35,000,000 shares of preferred stock. The preferred stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

      Stellcom has Series A, Series B and Series B-1 redeemable convertible preferred stock authorized, issued and outstanding. The holders of Series A, Series B and Series B-1 preferred stock have equal voting rights as the holders of common stock on an as-converted basis.

      The holders of Series A, Series B and Series B-1 preferred stock are entitled to receive dividends only when and if declared by the Board of Directors. No dividends have been declared through December 31, 2002.

      Upon liquidation, dissolution or winding up of Stellcom, the holders of the Series A, Series B and Series B-1 preferred stock will be entitled to receive, in preference to any distribution to the holders of common stock, an amount equal to $0.77, $2.58 and $2.00 per share, respectively, plus any accrued but unpaid dividends (the “liquidation preference”).

      At the option of the respective holders of the Series A, Series B or Series B-1 preferred stock, each share may be converted into common stock at a conversion price, subject to adjustment, of $0.77, $2.58 and $2.00 per share, respectively (the “conversion price”). The Series A, Series B and Series B-1 conversion prices are subject to adjustment in the event of: a) a common stock split without a proportionate preferred stock split, b) the declaration of a stock dividend on common stock, c) the issuance of equity securities at less than the currently applicable conversion price, or d) any recapitalization or other transaction which is effected in such a manner that common stockholders are entitled to receive assets with respect to or in exchange for common stock. Each share of Series A, Series B or Series B-1 preferred stock will automatically be converted into shares of common stock at the then-effective conversion price in the event of: a) an underwritten public offering, b) a vote by 65% of the respective holders of the Series A, Series B or Series B-1 preferred stock for such a conversion or c) at such time as at least 80% of the largest number of respective shares of Series A, Series B or Series B-1 preferred stock ever issued have been converted. Stellcom has reserved 25,790,000 shares of common stock in the event that Series A, Series B or Series B-1 preferred stock is converted.

      The Series A, Series B or Series B-1 preferred shares may be redeemed on or after October 27, 2005, at the option of the respective holders of a majority of the total number of shares of Series A, Series B or Series B-1 preferred stock then outstanding. The redemption value per share shall be the greater of the

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

applicable liquidation preference plus interest or the fair market value of the number of shares of common stock into which such share of preferred stock is convertible on the redemption date.

      In connection with the merger with Vytek Wireless, Inc., Stellcom will issue a new series of preferred stock, Series C. The proceeds from the issuance of the Series C preferred stock are to be used to satisfy certain obligations of Stellcom prior to the completion of the merger, such as costs associated with the amendment of Stellcom’s headquarters lease (see Note 6), transaction costs and expenses and other expenses which are set forth in the Merger Agreement. The Series C preferred stock will have a preference over all other Company securities.

11.     Stockholders’ Equity

      Stellcom’s Articles of Incorporation were amended effective September 26, 2001 and authorize the issuance of two classes of stock to be designated “Common Stock” and “Preferred Stock,” provide that both common and preferred stock shall have a par value of $.001 per share and authorize Stellcom to issue 80,000,000 shares of common stock and 35,000,000 shares of preferred stock. The preferred stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

      Common Stock — During 2001, 229,803 shares of common stock were repurchased by Stellcom pursuant to the Repurchase Option terms of Stellcom’s 1996 Stock Option Plan. During 2001, Stellcom recognized compensation expense of approximately $2,000 in connection with disqualifying dispositions of such shares.

      Warrants — During 2000, Stellcom issued warrants to purchase approximately 219,000 shares of Series B preferred stock in connection with debt financing agreements. Stellcom recorded approximately $65,000 of interest expense in connection with such issuance. The warrants are exercisable upon grant, have an exercise price of $2.58 and expire between September 2005 and March 2006. Also during 2000, Stellcom issued warrants to purchase approximately 37,000 shares of common stock in exchange for professional services. Stellcom recorded approximately $5,000 of consulting expense in connection with such issuance. The warrants are exercisable upon grant, have exercise prices ranging from $0.67 to $1.29 and expire in October 2005.

      Stock Option Plan — In 1996, the Board of Directors approved an employee stock option plan (the “Plan”) which, as amended, provides for the award or grant of stock options to purchase up to 14,800,000 shares of Stellcom’s common stock. The price of the options granted pursuant to these plans will not be less than 100% of the fair market value of the shares at the date of grant. An option generally may not be exercised until vested and no option will be exercisable after ten years from the date granted. Options generally vest over a four-year period from the date of grant with one-fourth of the stock options vesting after the end of each year of continuous service. In the event of the occurrence of any repurchase event, such as employee termination, Stellcom generally shall have the right to repurchase the optionee’s shares at the original cost per share or the fair market value of the shares on the date of the repurchase.

      Had compensation cost for Stellcom’s stock option plan been determined based on the estimated fair value at the grant date for awards in 2002 and 2001, Stellcom’s net loss would have been adjusted to the pro forma amount indicated below:

	2002	2001

Net loss:
As reported	$(4,153,000)	$(30,459,000)
Pro forma	(4,444,000)	(30,708,000)

      In 2002 and 2001, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions: dividend yield and expected

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

volatility of 0% in 2002 and 2001, risk-free interest rates ranging from 3.20% to 4.40% in 2002 and from 4.58% to 4.91% in 2001 and expected lives of five years in 2002 and 2001.

      Stock option activity for the years ended December 31, 2002 and 2001 was as follows:

	2002		2001

		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Options outstanding at beginning of year	7,797,000	$0.51	10,319,000	$0.48
Granted	8,068,000	$0.25	1,800,000	$1.29
Exercised	(103,000)	$0.13	(556,000)	$0.67
Canceled	(7,401,000)	$0.50	(3,766,000)	$0.80

Options outstanding at end of year	8,361,000	$0.27	7,797,000	$0.51

Options exercisable at end of year	4,277,000	$0.27	3,086,000	$0.40

      The following table summarizes information about options outstanding under the 1996 Plan at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Yrs.)	Price	Exercisable	Price

$0.05-$0.17	290,000	4.51	$0.13	291,000	$0.13
$0.18-$0.18	31,000	5.30	0.18	31,000	0.18
$0.21-$0.21	85,000	5.55	0.21	85,000	0.21
$0.23-$0.23	48,000	5.80	0.23	48,000	0.23
$0.25-$0.25	7,267,000	7.74	0.25	3,498,000	0.25
$0.38-$0.38	10,000	6.58	0.38	8,000	0.38
$0.47-$0.47	222,000	7.07	0.47	113,000	0.47
$0.52-$0.52	2,000	7.40	0.52	1,000	0.52
$0.67-$0.67	402,000	7.73	0.67	201,000	0.67
$1.29-$1.29	4,000	8.10	1.29	1,000	1.29

$0.05-$1.29	8,361,000	7.57	$0.27	4,277,000	$0.27

      The weighted average grant date fair value (minimum value) of options granted under the Plan during 2002 and 2001 was $0.05 and $0.27, respectively.

      In February 2002, Stellcom agreed to reprice approximately 6,000,000 options with exercise prices greater than $0.25 per share to $0.25 per share and will account for the repriced options using the variable method of accounting. The variable method of accounting requires the recognition of compensation cost over the remaining vesting period of the modified award equal to the sum of the intrinsic value of the original award at the original measurement date plus the intrinsic value of the modified award in excess of the intrinsic value of the original award, with such total compensation cost adjusted for increases or decreases in the intrinsic value of the modified award in subsequent periods until that award is exercised, is forfeited, or expires unexercised. For 2002, no compensation cost has been recognized in conjunction with such modified awards, as the market value of the underlying stock covered by the grant is less than the option price.

STELLCOM, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

12.     Restructuring Reserve

      In 2002 and 2001, Stellcom recorded a restructuring (benefit) expense of ($925,000) and $11,800,000, respectively, as part of Stellcom’s cost reduction initiative. The initiative primarily focused on the closure of non-revenue producing offices along with headcount reductions across all departments.

      A summary of the activity of the restructuring reserve is as follows:

	Employee	Excess Lease
	Severance	Commitments,
	Benefits	Net	Other	Total

January 1, 2001	$—	$—	$—	$—
Accruals	1,232,212	9,771,749	781,612	11,785,573
Charges	(1,202,097)	(1,059,157)	(40,340)	(2,301,594)

December 31, 2001	30,115	8,712,592	741,272	9,483,979
Accruals	2,000	(480,805)	(446,281)	(925,086)
Charges	(32,115)	(1,307,369)	(133,631)	(1,473,115)

December 31, 2002	$—	$6,924,418	$161,360	$7,085,778

      Included in the restructuring (benefit) expense in 2002 and 2001 were certain cash termination benefits associated with the separation of approximately 160 employees as part of involuntary termination plans. This includes forgiveness of a $300,000 note receivable from an employee in 2001. Nearly one-third of the affected employees left their positions in March 2001, and the remaining employees left Stellcom from May 2001 to November 2001.

      Also included in the restructuring (benefit) expense for the years ended December 31, 2002 and 2001 were certain lease commitment costs, net of estimated sublease income, for unoccupied office space due to the reduction in force and estimated sublease commissions. During 2001, management decided to sublease or buyout the leases for certain offices located in San Diego, Los Angeles, and Irvine, California. During 2001, sublease agreements were finalized for certain offices located in San Diego and Irvine and a buyout agreement was completed for the Los Angeles office. In 2002, Stellcom entered into a rent deferral agreement related to one of its San Diego locations. The agreement took effect June 1, 2002 and allows for a portion of the lease payments to be deferred over a period of 18 months. Additionally, in November 2002, Stellcom entered into a lease amendment for its headquarters office space (see Note 6). No change to the restructuring reserve has been recorded relating to this amendment as it is contingent on the consummation of the merger with Vytek Wireless, Inc. (see Note 3).

      Additionally, the restructuring reserve includes a provision for certain services under contract which are no longer utilized. In 2002, Stellcom entered into a termination agreement in connection with one such services contract whereby Stellcom was required to pay $50,000 in termination fees. The balance accrued pursuant to that services contract of $446,000 was credited to restructuring (benefit) expense in 2002.

      A summary of estimated future charges against the reserve for each of the years ended December 31 is as follows:

2003	$1,929,039
2004	1,072,951
2005	883,943
2006	783,478
2007	725,242
Thereafter	1,691,125

$7,085,778

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among
CALIFORNIA AMPLIFIER, INC.,
MOBILE ACQUISITION SUB, INC.
and
VYTEK CORPORATION
Dated as of December 23, 2003

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

A-i

A-ii

LIST OF EXHIBITS

Description

Exhibit A —	List of Company Stockholders Executing Voting Agreements and Lock-Ups	Preamble
Exhibit B —	Form of Irrevocable Proxy and Voting Agreement	Preamble
Exhibit C —	Certificate Amendment	Preamble
Exhibit D —	Certificate of Incorporation	Section 1.4(a)
Exhibit E —	Form of Escrow Agreement	Section 1.6(b)
Exhibit F —	Form of Lock-up Agreement	Section 5.3(a)
Exhibit G —	Significant Stockholders	Section 5.3(a)
Exhibit H —	Form of Registration Rights Agreement	Section 7.2(c)

A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 23, 2003 (this “Agreement”), is among California Amplifier, Inc., a Delaware corporation (“CAMP” or “Parent”), Mobile Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition Sub”) and Vytek Corporation, a Delaware corporation (the “Company”) (Acquisition Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”), and, solely with respect to Section 6.4, Mr. James Ousley, a natural person, as agent for the stockholders of the Company (the “Stockholder Representative”).

RECITALS:

      A.     WHEREAS, Parent, the Company and Acquisition Sub intend to effect the merger of Acquisition Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent upon the terms and subject to the conditions of this Agreement (the “Merger”);

      B.     WHEREAS, the Board of Directors of Acquisition Sub has determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

      C.     WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of the Company adopt this Agreement;

      D.     WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Share Issuance”);

      E.     WHEREAS, certain stockholders of the Company listed on Exhibit A have agreed to vote their shares (i) in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to the Irrevocable Proxy and Voting Agreement in substantially the form attached hereto attached as Exhibit B and (ii) to amend the provisions governing the liquidation preferences of the Company Preferred Stock and provisions governing distributions to the Company Common Stock currently contained in the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”), as set forth in the form Amendment to the Company Certificate attached as Exhibit C hereto (the “Certificate Amendment”);

      F.     WHEREAS, as of the date hereof, certain employees of the Company have executed employment agreements with Parent; and

      G.     WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code.

      NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger.

      Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

      SECTION 1.2     Effective Time.

      The Merger shall become effective when the certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for filing or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

      SECTION 1.3     Effects of the Merger.

      The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

      SECTION 1.4     Charter and Bylaws; Directors and Officers.

      (a) The Certificate of Incorporation of the Surviving Corporation shall automatically, and without further action, be amended as necessary at the Effective Time to read the same as the Certificate of Incorporation attached hereto as Exhibit D. The Bylaws of the Surviving Corporation shall without further action by the Company or its stockholders be amended as necessary at the Effective Time to read the same as the Bylaws of Acquisition Sub in effect at the Effective Time until thereafter changed or amended as provided therein and in accordance with applicable law.

      (b) The directors of Acquisition Sub at the Effective Time shall without further action by the Company or its stockholders be the directors of the Surviving Corporation, until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation, death, removal or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.5     Conversion of Securities.

      (a) Conversion of Stock. As of the Effective Time, subject to Section 1.5(b), Section 1.6(b) and Section 1.6(e), by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any securities of the Constituent Corporations, each of the shares of Company Capital Stock (as hereinafter defined) held by any of the stockholders of the Company (collectively, the “Company Stockholders”) shall be automatically converted into the right to receive a portion of the Merger Consideration (as hereinafter defined) as described below and as provided in the Certificate Amendment the following:

(i) each share of Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Common Stock, par value $0.01 per share of Parent (“Parent Common Stock”), equal to the quotient of (A) the Series A Share Allocation (as hereinafter defined) and (B) the sum of (1) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (2) the total number of shares of Series A Preferred Stock issuable upon exercise of the in-the-money Company Warrants (as hereinafter defined) exercisable for shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (the quotient of (A) and (B), the “Series A Exchange Ratio”);

(ii) each share of Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the quotient of (A) the Series B Share Allocation (as hereinafter defined) and (B) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time;

(iii) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of shares of Parent Common Stock equal to the quotient of (A) the Common Share Allocation (as hereinafter defined) and (B) the sum of (1) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (2) the total number of shares of Company Common Stock issuable upon the exercise of the in-the-money Company Options (as hereinafter defined) and the in-the-money Company Warrants exercisable for shares of Common Stock outstanding immediately prior to the Effective Time (the quotient of (A) and (B), the “Common Stock Exchange Ratio”); and

(iv) each share of Series Junior Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”), of the Company issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of Parent Common Stock), equal to the quotient of (A) the Junior Share Allocation (as hereinafter defined) and (B) the total number of shares of Junior Preferred Stock outstanding immediately prior to the Effective Time.

      (b) Each share of Company Common Stock held by the Company (or held in the treasury of the Company) immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock held by Parent, Acquisition Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

      (c) Each share of the common stock, $0.01 par value per share, of Acquisition Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (d) Certain Definitions. For the purposes of this Agreement:

(i) “Common Share Allocation” shall mean 1,230,000.

(ii) “Junior Share Allocation” shall mean 4,744.

(iii) “Merger Consideration” shall mean (A) the number of shares of Parent Common Stock issued pursuant to Section 1.5(a), (B) the right to receive shares of Parent Common Stock out of the Escrow Funds pursuant to the terms of the Escrow Agreement, and (C) the cash in lieu of fractional shares paid to stockholders pursuant to Section 1.6.

(iv) “Series A Share Allocation” shall mean 5,831,470.

(v) “Series B Share Allocation” shall mean 1,133,786.

(vi) “Shares” shall mean all shares of Company Common Stock and Company Preferred Stock issued and outstanding at the Effective Time.

(vii) “Total Merger Shares” shall mean eight million two hundred thousand (8,200,000) shares of Parent Common Stock.

      (e) Stock Options.

      At the Effective Time, all rights with respect to Company Common Stock under each option issued by the Company then outstanding (each, a “Company Option”) shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) except that the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Common Stock Exchange Ratio and rounding up to the nearest cent, (iv) each Company Option shall be fully vested and immediately exercisable and (v) any restriction on the exercise of any such Company Option, other than any vesting provisions as provided in clause (iv), shall continue in full force and effect and the term and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 1.5(f) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. Each Company Option which is an incentive stock option within the meaning of Code Section 422(b) shall be adjusted as required by Section 424 of the Code, and the Treasury Regulations promulgated thereunder (including Proposed Treasury Regulations published in June of 2003), so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. Parent has reserved and shall continue to reserve adequate shares of Parent Common Stock for delivery upon exercise of any assumed Company Options. As provided in Section 5.15, Parent shall file a registration statement on Form S-8 with respect to the shares of Parent Common Stock subject to assumed Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding. As soon as practicable after the Effective Time, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing Parent’s assumption of the Company Option. For purposes of this Agreement, “in-the-money Company Options” shall mean all Company Options with an exercise price less than $1.00 per share of Company Common Stock.

      (f) Termination. All shares of Company Capital Stock, when so converted pursuant to Section 1.5(a) above, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions, if any, in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted, and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.8.

      (g) Average Parent Share Price. The “Average Parent Share Price” as of any date (the “Relevant Date”) means the average of the daily volume-weighted sales prices per share of Parent Common Stock on the NASDAQ for each of the 5 consecutive trading days ending on the trading day that is two calendar days prior to the Relevant Date, or, if such ending date does not fall on a trading day, then the trading day immediately preceding the second calendar day prior to the Relevant Date (the “Valuation Period”).

      (h) Warrants. Following the Effective Time, all warrants to purchase Company Common Stock or Company Preferred Stock (“Company Warrants”) shall remain in effect in accordance with their terms (as in effect as of the date of this Agreement) except that: (i) each Company Warrant shall be a warrant to purchase Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to such Company Warrant shall be equal to the number of shares of Company Common Stock or Company Preferred Stock, as applicable, immediately prior to the Effective Time multiplied by the Series A Exchange Ratio or Common Stock Exchange Ratio, as applicable, rounding down to the nearest whole share; and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant by the Series A Exchange Ratio or Common Stock Exchange Ratio, as applicable, and rounding up to the nearest cent. For purposes of this Agreement, “in-the-money Company Warrants” shall mean all Company Warrants, except for the Company Warrants listed on Schedule 1.5(h) of the Company Disclosure Schedule.

      SECTION 1.6     Payment of Merger Consideration.

      (a) Exchange of Certificates. Parent shall authorize American Stock Transfer Trust Agent or such other bank, trust company, or other person or persons as shall be reasonably acceptable to Parent and the Company, to act, at Parent’s expense, as Exchange Agent hereunder (the “Exchange Agent”). At least one calendar day prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Capital Stock converted in the Merger, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Capital Stock (net of shares deposited with the Escrow Agent pursuant to Section 1.6(b)) and cash, as required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). At the Closing, the Exchange Agent shall deliver to the Stockholders the shares of Parent Common Stock to be issued pursuant to Section 1.5(a) out of the Exchange Fund. Except as contemplated by Section 1.9, the Exchange Fund shall not be used for any other purpose.

      (b) Escrow Accounts. At the Closing, Parent shall deposit 854,700 shares of Parent Common Stock to be issued to the Company Stockholders pursuant to Section 1.5 (such number of shares of Parent Common Stock, the “Escrow Fund”) in an account with an escrow agent selected by Parent, subject to the consent of the Stockholder Representative (as hereinafter defined), such consent not to be unreasonably withheld, as escrow agent (the “Escrow Agent”) in accordance with the provisions of an Escrow Agreement in substantially the form of Exhibit E (the “Escrow Agreement”). The portion of the Escrow Fund that shall be deposited with respect to each Company Stockholder shall equal the total number of shares of Parent Common Stock included in the Escrow Fund multiplied by a fraction calculated by dividing (i) the number of  shares of Parent Common Stock that such Stockholder is entitled to receive pursuant to Section 1.5 divided by (ii) the total number of shares of Parent Common Stock to be distributed to the Company Stockholders pursuant to Section 1.5 (such percentage shall hereinafter be referred to as the “Pro Rata Portion”). The Escrow Fund shall be held in the escrow account until 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the two-year anniversary of the Closing Date and shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnitees may be entitled under Article VI, and for the payment of any obligation arising out of the Working Capital Adjustment in Section 1.9 hereof, and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. At the fifteen-month anniversary of the Closing Date (the “Fifteenth-Month Release Date”), all shares of Parent Common Stock, except for that number of shares of Parent Common Stock in the Escrow Fund equal to the quotient of (A) $2,000,000 and (B) the Average Parent Share Price as of the Fifteenth-Month Release Date shall be distributed to the Stockholders of Company in accordance with their Pro Rata Portion. At the two-year anniversary of the Closing Date, all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed to the Stockholders of the Company in accordance with their Pro Rata Portion.

      (c) Exchange Procedures. At least two calendar days prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock being converted in the Merger (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares). Subject to the provisions of this Section 1.6 regarding the Escrow Fund, upon surrender for cancellation to the Exchange Agent of a Certificate held by any record holder of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (a “Parent Certificate”) representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7, and any Certificate so surrendered shall forthwith be canceled.

      (d) Certificate Name. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any applicable transfer taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall provide evidence that any applicable transfer taxes have been paid.

      (e) Dissenting Shares. Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares (as hereinafter defined) or any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 1.15 and the DGCL. In the case of any shares of Company Common Stock or Company Preferred Stock with respect to which dissenters’ rights have not terminated as of the Effective Time, if such Shares become Dissenting Shares, payment shall be made in accordance with Section 1.15 and the DGCL, and if, instead, the dissenters’ rights with respect to such Dissenting Shares irrevocably terminate after the Effective Time, such Dissenting Shares shall be entitled to receive the Merger Consideration.

      SECTION 1.7     Dividends; Transfer Taxes; Withholding.

      No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive a certificate representing Parent Common Stock until such person surrenders the related Certificate or Certificates, as provided in Section 1.6, and no cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person shall so surrender the related Certificate or Certificates. Subject to the effect of Applicable Law (as hereinafter defined), there shall be paid to each record holder of a new certificate representing such Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent and duly paid to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

      SECTION 1.8     No Fractional Securities.

      No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Capital Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Parent Share Price as of the Closing Date by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.6 and this Section 1.8.

      SECTION 1.9     Working Capital Adjustment.

      (a) As promptly as practicable after the Closing but in no event later than thirty (30) Business Days (as hereinafter defined) following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (i) a consolidated statement of assets and liabilities of the Company as at the Closing Date immediately prior to the Effective Time (the “Closing Balance Sheet”), and (ii) a statement setting forth the difference, if any, of the Specified Assets over the Specified Liabilities (each as defined below) (such difference shall be referred to herein as the “Working Capital”), as determined by reference to the Closing Balance Sheet (and such statement shall be referred to herein as the “Working Capital Statement”). The Closing Balance Sheet and Working Capital Statement shall be prepared in conformity with United States generally accepted accounting principles (“GAAP”), subject only to the agreed upon modifications set forth on Schedule 1.9, and shall present fairly the balance of the Specified Assets and Specified Liabilities at the Closing Date immediately prior to the Effective Time. “Specified Assets” shall mean the sum of the following balance sheet line items: (i) cash and cash equivalents, (ii) restricted cash, which will not, without the consent of Parent, exceed one million eight hundred thousand dollars ($1,800,000), (iii) accounts receivable, (iv) costs and estimated earnings in excess of billings, (v) inventories, (vi) prepaid expenses and (vii) other assets required to be classified as “current assets” under GAAP consistently applied. “Specified Liabilities” shall mean the sum of the following balance sheet line items: (i) accounts payable, (ii) accrued expenses, (iii) accrued payroll, bonuses and vacation, (iv) current portion of capital leases, (v) deferred revenue, (vi) customer deposits, (vii) line of credit, (viii) current portion of restructure reserve and (ix) other liabilities required to be classified as “current liabilities” under GAAP consistently applied, including, without limitation, any severance, termination, commission or other fees or expenses payable by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement.

      (b) After the delivery to the Stockholder Representative of the Closing Balance Sheet and the Working Capital Statement in accordance herewith, Parent shall provide reasonable access to the Stockholder Representative and its advisors (including, without limitation, accountants) during normal business hours to the work papers, schedules, memoranda and other documents and information and data necessary to prepare the Closing Balance Sheet and Working Capital Statement for a period of twenty (20) Business Days after receipt by the Stockholder Representative of the Working Capital Statement and Closing Balance Sheet (the “Review Period”).

      (c) Prior to the expiration of the Review Period, the Stockholder Representative shall notify Parent of any objections or proposed changes to the Working Capital Statement or the Closing Balance Sheet. If the

Stockholder Representative fails to so notify Parent of any objections or proposed changes within the Review Period, if the Stockholder Representative notifies Parent that he has no objections or proposed changes to any of such items, or if the Stockholder Representative and Parent agree in writing on the resolution of all such objections or changes within ten (10) Business Days following delivery to Parent of such objections or proposed changes, the Closing Balance Sheet and the Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the Stockholder Representative and Parent shall fail to reach an agreement with respect to any objection or proposed change within ten (10) Business Days of delivery to Parent of any such objections or proposed changes (the “Dispute Period”), then all such disputed objections or changes shall, not later than five (5) Business Days after the end of the Dispute Period, be submitted for resolution to the Los Angeles office of PricewaterhouseCoopers or any other “Big Four” accounting firm mutually acceptable to Parent and the Stockholder Representative (the “Auditor”). The Stockholder Representative and Parent shall use reasonable efforts to cause the report of the Auditor to be rendered within twenty (20) Business Days after its appointment, and the Auditor’s determination as to the resolution of all such disputed objections or changes to any of such statements will be final and binding. The Parent, on the one hand, and the Stockholders, on the other, shall bear the costs and expenses of the Auditor equally.

      (d) If the Working Capital as finally determined pursuant to Section 1.9(c) hereof (the “Final Working Capital”) is less than $4,000,000 (the “Target Working Capital”), Parent shall be entitled to instruct the Escrow Agent to return to Parent from the Escrow Fund that number of shares of Parent Common Stock (valued at the Average Parent Share Price as of the date that the Working Capital Statement became final and binding pursuant to Section 1.9(c)) equal to the dollar amount of such deficiency. Any adjustment made pursuant to this Section 1.9(d) shall be referred to herein as the “Working Capital Adjustment”.

      SECTION 1.10     No Further Ownership Rights in Company Common Stock.

      All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof, together with any cash paid pursuant to Sections 1.7 and 1.8 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

      SECTION 1.11     Closing of Company Transfer Books.

      At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, such Certificates shall be canceled and, if appropriate, exchanged as provided in this Article I.

      SECTION 1.12     Lost Certificates.

      If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

      SECTION 1.13     Return of Exchange Fund.

      Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for six (6) months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former stockholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Capital Stock for any such shares of

Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 1.14     Further Assurances.

      If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

      SECTION 1.15     Dissenters’ Rights.

      Shares of Company Common Stock and Company Preferred Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal have been properly made in accordance with the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration otherwise payable with respect to such shares of Company Common Stock or Company Preferred Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Merger Consideration in accordance with this Agreement. The Company will give Parent prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of shares of Company Common Stock or Company Preferred Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Merger Consideration that would otherwise have been payable with respect to Dissenting Shares if such shares of Company Common Stock or Company Preferred Stock were not Dissenting Shares will be retained by Parent.

      SECTION 1.16     Closing.

      The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Ave., Los Angeles, California, at 10:00 a.m., local time, no later than the second Business Day following the date on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Parent, Acquisition Sub and the Company shall agree (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF PARENT AND ACQUISITION SUB

      Each representation and warranty set forth below is qualified by any exception or disclosure set forth in the disclosure schedule dated the date hereof and delivered on the date hereof by Parent to the Company (the “Parent Disclosure Schedule”). Any exception or disclosure set forth in the Parent Disclosure Schedule is deemed to be given only with respect to the Section in which it appears and any other Section expressly cross-referenced therein or in which such exception or disclosure would be appropriate and reasonably apparent. Parent and Acquisition Sub, jointly and severally, represent and warrant to the Company as follows:

      SECTION 2.1     Organization, Standing and Power.

      Each of Acquisition Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Acquisition Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Parent. For purposes of this Agreement, “Material Adverse Effect on the Parent” means any event, circumstance or change (i) that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, capitalization, condition or results of operation of Parent and its Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay or impair the ability of the Parent or Acquisition Sub to consummate the transactions contemplated by this Agreement, the Escrow Agreement or the Registration Rights Agreement or to perform any of its obligations under this Agreement, the Escrow Agreement or the Registration Rights Agreement; provided, however, that any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent and its Subsidiaries participate, the U.S. economy as a whole or foreign economies in any locations where Parent or its Subsidiaries has material operations or sales, shall not be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Parent contained in this Agreement shall be deemed to refer solely to the Parent and its Subsidiaries without including its ownership of the Company after the Merger. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and, prior to the Effective Time, will not have engaged in any other business activities.

      SECTION 2.2     Capital Structure.

      (a) As of the date hereof, the authorized capital stock of Parent (the “Parent Capital Stock”) consists of 3,000,000 shares of Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”) and 30,000,000 shares of Parent Common Stock, par value $0.01 per share. As of the date hereof, (i) 14,853,512 shares of Parent Common Stock are outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (ii) no shares of Parent Preferred Stock are outstanding; (iii) 727,138 shares were reserved for issuance to employees pursuant to the 1989 Key Employee Stock Option Plan; (iv) 1,969,250 shares were reserved for issuance to employees pursuant to the 1999 Stock Option Plan (together with the 1989 Key Employee Stock Option Plan, the “Parent Incentive Plans”); and (v) no shares were reserved for issuance pursuant to warrants. As of the date hereof, no shares of Parent Capital Stock are held in Parent’s treasury. Stock options granted by Parent pursuant to Parent Incentive Plans are collectively referred to herein as “Parent Options”. To Parent’s knowledge, there is no basis for any claim against Parent or Acquisition Sub by any current or former holder of Parent Capital Stock with respect to the transactions contemplated by this Agreement, the Escrow Agreement or the Registration Rights Agreement.

      (b) Except as set forth in Section 2.2(b) or the Parent SEC Documents filed prior to the date hereof, there is no (i) option, warrant, call, right or similar agreement to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of

Parent Capital Stock or other securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right or similar agreement; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Parent Capital Stock or other securities of Parent; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”); or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Parent Capital Stock or other securities of Parent. All outstanding Parent Options, all outstanding shares of Parent Capital Stock and all outstanding shares of capital stock of each Subsidiary of Parent have been granted and issued, and all Parent Options and shares of Parent Capital Stock to be granted and issued pursuant to the Parent Incentive Plans prior to the Closing will be granted and issued, in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all requirements set forth in applicable contracts.

      (c) Except as set forth in Section 2.2(c) or the Parent SEC Documents filed prior to the date hereof, of the Parent Disclosure Schedule, Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

      SECTION 2.3     Authority.

      On or prior to the date of this Agreement, the Board of Directors of Parent (at a meeting duly called and held) have declared the Merger advisable and fair to and in the best interests of Parent and its stockholders, approved the Share Issuance and recommended for approval the Share Issuance to Parent’s stockholders. Each of Parent and Acquisition Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, the Registration Rights Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Share Issuance, to the Parent Stockholder Approval (as defined hereinafter). The execution and delivery of this Agreement, the Escrow Agreement and the Registration Rights Agreement by each of Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all Board of Directors’ action) on the part of Acquisition Sub and Parent, subject to (a) the filing of the Certificate of Merger as required by the DGCL and (b) the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Acquisition Sub and Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of the Agreement on the Company) constitutes the legal, valid and binding obligation of Acquisition Sub and Parent enforceable against each of them in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. The Registration Rights Agreement and the Escrow Agreement will be duly executed and delivered by Parent at the Effective Time and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of the Registration Rights Agreement on the Escrow Agreement on the other parties thereto) constitutes the legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity. The filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), for the purpose of registering shares of Parent Common Stock, which include those shares of Parent Common Stock to be issued in the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the “Registration Statement”) has been duly authorized by Parent’s Board of Directors.

      SECTION 2.4     Consents and Approvals; No Violation.

      Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement, the Escrow Agreement and the Registration Rights Agreement do not, and, subject to the Parent Stockholder

Approval, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens (as defined below)), security interest, charge or encumbrance upon any of the material properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the Bylaws of Parent, each as amended to date, or any resolution adopted by the Stockholders of Parent, the Board of Directors of Parent, or any committee of the Board of Directors of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent’s Subsidiaries, or any resolution adopted by the Stockholders of such Subsidiary, the Board of Directors of such Subsidiary, or any committee of the Board of Directors of such Subsidiary, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license binding on Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Acquisition Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the “State Takeover Approvals”), (v) applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and the Nasdaq National Market System (the “NASDAQ”), (vi) any of such items as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement, “Permitted Liens” shall mean (i) Liens (as hereinafter defined) for Taxes, assessments and governmental charges due and being contested in good faith; (ii) any imperfections of title or similar Liens, that individually or in the aggregate, are not substantial in character or amount or do not materially detract from the value of the assets subject thereto; (iii) Liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; and (iv) any statutory Liens claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets subject thereto or that relate to obligations that are not due or delinquent.

      SECTION 2.5     Parent Common Stock to be Issued in the Merger.

      Subject to the Parent Stockholder Approval, all of the shares of Parent Common Stock issuable in exchange for Company Capital Stock at the Effective Time in accordance with this Agreement and upon exercise of Company Options and Company Warrants after the Effective Time will be, when so issued, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free of preemptive rights created by statute, Parent’s Certificate of Incorporation or Bylaws or any agreement to which Parent is a party or by which Parent is bound, (iii) the subject of an effective Registration Statement under the Securities Act or issued in a transaction exempt from registration under the Securities Act, (iv) registered under the Exchange Act and (v) registered or exempt from registration under applicable Blue Sky Laws.

      SECTION 2.6     Information Supplied.

      None of the information supplied or to be supplied by Parent or Acquisition Sub for inclusion or incorporation by reference in: (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/ Prospectus (as hereinafter defined) will, at the date mailed to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger and the approval of the Share Issuance, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the Exchange Act.

      SECTION 2.7     Absence of Certain Changes or Events.

      Except as set forth in Section 2.7 of the Parent Disclosure Schedule from August 31, 2003 (the ‘‘Parent Balance Sheet Date”) until the date hereof, (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business consistent with past practices, (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no dividend or distribution of any kind declared, paid or made in respect of any class of stock of Parent or any of its Subsidiaries or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (iv) there has been no creation or assumption by Parent or any of its Subsidiaries of any Lien (as hereinafter defined), except Permitted Liens, on any material asset, (v) there has been no transaction or commitment made, or any contract or agreement entered into, by Parent or any of its Subsidiaries outside of the ordinary course of business relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Parent or any of its Subsidiaries of any contract, agreement or other right, in either case, material to Parent and any of its Subsidiaries outside of the ordinary course of business, taken as a whole, (vi) there has been no change by Parent or any of its Subsidiaries in any of its accounting principles, practices or methods, (vii) there has not been any material change in the amount or terms of the indebtedness of Parent or any of its Subsidiaries from Parent Balance Sheet Date, (viii) there has been no event causing a Material Adverse Effect on Parent, and (ix) there has been no amendment to the Certificate of Incorporation or Bylaws of Parent.

      SECTION 2.8     Actions and Proceedings.

      Except as set forth in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or its Subsidiaries, or, to the knowledge of Parent, against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of Parent or its Subsidiaries, as such, any of their respective properties, assets or business or any Parent Plan that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by Parent or its Subsidiaries. Except as set forth in the Parent SEC Documents filed prior to the date hereof and except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers’ compensation) pending or, to the knowledge of Parent, threatened against or affecting Parent, its

Subsidiaries, any present or former directors, officers, employees, consultants, agents or stockholders or Parent or its Subsidiaries, or any of their respective properties, assets or business or any Parent Plan.

      SECTION 2.9     Liabilities; Products.

      (a) Except as fully reflected or reserved against in the Parent’s most recent financial statements or disclosed in the footnotes thereto, Parent and its Subsidiaries at the Parent Balance Sheet Date (i) had no material liabilities, absolute or contingent (including Tax liabilities) that would have been required to be reflected on the Parent Balance Sheet in accordance with GAAP and (ii) had no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of one hundred fifty thousand dollars ($150,000), whether or not required to be reflected on the Parent Balance Sheet in accordance with GAAP.

      (b) Except as disclosed in the Parent SEC Documents filed prior to the date hereof, neither Parent nor any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim that, individually or in the aggregate, would have a Material Adverse Effect on the Parent

      SECTION 2.10     Required Vote of Parent Stockholders.

      The affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock is required to approve the Share Issuance. No other vote of the security holders of Parent is required by law, Parent’s Certificate of Incorporation or the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

      SECTION 2.11     Compliance with Applicable Law.

      Except as set forth in Section 2.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals would not have a Material Adverse Effect on Parent (the “Parent Permits”). Except as set forth in Section 2.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries are in compliance with the terms of Parent Permits, except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 2.11 of the Parent Disclosure Schedule, the businesses of Parent and its Subsidiaries have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses (“Applicable Law”), except where non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 2.11 of the Parent Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Parent or its Subsidiaries is pending. To the knowledge of Parent, no Governmental Entity has indicated an intention to conduct any such investigation or review.

      SECTION 2.12     SEC Documents and Other Reports; Sarbanes-Oxley Matters.

      (a) Parent has filed all required documents with the SEC since December 31, 1999 (together with those documents that Parent is required to or may file after the date hereof, the “Parent SEC Documents”). As of the respective dates such documents were filed with the SEC (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which will not, individually or in the aggregate, be material in amount). Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as required by generally accepted accounting principles, Parent has not, since September 30, 2003, made any change in the accounting practices or policies applied in the preparation of financial statements.

      (b) Parent has in place the “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act. Parent’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor its Subsidiaries is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).

      (c) Parent and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain proper and adequate internal accounting controls.

      (d) The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Parent nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

      (e) Neither Parent nor its Subsidiaries has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent. No loan or extension of credit is maintained by Parent or its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

      SECTION 2.13     Brokers.

      Except for Ferris, Baker Watts, Inc., no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees are contemplated.

      SECTION 2.14     Opinion of Financial Advisor.

      Parent has received the opinion of Ferris, Baker Watts, Inc., dated November 21, 2003, to the effect that, as of such date, the Merger Consideration is fair to Parent from a financial point of view, a signed copy of which has been delivered to the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the disclosure schedule dated the date hereof and delivered on the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which exceptions specifically reference the Sections to be qualified. Any exception or disclosure set forth in the Company Disclosure Schedule is deemed to be given only with respect to the Section in which it appears and any other Section expressly cross-referenced therein or in which such exception or disclosure would be appropriate and reasonably apparent. The Company represents and warrants to Acquisition Sub and Parent as follows:

      SECTION 3.1     Organization, Standing and Power.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority (i) to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, “Material Adverse Effect on the Company” means any event, circumstance or change (i) that is or could reasonably be expected to be materially adverse to the business, operations, assets, condition or results of operation of the Company and its Subsidiaries, taken as a whole, or (ii) that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company and it Subsidiaries participate, the U.S. economy as a whole or foreign economies in any locations where the Company or its Subsidiaries has material operations or sales shall not be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company contained in this Agreement shall be deemed to refer solely to the Company and its Subsidiaries without including its ownership by the Parent after the Merger.

      SECTION 3.2     Capital Structure.

      (a) As of the date hereof, the authorized capital stock of the Company (the “Company Capital Stock”) consists of 23,200,000 shares of Series A Preferred Stock, 12,000,000 shares of Series A-DIV Preferred Stock, 6,500,000 shares of Series B Preferred Stock, 2,800,000 shares of Series B-DIV Preferred Stock, 23,200,000 shares of Junior Preferred Stock (collectively the Series A Preferred Stock, the Series A-DIV Preferred Stock, the Series B Preferred Stock, the Series B-DIV Preferred Stock, and the Junior Preferred Stock, the “Company Preferred Stock”), and 63,000,000 shares of Company Common Stock. As of the date hereof, (i) 13,576,150 shares of Company Common Stock are outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (ii) 22,950,784 shares of Series A Preferred Stock are outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (iii) no shares of Series A-DIV Preferred Stock are outstanding; (iv) 4,256,406 shares of Series B Preferred Stock are outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (v) no shares of Series B-DIV Preferred Stock are outstanding; (vi) 22,790 shares of Junior Preferred Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights; (vii) 4,052,576 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2000 Stock Option Plan; (viii) 5,980,000 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2000 Restricted Stock Plan and 3,700,000 shares of Company Common Stock were reserved for issuance to employees pursuant to the 2003 Restricted Stock Plan (together with the 2000 Stock Option Plan, the “Company Incentive Plans”); and (ix) 202,355 shares were reserved for issuance pursuant to outstanding warrants. No shares of Company Capital Stock are held by any Subsidiary of the Company. On the date hereof, the Company Common Stock and the Company Preferred Stock are held of record by the persons and in the amounts with the corresponding certificate numbers set forth in Section 3.2(a) of the Company Disclosure Schedule. To the Company’s knowledge, there is no basis for any claim against the Company by any current or former holder of Company Capital Stock with respect to the transactions contemplated by this Agreement.

      (b) Section 3.2(b) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding option, warrant, call, right to acquire or similar agreement with respect to any shares of Company Capital Stock, including the Company Options, to which the Company is a party or by which the Company is bound, including the holder, date of grant, term, acceleration of vesting or exercisability, if any, exercise price and number of shares of Company Capital Stock subject thereto. Except as set forth on Section 3.2(b) of the Company Disclosure Schedule and except for the Company Options, there is no (i) option, warrant, call, right or similar agreement to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or other securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right or similar agreement; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Capital Stock or other securities of the Company; or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”). All outstanding Company Options, all outstanding shares of Company Capital Stock and all outstanding shares of capital stock of each Subsidiary of the Company have been granted and issued, and all Company Options and shares of Company Capital Stock to be granted and issued pursuant to the Company Incentive Plans prior to the Closing will be granted and issued, in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all requirements set forth in applicable contracts. The Company has not breached any of its obligations under that certain Agreement and Plan of Merger among the Company, Vytek/ Stellcom Acquisition Corp. and Stellcom, Inc., dated as of November 12, 2002.

      (c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other securities of the Company or any capital stock or other securities of any Subsidiary of the Company. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, except Permitted Liens. Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Section 3.2(c) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each of the Company’s Subsidiaries. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is party to or bound by any agreement or commitment pursuant to which the Company or any Subsidiary of the Company is or would be required to register any securities under the Securities Act.

      (d) Section 3.2(d) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each entity in which the Company owns an equity interest (other than a Subsidiary), including the number of outstanding shares of the stock of each such entity, the percentage interest represented by the Company’s ownership in the entity, and the date of acquisition of the ownership interest in any such entity.

      (e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, all outstanding shares of Company Preferred Stock are convertible into shares of Company Common Stock. There are no declared and unpaid dividends or, except as set forth in Section 3.2(e) of the Company Disclosure Schedule, registration rights existing with respect to the Company Preferred Stock or the Company Common Stock.

      SECTION 3.3     Authority.

      On or prior to the date of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the DGCL, and recommended the adoption of this Agreement by the Company’s stockholders. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the Company Stockholder Approval. The execution and delivery of this Agreement and the Escrow Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to (a) the Company Stockholder Approval and (b) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Acquisition Sub and the validity and binding effect of the Agreement on Parent and Acquisition Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

      SECTION 3.4     Consents and Approvals; No Violation.

      Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Escrow Agreement do not, and, subject to the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens), security interest, charge or encumbrance upon any of the material properties or assets of the Company under, any provision of (i) the Company Certificate of Incorporation or the Bylaws of the Company, (ii) any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, (iii) any loan or credit agreement, note, guarantee, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license binding on the Company or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of each of clauses (iii) and (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Escrow Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Escrow Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) the filing of Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement or the Escrow Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) applicable requirements, if any, of Blue Sky Laws, (vi) any of such items as may be required under foreign laws and (vii) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      SECTION 3.5     Financial Statements.

      (a) The Company has furnished Parent with copies of the following (collectively, the “Company Financial Statements”): (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2001 and December 31, 2002, including the separate audited consolidated balance sheets of Stellcom, Inc., a California corporation (“Stellcom”) as of such dates, (ii) the related audited statements of operations for the years ended December 31, 2001 and December 31, 2002, including the related audited statements of operations of Stellcom for such periods, (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2003, and the related unaudited statements of operations and cash flows for the ten months ended October 31, 2003. The balance sheet of the Company as of October 31, 2003 is referred to herein as the “Company Balance Sheet” and the date thereof is referred to herein as the “Company Balance Sheet Date.” The Company Financial Statements are included as Section 3.5 of the Company Disclosure Schedule.

      (b) The Company Financial Statements: (i) have been prepared from the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as noted in the Company Financial Statements (except that unaudited Company Financial Statements omit notes thereto); and (iii) present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries at such dates and the consolidated results of their operations for the fiscal periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein which will not, individually or in the aggregate, be material in amount).

      (c) The Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has, and no employee, agent or stockholder of the Company of any of its Subsidiaries (in their capacity as such as purporting to act in such capacity or on behalf of or in connection with the business or affairs of the Company and its Subsidiaries), directly or indirectly has misappropriated any funds of any such entity or received or retained any misappropriated funds.

      SECTION 3.6     Information Supplied.

      None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement/ Prospectus will, at the date mailed to stockholders and at the times of the meetings of stockholders of the Company and Parent to be held in connection with the Merger and the approval of the Share Issuance contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Registration Statement, the Company shall notify Parent of such event as soon as possible after the occurrence of said event and shall reasonably cooperate with Parent’s efforts to prepare and promptly file an appropriate amendment or supplement with the SEC and, as required by law, disseminate such amendment or supplement to the stockholders of the Company. The Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by any Person other than the Company and its Subsidiaries and their respective officers, directors and stockholders that is contained in or omitted from any of the foregoing documents.

      SECTION 3.7     Absence of Certain Changes or Events.

      Except as set forth in Section 3.7 of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, (i) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, in excess of one hundred thousand dollars ($100,000), that is not in the ordinary course of business consistent with past practices, (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (iii) there has been no change in the capital stock of the Company and no dividend or distribution of any kind has been declared, paid or made in respect of any class of stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (iv) there has been no creation or assumption by the Company or any of its Subsidiaries of any material Lien (as hereinafter defined) on any material asset, (v) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries outside of the ordinary course of business relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract, agreement or other right, in either case, material to the Company and its Subsidiaries outside of the ordinary course of business, taken as a whole, (vi) there has been no change by the Company or any of its Subsidiaries in any of its accounting principles, practices or methods, (viii) there has not been (A) any adoption of a new Company Plan (as hereinafter defined), (B) any amendment to a Company Plan increasing benefits thereunder, (C) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date, (D) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, other than routine increases consistent with past practices, (E) any payment of bonuses or other incentive compensation by the Company or any of its Subsidiaries to any employees, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date or (F) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (ix) there has not been any material change in the amount or terms of the indebtedness of the Company or any of its Subsidiaries from the Company Balance Sheet Date, (x) there has been no event causing a Material Adverse Effect on the Company, and (xi) there has been no amendment to the Certificate of Incorporation or Bylaws of the Company.

      SECTION 3.8     Tax Matters.

      Except as otherwise set forth in Section 3.8 of the Company Disclosure Schedule (i) the Company and each of its Subsidiaries have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns (as hereinafter defined) that they are required to have filed, and all Tax Returns filed by the Company and its Subsidiaries are true, correct, and complete; (ii) the Company and each of its Subsidiaries has timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and have adequately reserved in the Company Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof; (iii) the Company and each of its Subsidiaries have complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) the Company and its Subsidiaries have no present or contingent liability for Taxes, other than Taxes incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which remains open; (vi) no claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has knowledge that any such action or proceeding is being contemplated; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or otherwise resolved, and the Company has no knowledge of any basis upon which any additional material Tax deficiency could be asserted; (viii) no federal income Tax Return that was filed by the Company or its Subsidiaries contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code; (ix) neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes; (xi) neither the Company nor any of its Subsidiaries has agreed, and none is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of other law; (xii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of any other law) for any taxable period, other than a group the common parent of which is the Company; (xiii) neither the Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person to pay any amount with respect to Taxes of such other person (including pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (xiv) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (xv) neither the Company nor any of its Subsidiaries has in effect an election under prior Section 341(f) of the Code; (xvi) there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable; (xvii) neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code; (xviii) neither the Company nor any of its Subsidiaries has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code (or similar provisions of other laws), and neither the Company nor any of its Subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time; (xix) valid elections under Section 83(b) of the Code are in effect with respect to all each share of Company Capital Stock that is subject to a risk of forfeiture or subject to a right of repurchase by the Company and is issued and outstanding as of the Effective Time; (xx) neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes; (xxi) Section 3.8(a)(xxi) of the Company Disclosure Schedule sets forth (A) all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest and (B) with respect to the Company and each of its Subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity; (xxii) neither the Company nor any of its Subsidiaries has owned or currently owns an interest in an entity that is not a United States person (as defined in the Code); and (xxiii) to the knowledge of the Company, there are no facts relating to the Company or the Stockholders that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of this Agreement: (i) “Taxes” means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or estimated tax, or other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

      SECTION 3.9     Actions and Proceedings.

      Except as set forth in Section 3.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries, as such, any of their respective properties, assets or business or any Company Plan that would reasonably be expected to result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its Subsidiaries. Except as set forth in Section 3.9 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers’ compensation) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former directors, officers, employees, consultants, agents or stockholders or the Company or any of its Subsidiaries, or any of their respective properties, assets or business or any Company Plan.

      SECTION 3.10     Certain Agreements.

      (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, no officer or employee of the Company or any of its Subsidiaries has an employment agreement, severance agreement or similar arrangement, whether oral or written that is not terminable on notice by the Company or such Subsidiary without cost or other liability to the Company in excess of ten thousand dollars ($10,000). Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan relating to the compensation of employees of the Company or any of its Subsidiaries, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the “Company Compensation Agreements”), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Capital Stock, or shares of Company Capital Stock granted in connection with the performance of services for the Company or any of its Subsidiaries, is or will be entitled to receive cash from the Company or any of its Subsidiaries in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section 3.10(a) of the Company Disclosure Schedule sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Company Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of any indebtedness owed to the Company and its Subsidiaries from each officer or director and any indebtedness in excess of ten thousand dollars ($10,000) owed to the Company and its Subsidiaries from each non-officer employee of the Company or any of its Subsidiaries.

      (b) Set forth in Section 3.10(b) of the Company Disclosure Schedule is a list, as of the date hereof, of all contracts (including all distribution contracts, supply contracts, any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties, assets or operations of the Company is subject) which provide for payments to the Company in excess of two hundred fifty thousand dollars ($250,000) and that: (i) contain non-competition restrictions, including restrictions relating to the conduct of the Company’s and its Subsidiaries’ business, the sale of the Company’s and its Subsidiaries’ products or geographic restrictions, in any case that would prohibit or restrict Parent or any of its Subsidiaries from conducting the business of the Company and its Subsidiaries’ as presently conducted or that require any consent or other action by any Person for, or will be subject to default, termination, repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby; (ii) relate to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (iii) are partnership, joint venture or distribution, joint marketing or development agreements or other similar contracts, arrangements or agreements, directly affecting the Company or any of its Subsidiaries; (iv) require the Company or any of its Subsidiaries to grant “most favored customer” pricing to any other person; (v) provide for liquidated damages upon failure to meet performance or quality milestones; (vi) involve any lease of personal property having a value individually in excess of one hundred thousand dollars ($100,000); (vii) any agreement of indemnification or guaranty; (viii) any agreement relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s or its Subsidiaries’ business; or (ix) are otherwise material to the Company and its Subsidiaries, taken as a whole. Prior to the date hereof, the Company has provided or made available true and complete copies of all such contracts (each a “Company Significant Contract” and, collectively, “Company Significant Contracts”) to Parent.

      (c) Each Company Significant Contract is a legal, valid and binding agreement of the Company and, to the knowledge of the Company, each other party thereto. To the knowledge of the Company, none of such Company Significant Contracts has been canceled by the other party thereto. To the knowledge of the Company, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any Company Significant Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject. The Company is not in receipt of any claim of default under any Company Significant Contract. There are no contracts or agreements of the Company having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or, to the knowledge of the Company, would impair Parent’s ability to conduct its business.

      SECTION 3.11     ERISA.

      (a) Each Company Plan is listed in Section 3.11(a) of the Company Disclosure Schedule. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report for any Company Plan subject to Title IV of ERISA, (vii) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy and (ix) the most recent forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Each Company Plan has been operated in accordance with its terms and in compliance in all material respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. None of the Company Plans is subject to Section 412 of the Code or Title IV of ERISA, nor does the Company have any liability (contingent or otherwise) pursuant to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any ERISA affiliate has or had any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), nor could the Company have any liability with respect to any such plan.

      (b) Except as listed in Section 3.11(b) of the Company Disclosure Schedule, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other Applicable Law (except with respect to contributions required under the terms of any Company Plan). All

Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and nothing has occurred that could reasonably be expected to result in the loss of each such Company Plan’s qualified status. Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or state continuation coverage law.

      (c) As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA, a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company, any of its Subsidiaries or any of its ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under these sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

      (d) Section 3.11(d) of the Company Disclosure Schedule contains a list of all (i) severance and employment agreements with employees of the Company, each of its Subsidiaries and each ERISA Affiliate, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company, each of its Subsidiaries and each ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

      (e) There is no Company Plan that is maintained outside the United States.

      SECTION 3.12     Liabilities; Products.

      (a) Except as fully reflected or reserved against in the Company Financial Statements or disclosed in the footnotes thereto, or as disclosed in Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries at the Company Balance Sheet Date (i) had no material liabilities (including Tax liabilities), absolute or contingent, that would have been required to be reflected on the Company Balance Sheet in accordance with GAAP and (ii) had no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type in excess of fifty thousand dollars ($50,000), whether or not required to be reflected on the Company Balance Sheet in accordance with GAAP.

      (b) Neither the Company nor any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim.

      (c) The Company has provided in Section 3.12(c) of the Company Disclosure Schedule a schedule of products in development as of the date hereof. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company and its Subsidiaries are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the sales brochures of the Company and its Subsidiaries, (ii) comply with applicable regulatory requirements and (iii) avoid claims of the type described in Section 3.12(b). Section 3.12(c) of the Company Disclosure Schedule contains a list of the countries in which the Company’s products have received or are in the process of receiving regulatory clearance.

      SECTION 3.13     Labor Matters.

      Except as set forth on Section 3.13 of the Company Disclosure Schedule:

(a) No collective bargaining agreement exists that is binding on the Company or any Subsidiary, and no organizing activity has been undertaken with respect to any employees, and no petition has been filed or proceeding instituted by an employee or group of employees of the Company or any Subsidiary with any labor relations board seeking recognition of a bargaining representative. To the knowledge of the Company, no organizational effort is currently being made or threatened on behalf of any labor union to organize any of their respective employees of the Company or any Subsidiary.

(b) There is no labor strike, dispute, slow down or stoppage pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any notice or has any knowledge of any pending or threatened labor, wage and hour, workers’ compensation, wrongful termination, discrimination, breach of contract or other employment-related claim, dispute, controversy, grievance or proceeding with respect to claims of, or obligations to, any current or former employee or group of employees of the Company or any Subsidiary.

(c) Except as would not result in a Material Adverse Effect on the Company, all individuals who are performing or have performed consulting or other services for the Company, any Subsidiary or any Affiliate thereof, whether as consultants, independent contractors, agents or otherwise, are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification under all applicable laws. There are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary by or on behalf of any such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Entity. There is no labor union representing any such individuals or, to the knowledge of the Company, any organizational effort currently being made by or on behalf of any labor organization to organize any such individuals.

(d) The Company has made available to Parent a complete and accurate list of the name of each officer, employee and consultant of the Company and its subsidiaries, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received notice that any such person will or may cease to be engaged by the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement.

(e) The Company and its Subsidiaries are in compliance with all Applicable Laws respecting employment, employment practices, and terms and conditions of employment, except to the extent that non-compliance would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(f) The Company and its Subsidiaries have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

      SECTION 3.14     Intellectual Property.

      (a) As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets. “Company Intellectual Property” shall mean all Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries that is used in the business as currently conducted by the Company or any of its Subsidiaries. Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of all registered Company Intellectual Property.

      (b) Each of the Company and its Subsidiaries has taken commercially reasonable steps, consistent with applicable industry standards, to protect its rights in the Company Intellectual Property. Without limiting the foregoing, the Company has and enforces a policy requiring each of the employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any of its Subsidiaries to enter into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms and all current and former employees (other than non-technical employees who have not contributed in any way to the development or creation of any Company Intellectual Property), consultants and contractors of the Company or any of its Subsidiaries have executed such an agreement. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has disclosed, nor is the Company or any of its Subsidiaries under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the Company’s knowledge, no person has materially breached any such agreement or undertaking.

      (c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property, free and clear of any and all Liens, except Permitted Liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary of the Company to another person in the ordinary course of business), and neither the Company nor any Subsidiary has received any notice or claim challenging the Company’s or any of its Subsidiaries’ ownership of the Company Intellectual Property or asserting that any other person has any claim of legal or beneficial ownership with respect thereto, nor, to the Company’s knowledge, is there a reasonable basis for any claim that the Company or any of its Subsidiaries does not so own or license any of such Company Intellectual Property.

      (d) To the Company’s knowledge, the Company Intellectual Property is valid, enforceable and subsisting. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging or questioning the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable or has been misused, and, with respect to the Patents contained within the Company Intellectual Property, the Company has disclosed material prior art, of which the Company had knowledge, in the prosecution of its Patents in accordance with its obligations pursuant to 37 C.F.R. section 1.56.

      (e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action (including the manner in which it has conducted its business, or used or enforced, or failed to use or enforce, any of the Company Intellectual Property) that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Intellectual Property; and (ii) all Company Intellectual Property has been either registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered Company Intellectual Property, including any Company Intellectual Property for which applications have been made or registration is pending.

      (f) Section 3.14(f)(1) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all material agreements currently in effect granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property, other than standard desktop software applications used generally in the Company’s or any of its Subsidiaries’ operations. Section 3.14(f)(2) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all license agreements currently in effect under which the Company or any of its Subsidiaries licenses or grants any other rights under any Company Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any of its Subsidiaries to end-user customers that have purchased or licensed products.

      (h) To the Company’s knowledge, none of the products, processes, services or other technology or materials, or any Intellectual Property developed, used, leased, licensed, sold, imported or otherwise distributed or disposed of, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property of any third party, and, except as set forth in Section 3.14(h) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor, to the Company’s knowledge, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by the Company or any Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any Subsidiary to any person. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property. To the Company’s knowledge, no product, technology, service or publication of the Company or any of its Subsidiaries violates any law or regulation.

      (i) To the Company’s knowledge, no employee or independent contractor of the Company or any of its Subsidiaries is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company’s business as presently conducted.

      SECTION 3.15     State Anti-Takeover Laws.

      The Board of Directors of the Company has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to render any applicable anti-takeover provisions of the DGCL inapplicable to the Merger, this Agreement, and the transactions contemplated hereby. No other state takeover statute or similar charter or bylaw provisions is applicable to the Merger, this Agreement, and the transactions contemplated hereby.

      SECTION 3.16     Required Vote of Company Stockholders.

      The affirmative vote of (i) the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, is required to adopt this Agreement. The affirmative vote of (i) the holders of a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting together as a single class, (ii) the holders of a majority of the outstanding shares of each of Series A Preferred Stock and Series B Preferred Stock, voting separately as a single class and (iii) the required vote pursuant to Section 242 of the DGCL is required to approve the Certificate Amendment. No other vote of the security holders of the Company, including without limitation the holders of preferred stock, is required by law, the Company Certificate or the Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

      SECTION 3.17     Compliance with Applicable Law.

      Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their businesses would not have a Material Adverse Effect on the Company (the “Company Permits”). Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries have been and are being conducted in material compliance with all Applicable Law. Except as set forth in Section 3.17 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending. To the knowledge of the Company, no Governmental Entity has indicated an intention to conduct any such investigation or review.

      SECTION 3.18     Accounts Receivable.

      All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the Company Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, (ii) to the knowledge of the Company, constitute valid claims, and (iii) are good and collectible (provided at the aggregate recorded amounts thereof (net of such reserves) and are not subject to any valid recourse, defense, deduction, return of goods, counterclaim, or offset, except in the case of a bankruptcy, insolvency, liquidation or winding-up of the applicable customers.

      SECTION 3.19     Inventories.

      Except as set forth in Section 3.19 of the Company Disclosure Schedule, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable (in the case of raw materials or work in progress) or saleable (in the case of finished goods) in the ordinary course of business, are not in excess of a twelve month usage of such items and are saleable with a value (net of reserves) at prevailing market prices not to exceed one hundred thousand dollars ($100,000). Except as set forth in Section 3.19 of the Company Disclosure Schedule, to the Company’s knowledge, the quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Company Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries as of the date hereof.

      SECTION 3.20     Environmental Matters.

      (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits necessary for the operation of the business of the Company and the Subsidiaries, and are in compliance with their requirements, and have resolved all past known non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

      (b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s properties or any other properties, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company’s or its Subsidiaries’ properties or any other property but arising from the Company’s or its Subsidiaries’ current or former properties or operations, or (iii) any knowledge , nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company’s or its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or its Subsidiaries’ current or former properties or operations or any other properties.

      (c) No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

      (d) Except as disclosed in Section 3.20(d) of the Company Disclosure Schedule, there are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

      SECTION 3.21     Suppliers and Customers.

      During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any notice of termination or written threat of termination from any of the twenty (20) largest suppliers or any of the twenty (20) largest distributors or customers of the Company and its Subsidiaries disclosed in Section 3.21 of the Company Disclosure Schedule, or to the knowledge of the Company, any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any of its Subsidiaries. Section 3.21 of the Company Disclosure Schedule sets forth a list of the twenty (20) largest suppliers and twenty (20) largest distributors or customers of the Company and its Subsidiaries for the first ten (10) months of fiscal 2003.

      SECTION 3.22     Insurance.

      All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company and its Subsidiaries are set forth in Section 3.22 of the Company Disclosure Schedule (“Insurance Policies”). The Company and its Subsidiaries have made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any of the Insurance Policies, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to such policy. Except for the D&O insurance policy of the Company, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement.

      SECTION 3.23     Transactions with Affiliates.

      (a) For purposes of this Section 3.23, the term “Affiliated Person” means (i) any stockholder of the Company, (ii) any director, officer or senior executive of the Company or any of its Subsidiaries, (iii) any

person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries, or (iv) any member of the immediate family of any of such persons.

      (b) Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, since the Company Balance Sheet Date, to the Company’s knowledge, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

      (c) To the Company’s knowledge, no Affiliated Person of the Company or any of its Subsidiaries is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries that affects in any manner the business, financial condition or results of operation of the Company and its Subsidiaries.

      SECTION 3.24     Title to and Sufficiency of Assets.

      As of the date hereof and except as set forth in Section 3.24(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own, and as of the Effective Time the Company and its Subsidiaries will own, good and marketable title to all of their assets constituting personal property (excluding, for purposes of this sentence, assets held under leases) (the “Fixed Assets”), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, “Liens”), other than Permitted Liens. Each Fixed Asset, which was, as of November 30, 2003, valued in excess of five thousand dollars ($5,000) is set forth in Section 3.24(b) of the Company Disclosure Schedule.

      SECTION 3.25     Real Property.

      As of the date hereof, the Company and its Subsidiaries do not own any Real Estate (as hereinafter defined). The leases to all Real Estate occupied by the Company and its Subsidiaries are in full force and effect and, to the Company’s knowledge, no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any of its Subsidiaries or any other person who is a party signatory thereto. For purposes of this Agreement, “Real Estate” means, with respect to the Company and its Subsidiaries, all of the fee, if any, or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business. To the knowledge of the Company, the Company and its Subsidiaries are not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of any Real Estate occupied by the Company and its Subsidiaries, nor has it received any notice of violation with which it has not complied.

      SECTION 3.26     Brokers.

      Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and its Subsidiaries. Any such fees payable to any such finder, broker or investment banker or otherwise shall be the sole responsibility of the Stockholders and in no circumstance shall the Company, Acquisition Sub, Parent or their Affiliated Persons have any liability therefor.

      SECTION 3.27     Warranties.

      Section 3.27 of the Company Disclosure Schedule sets forth complete and accurate summaries of the written warranties and guaranties by the Company or any of its Subsidiaries utilized with respect to its products or services not in the ordinary course of business. There have not been any material deviations from such warranties and guaranties, and neither the Company, any of its Subsidiaries nor any of their respective salespeople, employees, distributors and agents is authorized by the Company to undertake material warranty obligations to any customer or to other third parties in excess of such warranties or guaranties. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has made any oral warranty or guaranty with respect to its products or services, except for any oral warranties or guarantees the performance of which would not result in a Material Adverse Effect on the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1      Conduct of Business by the Company and Parent Pending the Merger.

      (a) Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xx) of this Section 4.1(a), during the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement (the “Pre-Closing Period”), the Company and its Subsidiaries shall, in all material respects, carry on their business in the ordinary course of business as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedule (with specific reference to the applicable subsection below), the Company and its Subsidiaries shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any Company Capital Stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or (C) purchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as related to the exercise of any existing stock options set forth in Section 3.2(b) of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Company Capital Stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalents or convertible securities;

(iii) except as provided in this Agreement or to the extent required by the DGCL or other Applicable Law, amend the Company Certificate of Incorporation or Bylaws;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

(v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

(vi) incur any material indebtedness for borrowed money, guarantee any such indebtedness or make any material loans, advances or capital contributions to, or other investments in, any other person, in excess of ten thousand dollars ($10,000) other than (A) in the ordinary course of business consistent with past practices, (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice and (C) with the prior written consent of the Parent, not to be unreasonably withheld or delayed;

(vii) alter (through merger, liquidation, reorganization, restructuring or otherwise) the corporate structure or ownership of the Company;

(viii) except as may be required by Applicable Law or as contemplated by this Agreement, enter into or adopt any, or amend any existing, severance plan, Company Plan, employment or consulting agreement or arrangement;

(ix) except as may be required by Applicable Law, as contemplated by this Agreement or in the ordinary course of business consistent with prior practice or as required under any employment or severance agreement in effect as of the Company Balance Sheet Date, increase the compensation payable or to become payable to its directors or executive officers or grant any severance or termination pay to, except for increases in compensation payable, or the payment of severance or termination pay, that are required pursuant to written agreements existing as of the date hereof, or enter into any employment or severance agreement with, any director or officer of the Company, or establish, adopt, enter into, or amend in any material respect or take action to enhance in any material respect or accelerate (other than acceleration of vesting of Company Options) any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(xi) except as may be necessary in connection with the Registration Statement, make any change to accounting policies or procedures (other than actions required to be taken as a result of a change in applicable law or in GAAP);

(xii) (A) prepare or file any Tax Return in a manner that is materially inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position that is materially inconsistent with positions taken in preparing or filing similar Tax Returns in prior periods (except as may be required by applicable law); (B) make or rescind any material express or deemed election relating to Taxes; (C) commence any litigation or proceeding with respect to any Tax liability or settle or compromise any Tax liability; or (D) fail to file in a timely manner (giving effect to any extension of time to file) all Tax Returns that become due or fail to pay any Taxes that become due;

(xiii) take any action that could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(xiv) commence any litigation or proceedings or settle or compromise any material claims or litigation, except to the extent that such act would not have a Material Adverse Effect on the Parent;

(xv) except for customer contracts other than customer contracts with fixed price arrangements in excess of two hundred fifty thousand dollars ($250,000), enter into, renew, terminate or amend any agreement or contract material to the Company and its Subsidiaries, including any Company Significant Contract, purchase any real property or make or agree to make any new capital expenditure or expenditures which individually are in excess of one hundred thousand dollars ($100,000);

(xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company Financial Statements or incurred in the ordinary course of business consistent with past practice;

(xvii) except as provided in this Agreement or as may be required by applicable law, take any action that would alter in any way the terms and provisions governing the Company Capital Stock;

(xviii) except as set forth in Section 3.26 of the Company Disclosure Schedule, incur any expenses in connection with the consummation of the transactions contemplated herein on behalf of any of the Stockholders, including broker’s, finder’s or similar fees and fees and expenses of legal and accounting advisors of any such Stockholder (and in no circumstance shall the Company, Acquisition Sub, Parent or their Affiliated Persons have any liability therefor);

(xix) allow any of the Insurance Policies to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; or

(xx) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      (b) Conduct of Business by Parent Pending the Merger. Except as expressly permitted by clauses (i) through (xii) of this Section 4.1(b), during the Pre-Closing Period, Parent and its Subsidiaries shall use commercially reasonable efforts to, in all material respects, carry on their business in the ordinary course of business as currently conducted and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with any of them to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Disclosure Schedule (with specific reference to the applicable subsection below), Parent and its Subsidiaries shall not without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any Parent Capital Stock, or otherwise make any payments to its stockholders in their capacity as such, (B) split, combine or reclassify any Parent Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Stock or (C) purchase, redeem or otherwise acquire any shares of Parent Capital Stock or any capital stock of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as related to the exercise of any existing stock options set forth in Section 2.2(a) or the issuance of any additional stock options pursuant to the existing stock option plans of Parent, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of Parent Capital Stock, any other voting securities or equity equivalents or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalents or convertible securities;

(iii) except to the extent required by the DGCL or other Applicable Law, amend the Parent Certificate of Incorporation or Bylaws;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

(v) except as set forth on Schedule 4.1(b), sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its material assets, other than in the ordinary course of business consistent with past practice;

(vi) alter (through merger, liquidation, reorganization, or restructuring) the corporate structure or ownership of Parent;

(vii) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(viii) make any change to accounting policies or procedures (other than actions required to be taken as a result of a change in Applicable Law or in GAAP);

(ix) take any action that could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(x) commence any litigation or proceedings or settle or compromise any material claims or litigation, except to the extent that such act would not have a Material Adverse Effect on Parent;

(xi) except as may be required by Applicable Law, take any action that would alter in any way the terms and provisions governing the Parent Capital Stock; or

(xii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      SECTION 4.2     Other Acquirors.

      (a) The Company, its Subsidiaries and their respective officers and other employees, directors, representatives and agents shall immediately cease any and all discussions or negotiations with any persons with respect to any Third Party Acquisition. The Company shall not, and shall not authorize any of its affiliates, officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition Sub or any designees of Parent and Acquisition Sub) concerning any Third Party Acquisition. The Company shall promptly notify Parent in writing in the event the Company or any of its affiliates and their respective directors, officers, employees, agents and representatives receives any written or oral proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the person or group submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same. In the event the Company shall receive a proposal for a Third Party Acquisition that could result in a Superior Proposal (as defined herein), then (i) the Company or its representatives may make such inquiries or have such discussions with respect to such Third Party Acquisition as the Board of Directors of the Company, after consultation with outside legal counsel, may deem reasonably necessary to inform itself for the purpose of avoiding any legal claims for breach of its fiduciary duties and (ii) if the Board of Directors of the Company by a majority vote determines in good faith that such proposal for a Third Party Acquisition is reasonably likely to result in a Superior Proposal, the Company and its representatives may conduct such additional discussions or provide such information as the Board of Directors of the Company may determine, but only if, prior to such additional discussions or such provision of information: (A) the persons making the proposal for the Third Party Acquisition shall have entered into a confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined hereinafter) and (B) the Board of Directors of the Company by a majority vote shall have determined in good faith, after consultation with outside legal counsel, that such actions may be reasonably necessary in order to avoid legal claims for breach of the fiduciary duties of the Board of Directors of the Company.

      (b) Upon receiving any unsolicited proposal for a Third Party Acquisition (or any material amendment, material supplement or material change to any previously submitted Third Party Acquisition proposal), the Company shall promptly (and in no event later than two (2) Business Days after receipt of any Third Party Acquisition proposal or material amendment, material supplement or material change thereto) notify Parent, of the receipt of such Third Party Acquisition proposal or amendment, supplement or change to any previously received Third Party Acquisition proposal and the identity of the Third Party making such proposal or submitting such amendment, supplement or change.

      (c) Except as set forth in this Section 4.2(c), the Board of Directors of the Company shall not withdraw its recommendation in favor of the transactions contemplated hereby or approve or recommend, or cause the Company or any of its subsidiaries to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Board of Directors of the Company by a majority vote determines in its good faith judgment, after consultation with legal counsel, that it is reasonably necessary to do so in order to avoid legal claims for breach of its fiduciary duties, the Board of Directors of the Company may withdraw its recommendation in favor of this Agreement and the transactions contemplated hereby or enter into an agreement with respect to a Third Party Acquisition, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within two (2) Business Days after

Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be at least as favorable to the stockholders of the Company as such Superior Proposal; provided, however, that no withdrawal of the recommendation of this Agreement and the transactions contemplated hereby by the Board of Directors of the Company shall relieve the Company of its obligation to submit this Agreement and such transactions to the Stockholders for approval as provided in Section 5.2. For the elimination of doubt, nothing in this Section 4.2 shall prohibit the Company from making any disclosure to its stockholders if, in the good faith judgment of the Company Board of Directors, based upon advice of legal counsel, such action may be reasonably necessary in order to avoid legal claims of a breach of the Board of Directors’ fiduciary duties to the Company’s Stockholders.

      (d) For purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of any material portion of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares or (vi) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than twenty percent (20%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal to acquire directly or indirectly more than fifty percent (50%) of the Shares then outstanding or all or substantially all of the assets of the Company or any of its subsidiaries, and otherwise on terms that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be more favorable to the Stockholders than the Merger.

      SECTION 4.3     Third Party Confidentiality Agreements.

      During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent or Acquisition Sub). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Preparation of the Joint Proxy Statement/ Prospectus and the Registration Statement.

      As promptly as reasonably practicable following the date hereof, Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the SEC mutually acceptable proxy materials and prospectus relating to the matters to be submitted to the stockholders of the Company and Parent for a vote in connection with the Merger and the transactions contemplated hereby (such proxy materials and prospectus and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”) and Parent shall prepare and file with the SEC the Registration Statement. The Joint Proxy Statement/ Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Parent’s prospectus. Parent shall use its commercially reasonable efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/ Prospectus or Registration Statement received from the SEC. Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” approvals in connection with the Merger and to consummate the other transactions contemplated by this Agreement; provided, however, Parent shall not be required to qualify to do business in any jurisdiction in which it is now not so qualified. Each of Parent and the Company shall cooperate with one another and shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement/ Prospectus. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Registration Statement prior to Parent filing such with the SEC and Parent will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Registration Statement shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by Parent, this right of approval shall apply only with respect to information relating to the Company or its business, financial condition or results of operations and with respect to information which, in the reasonable judgment of the Company could unreasonably delay or impair the ability of the parties to consummate the transaction contemplated under this Agreement. Parent will use commercially reasonable efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to its stockholders, and the Company will use commercially reasonable efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to the Company stockholders, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, but in no event later than three (3) Business Days after the Registration Statement is declared effective. The Registration Statement shall register for resale the shares of Parent Common Stock received in the Merger by each affiliate (within the meaning of Rule 145 of the Securities Act) of the Company that is not an affiliate (within the meaning of Rule 144 of the Securities Act) of Parent and each Stockholder of the Company who will be, immediately following the Effective Time, an affiliate of Parent and shall include the information required by Item 7 of Form S-4 and Item 507 of Regulation S-K under the Securities Act for the benefit of such affiliates as selling stockholders of the number of shares of Parent Common Stock received in the Merger. Each such selling stockholder shall agree to abide by the provisions of Section 4 of the Registration Rights Agreement (as defined herein). If required by applicable law, rules or regulations, after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”) which shall include a resale prospectus for the selling stockholders of the number of shares of Parent Common Stock received by them in the Merger, and Parent shall keep the S-3 Amendment effective until the earliest of: (i) two (2) years after the Effective Time, (ii) the date of final sale by the selling stockholders of all shares of Parent Common Stock registered on the S-3 Amendment (“Registrable Resale Shares”) or (iii) the date upon which all selling stockholders’ Registrable Resale Shares become saleable without registration pursuant to Rule 144 under the Securities Act. If, at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/ Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties hereto and, to the extent required by applicable law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated to the stockholders of Parent and the Company.

      SECTION 5.2     Stockholder Votes.

      (a) The Company shall duly take all lawful action to call, give notice of, convene and hold a stockholders meeting (the “Company Stockholders’ Meeting”) to obtain the Company Stockholder Approval (as hereinafter defined) as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to

Section 4.2, shall take all lawful action, consistent with its fiduciary duties, to solicit the Company Stockholder Approval. Subject to Section 4.2, the Board of Directors of the Company shall recommend the adoption of this Agreement by the Stockholders.

      (b) Parent shall duly take all lawful action to call, give notice of, convene and hold a Parent stockholders meeting to obtain the Parent Stockholder Approval as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of obtaining the Parent Stockholder Approval and, shall take all lawful action, consistent with its fiduciary duties, to solicit such approval. The Board of Directors of Parent shall recommend the approval of Share Issuance by the stockholders of Parent.

      (c) Parent shall vote, or cause to be voted, all of the shares of capital stock of Acquisition Sub or shall approve an action by written consent, in favor of the adoption of this Agreement.

          SECTION 5.3     Ancillary Agreements.

      (a) The Company shall use its commercially reasonable efforts to deliver prior to the Closing, lock-up agreements in connection with the shares of Parent Common Stock being received by the Stockholders, in substantially the form attached hereto as Exhibit F, executed by each of those Stockholders listed on Exhibit G attached hereto (the “Significant Stockholders”).

      (b) During the Pre-Closing Period, the Company shall provide Parent with a list identifying all persons who, at the Closing Date, may be deemed to be “affiliates” of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Rule 145 Affiliates”). If requested by Parent, the Company shall use its commercially reasonable efforts to deliver to Parent prior to the Closing Date a written agreement, in the form customary for such transactions, executed by each of the persons on the list.

          SECTION 5.4     Access to Information.

      (a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Parent access during normal business hours, subject to reasonable advance notice, and permit them to make such inspections as they may reasonably require of, during the Pre-Closing Period, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause its Subsidiaries to, (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request, (iii) promptly make available to Parent during normal business hours, subject to reasonable advance notice, all personnel of the Company or any of its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Parent and (iv) provide reasonable access during normal business hours, subject to reasonable advance notice, to the Company’s and its Subsidiaries’ facilities and operations to enable Parent to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.4(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 5.4(a) shall be kept confidential in accordance with that certain Confidentiality Agreement, dated October 8, 2003 between Parent and the Company (the “Confidentiality Agreement”).

      (b) Subject to currently existing contractual and legal restrictions applicable to Parent or any of its Subsidiaries, Parent shall, and shall cause each of its Subsidiaries to, afford to the Company and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of the Company access during normal business hours, subject to reasonable advance notice, and permit them to make such inspections as they may reasonably require of, during the Pre-Closing Period, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Parent shall, and shall cause its Subsidiaries to, (i) furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) consistent with its legal obligations, furnish promptly to the Company all other information concerning its business, properties and personnel as the Company may reasonably request, (iii) promptly make available to the Company during normal business hours, subject to reasonable advance notice, all personnel of Parent or any of its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by the Company and (iv) provide reasonable access during normal business hours, subject to reasonable advance notice, to Parent’s and its Subsidiaries’ facilities and operations to enable the Company to conduct a health and safety review of the business, including the right to take samples. No investigation pursuant to this Section 5.4(b) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by the Company pursuant to this Section 5.4(b) shall be kept confidential in accordance with the Confidentiality Agreement.

          SECTION 5.5     Termination of Agreements.

      The Company hereby agrees to waive all rights under and use its commercially reasonable efforts to cause to be terminated, effective in each case immediately prior to the Effective Time, (a) the Amended and Restated Stockholders Agreement, dated April 3, 2003, by and among the stockholders named therein and the Company and (b) the Amended and Restated Registrations Rights Agreement, dated April 3, 2003, by and among the stockholders named therein and the Company.

          SECTION 5.6     Fees and Expenses.

      Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants (“Transaction Expenses”), shall be paid by the party incurring such costs and expenses.

          SECTION 5.7     Commercially Reasonable Efforts.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or vigorously defend an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Each of the parties shall use commercially reasonable efforts to respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Entity in connection with antitrust or related matters. Each of the parties shall (A) give the other party prompt notice of the commencement or threat of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding or threat, and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

      (b) Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

      (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

          SECTION 5.8     Public Announcements; Confidentiality.

      No party to this Agreement will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other parties, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. The Confidentiality Agreement shall continue in full force and effect after the date hereof. Notwithstanding anything to the contrary set forth herein, the parties to this Agreement acknowledge and agree that any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided further however, that such disclosure may not be made to the extent the restrictions on disclosure are reasonably necessary to comply with any applicable federal or state securities laws; provided further that (i) the “tax treatment” of the Merger means the purported or claimed federal income tax treatment of the Merger, and (ii) the “tax structure” of the Merger means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Merger. The preceding sentence is intended to cause the Merger to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

          SECTION 5.9     State Takeover Laws.

      If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          SECTION 5.10     Indemnification; Directors and Officers Insurance.

      (a) For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, to (i) indemnify and hold harmless all past and present officers and directors of the Company or any of its Subsidiaries (“Indemnified D&O’s”) to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Certificate of Incorporation and the Company’s Bylaws and in any agreement with the Company listed in Section 5.10 of the Company Disclosure Schedule (the “Indemnification Agreements”), for acts or omissions occurring at or prior to the Effective Time (including indemnifying and holding harmless such persons for acts or omissions occurring at or prior to the Effective Time in respect of the Merger and the transactions contemplated thereby), and (ii) pay the expenses of any such action, suit or proceeding in advance of a final determination thereof to the same extent and in the same manner as such expenses are to be paid pursuant to the DGCL and the Company Certificate of Incorporation and Company Bylaws and the Indemnification Agreements, upon receipt of a written undertaking reasonably satisfactory to Parent in form and substance to repay any advanced expenses an indemnitee may receive that as a result of a final disposition of such matter he or she was not entitled to under the DGCL, the Company Certificate of Incorporation or the Company’s Bylaws.

      (b) Nothing contained herein shall make Parent, Acquisition Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies for Losses (as hereinafter defined) addressed by this Section 5.10 in relation to the Indemnified D&O’s, nor shall this Section 5.10 relieve the obligations of any insurer in respect thereto.

      (c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified D&O’s and their respective heirs and legal representatives.

      (d) For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for such annual premium); provided further, that in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

      SECTION 5.11     Notification of Certain Matters.

      Parent shall use its commercially reasonable efforts to give prompt notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.12     Company 401(k) Plans.

      If directed by Parent in writing at least twenty (20) Business Days prior to the Effective Time, the Company shall terminate all Company Plans that include an arrangement described in Section 401(k) of the Code effective as of the day prior to the Closing Date, subject to the receipt of all regulatory and governmental approvals.

      SECTION 5.13     Employee Benefits.

      Parent agrees that all employees of the Company or any of its Subsidiaries who continue employment with Parent or the Surviving Corporation after the Effective Time (“Continuing Employees”) shall for a period of at least two (2) years following the Closing Date be eligible to receive retirement, health, vacation and other non-equity based employee benefits substantially equivalent in the aggregate to such benefits provided by Parent to similarly situated employees of Parent and its Subsidiaries. With respect to such benefits, credit for service accrued by Continuing Employees (and eligible dependents) for employment with the Company or any of its Subsidiaries prior to the Effective Time shall be recognized (except to the extent that would result in duplication of benefits), and, to the extent consistent with the applicable employee benefit plan and any insurance contracts, any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company benefit plan) and eligibility waiting periods applicable to any Continuing Employee of the Company or any of its Subsidiaries under any group health plan shall be waived and employees shall be given credit for amounts paid under any similar or corresponding Company benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Company benefit plan. Nothing in this Section 5.13 or elsewhere in this Agreement shall be construed to create a right in any employee of the Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation, or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be “at will” employment, nor shall this Section 5.13 be deemed to require the Parent or the Surviving Corporation to provide any particular employee benefits.

      SECTION 5.14     Section 16 Relief.

      The Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by those officers and directors of the Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent (the “Company Insiders”) of the Parent Common Stock upon conversion of the Company Shares, and of options for Parent Common Stock upon assumption of the Company Options, in each case pursuant to the transactions contemplated hereby, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

      SECTION 5.15     S-8 Registration Statement.

      Within ten (10) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 with the SEC covering the issuance of all shares of Parent Common Stock issuable upon exercise of any Company Option assumed by Parent in connection with the Merger.

      SECTION 5.16     Acceleration of Unvested Securities.

      Effective immediately prior to the Effective Time, the Company shall accelerate in full the vesting of all outstanding unvested Company Options and any Company Shares which remain subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. The Company shall use its commercially reasonable efforts to facilitate the exercise of all vested in-the-money Company Options prior to the Effective Time.

      SECTION 5.17     Collection and Sales Efforts Post-Closing.

      After the Closing, Parent shall cause the Company to continue to conduct collection activities in connection with accounts receivable and sales of inventory with no less diligence and effort than the Company currently applies to such matters.

ARTICLE VI

INDEMNITY

      SECTION 6.1     General Survival.

      The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement, except for those contained in Section 3.8, shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the fifteen-month anniversary of the Closing Date. The representations and warranties of the Company contained in Section 3.8 shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the two (2) year anniversary of the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

      SECTION 6.2     Indemnification.

      (a) Indemnity by Stockholders. (i) Subject to the limitations set forth in Sections 6.1, 6.2(c) and 6.2(d), from and after the Effective Time, Parent, Acquisition Sub, the Company and their respective affiliates, officers, directors, employees, stockholders, representatives and agents (collectively the “Parent Indemnitees”) shall be indemnified and held harmless out of the Escrow Fund then available pursuant to the Escrow Agreement, from and against and in respect of any and all Losses (as defined below) incurred or suffered by any Parent Indemnitee arising out of or in connection with any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements (in the case of covenants and agreements to be performed by the Company, to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement.

      (ii) For purposes of this Agreement, the term, “Losses” means any and all deficiencies, judgments, settlements, assessments, liabilities, losses, damages, fines, penalties, expenses (including reasonable legal, accounting and other costs and expenses of professionals) or costs incurred or suffered by any Indemnitee (as hereinafter defined), in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Citibank, N.A; provided, however, that “Losses” shall not include any punitive damages. For purposes of this Agreement, the term “Transaction Documents” means this Agreement.

      (b) Indemnity by Parent. Subject to Section 6.1, 6.2(c) and 6.2(d) hereof, from and after the Effective Time, the Stockholders and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively the “Stockholder Indemnitees” and together with the Parent Indemnitees, collectively, the “Indemnitees”) shall be indemnified and held harmless by each of Parent and the Company from and against and in respect of any and all Losses incurred by or imposed upon any Stockholder Indemnitee arising out of or in connection any inaccuracy in or breach of any of the representations, warranties, covenants or agreements of Parent or the Company contained in this Agreement. Any payments by Parent or the Company pursuant to this Section 6.2 shall be made in shares of Parent Common Stock valued at the Average Parent Share Price on the date of such payment.

      (c) Thresholds. No Indemnitee shall be entitled to indemnification pursuant to Section 6.2(a) or Section 6.2(b) for any Losses until the aggregate amount of all Losses under all claims of all Parent Indemnitees, on the one hand, or all Stockholder Indemnitees, on the other, for all such breaches shall exceed the Threshold (as hereinafter defined), at which time only Losses incurred in excess of the Threshold shall be subject to indemnification hereunder. The “Threshold” shall be one hundred thousand dollars ($100,000).

Notwithstanding anything to the contrary contained herein, all amounts due to Parent pursuant to the Working Capital Adjustment set forth in Section 1.9 hereof shall not be subject to the provisions of this Section 6.2(c).

      (d) Maximum Liability. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of Losses recoverable (i) by the Parent Indemnitees pursuant to Section 6.2(a) and (ii) by the Stockholder Indemnitees pursuant to Section 6.2(b) shall be eight million dollars ($8,000,000).

      SECTION 6.3     Manner of Indemnification.

      (a) Claims of indemnification by any Parent Indemnitee under this Article VI (an “Indemnification Claim”) shall be paid solely and exclusively from the Escrow Fund withheld and deposited into an escrow pursuant to the Escrow Agreement in accordance with Section 1.6. The Escrow Fund so deposited shall be held and distributed in accordance with the Escrow Agreement.

      (b) Each Indemnification Claim with respect to the Escrow Fund shall be made only in accordance with this Article VI and the Escrow Agreement and all other Indemnification Claims shall be made only in accordance with this Article VI (as applicable).

      SECTION 6.4     Stockholder Representative.

      By voting to approve the Merger or accepting the Merger Consideration, the Stockholders shall AUTOMATICALLY BE DEEMED TO HAVE APPOINTED MR. JAMES OUSLEY AS THE REPRESENTATIVE AND ATTORNEY-IN-FACT OF THE STOCKHOLDERS OR STOCKHOLDER REPRESENTATIVE (the “Stockholder Representative”). The Stockholder Representative has unlimited authority and power to act on behalf of each Stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The Stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement or the Escrow Agreement, and Parent and the Company shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to Stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time prior to the mailing of the Proxy Statement in connection with the Company Stockholders’ Meeting, the Stockholder Representative may be changed by written notice to Parent from the board of directors of the Company. At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Fund can appoint a new Stockholder Representative by written consent by sending notice and a copy of the written consent appointing such new Stockholder Representative signed by holders of a majority in interest of the Escrow Fund to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent or the Company and the Escrow Agent.

      SECTION 6.5     Third-Party Claims.

      (a) If an Indemnitee becomes aware of a third-party claim that the Indemnitee believes, in good faith, may result in an Indemnification Claim by it, the Indemnitee shall notify the Stockholder Representative in the event of claims pursuant to Section 6.2(a), or Parent, in the event of claim pursuant to Section 6.2(b) (each, an “Indemnitee”) of such claim, and the Indemnitor shall be entitled to participate in any defense at the sole cost and expense of the Indemnitor. If (i) the claim is primarily for non-monetary damages (other than penalties payable to a Governmental Entity), (ii) the claim relates to a dispute with any customer of the Company’s business, (iii) the results of such claim would likely materially interfere with Parent’s business or the Company’s business, (iv) the Stockholders are not solely liable for any damages pursuant to the claim (the claims described in (i), (ii), (iii), and (iv) are collectively referred to as “Buyer-Controlled Claims”) or (v) the Stockholder Representative declines to defend such third-party claim pursuant to paragraph (b) hereof, then Parent or the Company, as applicable, shall conduct and control such defense, but shall not settle any such claim without the consent of the Stockholder Representative, such consent not to be unreasonably withheld or delayed; provided, however, that, if the consent of the Stockholder Representative is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and neither the Stockholder Representative nor any other Stockholder shall have any power or authority to object under any provision of this Article VI to the amount of any demand by Parent or the Company for indemnification with respect to such settlement.

      (b) For claims other than Buyer-Controlled Claims, and upon written notice to the Indemnitee within 10 days of the notice provided for in the first sentence of paragraph (a) above, the Indemnitor shall have the right to defend, with counsel reasonably satisfactory to Indemnitee, at the sole cost and expense of the Indemnitor, such third party claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Stockholder Representative to a final conclusion or will be settled at the discretion of the Indemnitor (but only with the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, but with it being agreed by the parties that the Indemnitor’s inability to pay any portion of any settlement amount is a reasonable factor for which the Indemnitee may withhold such consent); provided, however, that, if the consent of the Indemnitee is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and the Indemnitor shall not have any power or authority to object under any provision of this Article VI to the amount of any demand by the Indemnitee for indemnification with respect to such settlement. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information or documentation relating to such defense.

      SECTION 6.6     Exclusive Remedy.

      (a) Notwithstanding any other provision of this Agreement to the contrary, the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnitees from and after the Effective Time for any claims arising under this Agreement and shall constitute a cap and limitation on Parent Indemnitees’ remedies under this Agreement, including any claims of breach of any representation, warranty, covenant or agreement in this Agreement.

      (b) If the Closing occurs, then the indemnification under this Article VI shall be the parties’ sole and exclusive remedy, each against the other, for recoveries of monetary damages with respect to misrepresentations and breaches and failures to comply with or non-fulfillment of the representations and warranties, covenants and agreements in this Agreement (except for matters of fraud, and except for any claim by the Stockholders for a failure of Parent to pay the Merger Consideration).

      SECTION 6.7     Waiver of Defenses.

      To the maximum extent permitted by law, each indemnifying party waives (a) any claim or defense that the indemnity provided for herein or any other provision of any Transaction Document does not constitute an enforceable obligation of the indemnifying party as a matter of Applicable Law, provided that the foregoing shall not constitute a waiver of any claim or defense regarding the merits of any particular Indemnification Claim and (b) any immunity in respect of actions seeking to enforce any Transaction Document in accordance with its terms that it may now or hereafter be entitled to claim on grounds of sovereignty or an act of State.

      SECTION 6.8     Treatment of Indemnity Payments.

      To the extent permitted by applicable law, all indemnity payments made to Parent in the form of cash will be treated as a contribution by the indemnifying Stockholders to the capital of the Company immediately prior to the consummation of the transactions contemplated hereby, all indemnity payments made to Parent in the form of Parent Common Stock will be, and will be treated as, an adjustment to the Merger Consideration, and all indemnity payments made to Stockholder Indemnitees will be, and will treated as, an adjustment to the Merger Consideration.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

      SECTION 7.1     Conditions to Each Party’s Obligation to Effect the Merger.

      The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted and the Certificate Amendment shall have been duly approved, in each case, by the requisite vote of stockholders of the Company in accordance with Applicable Law, the Company Certificate and the Company’s Bylaws (the “Company Stockholder Approval”).

(b) Parent Stockholder Approval. The Share Issuance shall have been duly approved by the requisite vote of stockholders of Parent in accordance with Applicable Law (including, without limitation, the rules and regulations of NASDAQ), the Parent Certificate of Incorporation and the Parent Bylaws (the “Parent Stockholder Approval”).

(c) No Order. No court or other Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, Parent or Acquisition Sub, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.7 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

(d) HSR and Other Approvals/ Consents or Waivers.

(i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of, directly or indirectly, restraining, prohibiting or restricting the Merger or any of the transactions contemplated hereby or would have, individually or in the aggregate, a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

(e) Registration Statement. The Registration Statement shall have been declared and continue to be effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the knowledge of the Company, threatened by the SEC.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NASDAQ.

      SECTION 7.2     Conditions to Obligation of the Company to Effect the Merger.

      The obligation of the Company to effect the Merger shall be subject to the satisfaction or written waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) Each of Parent and Acquisition Sub shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Effective Time, (ii) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement shall have been true and correct on and as of the date of this Agreement and on and as of Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Effective Time (without duplication), such inaccuracies do not constitute a Material Adverse Effect on Parent as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). The Company shall have received certificates signed on behalf of each of Parent and Acquisition Sub by one of its officers to such effect.

(b) Escrow Agreement. Parent and Escrow Agent shall have executed and delivered the Escrow Agreement.

(c) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement in the form of Exhibit H.

(d) Consent of Parent Lender/ Pay-Off of Credit Facility. Parent shall have obtained any necessary consents or approvals of its lenders under that certain credit facility with US Bank, National Association, in connection with the Merger and the transactions contemplated herein or paid in full all outstanding obligations under such credit facility and terminated such credit facility in accordance with its terms.

SECTION 7.3	Conditions to Obligations of Parent and Acquisition Sub.

      The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Performance of Obligations; Representations and Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Time, and (ii) each of the representations and warranties of the Company contained in this Agreement, as amended by the Company Disclosure Schedule, shall have been true and correct when made, and shall be true and correct on and as of the date of this Agreement and on and as of the Effective Time as if made as of such time (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), except that any inaccuracies in such representations and warranties (other than the representations and warranties contained in Section 3.5(b), which shall be true and correct in all material respects as of such date) will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Effective Time (without duplication), such inaccuracies do not constitute a Material Adverse Effect on the Company as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

(b) Consents. The Company shall have obtained the consent or approval of each person or Governmental Entity listed on Schedule 7.3(b), except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company or Acquisition Sub or upon the consummation of the transactions contemplated in this Agreement.

(c) Escrow Agreement. The Company and Escrow Agent shall have executed and delivered the Escrow Agreement.

(d) Director and Officer Resignations. All of the directors of the Company and any officers thereof designated by Parent, shall have tendered their resignations in form and substance satisfactory to Parent.

(e) Certificate Amendment. The Certificate Amendment shall have been approved by the Company’s stockholders and filed with and accepted by the Secretary of State of the State of Delaware and the Company shall have provided Parent with a copy of such filing certified by the office of the Secretary of State of the State of Delaware.

(f) Director and Officer Loans. Those loans made to directors and/or officers of the Company as listed in Section 3.23 of the Company Disclosure Schedules must be paid in full.

(g) Lock-Ups. Each of the Stockholders listed on Exhibit A shall have executed and delivered lock-up agreements in the form attached hereto as Exhibit F in connection with the shares of Parent Common Stock being received by such Stockholders.

(h) Existing Registration Rights Agreement. That certain Registration Rights Agreement, dated as of April 3, 2003, by and among the Company and the holders of the Series A Preferred Stock and the Series B Preferred Stock shall have been terminated pursuant to its terms and be of no further force or effect or shall have been amended to make its terms expressly not applicable to any equity securities of Parent or Acquisition Sub.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1     Termination.

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within fifteen (15) Business Days following receipt by such other party of written notice of such failure to comply;

(c) by Parent if (i) there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of Parent’s and Acquisition Sub’s obligations to effect the Merger pursuant to Section 7.3(a), which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of written notice of the breach; (ii) the Company’s Board of Directors shall have submitted or recommended to the Stockholders a Superior Proposal; (iii) the Company’s Board of Directors shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger; or (iv) the Company shall have willfully and deliberately breached its obligations under Section 4.2;

(d) by the Company if (i) there has been a breach of a representation or warranty of Parent or Acquisition Sub that gives rise to a failure of the fulfillment of a condition of the Company’s obligations to effect the Merger pursuant to Section 7.2(a), which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of written notice of the breach, (ii) the Company receives a Superior Proposal and resolves to accept a Superior Proposal, but only if the Company has paid all amounts due to Parent pursuant to Section 8.2(b) or (iii) Parent’s Board of Directors shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Share Issuance;

(e) by either Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on June 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.7) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the vote of the stockholders of the Company required by applicable law; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such or failure to act constitutes a material breach of this Agreement;

(g) by either Parent or the Company if (i) the Parent stockholders’ meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on a proposal to approve the Share Issuance, and (ii) this Share Issuance shall not have been approved at the Parent stockholders’ meeting (and shall not have been adopted at any adjournment or postponement thereof) by the vote of the stockholders of Parent required by applicable law; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Parent where the failure to obtain the Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach of this Agreement.

      SECTION 8.2     Effect of Termination.

      (a) In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Acquisition Sub or their respective stockholders, officers or directors (except for any provisions in this Agreement that expressly provide for their survival of the termination of this Agreement, including, without limitation, the obligations to pay certain damages provided in this Section 8.2); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.

      (b) If this Agreement is terminated

(A) by Parent pursuant to Section 8.1(c)(ii), 8.1(c)(iii) or 8.1(c)(iv),

(B) by Parent or the Company pursuant to Section 8.1(f), only if at the time of the Company Stockholders’ Meeting, a Third Party Acquisition proposal has been publicly disclosed and not withdrawn, or

(C) by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent by wire transfer in immediately available funds two million dollars ($2,000,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1 giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(b) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

      (c) If (A) this Agreement is terminated and has resulted in a payment by the Company to Parent pursuant to Section 8.2(b), and (B) within fifteen (15) months thereafter, the Company consummates a Third Party Acquisition, then the Company shall pay to Parent by wire transfer in immediately available funds an additional one million dollars ($1,000,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in clause (B) above. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(c) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

      (d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) in circumstances other than those described in Section 8.2(b)(B), then the Company shall pay to Parent by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(f) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(d) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

      (e) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g), then Parent shall pay to the Company by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(g) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(e) represents liquidated damages and not a penalty. Parent hereby waives any right to set-off or counterclaim against such amount.

      (f) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), then Parent shall pay to the Company by wire transfer in immediately available funds one million five hundred thousand dollars ($1,500,000) as a non-refundable fee within five (5) Business Days after the occurrence of the event described in Section 8.1(d)(iii) giving rise to such fee. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(f) represents liquidated damages and not a penalty. Parent hereby waives any right to set-off or counterclaim against such amount.

      (g) If this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) as the result of a willful and deliberate breach by the Company and if (1) Parent is not then in material breach of any of its obligations under this Agreement, (2) the Company has received a Third Party Acquisition proposal and (3) within fifteen (15) months thereafter, the Company consummates a Third Party Acquisition, then, the Company shall pay to Parent by wire transfer in immediately available funds three million dollars ($3,000,000) as a non-refundable fee within five Business Days after the consummation of the Third Party Acquisition referred to in clause (3) of the immediately preceding sentence. It is specifically agreed that the amount to be paid pursuant to this Section 8.2(g) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

      (h) Upon the termination of this Agreement under circumstances in which the payments pursuant to Section 8.2(b), Section 8.2(d), Section 8.2(e), Section 8.2(f) or Section 8.2(g) become payable, in addition to any other remedies that the parties may have as a result of such termination, the non-terminating party shall reimburse the terminating party, upon submission of one or more statements therefore, accompanied by reasonable supporting documentation, for the amount of all documented costs, fees and expenses reasonably incurred by or on behalf of the terminating party in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including filing fees, and fees payable to printers, legal counsel, brokers, finders, financial and other service providers) up to a maximum of four hundred thousand dollars ($400,000).

      (i) Solely for purposes of this Section 8.2 “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition of all equity interest of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of all or substantially all of the assets of the Company and its subsidiaries; or (iii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares.

      SECTION 8.3     Amendment.

      This Agreement may not be amended other than by an instrument in writing signed on behalf of each of the parties hereto, which such amendment may be made at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company.

      SECTION 8.4     Waiver.

      At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. A party’s waiver of a condition to Closing set forth in Sections 7.2 or 7.3 shall not operate as a waiver of any of such party’s rights to indemnification pursuant to Article VI in connection with the breach of any representation, warranty, covenant or agreement that resulted in the failure of such condition.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Acquisition Sub, to:

California Amplifier, Inc.
460 Calle San Pablo
Camarillo, CA, 93012
Attn: Chief Executive Officer
Facsimile No.: 805-482-5842

with copies to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, California 90071
Attention: Peter F. Ziegler, Esq.
Facsimile No.: 213-229-6595

(b)	if to the Company, to:

Vytek Corporation
12670 High Bluff Drive
San Diego, CA 92130
Phone: (858) 947-1719
Fax: (858) 792-0270
Attn: Chief Executive Officer

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
3579 Valley Center Drive
San Diego, CA 92130
Phone: (858) 720-2500
Fax: (858) 720-2555
Attn: Carl R. Sanchez, Esq.
Deyan P. Spiridonov, Esq.

(c)	if to the Stockholder Representative, to:

James Ousley
12670 High Bluff Drive
San Diego, CA 92130
Phone: (858) 947-1719
Fax: (858) 792-0270

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      SECTION 9.2     Interpretation.

      (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      (b) “Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

      (c) “Business Day” means any day other than a Saturday, Sunday, Federal holiday or day on which banks in Los Angeles are required or permitted by law to be closed.

      (d) “Company’s knowledge” or “knowledge of the Company” means the actual knowledge of the individuals set forth on Schedule 9.2(d) of the Company Disclosure Schedule.

      (e) “Parent’s knowledge” or “knowledge of Parent” means the actual knowledge of the individuals set forth on Schedule 9.2(e) of the Parent Disclosure Schedule.

      (f) “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

      (g) “actual knowledge” means such individual is aware of the facts, circumstances, events or other matters at issue. Any such individual will also be deemed to have actual knowledge of any facts, circumstances, events or other matters that are contained in any books and records of such persons.

      SECTION 9.3     Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.4     Entire Agreement; No Third-Party Beneficiaries.

      This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for Section 5.10 and Section 5.13, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      SECTION 9.5     Governing Law.

      Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement and any disputes arising hereunder or controversies with respect to the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.6     Assignment.

      Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

      SECTION 9.7     Severability.

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

      SECTION 9.8     Defined Terms.

      Each of the following terms is defined in the Section identified below:

Acquisition Sub	Preamble
actual knowledge	Section 9.2(g)
Affiliated Person	Section 3.23(a)
Agreement	Preamble
Applicable Law	Section 3.17
Applicable Law	Section 2.11
Auditor	Section 1.9(c)
Average Parent Share Price	Section 1.5(g)

Blue Sky Laws	Section 2.4
Business Day	Section 9.2(c)
Buyer-Controlled Claims	Section 6.5(a)
CAMP	Preamble
Certificate Amendment	Rectials
Certificate of Merger	Section 1.2
Certificates	Section 1.6(c)
Closing	Section 1.16
Closing Balance Sheet	Section 1.9(a)
Closing Date	Section 1.16
Code	Recitals
Common Stock Exchange Ration	Section 1.5(d)(i)
Company	Preamble
Company Balance Sheet	Section 3.5(a)
Company Balance Sheet Date	Section 3.5(a)
Company Capital Stock	Section 3.2(a)
Company Certificate	Recitals
Company Common Stock	Section 1.5
Company Compensation Agreements	Section 3.10(a)
Company Disclosure Schedule	Article III Preamble
Company Financial Statements	Section 3.5(a)
Company Incentive Plans	Section 3.2(a)
Company Insiders	Section 5.14
Company Intellectual Property	Section 3.14(a)
Company Option	Section 1.5(e)
Company Permits	Section 3.17
Company Plan	Section 3.11(c)
Company Preferred Stock	Section 3.2(a)
Company Significant Contract(s)	Section 3.10(b)
Company Stockholder Approval	Section 7.1(a)
Company Stockholders	Section 1.5
Company Stockholders’ Meeting	Section 5.2(a)
Company Warrants	Section 1.5(h)
Company’s knowledge	Section 9.2(d)
Confidentiality Agreement	Section 5.4(a)
Constituent Corporations	Preamble
Continuing Employees	Section 5.13
Copyrights	Section 3.14(a)
DGCL	Section 1.1
Dispute Period	Section 1.9(c)
Dissenting Shares	Section 1.15
Dissenting Stockholder	Section 1.15
Effective Time	Section 1.2
employees	Section 3.13(c)
Environmental Law	Section 3.20(a)
Environmental Permit	Section 3.20(a)
ERISA Affiliate	Section 3.11(c)
Escrow Agent	Section 1.6(b)
Escrow Agreement	Section 1.6(b)
Escrow Fund	Section 1.6(b)
Exchange Act	Section 2.4
Exchange Agent	Section 1.6(a)
Exchange Fund	Section 1.6(a)

Fifteen-Month Relwase Date	Section 1.6(b)
Final Working Capital	Section 1.9(d)
Fixed Assets	Section 3.24
GAAP	Section 1.9(a)
Governmental Entity	Section 2.3
Hazardous Substances	Section 3.20(a)
HSR Act	Section 2.4
Indemnification Agreements	Section 5.10(a)
Indemnification Claim	Section 6.3(a)
Indemnified D&O’s	Section 5.10(a)
Indemnitee	Section 6.5(a)
Indemnitees	Section 6.2(b)
independent contractors	Section 3.13(c)
Insurance Policies	Section 3.22
Insured Parties	Section 5.10(d)
Intellectual Property	Section 3.14(a)
Joint Proxy Statement	Section 5.1
Junior Preferred Stock	Section 1.5
knowledge of Company	Section 9.2(d)
knowledge of Parent	Section 9.2(e)
Liens	Section 3.24
Losses	Section 6.2(a)(ii)
Marks	Section 3.14(a)
Material Adverse Effect on the Company	Section 3.1
Material Adverse Effect on the Parent	Section 2.1
Merger	Recitals
Merger Consideration	Section 1.5(d)(ii)
NASDAQ	Section 2.4
Notice of Superior Proposal	Section 4.2(c)
Parent	Preamble
Parent Balance Sheet Date	Section 2.7
Parent Capital Stock	Section 2.2(a)
Parent Certificate	Section 1.6(c)
Parent Common Stock	Section 1.5(a)(i)
Parent Disclosure Schedule	Article II Preamble
Parent Incentive Plans	Section 2.2(a)
Parent Indemnitees	Section 6.2(a)(i)
Parent Options	Section 2.2(a)
Parent Permits	Section 2.11
Parent Preferred Stock	Section 2.2(a)
Parent SEC Documents	Section 2.12(a)
Parent Stockholder Approval	Section 7.1(b)
Parent’s knowledge	Section 9.2(e)
Patents	Section 3.14(a)
Permitted Liens	Section 2.4
Person	Section 9.2(d)
Pre-Closing Period	Section 4.1(a)
Pro Rata Portion	Section 1.6(b)
Real Estate	Section 3.25
Registrable Resale Shares	Section 5.1
Registration Statement	Section 2.2

Relevant Date	Section 1.5(g)
Review Period	Section 1.9(b)
Rule 145 Affiliates	Section 5.3(b)
S-3 Amendment	Section 5.1
SEC	Section 2.3
Securities Act	Section 2.3
Series A Exchange Ratio	Section 1.5(a)(i)
Series A Preferred Stock	Section 1.5(a)(i)
Series A Share Allocation	Section 1.5(d)(iii)
Series B Exchange Ratio	Section 1.5(a)(ii)
Series B Preferred Stock	Section 1.5(a)(ii)
Series B Share Allocation	Section 1.5(d)(iv)
Share Issuance	Recitals
Shares	Section 1.5(d)(v)
Significant Stockholders	Section 5.3(a)
SOXA	Section 2.12(d)
Specified Assets	Section 1.9(a)
Specified Liabilities	Section 1.9(a)
State Takeover Approvals	Section 2.4
Stockholder Indemnitees	Section 6.2(b)
Stockholder Representative	Section 6.4
Subsidiary	Section 9.2(b)
Superior Proposal	Section 4.2(d)
Surviving Corporation	Section 1.1
Target Working Capital	Section 1.9(d)
Tax Return	Section 3.9
Taxes	Section 3.9
Third Party	Section 4.2(d)
Third Party Acquisition	Section 4.2(d)
Total Merger Shares	Section 1.5(d)(vi)
Trade Secrets	Section 3.14(a)
Transaction Expenses	Section 5.6
Two-Year Release Date	Section 1.6(b)
Valuation Period	Section 1.5(g)
Working Capital	Section 1.9(a)
Working Capital Adjustment	Section 1.9(d)
Working Capital Statement	Section 1.9(a)

      IN WITNESS WHEREOF, Parent, Acquisition Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

CALIFORNIA AMPLIFIER, INC.
a Delaware Corporation

By:

/s/ FRED M. STURM

Name: Fred M. Sturm

Title:	President & CEO

MOBILE ACQUISITION SUB, INC.,
a Delaware Corporation

By:

/s/ FRED M. STURM

Name: Fred M. Sturm

Title:	President & CEO

VYTEK CORPORATION,
a Delaware Corporation

By:

/s/ JAMES E. OUSLEY

Name: James E. Ousley

Title:	CEO

solely for purposes of Section 6.4,

JAMES OUSLEY

/s/ JAMES E. OUSLEY

EXHIBIT A

COMPANY STOCKHOLDERS TO EXECUTE VOTING AGREEMENTS

AND LOCK-UPS

Leonard J. Fassler

James E. Ousley
Walter J. Cook, II
Tracy R. Trent
Softbank Technology Ventures VI, L.P.
Softbank US Ventures VI, L.P.
Charter Vytek, LLC
CIBC MB, Inc.
VTK Management LLC*
Mission Ventures, L.P.
Mission Ventures Affiliates, L.P.
Mission Ventures II, L.P.
Mission Ventures Affiliates II, L.P.
Frontenac VIII Limited Partnership
Frontenac Masters VIII Limited Partnership
Mobius Technology Ventures VI, L.P.

*	If dissolved, the individual members will sign lock-ups if they meet the criteria of a significant stockholder.

EXHIBIT B

FORM OF IRREVOCABLE PROXY AND VOTING AGREEMENT

      THIS IRREVOCABLE PROXY AND VOTING AGREEMENT, dated as of December 23, 2003 (the “Agreement”), among California Amplifier, Inc., a Delaware corporation (“Parent”), and                     , a stockholder (the “Stockholder”) of Vytek Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

WITNESSETH:

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Mobile Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides for the merger (the “Merger”) of Acquisition Sub with and into the Company and the exchange of outstanding capital stock of the Company (the “Shares”) for shares of common stock, par value $0.01 per share, of Parent;

      WHEREAS, as of the date hereof, the Stockholder owns (beneficially and of record) the Shares set forth opposite such Stockholder’s name on Schedule I hereto (all Shares listed on Schedule I, being referred to herein as such Stockholder’s “Owned Shares”);

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder and certain other stockholders of the Company enter into irrevocable proxy and voting agreements; and

      WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholder hereby agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES;

AND OTHER COVENANTS OF THE STOCKHOLDER

      SECTION 1.1.     Voting of Shares. At any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote its Owned Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) in favor of the Amendment to the Company’s Certificate of Incorporation as proposed in the Merger Agreement (the “Certificate Amendment”), (iii) against any proposal for a Third Party Acquisition and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (other than as set forth in the Merger Agreement), or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iv) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Parent, Acquisition Sub or their nominees to vote such Owned Shares directly.

      SECTION 1.2.     No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement and except for any transfer for estate or tax planning purposes or any other distribution to limited partners affiliated persons or entities, the Stockholder shall not from the date hereof until the Termination Date (the “Term”) (i) transfer (which transfer shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder’s Owned Shares or any interest therein, or create or, except as set forth on Schedule 1.2 hereto, permit to exist any Encumbrance (as defined below) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Owned Shares, (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

      SECTION 1.3.     Proxy. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder’s Owned Shares and constitutes and appoints Acquisition Sub and Parent, or any nominee of Acquisition Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its “Proxy”), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the Company’s Restated Certificate of Incorporation or By-Laws) and to vote each of such Owned Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided in Section 1.1.

      THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

      SECTION 1.4.     Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

      SECTION 1.5.     Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement.

      SECTION 1.6.     No Solicitation. During the Term, the Stockholder shall not, nor shall it authorize any of its officers, directors, employees, agents or representatives (collectively, the “Representatives”) to, (i) encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent or Acquisition Sub or ant designees of Parent and Acquisition Sub) concerning any Third Party Acquisition, or (ii) enter into any agreement with respect to any proposal for a Third Party Acquisition or approve or resolve to approve any proposal for a Third Party Acquisition. Upon execution of this Agreement, the Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

      The Stockholder hereby represents and warrants to Parent as follows:

      SECTION 2.1.     Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Acquisition Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Acquisition Sub and Parent as Stockholder’s Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of

Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

      SECTION 2.2.     No Conflicts; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) to the Stockholder’s knowledge, conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of the Stockholder, including, without limitation, such Stockholder’s Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of the Stockholder’s obligations under this Agreement.

      (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement.

      SECTION 2.3.     Title to Shares. The Stockholder is the sole record and beneficial owner of its Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind (“Encumbrances”), other than as set forth on Schedule 1.2 hereto and other than restrictions imposed by the securities laws or pursuant to this Agreement.

      SECTION 2.4.     Parent and Transaction Information. The Stockholder has such knowledge and experience in financial or business matters as to be able to evaluate the merits and risks of the transactions contemplated by the Merger Agreement and the related agreements. The Stockholder has had access to all of the Parent SEC Documents (as defined in the Merger Agreement).

ARTICLE III.

MISCELLANEOUS

      SECTION 3.1.     Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

      SECTION 3.2.     Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) written mutual consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) automatically and without any required action of the parties hereto, the Effective Time (the earlier of (i), (ii) and (iii), the “Termination Date”). No such termination of this

Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      SECTION 3.3.     Further Assurance. From time to time, at the request of a party hereto and without consideration, each other party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

      SECTION 3.4.     Certain Events. The Stockholder agrees that this Agreement and the Stockholder’s obligations hereunder shall attach to the Stockholder’s Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators, or successors. Notwithstanding any transfer of Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

      SECTION 3.5.     No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      SECTION 3.6.     Specific Performance. The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Acquisition Sub for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that each of Parent and Acquisition Sub shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Acquisition Sub should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that Parent or Acquisition Sub, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      SECTION 3.7.     Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

      (a) If to Parent or Acquisition Sub:

California Amplifier, Inc.
460 Calle San Pablo
Camarillo, CA 93012
Attention: Chief Executive Officer
Facsimile No.: (805) 482-5842

      With a copy to:

Gibson, Dunn & Crutcher LLP
333 S. Grand Ave.
Los Angeles, CA 90071
Attention: Peter F. Ziegler, Esq.
Facsimile No.: (213) 229-6595

      (b) If to Stockholder, at the address set forth on Schedule I hereto.

      With a copy to:

Paul, Hastings, Janofsky & Walker, LLP
3579 Valley Centre Drive
San Diego, CA 92130
Attention: Carl. R. Sanchez, Esq.
Facsimile No.: (858) 720-2555

      SECTION 3.8.     Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

      SECTION 3.9.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 3.10.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      SECTION 3.11.     Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 3.12.     Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 3.13.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

      SECTION 3.14.     Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 3.15.     Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      SECTION 3.16.     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be executed as of the date first written above.

CALIFORNIA AMPLIFIER, INC.
A DELAWARE CORPORATION

By:

Name:

Title:

Stockholder

Schedule I

Class/Series of Shares
Name and Address of Stockholder	Owned	Number of Shares Owned

EXHIBIT C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
VYTEK CORPORATION

      Stanley P. Witkow, Secretary of Vytek Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

      1.     The name of the Corporation is Vytek Corporation.

      2.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 25, 2000. Such certificate was amended pursuant to an Amendment to Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 7, 2000, was amended and restated pursuant to an Amended and Restated Certificate of Corporation filed with the Secretary of State of the State of Delaware on August 15, 2000 and was amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on April 1, 2003.

      3.     That the Certificate of Incorporation of the Corporation, as so amended, is hereby amended and restated in its entirety to that the same shall read as follows:

      FIRST. The name of this corporation shall be:

VYTEK CORPORATION

      SECOND. Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and its registered agent at such address is THE CORPORATION TRUST COMPANY.

      THIRD. The purpose or purposes of the corporation shall be:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH:

      (a) The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 130,700,000. The total number of shares of Common Stock which the Corporation is authorized to issue is 63,000,000, per value $.01 per share. The total number of shares of Preferred Stock which the Corporation is authorized to issue is 67,700,000, per value $.01 per share, 23,200,000 of which shall be designated “Series A Convertible Participating Preferred Stock” (the “Series A Preferred”), 12,000,000 of which shall be designated “Series A-DIV Convertible Preferred Stock” (the “Series A-DIV Preferred”), 6,500,000 of which shall be designated “Series B Convertible Participating Preferred Stock” (the “Series B Preferred”), 2,800,000 of which shall be designated “Series B-DIV Convertible Preferred Stock” (the “Series B-DIV Preferred”) and 23;200,000 of which shall be designated Series Junior Preferred (“Junior Preferred”). The Series A Preferred and Series A-DIV Preferred are collectively referred to as the “A Preferred”. The Series B Preferred and Series B-DIV Preferred are collectively referred to as the “B Preferred.” The A Preferred and the B Preferred are collectively referred to as the “Convertible Preferred Stock.”

      (b) The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amounts of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Convertible Preferred Stock.

      (c) The relative rights, preferences, privileges and restrictions granted to or imposed upon the Convertible Preferred Stock and the Common stock or the holders thereof are as follows:

      SECTION 1.     Dividends.

      (a) The holder of the B Preferred shall be entitled, prior and in preference to the holders of any and all other classes of capital stock of the corporation, to receive pro rata, out of assets legally available therefor, dividends at the rate of $0.0940 per share per annum, compounded quarterly. Such dividends shall be payable in shares of Series B-DIV Preferred and each share of Series B-DIV Preferred shall have a value, for such purposes, of $[               ]. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative. All numbers relating to the calculation of dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to the B Preferred.

      (b) The holders of the A Preferred shall be entitled, prior and in preference to the holders of Common Stock, to receive pari passu, out of assets legally available therefor, dividends at the rate of $0.01948 per share per annum, compounded quarterly. Such dividends shall be payable in shares of Series A-DIV Preferred and each shall of Series A-DIV Preferred shall have a value of $[               ]. Such dividends shall accumulate commencing as of the original issuance date of the B Preferred and be payable only when, as and if declared by the Board of Directors and shall be cumulative. All numbers relating to the calculation of dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to the A Preferred.

      (c) After payment of the dividends to the holders of the B Preferred and the holders of the A Preferred, the Series A preferred and the Series B Preferred shall be entitled to participate pro rata in the dividends paid an the Common Stock (with each share of Series A Preferred end Series B Preferred being deemed, for such purpose, to be equal to the number of shares of Common Stock including fractions of a share) into which such share of Series A Preferred and Series B Preferred is convertible immediately prior to the close of business an the business day fixed for such divided. Such dividends shall be payable only when, as and if declared by the Board of Directors.

      (d) The holders of the Junior Preferred shall not be entitled to receive any dividends.

      SECTION 2.     Liquidation Preference. In the event of a Liquidity Event (as hereinafter defined), before any distribution or payment may be made with respect to the Common Stock or any other series or class of capital stock, holders of each share of Convertible Preferred Stock shall be entitled to be paid first out of: (1) in the case of a Liquidity Event under Section 2(e)(i), the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or capital earnings, or (2) in the case of Liquidity Event under Section 2(e)(ii), (iii) or (iv), any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, in either case, as follows:

(a) The holders of the B Preferred shall be entitled to receive for each share of B Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, to the holders of the A Preferred, the Junior Preferred and the Common Stock, by reason of their ownership of such stock, at the option of each such holder (which option shall be exercised by giving written notice to the Company of the Series B Liquidation Preference applicable to such holder) either (i) the amount of $1.1747 per share for each share of B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the “Participating Series B Liquidation Preference”) or (ii) the amount of $1.1747 per share for each share of B Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications, or other similar events with respect to the B Preferred) plus any dividends accrued but unpaid on such share (the “Non-Participating Series B Liquidation Preference” together with the Participating Series B

Liquidation Preference, the “Series B Liquidation Preference”). Any such distributions of dividends shall be paid in shares of Series B-DIV Preferred. If the assets of the Corporation or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, legally available for distribution to the holders of the B Preferred are insufficient to permit payment of the Series B Liquidation Preference in full to all holders of B Preferred, the holders of the B Preferred shall share ratably in any distribution of available assets or consideration to the holders of B Preferred pro rata in proportion to the respective Series B Liquidation Preference each such holder would otherwise be entitled to receive if all of the Series B Liquidation Preference with respect to such shares were paid in full.

(b) After payment of the Series B Liquidation Preference, the holders of the Series A Preferred and-Series A-DIV Preferred shall be entitled to receive, for each share of Series A Preferred and Series A-DIV Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, to the holders of the Junior Preferred and Common Stock by reason of their ownership of such stock, the amount of $1.9483 per share for-each share of A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the A Preferred) plus any dividends accrued but unpaid on such share (the “Series A Liquidation Preference) Any such distributions of dividends shall be paid in shares of Series A-DIV Preferred. If the assets of the Corporation or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, legally available for distribution to the holders of the A Preferred are insufficient to permit payment of the Series A Liquidation Preference in full to all holders of A Preferred, the holders of the A Preferred shall share ratably in any distribution of available assets to the holders of A Preferred pro rata in proportion to the respective Series A Liquidation Preference each such holder would otherwise be entitled to receive if all Series A Liquidation Preference with respect to such Shares were paid in full.

(c) After payment of the Series B Liquidation Preference, the Series A Liquidation Preference and the liquidation preference of any other series of preferred stock of the Corporation, the holders of Junior Preferred shall be entitled to receive for each share of Junior Preferred, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, to the holders of Common Stock by reason of their ownership of such stock, the amount of $1.9483 per share for each share of Junior Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Junior Preferred) (the “Junior Liquidation Preference”).

(d) After payment has been made to the holders of the Convertible Preferred Stock and Junior Preferred of the full amounts to which they shall be entitled as set forth in Sections 2(a), 2(b) and 2(c), then the entire remaining assets and funds of the Corporation legally available for distribution or any assets or consideration issuable to holders of the Corporation’s capital stock in connection with the Liquidity Event, as applicable, if any, shall be distributed on a pro rata, as converted, basis to the holders of the Series A Preferred the Series B Preferred that exercised the option to receive the Participating Series B Liquidation Preference and the holders of the outstanding Common Stock.

(e) For purposes of this Section 2 and Section 7, the term “Liquidity Event” shall mean any one or more of the following: (i) a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation, or a merger or consolidation of the Corporation with or into any other entity (other than a merger or consolidation in which shares of the Corporation’s capital interests outstanding immediately before such merger or consolidation are exchanged or converted into or constitute shares which represent more than fifty percent (50%) of the surviving entity’s capital interests after such consolidation or merger); (iii) a transaction or series of related transactions in which a person or group of persons (as defined in Rule 13d-5(b)(l) of the Securities Exchange Act of 1934., as amended (the “Exchange Act”)) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange

Act) of more than 50% of the voting power of the Corporation, or (iv) a transaction or series of related transactions following which the holders of the Corporation’s capital interests outstanding immediately before such transaction(s) cease to own more than fifty percent (50%) of the Corporation’s capital interests after such transaction(s); provided, however, that neither (A) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation nor (B) a merger pursuant to that certain Agreement and Plan of Merger dated December 23, 2003 (the “Merger Agreement”) by and between California Amplifier, Inc., a Delaware corporation, Mobile Acquisition Sub, Inc., a Delaware corporation, and the Corporation shall constitute a “Liquidity Event.”

(f) Notwithstanding the foregoing provisions of Section 2, in the case of an event described in Section 2(e)(ii), (iii) and (iv), all dividends and other distributions of assets or surplus funds of the Corporation pursuant to this Section 2 shall be paid in the consideration received by the Corporation or its shareholders in connection with any such merger, consolidation or sale.

      SECTION 3.     Redemption.

      (a) At anytime on or after the fifth anniversary of the date of initial issuance of Series B Preferred (the “Initial Redemption Date”), upon the written request (the “Redemption Request”) of the holders of shares representing a majority in interest of the shares of Convertible Preferred Stock, which Redemption Request shall be given at least thirty days prior to such Redemption Date (as defined below), the Corporation shall redeem the Convertible Preferred Stock as follows: first, the B Preferred and then the A Preferred, in three (3) equal annual installments beginning on the Initial Redemption Date and then on the first and second anniversary of the Initial Redemption Date (each such date, including the Initial Redemption Date, being referred to herein as a “Redemption Date”) by paying an aggregate amount in cash therefor for each share of B Preferred the greater of $1.1747 per share and the then current fair marker value of each such share and for each share of A Preferred the greater of $1.9483 per share and the then current fair market value of each such share (in each case, as adjusted for any stock split, stock dividends, combinations, recapitalizations, reclassifications or other similar events with respect to the Convertible Preferred Stock) plus, in each case, all accrued but unpaid dividends on such shares (the “Redemption Price”). For purposes of this Section 3, the fair market value of each share of Convertible Preferred Stock shall be as determined by the Board of Directors.

      (b) At least ten (10) but no more than twenty (20) days prior to each Redemption Date written notice shall be mailed, certified mail return receipt requested, to each holder of the Convertible Preferred Stock at the address of such holder set forth in the records of the Corporation, (i) notifying such holder of the number of shares of Convertible Preferred Stock being redeemed and the place at which payment may be obtained on such Redemption Date for such shares of Convertible Preferred Stock and (ii) calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after each Redemption Date, each holder of Convertible Preferred Stock shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

      (c) From and after a Redemption Date at which shares of Convertible Preferred Stock have been redeemed, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of such shares of Convertible Preferred Stock that have been redeemed as holders of Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably, first among the holders of the B Preferred and then among the holders of the A Preferred to be redeemed based upon heir holdings of B Preferred and A Preferred, as the case may be. The shares of Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on such Redemption Date but which it has not redeemed.

      SECTION 4.     Conversion. The holders of the Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert Convertible Preferred Stock. (i) Each share of B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying each share of B Preferred by the quotient obtained by dividing $[ ] by the then applicable Series B Conversion Price (as defined below). The price at which shares of Common Stock shall be deliverable upon conversion of the B Preferred (the “Series-B Conversion Price”) shall initially be $[ ] per share of Common Stock. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided,

(ii) Each share of A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the A Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying each share of A Preferred by the quotient obtained by dividing $[ ] by the then applicable Series A Conversion Price (as defined below). The price at which shares of Common Stock shall be deliverable upon conversion of the A Preferred shall initially be $[ ] per share of Common Stock (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. The Series B Conversion Price and the Series A Conversion Price are collectively referred to as the “Applicable Conversion Price.”

(b) Automatic Conversion of Convertible Preferred Stock. Each share of the Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Applicable Conversion Price, immediately (i) upon the affirmative consent or approval of the holders of shares representing majority in interest of the shares of Convertible Preferred Stock or (ii) prior to the effectiveness of a Qualifying Public Offering (as hereinafter defined). For purposes of this Section 4, the term “Qualifying Public Offering” shall mean a firm commitment underwritten public offering of Common Stock by the Corporation with a nationally recognized investment banking firm at a price per share offered to the public of at least $3.52 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events involving a change with respect to the Convertible Preferred Stock), in a total offering of at least $30,000,000 before deduction of underwriting commissions and expenses of the offering. The, automatic conversion of the Convertible Preferred Stock into shares of Common Stock shall be subject, in the case of (ii) above, to the closing and consummation of the offer and sale of shares of Common Stock in a Qualifying Public Offering:

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for the purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that the holder elects to convert all or any number of shares of the Convertible Preferred Stock represented by such certificate or certificates; provided, however, that in the event of an automatic conversion pursuant to clause (b) of this Section 4, the outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that in the case of a conversion under Sections 4(a) or 4(b), the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at the office of the Corporation or of any transfer agent, as the case may be, to such holder of Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the mount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall not terminate the rights of the holders of the Convertible Preferred Stock or the rights of the holders of the Common Stock issuable upon conversion of the Convertible Preferred Stock to receive dividends which have been accrued but are unpaid with respect to the Convertible Preferred Stock as of the date of conversion. Except as provided above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 4(b)(ii), immediately prior to the close of business on the date of closing of a Qualifying Public Offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shires of Common Stock at the close of business on such date.

(d) Convertible Preferred Stock Conversion Price Adjustments. The Applicable Conversion Price shall be subject to adjustment upon the issuance of Additional Shares of Common Stock from time to time as follows:

(i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Convertible Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the “Original Issue Date other than shares of Common Stock issued, issuable or deemed issued:

(A)(x) in an amount not exceeding 1,411,813 shares of Common Stock to officers, directors and employees of, and consultants to the Corporation or any subsidiary thereof, pursuant to stock option plans, stock purchase plans or other employee stock incentive plans approved by the Board of Directors or other stock arrangements which have been approved by the Board of Directors after the Original Issue Date at prices or exercise prices determined by the Board of Directors to be not less than the fair market value of such shares, options or other stock arrangements on the date of grant thereof, (y) in an amount not exceeding 3,700,000 shares of Common Stock to retained employees of Stellcom, Inc. and the President of the Company, pursuant to stock a restricted stock plan approved by the Board of Directors, and (z) in an amount not exceeding 10,656 shares of Common Stock to the president of Stellcom, Inc.

(B) upon conversion of shares of Convertible Preferred Stock or the exercise or conversion of any Options outstanding on the Original Issue Date or the exercise or conversion of any warrants outstanding immediately after the Original Issue Date;

(C) pursuant to any event for which adjustment has already been made pursuant to this Section 4(d);

(D) as a dividend or distribution on the Convertible Preferred Stock; Stock;

(E) as a dividend or distribution on the Common Stock;

(F) upon any subdivision or split up of Common;

(G) upon any capital reorganization of the Corporation;

(H) as all or a portion of the consideration for acquisitions by the Corporation approved by the Board of Directors;

(I) in an amount not exceeding 6,384,612 shares of Series B Preferred; or

(J) in an amount not exceeding 7,621,852 shares of Series A Preferred.

(ii) No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. Except as provided in Section 4(d)(i)(4) above, in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon d exercise of such Options or, in the case of Convertible Securities and Options therefor, upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) below) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the a exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange hereof, the Applicable Conversion Price computed upon the initial Applicable Conversion Price thereof set forth in Section 4(a) above (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of Conversion or exchange under such Convertible Securities;

(3) on the expiration or cancellation of any Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Applicable Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (2) above, the Applicable Conversion Price shall be recomputed as if the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

(4) no readjustment pursuant to clause (2) or clause (3) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the initial Applicable Conversion Price on the original adjustment date (unless the Applicable Conversion Price is increased above the initial Applicable Conversion Price pursuant to Section 4(e)(2) or (e)(4)), or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than those the subject of such adjustments) between the original adjustment date and such readjustment date; and

(iv) Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation at any time after filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware shall issue Additional Shares of Common Stock (including Additional Shares of Cannon Stock deemed to be issue pursuant to Section 4(d)(iii), but excluding stock dividends. subdivisions or split ups that at the subject of adjustment pursuant to Section 4(e)) without consideration or for a consideration per share less than the Applicable Conversion Price applicable on and immediately prior to such issue, then and in such event.

(x) the Series B Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest ten-thousandth of a cent) equal to the aggregate consideration received by the Corporation for The total number of Additional Shares of Common Stock so issued divided by the number of such Additional Shares of Common Stock; and

(y) the Series A Conversion Price shall be reduced concurrently with such issue to a price (calculated to the nearest ten-thousandth of a cent) determined by multiplying the Series A Conversion Price in effect on the date of and immediately prior to such issue by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue (on a fully diluted as converted basis), including without limitation the number of share; of Common Stock issuable upon conversion of the Convertible Preferred Stock outstanding immediately prior to such issue and (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect on the date of and immediately prior to such issue; and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue (on a fully diluted as converted basis), including without limitation the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock outstanding immediately prior to such issue and (ii) the number of such Additional Sham of Common Stock so issued.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate net amount of cash received by the Corporation after deduction of any underwriting or similar commission, compensation or concessions by the Corporation;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued, pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as, consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as act forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment of Applicable Conversion Price. The Applicable Conversion Price shall be subject to adjustment from tune to time as follows:

(1) Adjustments for Subdivision of Common Stock. If the number of shares of Common Stock outstanding at any time after filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of stock; then the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such dividend, subdivision or split-up, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

(2) Adjustments for Combinations of Common Stock. If the number of shares of Common Stock outstanding at any time after filing this amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware is decreased by a combination of the outstanding shares of Common Stock, then the Application conversion Prices then in effect shall, concurrently with the effectiveness of such combination, be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of Convertible preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(3) Adjustments for Stock Dividends and other Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, then and in each such event the holders of Convertible Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event.

(4) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 2 upon a Liquidity Event, if the Common Stock issuable upon conversion of the Convertible Preferred stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Convertible preferred Stock shall thereafter be converted into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Convertible Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(f) Amendments to Certificate of Incorporation. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least a majority in interest of each series of the Convertible Preferred Stock voting as a separate class, if such amendment would (x) amend, alter or change any of the rights, preferences, privileges of or limitations provided for herein or in the by-laws of the Corporation for the benefit of any shares of such series of Convertible Preferred Stock, (y) increase or-decrease (other than by redemption or conversion) the authorized number of share of such series of Convertible Preferred Stock or (z) create any new class of equity securities having rights, preferences or privileges senior to or a parity with the such series of Convertible Preferred Stock with respect to voting, dividends or liquidation preference.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Section 4(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Preferred stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate, executed by the Chief Financial Officer, setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Convertible Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of any Convertible Preferred Stock.

(h) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification, combination, subdivision or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

than; in connection with each such event, the Corporation shall send to the holders of the Convertible Preferred Stock:

(1) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(d) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purposes of effecting the conversion of the shares of Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding share of Convertible Preferred Stock.

(e) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result.

      SECTION 5     Voting. Except as may be otherwise provided in these terms of the Convertible Preferred Stock or by law, the Convertible Preferred Stock shall votes together with all other classes and series of voting stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Convertible Preferred Stock is then convertible pursuant to Section 4 hereof.

      SECTION 6.     Convertible Preferred Stock Protective Rights. For so long as any shares of Convertible Preferred Stock remain outstanding, in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, consent of e majority in interest of the holders of the Convertible Preferred Stock (voting as a single class) in writing or by vote at a meeting shall be required for any action that (i) increases or decreases the authorized number of shares of Common Stock or Convertible Preferred Stock, (ii) results in the issuance of more than an aggregate amount of 6,384,612 shares of Series B Preferred Stock (other than the shares issued in connection with any equipment leasing or debt financing which has been approved by at least two-thirds of the members of the Corporation’s Board of Directors), (iii) results in the redemption or repurchase of any shares of Common Stock (other than redemptions at cost pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services), (iv) results in any sale, lease or other disposition of all or substantially all of the assets of the Corporation, or a Merger or consolidation of the Corporation with or into any other entity or any transaction or series of related transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Exchange Act)) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the voting power of the Corporation (provided, however, that any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation shall not require consent pursuant to this Section 6), (v) increases or decreases in the authorized size of the Corporation’s Board of Directors, (vi) results in the payment or declaration of any dividend on any shares of Common Stock or Convertible Preferred Stock, or (vii) results in the issuance, after the date hereof, of debt by the Corporation or any subsidiary of the Corporation in excess of $1,000,000.

      SECTION 7.     Pay to Pay. If any holder of Series A Preferred (or any affiliate or member thereof) that owns shares of Series A Preferred on the date of initial issuance of the Series B Preferred fails to purchase within 30 days of the date of such initial issuance of Series B Preferred such holder’s pro rata portion (determined by dividing such holder’s fully diluted ownership of the Corporation by the aggregate fully diluted ownership of all such holders) of up to 4,256,407 shares of the Series B Preferred (a “Pro Rata Portion”), then without any action or consent by such holder, notwithstanding any other provision hereof, the shares of Series A Preferred owned by such holders shall be automatically converted into the Junior Preferred. The Junior Preferred shall have not a right to vote or any other rights, preferences or privileges except as specifically required by law or this Section 7. If a holder of Series A Preferred (or such affiliate or member) purchases less than such holder’s full Pro Rata Portion, that number of shares of Series A Preferred owned by such holder multiplied by a fraction the numerator of which is the difference between its pro Rata Portion and the number of shares of Series B Preferred Stock purchased by such holder (or such affiliate or member), and the denominator of which is its Pro Rata Portion shall be converted to Junior Preferred denominator of which is its Pro Rata Portion shall be converted to Junior Preferred.

      FIFTH:     The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

      SIXTH:     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      SEVENTH:     The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons who shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      4.     In lieu of a meeting and vote of stockholders, a majority in interest of the stockholders of the Corporation have given their written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

      5.     The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, this Amended and Restated Certificate has been signed by Stanley P. Witkow, Secretary of the Corporation, this            day of                     , 200 .

VYTEK CORPORATION

By

Name: Stanley P. Witkow
Title: Secretary

EXHIBIT D

CERTIFICATE OF INCORPORATION

OF

VYTEK CORPORATION

ARTICLE I

NAME OF CORPORATION

      The name of this corporation is:

Vytek Corporation

ARTICLE II

REGISTERED OFFICE

      The address of the registered office of the corporation in the State of Delaware is 15 East North Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is Paracorp Incorporated.

ARTICLE III

PURPOSE

      The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

      The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).

ARTICLE V

INCORPORATOR

      The name and mailing address of the incorporator of the corporation is:

Tami L. Gerardi
c/o National Corporate Research, Ltd.
615 South DuPont Highway
Dover, Delaware 19901

ARTICLE VI

BOARD POWER REGARDING BYLAWS

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

ARTICLE VII

ELECTION OF DIRECTORS

      Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

      To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “Delaware Law”), a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The corporation may indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the Delaware Law and this Article VIII. The corporation may, to the fullest extent permitted by the Delaware Law, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the Delaware Law, any such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

      No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

ARTICLE IX

CORPORATE POWER

      The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

CREDITOR COMPROMISE OR ARRANGEMENT

      Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

      THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the Delaware General Corporation Law, does make and file this Certificate.

Dated:

EXHIBIT E

ESCROW AGREEMENT

      This ESCROW AGREEMENT (the “Agreement”) is made and entered into as of                               , by and among California Amplifier, Inc., a Delaware corporation (the “Parent”), Mr. James Ousley, solely as the designated representative of the Stockholders of the Company, (who, with his permitted successors and assigns, is referred to as the “Stockholder Representative”), and                               , as escrow agent (the “Escrow Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

      WHEREAS, pursuant to Section 1.6 of that certain Agreement and Plan of Merger and Reorganization, dated as of December 23, 2003, among Parent, Vytek Corporation, a Delaware corporation (the “Company”), and Mobile Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A, 854,700 shares of Parent Common Stock shall be paid by Parent into the Escrow Fund created hereby;

      WHEREAS, the Stockholders, as contemplated by Section 6.4 of the Merger Agreement, designated and authorized James Ousley to act as the Stockholder Representative; and

      WHEREAS, the Escrow Agent desires and is willing to act and serve as Escrow Agent pursuant to the terms and conditions of this Agreement.

AGREEMENT

      NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1.     Escrow and Escrow Shares.

1.1 Deposit Into Escrow. Pursuant to the provisions of the Merger Agreement, on the date hereof, Parent will deposit with the Escrow Agent, and the Escrow Agent hereby agrees to accept in its capacity as such, 854,700 shares of Parent Common Stock (the “Escrow Shares”) and, if applicable, the Escrow Cash (as defined in Section below) in an account with the Escrow Agent (the “Escrow Fund”). The Escrow Agent will hold in escrow the Escrow Cash and one or more stock certificates representing the Escrow Shares, in the Escrow Fund on behalf of the Stockholders.

1.2 Escrow Fund. The Escrow Fund will serve as an indemnification fund pursuant to the indemnification provisions of Article VI of the Merger Agreement and for the payment of any obligation arising out of the Working Capital Adjustment in Section 1.9(d) of the Merger Agreement. The Escrow Fund will be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement. The number of Escrow Shares representing each Stockholder’s Pro Rata Portion are set forth in Exhibit B.

1.3 Dividend and Voting Rights. Any cash dividends or other distributions declared and paid on the Escrow Shares shall be paid by Parent to the Stockholders on behalf of whom such Escrow Shares have been transferred into the Escrow Fund; provided, however, that any securities distributed in respect of such Escrow Shares as a result of any stock split, reclassification, subdivision, or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in shares of Parent Common Stock, or change of shares of Parent Common Stock into any other securities of Parent or any other entity or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of Parent, or otherwise, (i) shall be transferred into the Escrow Fund, (ii) shall be held by the Escrow Agent as a portion of the Escrow Shares that is available to cover Losses of the Indemnified Parties as provided in this Agreement and the Merger Agreement, and (iii) shall be distributed in accordance with Section 3 hereof. Each Stockholder shall have voting rights with respect to such Stockholder’s Escrow Shares.

1.4 Term of Escrow. The term of the escrow governed hereby (the “Escrow”) shall commence on the date hereof and end as of 5:00 p.m., California time, on that date which is the same date of the month as the Closing Date in the month which is the three-year anniversary of the Closing Date.

1.5 Election to Sell Shares. At any time after the date hereof, the Stockholder Representative may direct the sale of some or all of the Escrow Shares. If the Stockholder Representative elects to sell any of the Escrow Shares in one or more transactions, he shall (i) instruct the Escrow Agent to sell the Escrow Shares specifying the number of Escrow Shares to be sold, and (ii) instruct the Escrow Agent as to any limitations on the price at which such Escrow Shares are to be sold and any limitations on the brokerage and other fees incurred in connection with the sale of such Escrow Shares. The Escrow Agent shall cause the sale of the Escrow Shares strictly in accordance with the written instructions of the Stockholder Representative; provided, however, that (i) no more than 25,000 of the Escrow Shares may be sold per week and (ii) each of the Escrow Shares must be sold for a price of at least $11.00 per share. The proceeds received from such sale of Escrow Shares (together with any interest thereon) shall be deposited into the Escrow Fund and shall be available to satisfy any Claimed Amount with respect to which an Indemnified Party may be entitled to indemnification under the Merger Agreement. For purposes hereof, all consideration received from such sale of Escrow Shares (together with any interest thereon) shall be referred to herein collectively as “Escrow Cash.”

1.6 Investment of Escrow Fund. The Escrow Agent shall invest and reinvest all Escrow Cash held from time to time as part of the Escrow Fund, in its discretion, in any of the following kinds of investments, or in any combination thereof: (i) bonds or other obligations of, or guaranteed by, the government of the United States of America or any State thereof or the District of Columbia, or agencies of any of the foregoing, having maturities of not greater than six (6) months after the date of acquisition thereof; (ii) commercial paper rated, at the time of the Escrow Agent’s investment therein or contractual commitment providing for such investment, at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation and having maturities of not greater than six (6) months after the date of acquisition thereof; (iii) corporate obligations rated, at the time of the Escrow Agent’s investment therein or contractual commitment providing for such investment, AA or higher by any nationally recognized statistical ratings organization and having maturities of not greater than six (6) months after the date of acquisition thereof; (iv) demand or time deposits in, certificates of deposit of or bankers’ acceptances issued by (A) a depository institution or trust company incorporated under the laws of the United States of America, any State thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution or trust company if, in any such case, the depository institution, trust company or office or agency has combined capital and surplus of not less than five hundred million dollars ($500,000,000) (any such institution being herein called a “Permitted Bank”) having maturities of not greater than six (6) months after the date of acquisition thereof; (v) repurchase obligations of a Permitted Bank or securities dealer (acting as principal) meeting the capital and surplus requirements specified for a Permitted Bank with respect to any bond or other obligation referred to in clause (i) above; or (vi) such other investments as the Stockholder Representative shall approve in writing.

1.7 Escrow Agent’s Power to Transfer. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Cash or the Escrow Shares permitted under the terms of this Agreement.

      2.     Claims Against the Escrow.

2.1 Indemnity Claims.

(a) Any Indemnified Party seeking indemnification, damages or any other recovery whatsoever from the Escrow Fund with respect to any Indemnity Claim shall comply with the provisions of Article VI of the Merger Agreement and deliver an Indemnity Claim Notice, on or prior to the Claims Expiration Date, to the Escrow Agent and the Stockholder Representative.

(b) Each Indemnity Claim Notice shall state the Claimed Amount and in reasonable detail the basis for such claim. The Indemnified Party’s right to indemnification under this Agreement shall not be prejudiced by the failure of the Indemnified Party to accurately estimate or to state the Claimed Amount or portion thereof.

(c) Within twenty (20) business days after receipt of an Indemnity Claim Notice, the Stockholder Representative shall furnish a Response Notice to the Indemnified Party, with a copy to the Escrow Agent. If no Response Notice is delivered by the end of such twenty (20) business day period, the Stockholder Representative shall be deemed to have agreed that all of the Claimed Amount (or such lesser amount as is then held in the Escrow Fund) shall be released to the Indemnified Party from the Escrow Fund.

(d) If the Stockholder Representative agrees in a Response Notice, or is deemed to have agreed pursuant to Section 2.1(c) by not submitting a Response Notice, that all of the Claimed Amount shall be released from the Escrow Fund to the Indemnified Party, the Escrow Agent, promptly following the earlier of the time of delivery of the Response Notice or the expiration of the twenty (20) business day period referred to in Section 2.1(c), will disburse to the Indemnified Party from the Escrow Fund an amount equal to the Claimed Amount (or such lesser amount as is then held in the Escrow Fund). Any Claimed Amount paid pursuant to this Section 2.1(d) shall constitute full and final settlement of all claims included in the Claim Notice related to such Claimed Amount.

(e) After delivery of a Response Notice identifying a Contested Amount, the Escrow Agent will continue to hold in the Escrow Fund an amount sufficient to cover the Contested Amount (up to the amount then available in the Escrow Fund), notwithstanding the occurrence of the Claims Expiration Date, until delivery of a Payment Notice instructing the Escrow Agent as to the disbursements, if any, that shall be made with respect to the Contested Amount. The Escrow Agent thereupon will disburse amounts from the Escrow Fund (to the extent such amounts are then held in the Escrow Fund) to the Indemnified Party in accordance with such Payment Notice.

2.2 Working Capital Adjustment. To the extent any payment is due to Parent as a Working Capital Adjustment pursuant to Section 1.9(d) after determination of the Final Working Capital (as such terms are defined in the Merger Agreement), Parent shall deliver written notice thereof (a “Working Capital Adjustment Notice”) to the Escrow Agent and the Stockholder Representative. The Escrow Agent thereupon will disburse amounts from the Escrow Fund (to the extent such amounts are then held in the Escrow Fund) to Parent in accordance with such Working Capital Adjustment Notice.

      3.     Disbursements.

3.1 Sole and Exclusive Remedy. The Escrow Fund shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnified Parties may be entitled under Article VI of the Merger Agreement, and for the payment of any obligation arising out of the Working Capital Adjustment in Section 1.9(d) of the Merger Agreement.

3.2 Procedure for Release of Shares to Parent. In the event that any Claimed Amount hereunder is paid with Escrow Shares, rather than with Escrow Cash, the number of shares to be released to Parent from the Escrow Fund in accordance with the provisions of this Agreement will be equal to the dollar amount specified in the Claim Notice if the notice is not contested, the Agreed Amount if a portion of a Claimed Amount is not contested, or the amount specified in a Payment Notice, in each case divided by the Average Parent Share Price (as defined in the Merger Agreement) as of the applicable payment date. Any distribution referred to in this Section 3.2 in satisfaction of any Indemnity Claim or the Working Capital Adjustment as set forth in Section 1.9(d) of the Merger Agreement will be deducted pro rata from the Pro Rata portion of the Escrow Shares beneficially owned by each Stockholder as shown on Exhibit B.

3.3 Release of Escrow Funds

(a) At the fifteen-month anniversary of the Closing Date (the “Fifteenth-Month Release Date”), all shares of Parent Common Stock and/or all Escrow Cash, shall be distributed to the Stockholders of Company in accordance with their Pro Rata Portion, except for, at the election of the Stockholder Representative either (i) that number of shares of Parent Common Stock in the Escrow Fund equal to the quotient of (A) $2,000,000 and (B) the Average Parent Share Price as of the Fifteenth-Month Release Date or (ii) an amount of Escrow Cash equal to $2,000,000.; it being expressly understood that if the aggregate value of the remaining shares of Parent Common Stock and/or Escrow Cash held in Escrow at the Fifteenth-Month Release Date is less than $2,000,000, then all such remaining shares of Parent Common Stock and/or Escrow Cash shall remain in Escrow.

(b) At the two-year anniversary of the Closing Date, all shares of Parent Common Stock and/or Escrow Cash remaining in Escrow shall be distributed to the Stockholders of the Company in accordance with their Pro Rata Portion.

      4.     Nature of Duties. The duties of the Escrow Agent hereunder are only such as are specifically set forth in this Escrow Agreement, such duties being purely ministerial in nature, and the Escrow Agent shall not become liable in any way or to any person for its compliance with its obligations under this Agreement, except as a result of its own negligence or willful misconduct. In the event of any disagreement between or among any of the parties to this Agreement, or between or among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the funds held in the Escrow, or in the event that the Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until it shall have received instructions in writing concurred in by the Stockholders’ Representative and Parent, whereupon it shall make disposition in accordance with such instructions or such determination. The Escrow Agent shall have the option, after 30 days’ notice to the other parties of its intention to do so, to file an action in interpleader requiring the parties to answer and arbitrate any claims and rights among themselves following the procedures set forth in the Merger Agreement. The rights of the Escrow Agent under this Section 4 are cumulative of all other rights which it may have by law or otherwise.

      5.     Understanding. It is understood and agreed that:

(a) The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between or among the parties hereto, except as may be specifically provided herein. This Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Agreement or any other agreement, instrument or document.

(b) The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that such person has been properly authorized to do so.

(c) The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of any such counsel. Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such reasonable legal fees, disbursements and expenses.

(d) The Escrow Agent shall be under no duty to give the property held in the Escrow Fund by it hereunder any greater degree of care than it gives its own similar property.

      6.     Compensation and Indemnity. The Escrow Agent shall receive as compensation for the performance of its duties as such hereunder an amount equal to [          ]. Parent shall pay such fee as of the date hereof.

      7.     Expenses. All expenses reasonably incurred by the Escrow Agent in connection with the performance of its duties as such hereunder shall be paid by Parent. Such expenses shall be reimbursed upon written request therefor by the Escrow Agent. All expenses of the Stockholder Representative reasonably incurred in connection with this Agreement shall be paid out of the Escrow Fund on a monthly basis.

      8.     Termination and Resignation of Escrow Agent. The Escrow Agent may be removed with or without cause, by written notice to the Escrow Agent from the Stockholder Representative. The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time following 60 days written notice to the Stockholder Representative. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder. On the effective date of such resignation, the Escrow Agent shall deliver this Agreement together with the Funds and any and all related instruments or document to any successor escrow agent reasonably agreeable to the Stockholders’ Representative, subject to this Agreement. If a successor escrow agent has not been appointed prior to the expiration of 60 days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent, or other appropriate relief. Any such resulting appointment shall be binding upon all of the parties to this Agreement.

      9.     Certain Definitions

      “Agreed Amount” means the part of the Claimed Amount that the Stockholder Representative agrees may be released from the Escrow Fund.

      “Claimed Amount” means the amount or an estimate of the reasonably foreseeable maximum amount of claimed damages against the Escrow Fund. Each Claimed Amount shall be in the aggregate but not cumulative with respect to other Claimed Amounts.

      “Claims Expiration Date” means the date that is three years after the Closing Date with respect to indemnification pursuant to Section 3.8 of the Merger Agreement and the date that is fifteen months after the Closing Date with respect to all other claims.

      “Contested Amount” means the amount of any Claimed Amount that is contested in the Response Notice by the Stockholder Representative.

      “Indemnified Parties” and “Indemnified Party” means any Parent Indemnitee.

      “Indemnity Claim” means any claim for indemnification pursuant to Section 6.2 of the Merger Agreement or pursuant to the provisions of this Agreement other than a claim for a Working Capital Adjustment pursuant to Section 1.9 of the Merger Agreement.

      “Indemnity Claim Notice” means written notice of an Indemnity Claim delivered in accordance with Section 2.1(a).

      “Payment Notice” means a copy of the settlement agreement or final order, decree or judgment of the original court of competent jurisdiction.

      “Response Notice” means a written response in which the Stockholder Representative (A) agrees that all of the Claimed Amount may be released from the Escrow Fund to the Indemnified Party, (B) agrees that the Agreed Amount may be released from the Escrow Fund to the Indemnified Party or (C) contests that all or some of the Claimed Amount may be released from the Escrow Fund to the Indemnified Party.

      10.     Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by facsimile transmission immediately followed by mailing by certified mail (return receipt requested), personally, or by a nationally-recognized overnight courier service for next-day delivery, addressed as follows (or to such other address as a party may have given prior notice). Notices shall be treated as having been given upon receipt:

      (a) if to the Stockholder Representative:

Mr. James Ousley
12670 High Bluff Drive
San Diego, CA 92130
Phone: (858) 947-1719
Fax: (858) 792-0270

      (b) If to the Escrow Agent:

[Wells Fargo Bank National Association]

[ ]

      11.     Survival. This Agreement shall be binding upon the parties hereto and upon their respective successors in interest and assigns.

      12.     Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

      13.     Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger (as defined in the Merger Agreement), this Agreement and any disputes arising hereunder or controversies with respect to the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      14.     Counterparts. This Agreement may be executed by facsimile in one or more counterparts each of which shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

      15.     Amendment. Any modification of this Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CALIFORNIA AMPLIFIER, INC.

By:

Name:

Title:

STOCKHOLDER REPRESENTATIVE

The foregoing is accepted
and confirmed

[WELLS FARGO BANK NATIONAL ASSOCIATION]

By: Name: Title:	Dated:

[Signature Page to Indemnity Escrow Agreement]

EXHIBIT A

MERGER AGREEMENT

EXHIBIT B

PRO RATA PORTION

Name and Address	Escrow Allocable Portion

EXHIBIT F

FORM OF LOCK-UP AGREEMENT

[                              ], 2004

CALIFORNIA AMPLIFIER, INC.

460 Calle San Pablo
Camarillo, CA, 93012
Attn: Chief Executive Officer

To Whom It May Concern:

      Pursuant to Section 5.3(a) of that certain Agreement and Plan of Merger and Reorganization, dated December 23, 2003 (the “Merger Agreement”), among Vytek Corporation, a Delaware corporation, California Amplifier, Inc., a Delaware corporation (“Parent”), and Mobile Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and in recognition of the benefit that the Merger will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees to the following:

1. Without the prior written consent of Parent, except as otherwise set forth herein, the undersigned will not, during the period commencing on the Closing Date (as defined in the Merger Agreement), and ending on the one-year anniversary of the Closing Date (the “Final Release Date”), (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise dispose of, directly or indirectly, any equity securities of Parent issued to the undersigned at the Closing (as defined in the Merger Agreement) pursuant to Section 1.5(a) of the Merger Agreement (the “Restricted Shares”), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the Restricted Shares, whether any such transaction described in clause (a) or (b) above (each, a “Transfer”) is to be settled by delivery of common stock or other securities, in cash or otherwise.

2. Notwithstanding the foregoing:

(i) at any time from the date that is 180 days after the Closing Date until the date that is 270 days after the Closing Date, the undersigned shall be permitted to engage in any Transfers of Restricted Shares, provided that at all times during such three-month period the undersigned retains at least 50% of the Restricted Shares; and

(ii) at any time from the date that is 270 days after the Closing Date until the Final Release Date, the undersigned shall be permitted to engage in any Transfers of Restricted Shares, provided that at all times during such three-month period the undersigned retains at least 25% of the Restricted Shares, it being expressly understood that following the Final Release Date, the undersigned shall be permitted to engage in any Transfers of Restricted Shares without any restriction whatsoever under this agreement.

3. Notwithstanding the foregoing, the undersigned may engage in any Transfers of Restricted Shares at any time, without restriction, as follows: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of any of the undersigned or the immediate family of any of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iii) as a distribution to shareholders, partners or members of any of the undersigned, provided that such shareholders, partners or members agree to be bound in writing by the restrictions set forth herein; (iv) any transfer required under any benefit plans or the Certificate of Incorporation of Parent or the Company; or (v) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in herein. For purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

4. Notwithstanding the foregoing, the undersigned may engage in any Transfers of Restricted Shares registered under the Securities Act of 1933, as amended, in connection with its exercise of registration rights of Parent Common Stock pursuant to that certain Registration Rights Agreement with Parent, dated as of the date hereof (the “Rights Agreement”). In addition, if (a) the undersigned engages in any Transfers of Restricted Shares through a secondary offering of securities pursuant to the terms of the Rights Agreement (as permitted by this Section 4), and (b) the underwriter of such secondary offering agrees to release or to reduce the term of the trading restrictions imposed on the Restricted Shares pursuant to this Agreement (the “Underwriting Agreement”), then the terms of such Underwriting Agreement shall supersede the terms of this Agreement to the extent of any inconsistent provisions between the terms of the two agreements.

5. The undersigned acknowledges that Parent is relying on the agreements of the undersigned set forth herein in making its decision to enter into the aforementioned Merger Agreement.

6. This Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

7. This Lock-up Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

      IN WITNESS WHEREOF, the undersigned has executed this Lock-up Agreement, or caused this Lock-up Agreement to be executed, as of the                               day of                     , 2004.

Very truly yours,

Name:
Title:

(Address)

ACCEPTED, ACKNOWLEDGED AND AGREED, as of the date indicated below:

CALIFORNIA AMPLIFIER, INC.

Name:

Title:
Date:

[Signature Page to Lock-Up Agreement]

EXHIBIT G

SIGNIFICANT STOCKHOLDERS

      Each holder of thirty thousand (30,000) or more shares of Vytek Preferred Stock and each holder of one hundred thousand (100,000) or more shares of Vytek Common Stock.”

EXHIBIT H

REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of February 12, 2004, by and between CALIFORNIA AMPLIFIER, INC., a Delaware corporation (the “Parent”) and the stockholders of VYTEK CORPORATION, a Delaware corporation (the “Company”), whose names are set forth on the signature page hereto (the “Stockholders”).

      THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. Parent, Mobile Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the Company entered into that certain Agreement and Plan of Merger and Reorganization dated as of December 23, 2003 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Company will merge with and into Acquisition Sub (the “Merger”), the Company will be the surviving corporation and the current stockholders of the Company, including the Stockholders, will receive shares of common stock of Parent, par value $0.01 per share (“Common Stock”), as a result of the Merger.

B. In order to induce the Stockholders to enter into irrevocable proxy and voting agreements and lock-up agreements in connection with the Merger and to accept the indemnification obligations and transfer restrictions set forth herein, Parent has agreed to provide the registration rights set forth in this Agreement with respect to the shares of Common Stock of Parent that the Stockholders receive in the Merger pursuant to Section 1.5(a) of the Merger Agreement (the “Shares”).

C. The registration statement on Form S-3 as described in Section 5.1 of the Merger Agreement shall be considered a “Registration Statement” for purposes of this Agreement.

D. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Merger Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

Additional Shares: Shares of Common Stock or other securities issued in respect of the Shares by reason of or in connection with any stock dividend, stock distribution, stock split, or similar issuance.

Agreement: As defined in the Introductory Paragraph of this Agreement.

Affiliate: As to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person (ii) any executive officer, director, trustee or general partner of the specified Person and (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership interests or other equity interests or otherwise.

Business Day: With respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

Closing Date: As defined in the Merger Agreement.

Commission: The Securities and Exchange Commission.

Company: As defined in the Introductory Paragraph of this Agreement.

Controlling Person: As defined in Section 5(a) hereof.

End of Suspension Notice: As defined in Section 4(b) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission pursuant thereto.

Indemnified Party: As defined in Section 5(c) hereof.

Indemnifying Party: As defined in Section 5(c) hereof.

Lock-Up: That certain Lock-Up Agreement, if any, entered into by and between Parent and the relevant Stockholder with respect to the Shares.

Liabilities: As defined in Section 5(a) hereof.

Merger Agreement: As defined in Recital A of this Agreement, as amended from time to time.

NASD: The National Association of Securities Dealers, Inc.

Parent: As defined in the Introductory Paragraph of this Agreement, and any successor thereto.

Person: An individual, partnership, corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

Proceeding: An action, claim, suit or proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened.

Prospectus: The prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

Purchaser Indemnitee: As defined in Section 5(a) hereof.

Registrable Securities: Each of the Shares and any Additional Shares, upon the original issuance thereof, and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder, until, in the case of any such Shares or Additional Shares, if the stockholder has executed a Lock-Up the date on which it is transferable without the consent of Parent according to the terms of the applicable Stockholder’s Lock-Up, or, if the stockholder has not executed a Lock-Up, the date which is one year after the Closing Date.

Registration Expenses: Any and all expenses incident to the performance of or compliance with this Agreement, including, without limitation: (i) all Commission, securities exchange, NASD registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Securities and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) the fees and disbursements of counsel for Parent and of the independent public accountants of Parent (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and the reasonable fees and disbursements of one counsel for the Stockholders and (v) any fees and disbursements customarily paid in issues and sales of securities (including the fees and expenses of any experts retained by Parent in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Stockholder and the fees and disbursements of any counsel to the Stockholders (other than fees and expenses set forth in (iv) above).

Registration Statement: Any registration statement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Rule 424: Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

Shares: As defined in Recital B hereof.

Stockholder: Each record owner of any Registrable Securities from time to time.

Suspension Event: As defined in Section 4(b) hereof.

Suspension Notice: As defined in Section 4(b) hereof.

Underwritten Offering: A sale of securities of Parent to an underwriter or underwriters for reoffering to the public.

2. Registration Rights.

(a) Parent shall notify the Stockholders in writing at least twenty (20) days prior to the filing of any registration statement under the Securities Act with respect to an Underwritten Offering and will afford each Stockholder an opportunity to include in such Registration Statement all or some of the Registrable Securities held by such Stockholder. Any Stockholder desiring to include in any such Registration Statement any of the Registrable Securities held by it shall, within fifteen (15) days after the receipt of the above-described notice from Parent, so notify Parent in writing. The right of each Stockholder to include any of its Registrable Securities in such Registration Statement shall be conditioned upon such Stockholder’s participation in such Underwritten Offering and the inclusion of such Stockholder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Stockholders proposing to distribute Registrable Securities through such Underwritten Offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Parent. Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith, and so advises Parent in writing, that, in its opinion, marketing factors require a limitation of the number of shares to be underwritten, the number of shares that the underwriter believes may be included in the Underwritten Offering without jeopardizing the success of such Underwritten Offering shall be allocated, first, to Parent; second, to the Stockholders on a pro rata basis based on the number of Registrable Securities held by each such Stockholder; and third, to any stockholder of Parent (other than a Stockholder) on a pro rata basis. In no event will shares of any other selling stockholder be included in any Registration Statement which would reduce the number of shares which may be included by the Stockholders without the written consent of the holders of at least sixty-six percent (66%) of the Registrable Securities to be included in such registration.

(b) Parent shall pay all Registration Expenses in connection with the registration of the Registrable Securities pursuant to this Agreement. Each Stockholder participating in a registration pursuant to this

Section 2 shall bear such Stockholder’s proportionate share (based on the total number of Registrable Securities sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Securities pursuant to this Agreement and any other expense of Stockholders not specifically allocated to Parent pursuant to this Agreement relating to the sale or disposition of such Stockholder’s Registrable Securities pursuant to any Registration Statement.

(c) Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 2 prior to the effectiveness of such registration whether or not any Stockholder has elected to include Registrable Securities in such registration. In such an event, the Registration Expenses of such withdrawn registration shall be borne by Parent in accordance with Section 2(b) hereof.

3.	Registration Procedures.

In connection with the obligations of Parent with respect to any registration pursuant to this Agreement, Parent shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the resale of such Registrable Securities by the Stockholder or Stockholders in the Underwritten Offering (provided that the decision of whether to initiate, terminate or withdraw any registration under this Agreement shall be in the sole discretion of Parent) and Parent shall:

(a) cause any Registration Statement on Form S-3 (or any successor or other form of Registration Statement under the Securities Act) prepared and filed by Parent to comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith;

(b) (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement (A) as may be necessary to keep such Registration Statement effective through completion of the Underwritten Offering, and (B) as is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by the Stockholders and (ii) cause each Prospectus contained therein to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act;

(c) furnish to each Stockholder such number of copies of each Prospectus as such Stockholders may reasonably request, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents, in order to facilitate the public sale or other disposition of the Registrable Shares; Parent consents to the use of such Prospectus, including each preliminary Prospectus, by the Stockholders, if any, in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;

(d) notify each Stockholder with Registrable Securities covered by a Registration Statement promptly and, if requested by any such Stockholder, confirm such advice in writing (i) when such Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose and (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information;

(e) use its best efforts to register or qualify the securities covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions as such participating Stockholders may reasonably request within ten (10) days prior to the original filing of such Registration Statement; and

(f) prepare and file in a timely manner all documents and reports required by the Exchange Act.

Parent may require the Stockholders to furnish to Parent such information regarding the proposed distribution by such Stockholder as Parent may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Securities and no Stockholder shall be entitled to be named as a selling stockholder in any Registration Statement and no Stockholder shall be entitled to use the Prospectus forming a part thereof if such Stockholder does not provide such information to Parent. Each Stockholder further agrees to furnish promptly to Parent in writing all information required from time to time to make the information previously furnished by such Stockholder not misleading.

Each Stockholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 3(d)(iii), such Stockholder will immediately discontinue disposition of Registrable Securities pursuant to a Registration Statement until such Stockholder’s receipt of the copies of the supplemented or amended Prospectus. If so directed by Parent, such Stockholder will deliver to Parent (at the reasonable expense of Parent) all copies in its possession, other than permanent file copies then in such Stockholder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

      4.     Black-Out Period.

(a) Subject to the provisions of this Section 4 and a good faith determination by a majority of the Board of Directors of Parent, upon recommendation of counsel, that it is in the best interests of Parent to suspend the use of the Registration Statement, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), Parent, by written notice to the Stockholders, may direct the Stockholders to suspend sales of the Shares pursuant to a Registration Statement for such times as Parent reasonably may determine, upon recommendation of counsel, is necessary and advisable (but in no event for more than an aggregate of ninety (90) days in any twelve (12)-month period commencing on the Closing Date), if pending negotiations relating to, or the consummation of, a transaction or the occurrence of an event (x) that would require additional disclosure of material information by Parent in the Registration Statement (or such filings) and which has not been so disclosed, (y) as to which Parent has a bona fide business purpose for preserving confidentiality, or (z) that renders Parent unable to comply with Commission requirements, in each case under circumstances that would make it impractical or inadvisable to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable. Upon the occurrence of any such suspension, Parent shall use its commercially reasonable efforts to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to make resumed use of the Registration Statement compatible with Parent’s best interests, as applicable, so as to permit the Stockholders to resume sales of the Shares as soon as possible.

(b) In the case of an event that causes Parent to suspend the effectiveness of a Registration Statement (a “Suspension Event”), Parent shall give written notice (a “Suspension Notice”) to the Stockholders to suspend sales of the Shares and such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Parent is taking all reasonable steps to terminate suspension of the effectiveness of the Registration Statement as promptly as possible. The Stockholders shall not effect any sales of the Shares pursuant to such Registration Statement (or such filings) at any time after it has received a Suspension Notice from Parent and prior to receipt of an End of Suspension Notice (as defined below). If so directed by Parent, each Stockholder will deliver to Parent all copies other than permanent file copies then in such Stockholder’s possession of the Prospectus covering the Shares at the time of receipt of the Suspension Notice. The Stockholders may recommence effecting sales of the Shares pursuant to the Registration Statement (or such filings) including such Shares following further notice to such effect (an “End of Suspension Notice”) from Parent, which End of Suspension Notice shall be given by Parent to the Stockholders in the manner described above promptly following the conclusion of any Suspension Event and its effect.

      5.     Indemnification and Contribution.

(a) Parent agrees to indemnify and hold harmless (i) each Stockholder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any of the foregoing (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, employees, representatives and agents of each Stockholder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Purchaser Indemnitee”) from and against any and all losses, claims, damages, judgments, actions, reasonable out-of-pocket expenses, and other liabilities (the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented), or any preliminary Prospectus or any other document prepared by Parent used to sell the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to Parent or any underwriter in writing by such Purchaser Indemnitee expressly for use therein, or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented) was not sent or given by or on behalf of such Stockholder to the Person asserting any such Liabilities who purchased Shares, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Shares to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented). Any indemnity payment made by Parent to Stockholders pursuant to this Agreement shall be made in shares of Parent Common Stock valued at the Average Parent Share Price (as defined in the Merger Agreement) on the date of such payment if the payment of cash could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b) In connection with any Registration Statement in which a Stockholder is participating, such Stockholder agrees, severally and not jointly, to indemnify and hold harmless Parent, each Person who controls Parent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of such Person or Controlling Person to the same extent as the foregoing indemnity from Parent to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Purchaser Indemnitee furnished to Parent in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Securities giving rise to such obligations.

(c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 5, except to the extent the Indemnifying Party is materially prejudiced by the failure to give notice), and the Indemnifying Party, upon request of the Indemnified

Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such proceeding and shall assume the defense of such proceeding and pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the action to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such action or (iv) the named parties to any such action (including any impleaded parties), include both such Indemnified Party and the Indemnifying Party, or any affiliate of the Indemnifying Party, and such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party, then the Indemnifying Party shall not have the right to assume nor direct the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of the Registrable Securities sold by all such indemnified parties and any such separate firm for Parent, the directors, the officers and such control Persons of Parent as shall be designated in writing by Parent. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d) If the indemnification provided for in paragraphs (a) and (b) of this Section 5 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (i) in such proportion as is appropriate to reflect the relative benefits of the Indemnified Party on the one hand and the Indemnifying Parties on the other in connection with the statements or omissions that resulted in such Liabilities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of Parent, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation (even if such indemnified parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph 5(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to paragraph 5(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds received by such Purchaser Indemnitee from sales of Registrable Securities exceeds the amount of any damages that such Purchaser Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 5, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) a Stockholder shall have the same rights to contribution as such Stockholder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) Parent, and each officer, director, partner, employee, representative, agent or manager of Parent shall have the same rights to contribution as Parent. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 5 or otherwise, except to the extent that any party is materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 5 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 5 are several in proportion to the respective number of Shares sold by each of the Purchaser Indemnitees hereunder and not joint.

      6.     Termination of Parent’s Obligations.

Parent shall have no further obligations pursuant to this Agreement at such time as no Registrable Securities are outstanding, provided, however, that Parent’s obligations under Sections 5 and 7 of this Agreement shall remain in full force and effect following such time.

      7.     Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of Parent and Stockholders beneficially owning not less than fifty percent (50%) of the then outstanding Registrable Securities; provided, however, that for purposes of this Agreement, Registrable Securities that are owned, directly or indirectly, by an Affiliate of Parent shall not be deemed to be outstanding. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Stockholder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Stockholders may be given by such Stockholder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

(c) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing by delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram

(i) if to a Stockholder, at the most current address given by the transfer agent and registrar of the Shares to Parent; and

(ii) if to Parent, at the offices of Parent 406 Calle San Pablo, Camarillo, CA 93012, Attention: Chief Executive Officer.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and shall inure to the benefit of each Stockholder.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT IN THE STATE OF CALIFORNIA OR ANY FEDERAL COURT SITTING IN CALIFORNIA IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i) Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. In the event that any transferee of any Stockholder of Registrable Securities shall acquire Registrable Securities, in any manner, whether by gift, bequest, purchase, operation of law or otherwise, such transferee shall, without any further writing or action of any kind, be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement to the aforesaid extent.

(j) Entire Agreement. This Agreement, together with the Merger Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(k) Registrable Securities Held by Parent or its Affiliates. Whenever the consent or approval of Stockholders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by Parent or its Affiliates shall not be counted in determining whether such consent or approval was given by the Stockholders of such required percentage.

(l) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Merger Agreement. The indemnification and contribution obligations under

Section 5 of this Agreement shall survive the termination of Parent’s obligations under Section 2 of this Agreement.

(m) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to “Section” refer to such Section of this Agreement, unless expressly stated otherwise.

(n) Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees in addition to any other available remedy.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CALIFORNIA AMPLIFIER, INC.

By:

Name:
Title:

STOCKHOLDERS:

By:

Name:
Title:
Address:

By:

Name:
Title:
Address:

By:

Name:
Title:
Address:

ANNEX B

OPINION OF FERRIS, BAKER WATTS

December 22, 2003

The Board of Directors

California Amplifier, Inc.
460 Calle San Pablo
Camarillo, CA 93012

Gentlemen:

      The Board of Directors (the “Directors”) of California Amplifier, Inc. (“Cal Amp” or the “Company”) have requested a review of the proposed transaction (the “Transaction”) involving the proposed acquisition by the Company of Vytek Incorporated (“Vytek”). Specifically, the Directors have requested a review of the financial consideration to be paid by the Company to Vytek.

      Pursuant to the Transaction, the Company will acquire all of the outstanding common stock of Vytek. As consideration for the Transaction, the Company will issue 8.2 million shares of common stock.

      In connection with the opinion, we have reviewed, among other things, (i) the proposed Transaction, (ii) the proposed draft of the Definitive Agreement dated December 22, 2003, and (iii) selected public and internal information of the Company and Vytek. We have held discussions with the members of the management of the Company regarding the past and current business operations as well as the future prospects of the Company. We have reviewed industry specific data and other such information as we considered appropriate.

      Ferris, Baker Watts, Incorporated, its clients, its officers or its employees, in the ordinary course of business, may have a position in the common stock of the Company.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion whether publicly available or provided to us by the Company or representatives of the Company, and we have not assumed any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW have been reasonably determined reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of both companies. Our advisory services and the opinion considered herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction contemplated by the draft Definitive Agreement and such opinion does not constitute a recommendation as to how any Board Member or stockholder of the Company should vote with respect to the Transaction.

      Based upon the foregoing and based upon other such matters that we considered relevant, it is our opinion that the consideration to be paid by the Company to the stockholders of Vytek as a result of the Transaction is fair from a financial point of view as of the date hereof. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. It is understood that subsequent developments may effect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

Very truly yours,

Ferris, Baker Watts, Incorporated

B-1

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4